As filed with the Securities and Exchange Commission on October 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELESP CELULAR PARTICIPAÇÕES S.A.

(Exact name of registrant as specified in its charter)

Telesp Cellular Holding Company
(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Av. Roque Petroni Júnior, 1,464 – Morumbi
04707-000 – São Paulo, SP, Brazil
011-55-11-5105-1207

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
(212) 894-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Copy to: S. Todd Crider, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)(2)	1,000 Shares(3)	Price(2)(3)	Registration Fee

Preferred shares, no par value(1)	489,974,045,065	U.S.$2.46	U.S.$1,203,053,782	U.S.$97,327

(1)	152,909,652,651 of these shares will initially be represented by the registrant’s American Depositary Shares (“ADSs”), each of which represent 2,500 preferred shares and are evidenced by American Depositary Receipts (“ADRs”). The ADSs have been registered under a separate registration statement on Form F-6 (Registration No. 333-100644). The remaining 337,064,392,414 shares will not be represented by ADSs.

(2)	Includes a maximum number of the registrant’s shares expected to be issued in connection with the merger of shares described in the accompanying prospectus. The securities to be issued in connection with the merger of shares outside the United States to non-U.S. residents are not registered under this registration statement.

(3)	The Proposed Maximum Aggregate Offering Price per share (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act) was calculated in accordance with the exchange ratio of 1.27 preferred shares of the registrant to be exchanged for each preferred share of Tele Centro Oeste Celular Participações S.A. (“TCO”) held directly by a U.S. resident and the exchange ratio of 1.524 ADSs representing preferred shares of the registrant to be exchanged for each ADS of TCO, in each case in connection with the merger of shares described in the accompanying prospectus, based on (a) R$7.77, the average of the high and low prices of TCO’s preferred shares as reported on the São Paulo Stock Exchange on October 24, 2003 converted into U.S. dollars based on an exchange rate of R$2.8670 = U.S.$1.00, the noon buying rate on October 24, 2003, and (b) U.S.$7.91, the average of the high and low prices of TCO’s ADSs as reported on the New York Stock Exchange on October 24, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 30, 2003

TELESP CELULAR PARTICIPAÇÕES S.A.

(Telesp Cellular Holding Company)

     Telesp Celular Participações S.A., or TCP, has proposed a merger of shares under Brazilian law (incorporação de ações), or a merger of shares, of its subsidiary Tele Centro Oeste Celular Participações S.A., or TCO, with TCP. TCP and TCO provide cellular telecommunications services in their respective authorization areas in Brazil under the Vivo brand. If the merger of shares is approved:

•	TCO will become a wholly owned subsidiary of TCP;

•	holders of American Depositary Shares, or ADSs, of TCO will receive 1.524 ADSs of TCP for each ADS they hold upon surrender of the TCO ADSs and payment of the fees and expenses of the depositary; and

•	direct holders of preferred shares of TCO will automatically receive 1.27 preferred shares of TCP for each preferred share they hold without any further action by those holders.

     The merger must be approved by at least 50% of the holders of common shares of both TCP and TCO at separate extraordinary general meetings, which are scheduled to occur on December 22, 2003. We expect the merger of shares to be approved because:

•	TCP holds 61.10% of the voting common stock of TCO and intends to vote those shares in favor of the merger of shares; and

•	TCP’s controlling shareholder, which directly and indirectly holds 93.66% of TCP’s voting common shares, has represented to TCP that it and its subsidiaries will vote the common shares of TCP they hold in favor of the merger of shares.

     Holders of preferred shares and ADSs of TCO do not have the right to vote on the merger of shares.

     This prospectus has been prepared for holders of preferred shares of TCO residing in the United States and for holders of TCO ADSs to provide information about the merger of shares. No offer is being made to holders of common shares of TCO pursuant to this prospectus.

     You should read this prospectus carefully. In particular, please read the section entitled “Risk Factors” beginning on page 20 for a discussion of risks that you should consider in evaluating the transactions described in this prospectus.

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger of shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus is dated       , 2003 and is expected first to be mailed to shareholders on or about that date.

     This prospectus incorporates important business and financial information about our company that is not included or delivered with this prospectus. We will provide a copy of any and all of the documents containing this information, at no cost, to any person who holds our preferred shares. Requests should be submitted in writing or by telephone to Fernando Abella Garcia, Telesp Celular Participações S.A., Av. Roque Petroni Júnior, 1.464 – Morumbi, 04707-000 – São Paulo, SP, Brazil, Telephone Number 55-11-5105-1358. To obtain timely delivery of this information, we must receive your request no later than          , 2003, the date that is five business days before the extraordinary general shareholders’ meeting of TCO to approve the merger of shares.

  i

PRESENTATION OF FINANCIAL INFORMATION

     We prepare our financial statements using accounting practices in accordance with Brazilian corporate law, standards applicable to concessionaires of Brazilian public telecommunication services and accounting standards and procedures established by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM. We refer to these accounting practices in this prospectus as “Brazilian corporate law.” Brazilian corporate law provided a simplified methodology for the effects of inflation until December 31, 1995. The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 incorporated by reference in this prospectus have been prepared using generally accepted accounting principles in Brazil, or “Brazilian GAAP.” Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. The financial statements included in TCO’s Annual Report on Form 20-F for the year ended December 31, 2002 contain a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

     Brazilian corporate law and Brazilian GAAP differ in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of these differences, please see note 37 to TCP’s audited consolidated financial statements incorporated by reference in this prospectus and note 29 to TCO’s audited consolidated financial statements incorporated by reference in this prospectus.

     References to the “real,” “reais” or “R$” are to Brazilian reais (plural) and the Brazilian real (singular) and references to “U.S. dollars” or “U.S.$” are to United States dollars.

     This prospectus contains translations of various real amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated the Brazilian currency amounts for the year ended December 31, 2002 using a rate of R$3.533 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at December 31, 2002, and we have translated the Brazilian currency amounts for the six months ended June 30, 2003 using a rate of R$2.872 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at June 30, 2003.

     In this prospectus, “TCP,” “we,” “us” and “our” refer to Telesp Celular Participações S.A. and its consolidated subsidiaries.

 ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements relate to among other things:

•	management strategy;

•	synergies;

•	operating efficiencies;

•	integration of new business units;

•	market position;

•	revenue growth;

•	cost savings;

•	capital expenditures;

•	flexibility in responding to market conditions and the regulatory regime;

•	influence of controlling shareholders;

•	litigation;

•	the timetable for the merger of shares.

     Forward-looking statements also may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. The sections of this prospectus that contain forward-looking statements include:

•	“Part One: Questions and Answers About the Merger of Shares”;

•	“Part Two: Summary”;

•	“Part Three: Risk Factors”;

•	“Part Five: The Merger of Shares—Reasons for the Merger of Shares”, “—Management After the Merger of Shares” and “—Unaudited Pro Forma Condensed Combined Financial Data”;

•	“Part Six —Shareholder Rights”;

•	“Part Seven—Additional Information for Shareholders—Enforceability of Civil Liabilities Under U.S. Securities Laws”; and

•	“Part Eight—Legal and Regulatory Matters—General.”

     These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that we cannot assure you that the forward-looking statements contained in this prospectus will be realized. You are cautioned not to put undue reliance on any forward-looking information.

iii

PART ONE – QUESTIONS AND ANSWERS ABOUT THE MERGER OF SHARES

Q:	What is the merger of shares?

A:	Telesp Celular Participações S.A., or TCP, has proposed a merger of shares (incorporação de ações) of its subsidiary Tele Centro Oeste Celular Participações S.A., or TCO, with TCP. The merger of shares is a Brazilian law procedure under which TCO will become a wholly owned subsidiary of TCP and holders of preferred shares of TCO will receive preferred shares of TCP upon approval of the merger of shares by the requisite percentage of the common shares of both TCP and TCO.

Q:	What are the reasons for the merger of shares?

A:	We believe the merger of shares will enable us to:

•	align the interests of the shareholders of TCP and TCO;

•	take advantage of commercial and financial synergies because we will be a larger company;

•	simplify our shareholding structure and expand our shareholder base;

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold; and

•	eliminate the costs of separate public reporting requirements for TCO and the separate listing of TCO securities.

Q:	What will happen to my shares in the merger of shares?

A:	If you are a holder of TCO ADSs, you will receive 1.524 ADSs, each representing 2,500 preferred shares of TCP, for each ADS of TCO that you hold upon surrender of the TCO ADSs and payment of the fees and expenses of the depositary.

If you are a direct holder of TCO preferred shares, you will automatically receive 1.27 preferred shares of TCP for each preferred share of TCO you hold. If you hold preferred shares directly, an entry or entries will be made in the share registry of TCP to evidence the preferred shares of TCP you will receive in the merger of shares.

Q:	What shareholder approvals are needed?

A:	The merger of shares of TCO with TCP will require the affirmative vote of holders representing at least 50% of the outstanding common shares of TCO and of TCP at separate extraordinary general meetings. You are not entitled to vote at the TCO shareholder meeting, but you may participate if you directly hold preferred shares.

We believe the merger of shares will be approved by both companies because we hold 61.1% of the common shares of TCO, and Brasilcel N.V., or Brasilcel, which directly and indirectly holds 93.66% of our common shares, has represented to us that it and its subsidiaries will vote the common shares of our company they hold in favor of the merger of shares.

Q:	Do I have appraisal rights?

A:	No. Holders of TCO preferred shares and ADSs are not entitled to appraisal rights in connection with the merger of shares.

Q:	Why am I receiving this document?

A:	This document is a prospectus of TCP relating to the preferred shares of TCP that the shareholders of TCO will receive in the merger of shares. You are receiving this prospectus because TCP may be deemed to be offering you its shares for purposes of the U.S. Securities Act of 1933, as amended.

Q:	What will be the accounting treatment of the reorganization?

A:	Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger of shares will be accounted for at book value.

Under U.S. generally accepted accounting principles, the exchange of shares between TCP and the holders of common and preferred shares of TCO other than TCP will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations

Q:	What are the U.S. federal income tax consequences of the merger of shares?

A:	The receipt of TCP preferred shares or ADSs representing such shares and cash, if any, in exchange for TCO preferred shares or ADSs representing such shares pursuant to the merger of shares will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the sum of the fair market value of the TCP preferred shares (or TCP ADSs) received plus the amount of cash

PART ONE — QUESTIONS AND ANSWERS ABOUT THE MERGER	2

received (if any) and your tax basis in the TCO preferred shares (or TCO ADSs) exchanged. The tax consequences to you of the merger of shares will depend on your particular facts and circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger of shares to you.

Q:	When will the merger of shares be completed?

A:	The extraordinary general shareholder meetings of TCO and TCP will be held on December 22, 2003, unless any of the meetings is postponed. The merger of shares of TCO with TCP will take place automatically upon approval of the merger of shares at the shareholder meetings.

Q:	Are any other approvals necessary for the completion of the merger of shares?

A:	No.

Q:	After the merger of shares, will I have the same ownership percentage that I now have?

A:	No. After the merger of shares, we will be a significantly larger company than TCO and will be significantly larger than we were before the merger of shares. You will have a lower ownership in TCP than you currently have in TCO. Assuming that none of the common shareholders of TCP or TCO exercises appraisal rights, former TCO shareholders, other than TCP, will hold approximately % of the total capital stock of TCP following the merger of shares.

Q:	How will my rights as a shareholder change after the merger of shares?

A:	Your rights as a shareholder of TCP will generally be similar to your rights as a shareholder of TCO. For a description of differences between your rights as a holder of TCO securities and your rights as a future holder of TCP securities, see “Part Six: Shareholder Rights.”

Q:	When will I receive my TCP ADSs and any cash attributable to any fractional TCP security?

A:	Assuming the merger of shares is completed, we will make the ADSs representing preferred shares of TCP issued in the merger of shares available to U.S. shareholders within three business days after the related preferred shares are deposited with the depositary’s custodian in Brazil. We will make available to you any cash to which you are entitled within three business days after the TCP ADSs are available.

Q:	Will I have to pay brokerage commissions?

A:	You will not have to pay brokerage commissions if your TCO shares are registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger of shares.

Q:	What do I need to do now?

A:	If you hold preferred shares directly, you may attend the extraordinary general shareholders’ meeting of TCO at which the merger of shares will be approved, but you may not vote. The TCO shareholders’ meeting will be held on December 22, 2003, at 9 a.m., local time, at TCO’s principal executive offices at SCS – Quadra 2, Bloco C, 226, Edifício Telebrasília Celular – 7° andar, 70319-900 – Brasília, D.F., Brazil. If you hold TCO ADSs, you are not entitled to attend the shareholders’ meeting.

If you hold preferred shares directly, you do not need to do anything to receive TCP preferred shares in the merger of shares. The TCP preferred shares are book-entry shares, and an entry or entries will be made in the share registry of TCP to evidence the preferred shares you will receive.

If you hold TCO ADSs, the preferred shares underlying those ADSs will become TCP preferred shares by operation of law. However, to receive American Depositary Receipts, or ADRs, of TCP evidencing the ADSs that represent those TCP preferred shares, you will need to surrender your TCO ADRs to the depositary and pay the depositary’s fees for the surrender of TCO ADSs under the TCO deposit agreement and for the issuance of TCP ADSs under the TCP deposit agreement and expenses of the depositary as provided in the deposit agreements.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger of shares, you should contact:

PART ONE — QUESTIONS AND ANSWERS ABOUT THE MERGER	3

Tele Centro Oeste Celular
      Participações S.A.
SCS – Quadra 2, Bloco C, 226,
Edifício Telebrasília Celular – 7° andar
70319-900 – Brasília, D.F.
Brazil
Attention: Luis André Carpintero Blano
Telephone: 55-61-3962-7701
Facsimile: 55-61-321-3426

or

Telesp Celular Participações S.A.
Av. Roque Petroni Júnior, 1.464 – Morumbi
04707-000 – São Paulo, SP
Brazil
Attention: Fernando Abella Garcia
Telephone: 55-11-5105-1358
Facsimile: 55-11-5105-2988

PART TWO — SUMMARY	4

PART TWO – SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the merger of shares more fully, you should read carefully this entire prospectus.

Summary of the Merger of Shares

The Companies

  TCP

     We are a leading provider of cellular telecommunications services in Brazil through our subsidiaries Telesp Celular S.A., or Telesp Celular, Global Telecom S.A. or Global Telecom, and Tele Centro Oeste Celular Participações S.A., or TCO. In the six months ended June 30, 2003, we had net operating revenues of R$2,439.3 million and at June 30, 2003 had 10.9 million cellular lines in service. The following chart shows our corporate structure as of October 28, 2003, except that the percentages of common shares and preferred shares of TCO’s subsidiaries that TCO holds are based on the most recent information available to us and may now be slightly higher.

     Telesp Celular is the leading cellular operator, by number of customers, in the State of São Paulo, according to data published by the National Telecommunications Agency (Agência Nacional de Telecomunicações), or Anatel. Telesp Celular provides services on the A band frequency in two authorization areas in the State of São Paulo that together cover approximately 248,209 square kilometers, representing approximately 2.9% of Brazil’s territory. These authorization areas are home to more than 38.3 million people, representing 21.9% of Brazil’s population, including the city of São Paulo, Brazil’s largest city, with more than 10 million people, estimated based on information published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, and Target 2002 “Brasil em Foco.” Telesp Celular’s authorization areas include 63 municipalities with populations in excess of 100,000.

     Telesp Celular had net operating revenues of R$2,766.7 million, R$2,946.2 million and R$3,390.6 million in 2000, 2001 and 2002, respectively. In the six months ended June 30, 2003, Telesp Celular had net operating revenues of R$1,812.0 million. At June 30, 2003, Telesp Celular had 6.3 million cellular lines in service and a market share of approximately 66% in its authorization areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

PART TWO — SUMMARY	5

     Global Telecom provides cellular telecommunications services on the B band frequency in the states of Paraná and Santa Catarina. These two states cover an area of approximately 294,661 square kilometers, representing approximately 3.5% of Brazil’s territory. The states of Paraná and Santa Catarina are home to approximately 15.3 million people, representing 8.8% of Brazil’s population, estimated based on information published by the IBGE and Target 2002 “Brasil em Foco.” These states include 22 municipalities with populations in excess of 100,000 people.

     Global Telecom had net operating revenues of R$246.7 million, R$425.9 million and R$512.2 million in 2000, 2001 and 2002, respectively. In the six months ended June 30, 2003, Global Telecom had net operating revenues of R$300.3 million. At June 30, 2003, Global Telecom had 1.3 million cellular lines in service and a market share of approximately 42% in its authorization areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

     Telesp Celular has been our wholly owned subsidiary since we completed a corporate restructuring in January 2000. We acquired an 81.61% indirect economic interest in Global Telecom in February 2001, and Global Telecom became our wholly owned subsidiary on December 27, 2002. We acquired 61.10% of the voting capital stock of TCO on April 25, 2003. We acquired additional shares of voting capital stock of TCO in a public tender offer, bringing the percentage of TCO’s voting capital stock we own to      %. Our net operating revenues for the six months ended June 30, 2003 included R$331.4 million attributable to the consolidation of TCO for the months of May and June 2003 and R$295.9 million attributable to the consolidation of Global Telecom for the six months ended June 30, 2003. After consolidation adjustments, our net operating revenues were R$2,439.3 million.

     Our principal executive offices are located at Av. Roque Petroni Júnior, 1.464 – Morumbi, 04707-000 – São Paulo, SP, Brazil, and our telephone number is +55 11 5105-1207.

  TCO

     TCO is the leading cellular operator (A Band), by number of customers, in its concession region, the former Area 7 under the Cellular Mobile Service (Serviço Móvel Celular), or SMC, regime, which is now part of Region II of the Terms of Authorization of the Personnal Communication Services (Serviço Móvel Pessoal), or SMP, regime. TCO’s A Band concession region covers the states of Acre, Goiás, Mato Grosso, Mato Grosso do Sul, Rondonia and Tocantins and the Federal District of Brazil. TCO’s subsidiary Norte Brasil Telecom S.A., or NBT, is the second cellular operator (B Band), by number of customers, in its concession region, the former Area 8 under the SMC regime, which is now part of Region I of the SMP regime, a region covering the states of Amapá, Amazonas, Maranhão, Pará and Roraima. TCO conducts business through the following companies:

•	TCO conducts business directly in the Federal District;

•	TCO’s subsidiary Telegoiás Celular S.A., or Telegoiás, operates in the states of Goiás and Tocantins;

•	TCO’s subsidiary Telemat Celular S.A., or Telemat, operates in the State of Mato Grosso;

•	TCO’s subsidiary Telems Celular S.A., or Telems, operates in the State of Mato Grosso do Sul;

•	TCO’s subsidiary Teleron Celular S.A., or Teleron, operates in the State of Rondonia;

•	TCO’s subsidiary Teleacre Celular S.A., or Teleacre, operates in the State of Acre; and

•	NBT operates in the northern Brazilian states of Amapá, Amazonas, Maranhão, Pará and Roraima.

     Before the merger of Telebrasília Celular S.A., or Telebrasília, into TCO on April 26, 2002, TCO conducted business in the Federal District through Telebrasília.

     TCO’s authorization regions cover an aggregate area of approximately 5,803,501 square kilometers, representing approximately 68% of Brazil’s territory. These authorization areas are home to approximately 31.2 million people, representing 18% of Brazil’s population, estimated based on information published by the IBGE. These areas include 35 municipalities with popoulations in excess of 100,000.

     TCO and its subsidiaries had aggregate net operating revenues of R$930.6 million, R$1,248.1 million and R$1,561.3 million in 2000, 2001 and 2002, respectively. In the six months ended June 30, 2003, TCO had net operating revenues of R$901.8 million. At June 30, 2003, TCO and its subsidiaries had 3.3 million cellular lines in service and a market share of approximately 57% in its authorization areas, estimated based on the total number of cellular lines in service in those areas as published by Anatel.

PART TWO — SUMMARY	6

     TCO’s principal executive offices are located at SCS – Quadra 2, Bloco C, 226, Edifício Telebrasília Celular – 7° andar, 70319-900 – Brasília, DF, Brazil, and its telephone number is +55 61 3962-7001.

  Combined Region

     The map below shows the regions in Brazil in which we and our subsidiaries, including TCO, operate.

Acquisition of TCO and Subsequent Tender Offer (Page 44)

     On April 25, 2003, we acquired 61.10% of the voting capital stock of TCO from Fixcel S.A., representing 20.37% of TCO’s total capital. The total consideration was R$1,529.0 million at April 25, 2003, including a payment of R$23.5 million to acquire a future obligation by TCO to issue capital stock to its previous owner. Of this amount, R$1,287.2 million had been paid though September 30, 2003 (including cash payments and debt and deferred payments that have been paid in full) and the remaining R$294.3 million consists of debt and deferred payments. The amounts paid and to be paid reflect interest and exchange variations from April 25, 2003 to the date of payment or to September 30, 2003, as applicable.

     Under Brazilian law, our acquisition of control of TCO triggered a requirement that we launch a tender offer for the remaining publicly held common shares of TCO for a price not less than 80% of the price paid per share in our acquisition of a controlling interest in TCO. We launched the tender offer for the remaining common shares of TCO on October 9, 2003 for R$16.58 per 1,000 common shares, before applicable stock exchange fees, brokerage fees, commissions and withholding taxes, and subject to final adjustment based on changes in the U.S. dollar-real exchange rate and applicable interest rates. We completed the tender offer for the TCO common shares on November    , 2003. We now hold    % of the voting capital stock of TCO, representing    % of TCO’s total capital.

PART TWO — SUMMARY	7

The Merger of Shares (Page 44)

     We are proposing the merger of shares of TCO with TCP under Brazilian law. If the merger of shares is approved:

•	TCO will become a wholly owned subsidiary of TCP;

•	holders of ADSs of TCO will receive 1.524 ADSs of TCP for each ADS they hold upon surrender of the TCO ADSs and payment of any fees and expenses of the depositary; and

•	direct holders of preferred shares of TCO will automatically receive 1.27 preferred shares of TCP for each preferred share they hold without any further action by those holders.

     The exchange ratios for the TCO preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under the TCO and TCP ADS programs.

     Brasilcel holds, directly and indirectly, 93.66% of the common shares of our company, and we hold 61.1% of the common shares of TCO. Brasilcel has represented to us that it and its subsidiaries will vote the common shares of our company they hold in favor of the merger of shares. We intend to vote the common shares of TCO we hold in favor of the merger of shares.

     The merger of shares of TCO with TCP will require the affirmative vote of holders representing at least 50% of the outstanding common shares of TCP and of TCO at separate extraordinary general meetings. The extraordinary general meeting of TCO is scheduled to be held as follows:

December 22, 2003
9 a.m., local time
Tele Centro Oeste Celular Participações S.A.
SCS – Quadra 2, Bloco C, 226,
Edifício Telebrasília Celular – 7° andar
70319-900 – Brasília, D.F.
Brazil

     If you hold preferred shares directly, you may attend the meeting. Under the Brazilian corporation law, you may be required to show a document proving your identity to gain admittance to the meeting. However, no holder of preferred shares or ADSs of TCO may vote at the meeting.

Receipt of Shares and ADSs of TCP (Page 45)

     If the merger of shares is approved, each preferred share of TCO will automatically become 1.27 preferred shares of TCP without any action by you. Because the preferred shares of TCP are book-entry shares, an entry or entries will be made in the share registry of TCP to evidence the preferred shares you receive in the merger of shares. Neither you nor any other person will receive certificates evidencing preferred shares of TCP. If you hold ADSs representing preferred shares of TCO, you will receive 1.524 ADSs representing preferred shares of TCP in the merger of shares for each TCO ADS you hold.

     When the merger of shares becomes effective, TCP will deposit with a custodian for The Bank of New York, as depositary under TCO’s ADS program the TCP preferred shares issuable in respect of the TCO preferred shares then held in that program. In accordance with an amendment to the TCO preferred share deposit agreement that will be entered into and become effective at the time of the merger of shares, The Bank of New York, as depositary, will consider itself to have been directed by TCO and the holders of the TCO ADSs to deposit those TCP preferred shares with the custodian for The Bank of New York, as depositary under TCP’s ADS program, and instruct that depositary to cause to be issued and to deliver, subject to payment of the fees and expenses of the depositary under the TCP deposit agreement, ADSs representing those TCP preferred shares to the depositary for the TCO ADS program. When the TCP ADSs are received in the TCO ADS program, the TCO ADSs will be deemed to have been converted into a right only to receive TCP ADSs, and The Bank of New York, as depositary under TCO’s ADS program, will call for the surrender of the ADRs evidencing those former TCO ADSs. Upon surrender of those ADRs and payment of the depositary’s fees and expenses as provided in the TCO deposit agreement and the TCP deposit agreement, the depositary will deliver the TCP ADSs (and cash in lieu of any fractions as described below) to the holders of the former TCO ADSs.

PART TWO — SUMMARY	8

Management (Page 46)

     TCP is managed by a board of directors of 11 members, each serving a three-year term expiring in March 2006, except that the term of António Gonçalves de Oliveira will expire in April 2004. The board of executive officers of TCP consists of seven members, led by Francisco José Azevedo Padinha as chief executive officer.

     TCP is headquartered in São Paulo, Brazil and will maintain that headquarters after the merger of shares.

Accounting Treatment of the Merger of Shares (Page 52)

     Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger of shares will be accounted for at book value. Under U.S. generally accepted accounting principles, the exchange of shares between TCP and the holders of common and preferred shares of TCO other than TCP will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Stock Exchange Matters (Page 63)

     After the merger of shares is complete, TCP preferred shares will continue to be traded on the São Paulo Stock Exchange under the ticker symbol “TSPP4,” and ADSs representing preferred shares of TCP will continue to be traded on the New York Stock Exchange under the ticker symbol “TCP.”

     After the merger of shares is complete, TCO’s preferred shares will be delisted from the São Paulo Stock Exchange, and TCO’s ADSs will be delisted from the New York Stock Exchange.

Absence of Appraisal or Dissenters’ Rights

     Holders of TCO preferred shares or ADSs are not entitled to appraisal or dissenters’ rights in connection with the merger of shares under Brazilian law.

Tax Considerations (Page 52)

     The merger of shares will be a taxable transaction for U.S. federal income tax purposes. As a result, you generally will recognize gain or loss on TCP preferred shares or TCP ADSs and cash, if any, received in exchange for your TCO preferred shares or TCO ADSs in an amount equal to the difference between the sum of (1) the fair market value of the TCP preferred shares or TCP ADSs received (determined as of the closing date of the merger of shares) plus (2) the amount of cash received, if any, including cash received in lieu of fractional TCP preferred shares and TCP ADSs and your tax basis in the TCO preferred shares or TCO ADSs exchanged. See “Part Five: The Merger of Shares—United States Federal Income Tax Considerations.”

Valuation Reports (Page 57)

     In connection with the merger of shares, our board of directors received valuation reports from each of Merrill Lynch & Co. and Citigroup Global Markets Inc. expressing the view of each such firm that, as of the dates of those reports and based on and subject to the assumptions and considerations described in those reports, the exchange ratio of 1.27 TCP shares for each TCO share proposed in the merger of shares provides equitable treatment to TCP and TCO, as required by Article 30 of our bylaws. We urge you to read carefully the summaries of the valuation reports set forth in “Part Five: The Merger of Shares—Valuation Reports,” which include information on how to obtain copies of the full reports.

PART TWO — SUMMARY	9

Summary Historical and Pro Forma Financial Data

     The following information is provided to aid you in your analysis of the financial aspects of the merger of shares. The information is only a summary derived from the following financial statements incorporated by reference in this prospectus:

•	the audited consolidated financial statements of TCP at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in TCP’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus;

•	the unaudited consolidated interim financial statements of TCP at June 30, 2003 and for the six months ended June 30, 2002 and 2003 included in this prospectus;

•	the audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in TCO’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus; and

•	the unaudited consolidated interim financial statements of TCO at June 30, 2003 and for the six months ended June 30, 2002 and 2003 incorporated by reference in this prospectus.

     You should read this summary historical and pro forma financial data together with these financial statements.

     The results of operations of TCP and TCO for the six months ended June 30, 2003 are not necessarily indicative of the operating results to be expected for the entire year ended December 31, 2003.

     The financial statements of TCP and the unaudited consolidated interim financial statements of TCO at June 30, 2003 and for the six months ended June 30, 2002 and 2003 have been prepared using accounting practices in accordance with Brazilian corporate law, standards applicable to concessionaires of Brazilian public telecommunication services and accounting standards and procedures established by the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM. We refer to these accounting practices in this prospectus as “Brazilian corporate law.” Brazilian corporate law provided a simplified methodology for the effects of inflation until December 31, 1995. The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 have been prepared using generally accepted accounting principles in Brazil, or “Brazilian GAAP.” Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. The financial statements included in TCO’s Annual Report on Form 20-F for the year ended December 31, 2002 contain a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

     Brazilian corporate law and Brazilian GAAP differ in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of these differences, please see note 37 to TCP’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 incorporated by reference in this prospectus and note 29 to TCO’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 incorporated by reference in this prospectus.

     For convenience only, Brazilian currency amounts for the year ended December 31, 2002 have been translated into U.S. dollars at a rate of R$3.533 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at December 31, 2002, and Brazilian currency amounts for the six months ended June 30, 2003 have been translated into U.S. dollars at a rate of R$2.872 to U.S.$1.00, the Brazilian Central Bank’s PTAX commercial selling rate at June 30, 2002.

PART TWO — SUMMARY	10

Summary of Selected Historical TCP Financial Data

							At or for the six months
	At or for the year ended December 31,						ended June 30,

	1998	1999	2000	2001	2002	2002	2002	2003	2003

	(R$ million, except per share data)					(U.S.$)(4)			(U.S.$)(4)
Income Statement Data (2):
Brazilian corporate law
Net operating revenue	1,682.5	2,211.6	2,766.7	2,946.2	3,390.6	959.6	1,624.6	2,439.3	849.3
Cost of services and goods sold	(641.3)	(1,353.2)	(1,689.2)	(1,656.4)	(1,648.4)	(466.5)	(798.8)	(1,242.7)	(432.7)

Gross profit	1,041.2	858.4	1,077.5	1,289.8	1,742.2	493.1	825.8	1,196.6	416.6
Operating expenses:
Selling expenses	(181.1)	(387.0)	(554.2)	(605.0)	(617.9)	(174.9)	(296.5)	(571.1)	(198.9)
General and administrative expenses	(76.2)	(131.7)	(217.9)	(271.2)	(288.5)	(81.7)	(164.7)	(254.8)	(88.7)
Other net operating income (expenses)	(40.2)	61.4	33.9	(67.6)	(70.1)	(19.8)	(46.0)	31.7	11.1

Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	743.7	401.1	339.3	346.0	765.7	216.7	318.6	402.4	140.1
Equity in losses of unconsolidated subsidiary	—	—	—	(653.6)	(890.7)	(252.1)	(485.7)	—	—
Net financial expenses	(87.5)	(206.0)	(137.1)	(541.5)	(808.4)	(228.8)	(262.4)	(632.1)	(220.1)

Operating income (loss)	656.2	195.1	202.2	(849.1)	(933.4)	(264.2)	(429.5)	(229.7)	(80.0)
Net non-operating income (expenses)	0.2	1.3	(0.6)	(0.4)	10.0	2.8	9.3	(4.7)	(1.6)

Income (loss) before income taxes, minority interests and extraordinary item	656.4	196.4	201.6	(849.5)	(923.4)	(261.4)	(420.2)	(234.4)	(81.6)
Income taxes	(169.4)	(36.4)	(49.4)	14.7	(46.5)	(13.2)	(48.4)	(96.7)	(33.7)
Minority interests	(118.6)	(47.1)	—	—	—	—	—	(62.6)	(21.8)
Extraordinary item, net of taxes	(47.0)	—	—	(278.8)	(170.9)	(48.4)	—	—	—

Net income (loss)	321.4	112.9	152.2	(1,113.6)	(1,140.8)	(323.0)	(468.6)	(393.7)	(137.1)

Net income (loss) per 1,000 shares	0.96	0.34	0.33	(2.43)	(0.97)	(0.28)	(1.02)	(0.34)	(0.12)
Dividends declared per thousand common shares (3)	0.269525	0.092498	0.112948	—	—	—	—	—	—
Dividends declared per thousand preferred shares (3)	0.269525	0.092498	0.245220	—	—	—	—	—	—
U.S. GAAP
Net operating revenue	2,035.7	2,379.8	2,963.7	3,599.7	4,550.6	1,287.9	2,170.8	3,224.3	1,122.7
Operating income	587.0	310.6	220.2	198.0	328.8	93.0	330.0	391.4	136.3
Net financial expenses	(23.4)	(315.4)	(192.1)	(743.5)	(1,149.6)	(325.4)	(592.1)	(9.8)	(3.4)
Equity in losses of unconsolidated subsidiaries	—	—	—	(733.8)	(759.1)	(214.8)	(548.5)	—	—
Net non-operating income (expenses)	0.2	1.3	(0.6)	(9.6)	9.8	2.8	9.2	(4.8)	(1.7)
Income (loss) before income taxes, minority interests and extraordinary item	563.8	(3.5)	27.5	(1,288.9)	(1,570.1)	(444.4)	(801.3)	376.8	131.2
Income taxes and minority interest	(265.4)	15.6	9.4	97.5	74.4	21.1	42.0	(325.9)	(113.5)

PART TWO — SUMMARY	11

							At or for the six months
	At or for the year ended December 31,						ended June 30,

	1998	1999	2000	2001	2002	2002	2002	2003	2003

	(R$ million, except per share data)					(U.S.$)(4)			(U.S.$(4)
Extraordinary item, net of tax	—	—	—	(12.7)	—	—	—	—	—

Net income (loss)	298.4	12.1	36.9	(1,204.1)	(1,495.7)	(423.3)	(759.3)	50.9	17.7

Basic and diluted net income (loss) per 1,000 shares — common and preferred (1)	0.89	0.04	0.09	(2.63)	(2.18)	(0.62)	(1.66)	0.04	0.01
Cash Flow Data:
Brazilian corporate law
Cash flows from operating activities	—	—	597.4	779.7	984.4	278.6	526.2	(175.5)	(61.1)
Cash flows from investing activities	—	—	(868.2)	(1,767.7)	(3,820.5)	(1,081.3)	(144.4)	(270.9)	(94.3)
Cash flows from financing activities	—	—	(501.1)	683.4	2,772.3	784.6	(335.3)	1,486.5	517.6
U.S. GAAP
Cash flows from operating activities	—	—	552.2	784.0	1,061.6	300.5	340.6	(149.4)	(52.0)
Cash flows from investing activities	—	—	(823.0)	(1,745.3)	(3,835.0)	(1,085.4)	(147.8)	(284.0)	(98.9)
Cash flows from financing activities	—	—	501.1	656.7	2,709.6	766.9	(146.3)	1,473.5	513.1
Balance Sheet Data (2):
Brazilian corporate law
Property, plant and equipment, net	2,420.6	3,219.8	3,454.0	3,695.8	4,778.1	1,352.3	—	5,312.0	1,849.6
Total assets	3,205.5	5,454.3	6,204.0	6,872.2	9,654.4	2,732.4	—	12,798.1	4,456.2
Loans and financing	719.7	1,690.0	1,399.4	2,580.1	4,460.8	1,262.5	—	6,116.2	2,129.6
Net assets	1,125.5	2,267.0	3,857.1	2,742.6	4,010.0	1,134.9	—	3,616.2	1,259.1
Capital Stock	355.4	434.7	1,873.3	1,873.3	4,373.7	1,237.9	—	4,373.7	1,522.9
Number of thousands of shares as adjusted to reflect changes in capital	334,399,027	334,399,027	458,367,772	458,367,772	1,171,784,352	—	—	1,171,784,352	—
U.S. GAAP
Property, plant and equipment, net	3,692.4	3,490.2	3,555.7	3,783.5	4,855.5	1,374.2	—	6,677.1	2,324.9
Total assets	3,556.2	6,057.0	7,089.1	7,218.3	10,202.0	2,887.4	—	13,614.4	4,740.4
Total liabilities	1,907.2	3,415.6	3,414.7	4,787.4	6,894.7	1,951.3	—	5,474.5	1,906.2
Net assets	1,216.9	2,229.8	3,674.4	2,430.9	3,307.3	936.0	—	3,358.2	1,169.3
Capital stock	355.4	434.7	1,873.3	1,873.3	4,373.7	1,237.9	—	4,373.7	1,522.9
Number of thousands of shares as adjusted to reflect changes in capital	334,399,027	334,399,027	458,367,772	458,367,772	1,171,784,352	—	—	1,171,784,352	—

(1)	Basic net income (loss) per share was equal to diluted net income (loss) per share for the years ended December 31, 1998 and 1999 because TCP did not have any potentially diluted shares outstanding. As result of a corporate restructuring completed on January 2000, TCP was obligated to issue shares to its controlling shareholder for the amount of the tax benefit realized on the amortization of the intangible related to concession that was transferred in the merger of shares. The number of issuable shares, which are determined on the basis of estimates using TCP’s share price at the date of the balance sheet, are considered dilutive and are included in the denominator for purposes of calculating dilutive earnings per share for the years ended December 31, 2001 and 2002. The potentially dilutive

PART TWO — SUMMARY	12

shares, consisting solely of the estimate of issuable shares mentioned above, have been excluded from the computation for 2001 and 2002 as their effect would have been anti-dilutive.

(2)	Telesp Celular was established effective in January 1998 by means of a spin-off from Telecomunicações de São Paulo S.A.–TELESP, and TCP was established effective May 22, 1998 in the privatization of Telebrás. Although the spin-off from Telecomunicações de São Paulo S.A.–TELESP was approved at a shareholders’ meeting that occurred on February 28, 1998, the statements of income for the year ended December 31, 1998 reflect the operations of Telesp Celular for the full year of 1998.

(3)	Interest on shareholders’ equity is included as part of the dividends and it is presented net of taxes. The right to receive 1998’s dividend has expired.

(4)	U.S. dollars in millions, except per share data.

PART TWO — SUMMARY	13

Summary of Selected Historical TCO Financial Data

							At or for the six months ended
	At or for the year ended December 31,						June 30,

	1998	1999	2000	2001	2002	2002	2002	2003

						(U.S.$			(U.S.$
	(R$ million, except per share data) (1)					million)			million)
Income Statement Data:
Brazilian accounting practices (2)
Net operating revenue	637.4	666.7	930.6	1,248.1	1,561.3	441.9	716.4	901.8	314.0
Cost of services and goods sold	(260.3)	(326.5)	(532.2)	(663.2)	(779.5)	(220.6)	(318.2)	(420.8)	(146.5)
Gross profit	377.1	340.2	398.4	584.9	781.8	221.3	398.2	481.0	167.5
Operating expenses:
Selling expenses	(99.1)	(118.6)	(126.2)	(195.0)	(218.3)	(61.8)	(100.9)	(129.4)	(45.1)
General and administrative expenses	(46.3)	(64.5)	(78.4)	(110.3)	(142.3)	(40.3)	(62.8)	(89.5)	(31.1)
Other net operating income (expenses)	(1.0)	(14.0)	(9.6)	(4.5)	(3.8)	(1.0)	(7.0)	1.5	0.5
Operating income before net financial income (expenses)	230.7	143.1	184.2	275.1	417.4	118.2	227.5	263.6	91.8
Net financial income (expenses)	(69.7)	(47.6)	(30.1)	(43.5)	(90.7)	(25.7)	(36.7)	66.6	23.2
Operating income	161.0	95.5	154.1	231.6	326.7	92.5	190.8	330.2	115.0
Net nonoperating expenses	(20.6)	(6.1)	(19.5)	(25.7)	(19.7)	(5.6)	(11.0)	(9.9)	(3.4)
Employees’ participation	(1.3)	(1.9)	(1.9)	(2.3)	(3.1)	(0.9)	(2.2)	—	—
Income before income taxes, minority interests and reversal of interest on own capital	139.1	87.5	132.7	203.6	303.9	86.0	177.6	320.3	111.6
Income and social contribution taxes	(40.2)	(29.9)	(40.2)	(56.5)	(93.8)	(26.5)	(54.3)	(104.2)	(36.3)
Income before minority interests and reversal of interest on own capital	98.9	57.6	92.5	147.1	210.1	59.5	123.3	216.1	75.3
Minority interests	(24.1)	(11.5)	(20.0)	(13.9)	0.4	0.1	(3.0)	(3.9)	(1.4)
Reversal of interest on own capital	91.7	53.5	31.0	45.3	94.6	26.8	40.9	—	—
Net income	166.5	99.6	103.5	178.5	305.1	86.4	161.2	212.2	73.9
Net income per 1,000 shares	0.50	0.27	0.28	0.49	0.80	0.23	0.43	0.57	0.20
Dividends declared per thousand common shares (3)	0.153	0.085	0.096	0.204	0.212	—	—	—	—
Dividends declared per thousand preferred shares (3)	0.153	0.085	0.096	0.204	0.212	—	—	—	—
U.S. GAAP(4)
Net income	164.0	32.6	104.8	194.5	287.4	81.3	—	—	—
Basic and diluted net income per 1,000 shares outstanding (reais)	0.49	0.09	0.29	0.53	0.78	0.2	—	—	—
Cash Flow Data:
Brazilian accounting practices

PART TWO — SUMMARY	14

							At or for the six months ended
	At or for the year ended December 31,						June 30,

	1998	1999	2000	2001	2002	2002	2002	2003

						(U.S.$			(U.S.$
	(R$ million, except per share data) (1)					million)			million)
Cash flows from operating activities	—	—	231.8	436.5	563.6	159.5	—	—	—
Cash flows from investing activities	—	—	(199.7)	(391.5)	(505.8)	(143.1)	—	—	—
Cash flows from financing activities	—	—	348.5	(168.5)	(225.9)	(63.9)	—	—	—
Balance Sheet Data:
Brazilian accounting practices
Property, plant and equipment, net	874.3	994.5	1,083.7	1,078.9	1,035.5	293.1	—	868.6	302.4
Total assets	1,224.2	1,819.1	2,155.0	2,240.3	2,506.4	709.3	—	2,382.1	829.4
Loans and financing	56.3	143.8	509.1	517.0	627.8	177.7	—	519.1	180.7
Shareholders’ equity	799.1	1,230.6	1,042.2	1,126.4	1,310.7	371.1	—	1,433.0	499.0
U.S. GAAP(4)
Property, plant and equipment, net	819.3	947.6	1,057.6	1,071.2	1,046.2	296.0	—	—	—
Total assets	1,192.7	1,426.6	2,113.0	2,389.4	2,468.5	698.6	—	—	—
Loans and financing	56.3	143.8	509.1	517.0	627.8	177.7	—	—	—
Shareholders’ equity	758.4	814.6	1,000.1	1,100.3	1,265.3	358.1	—	—	—

(1)	Information is presented in constant reais as of December 31, 2000 and nominal reais as of December 31, 2001 and 2002.

(2)	The unaudited financial data as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 has been prepared in accordance with Brazilian corporate law, which provided a simplified methodology for accounting for the effects of inflation until December 31, 1995. The audited financial data at December 31, 1998, 1999, 2000, 2001 and 2002 and for the five years in the period ended December 31, 2002 have been prepared using Brazilian GAAP. Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. The financial statements included in TCO’s Annual Report on Form 20-F for the year ended December 31, 2002 in corporated by reference in this prospectus contain a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

(3)	Interest on shareholders’ equity is included as part of the dividends and it is presented net of taxes. The right to receive 1998’s dividend has expired.

(4)	Since TCO has been consolidated by TCP as from April 25, 2003, U.S. GAAP information for TCO has not been presented separately at June 30, 2003 or for the six months ended June 30, 2002 and 2003.

PART TWO — SUMMARY	15

Summary of Selected Condensed Pro Forma Financial Data

     The following unaudited pro forma combined financial data gives pro forma effect to our acquisition of control of Global Telecom in December 2002 and our acquisition of the control of TCO in April 2003. This financial data should be read in conjunction with “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data.” The unaudited pro forma combined financial data for the year ended December 31, 2002 and six months ended June 30, 2003 give effect to the acquisitions described above as if they had occurred on January 1, 2002.

     The unaudited pro forma combined financial data were prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of TCP would have been if the acquisitions had actually occurred on the dates assumed and does not necessarily indicate what TCP’s future operating results or combined financial position will be.

	At and for the year ended December 31,		At and for the six months ended June 30,

	2002	2002	2003	2003

	(R$ million)	(U.S.$ million)	(R$ million)	(U.S.$ millions)
	(unaudited)
Income Statement Data:
Brazilian corporate law
Net operating revenue	5,438.6	1,539.2	3,089.5	1,075.7
Cost of services and goods sold	(2,794.3)	(790.8)	(1,523.6)	(530.5)
Gross profit	2,644.3	748.4	1,565.9	545.2
Operating expenses:
Selling expenses	(957.6)	(271.0)	(652.6)	(227.2)
				(476
General and administrative expenses	.0)	(134.7)	(316.4)	(110.2)
Other net operating expenses	(230.2)	(65.2)	(10.3)	(3.6)
Operating income before equity in losses of unconsolidated subsidiary and net financial expenses	980.5	277.5	586.6	204.2
Equity in losses of unconsolidated subsidiary	—	—
Net financial expenses	(1,850.2)	(523.6)	(691.4)	(240.7)
Operating loss	(869.7)	(246.1)	(104.8)	(36.5)
Net non-operating expenses	(8.0)	(2.3)	(11.2)	(3.9)

Loss before income taxes, minority interests and extraordinary item	(877.7)	(248.4)	(116.0)	(40.4)
Income taxes	(154.1)	(43.6)	(181.8)	(63.3)
Minority interests	(268.2)	(75.9)	(234.1)	(81.5)
Extraordinary item, net of taxes	(421.4)	(119.3)	—
Net loss	(1,721.4)	(487.2)	(531.9)	(185.2)
Net loss per 1,000 shares	(1.47)	(0.42)	(0.45)	(0.16)

PART TWO — SUMMARY	16

Summary Comparative Per Share Data

     We present below book value, cash dividend and income (loss) from continuing operations per share data on both a historical basis and an unaudited pro forma basis under Brazilian corporate law and U.S. GAAP.

     We have derived the unaudited pro forma information appearing below from the unaudited pro forma condensed financial data appearing elsewhere in this prospectus.

     You should read the information below together with the historical and pro forma financial data of TCP and the historical financial statements of TCO appearing elsewhere or incorporated by reference in this prospectus. The unaudited pro forma data appearing below is for illustrative purposes only. TCP and TCO may have performed differently had they always been a combined entity. You should not rely on this information as being indicative of the actual results of that the combined businesses of these companies will experience after the merger of shares.

     For more information about historical dividend payments by TCP and TCO, see “Part Six: Shareholder Rights—Information About Historical Dividend Payments.”

  Brazilian Corporate Law

	Year ended December 31, 2002

				TCO
	TCP	TCO	TCP	per share
	(Historical)	(Historical)	(Pro Forma)	equivalent(1)

	(Reais)
Book value per share	3.73	3.21	—	4.74
Cash dividends declared per preferred share(2)	—	0.21	—	—
Income (loss) from continuing operations per share	(0.97)	0.87	(1.47)	(1.23)

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP under Brazilian corporate law was negative for the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have been payable on a pro forma basis for the period.

	Six months ended June 30, 2003

				TCO
	TCP	TCO	TCP	per share
	(Historical)	(Historical)	(Pro Forma)	equivalent(1)

	(Reais)
Book value per share	3.09	3.49	—	3.92
Cash dividends declared per preferred share (2)	—	—	—	—
Operating income (loss) from continuing operations per share	(0.34)	0.56	(0.45)	(0.43)

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Financial Data,” pro forma net income of TCP under Brazilian corporate law was negative for the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have been payable on a pro forma basis for the period.

PART TWO — SUMMARY	17

U.S. GAAP

	Year ended December 31, 2002

				TCO
	TCP	TCO	TCP	per share
	(Historical)	(Historical)	(Pro Forma)	equivalent(1)

	(Reais)
Book value per share	4.81	3.44	—	6.11
Cash dividends declared per preferred share (2)	—	0.21	—	—
Income (loss) from continuing operations per
share	(2.18)	0.78	(3.09)	(2.77)

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	Historical cash dividends under U.S. GAAP for TCO are the same as presented above under Brazilian corporate law because TCO paid dividends only based on its Brazilian corporate law results. After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Fiancial Data,” pro forma net income of TCP under Brazilian corporate law was negative for the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have ben payable on a pro forma basis for the period.

	Six months ended June 30, 2003

				TCO
	TCP	TCO	TCP	per share
	(Historical)	(Historical)	(Pro Forma)	equivalent(1)

	(Reais)
Book value per share	2.87	—	—	3.64
Cash dividends declared per preferred share (2)	—	—	—	—
Income (loss) from continuing operations per share	0.44	—	(0.11)	0.56

(1)	The TCO per share equivalent data are calculated by multiplying the TCP pro forma per share amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	Historical cash dividends under U.S. GAAP for TCO are the same as presented above under Brazilian corporate law because TCO paid dividends only based on its Brazilian corporate law results. After the pro forma adjustments described in “Part Five: The Merger of Shares — Unaudited Pro Forma Combined Fiancial Data,” pro forma net income of TCP under Brazilian corporate law was negative for the period, primarily due to the losses of Global Telecom and the financial cost related to the acquisitions of Global Telecom and TCO. Therefore, no dividends would have ben payable on a pro forma basis for the period.

Exchange Rates

  Brazilian Central Bank Rates

     There are two legal exchange rates in Brazil:

•	the commercial rate exchange market and

•	the floating rate exchange market.

     Most trade and financial foreign-exchange transactions, including transactions relating to the purchase or sale of preferred shares or the payment of dividends, are carried out on the commercial market at the applicable commercial market rate. Purchase of foreign currencies in the commercial market may be carried out only through a Brazilian bank authorized to buy and sell currency in that market. In both markets, rates are freely negotiated but may be strongly influenced by Brazilian Central Bank intervention.

PART TWO — SUMMARY	18

     Between March 1995 and January 1999, the Central Bank permitted gradual devaluation of the real against the U.S. dollar pursuant to an exchange rate policy that established a band within which the real/U.S. dollar exchange rate could fluctuate.

     Responding to pressure on the real, on January 13, 1999, the Central Bank widened the foreign exchange band and, on January 15, 1999, allowed the real to float freely. Since then, the real reached a low of R$1.4659 on January 15, 1999 and a high of R$3.9552 on October 22, 2002. At October 24, 2003, the commercial market rate for purchasing U.S. dollars was R$2.8710 to U.S.$1.00.

     The Brazilian government may impose temporary restrictions on the conversion of reais into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil. Brazilian law permits the government to impose those restrictions whenever there is a serious imbalance in Brazil’s balance of payments or reason to foresee a serious imbalance.

     The following tables show, for the periods indicated, certain information regarding the real/U.S. dollar commercial exchange rate.

	Exchange rate of R$ per U.S.$

	Low	High	Average(1)	Year end

Year ended December 31, 1998	1.1165	1.2087	1.1609	1.2087
Year ended December 31, 1999	1.2078	2.1647	1.8150	1.7890
Year ended December 31, 2000	1.7234	1.9847	1.8295	1.9554
Year ended December 31, 2001	1.9357	2.8007	2.3522	2.3204
Year ended December 31, 2002	2.2709	3.9552	2.9309	3.5333
Six months ended June 30, 2003	2.8491	3.6623	3.2433	2.8720

Source:	Brazilian Central Bank, PTAX. PTAX is the average of the exchange rates negotiated in the commercial rate market on a given day.

(1)	Represents the average of the exchange rates (PTAX) on the last day of each month during the relevant period.

	Exchange rate of R$ per U.S.$

	Low	High

Month ended

April 2003	2.8898	3.3359
May 2003	2.8653	3.0277
June 2003	2.8491	2.9780
July 2003	2.8219	2.9655
August 2003	2.9531	3.0740
September 2003	2.8898	2.9840
October 2003 (through October 24, 2003)	2.8268	2.9034

Source:	Brazilian Central Bank, PTAX. PTAX is the average of the exchange rates negotiated in the commercial rate market on a given day.

PART TWO — SUMMARY	19

  Federal Reserve Bank of New York Rates

     The following tables show, for the periods indicated, certain information regarding the real/U.S. dollar exchange rate, based on the noon buying rate of the Federal Reserve Bank of New York.

Year ended
December 31,	Period End	Average(1)	High	Low

1998	1.2085	1.1605	1.2090	1.1160
1999	1.8090	1.8207	2.2000	1.2074
2000	1.9510	1.8301	1.9840	1.7230
2001	2.3120	2.3484	2.7880	1.9380
2002	3.5400	2.9207	3.9450	2.2650
2003 (through October 24, 2003)	2.8670	3.2435	3.6640	2.8230

Source: Federal Reserve Bank of New York

(1) Average of the noon buying rate on the last day of each month in the period.

	Exchange rate of R$ per U.S.$

	Low	High

Month ended

April 2003	2.8870	3.3290
May 2003	2.8750	3.0340
June 2003	2.8550	2.9770
July 2003	2.8230	2.9650
August 2003	2.9520	3.1130
September 2003	2.8860	2.9750
October 2003 (through October 24, 2003)	2.8270	2.9060

Source: Federal Reserve Bank of New York

PART THREE — RISK FACTORS	20

PART THREE – RISK FACTORS

Risks Relating to the Merger of Shares

     We may have actual or potential conflicts of interest relating to the merger of shares.

     We may have actual or potential conflicts of interest because we exercise voting control over the board of directors of TCO. We have not negotiated the terms of this merger of shares with any person acting on behalf of the minority shareholders of TCO.

     The TCP securities you receive in the merger of shares will represent an investment in a fundamentally different business from that in which you originally invested.

     You will receive TCP preferred shares or ADSs for your TCO preferred shares or ADSs, respectively, in the merger of shares. TCP is a holding company that is significantly larger than TCO and has other operating subsidiaries, Telesp Celular and Global Telecom, besides TCO. TCP’s other subsidiaries operate in the states of São Paulo, Paraná and Santa Catarina, where TCO does not conduct business. In addition, TCP’s board of executive officers, including its chief executive officer, is different from TCO’s. You should carefully consider the information about TCP that is included in and incorporated by reference in this prospectus.

     Because we are a larger company than TCO, your ownership percentage in our company will, as a result of the merger of shares, be less than from your ownership percentage in TCO.

     You should be aware that because we are a larger company than TCO, your ownership percentage of our company will be different from those you have as a shareholder of TCO. Assuming that none of the common shareholders of TCP or TCO exercises appraisal rights, former TCO shareholders, other than our company, will hold approximately      % of the total capital stock of our company in the aggregate following the merger of shares. In addition, TCP is obligated to issue shares to its controlling shareholder for the amount of a tax benefit realized as a result of a corporate restructuring completed in 2000. This issuance of shares will further dilute your holdings of TCP in the future. See note 34 to our consolidated financial statements as of December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 included in our Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

     We are more leveraged than TCO, and a significant portion of our cash flow must be used to service our obligations.

     At June 30, 2003, we had R$6,116.2 million of consolidated total debt, only R$519.1 million of which was attributable to TCO. We are subject to the risks normally associated with significant amounts of debt, which could have important consequences to you. Our indebtedness could, among other things:

•	require us to use a substantial portion of our cash flow from operations to pay our obligations, thereby reducing the availability of our cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of our operations and other business activities;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit, along with financial and other restrictive covenants in our debt instruments, our ability to borrow additional funds or dispose of assets; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

     We may also need to refinance all or a portion of our debt on or before maturity, and we may not be able to do this on commercially reasonable terms or at all.

     We do not anticipate being able to pay dividends in 2003 and possibly in subsequent years.

     TCO has paid dividends to its shareholders in each of the last three fiscal years, but we did not pay dividends in 2001 or 2002 because of losses incurred from our equity investment in Global Telecom in those years and the financial cost related to the Global Telecom acquisition. We recorded a net loss of R$393.7 million in the six months ended June

PART THREE — RISK FACTORS	21

30, 2003, and we expect that we will record a net loss for the year ended December 31, 2003. If we record a net loss in 2003, we will not pay dividends for that year. We may also record net losses in subsequent years and be unable to pay dividends in those years.

     The Brazilian antitrust authorities may not approve our acquisition of control of TCO in April 2003.

     The acquisition of TCO is subject to the approval of Brazilian antitrust authorities. The Administrative Council for Economic Defense, or CADE is the antitrust authority ultimately responsible for reviewing and authorizing transactions that may lead to economic concentration.

     We submitted the terms and conditions of our acquisition of control of TCO to the Brazilian antitrust authorities on February 5, 2003. These authorities will determine whether the acquisition of control of TCO adversely impact competitive conditions in the relevant markets or whether they would negatively affect consumers. Brazilian antitrust law does not prevent parties from closing a transaction on a provisional basis until the Brazilian antitrust authorities render a final decision. In other words, prior approval by the Brazilian antitrust authorities was not a condition to the closing of our acquisition of control of TCO and is not a condition to the completion of the merger of shares. Accordingly, we completed our acquisition of 61.10% of the common shares of TCO on April 25, 2003, and we do not intend to wait for approval of the Brazilian antitrust authorities before completing the merger of shares.

     CADE is still reviewing our acquisition of control of TCO and may not approve the transaction unconditionally. CADE could impose retroactive conditions or performance commitments on our company or could seek to unwind the transaction. Any such action could result in a material adverse effect on our results of operations, financial condition and prospects.

     You are being offered a fixed number of shares and TCP ADSs, which involves the risk of market fluctuations.

     You will receive fixed number of TCP ADSs in the merger of shares, rather than a number of TCP ADSs with a fixed market value. Consequently, the market values of our shares and ADSs and of the shares of TCO at the time of the completion of the merger of shares may fluctuate significantly from the date of this registration statement. On October 24, 2003, the last reported closing price on the New York Stock Exchange, or NYSE, for TCP ADSs was U.S.$5.26, and the market value of 1.524 TCP ADSs, the number of ADSs to be received for each TCO ADS in the merger of shares, was U.S.$8.02. On October 24, 2003, the last reported closing price on the NYSE for TCO ADSs was U.S.$8.16.

Risks Relating to the Brazilian Telecommunications Industry and the Business

     Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

     Our business is subject to extensive government regulation. Anatel, which is the main telecommunications industry regulator in Brazil, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

PART THREE — RISK FACTORS	22

•	interconnection and settlement arrangements; and

•	universal service obligations.

     This extensive regulation and the conditions imposed by the authorizations to provide telecommunication services held by us and our subsidiaries, including TCO, may limit our flexibility in responding to market conditions, competition and changes in our cost structure.

     Our results may be affected in the medium or long term as a result of the new SMP rules.

     In 2002, Anatel changed the Personal Mobile Service (Serviço Móvel Pessoal), or SMP, regime (first enacted in December 2000), encouraging companies operating under the Mobile Cellular Service (Serviço Móvel Celular), or SMC, system to migrate to the SMP system. New rules will be applicable to the migrating companies, as contemplated by Anatel Resolutions nos. 316/02 through 321/02 and 326/02.

     Under the SMP regime, we will no longer receive payment from our customers for outbound long distance traffic but will receive payment for the use of our network in accordance with a network usage remuneration plan. However, the interconnection fees that we will receive from long distance operators may not compensate us for the revenues that we would have received from our customers for outbound long distance traffic. Until June 30, 2004, SMP service providers may opt to establish a price cap or freely negotiate their interconnection charges. After that date, free negotiation will be the rule, subject to Anatel regulations relating to the traffic capacity and interconnection infrastructure that must be made available to requesting parties.

     In addition, under the SMP regime, an SMP cellular operator will pay for the use of the another SMP cellular operator’s network in the same registration area only if the traffic carried from the first operator to the second exceeds 55% of the total traffic exchanged between them. In that case, only those calls that have surpassed the 55% level will be subject to payment for network usage. This rule is valid until June 30, 2005, after which no payments will be due for network usage between SMP networks, regardless of the amount of traffic. As a result, if the traffic we terminate for other SMP cellular operators exceeds the traffic they terminate for our company, our revenues and results of operations may be adversely affected.

     The new rules may negatively affect our revenues and results of operations.

     If the inflation adjustment index now applied to our tariffs is changed, the new index may not be adequate.

     The Brazilian government is considering replacing the General Price Index, or the IGP-DI (the Índice Geral de Preços – Disponibilidade Interna), an inflation index developed by the Fundação Getúlio Vargas, a private Brazilian economic organization, the monetary adjustment index currently used in connection with the tariffs applied in the telecommunications industry, with another index, that has not yet been identified. A new index, if any, might not adequately reflect the true effect of inflation on our tariffs.

     Anatel’s proposal regarding the consolidation of tariffs could have an adverse effect on our results.

     Anatel has proposed new regulations that would require cellular telecommunications providers that operate in more than one authorization area to consolidate tariffs charged to their customers so that the same tariffs are applied to all customers throughout the regions in which those providers operate. If these regulations take effect, they would have an adverse effect on our results of operations because the tariffs we charge in some regions in which we operate are higher than those in other regions. If we were to consolidate those tariffs, competitive pressures and other factors would cause our consolidated tariffs to be lower than our current average tariffs and would therefore reduce our revenues.

     We face substantial competition that may reduce our market share and harm our financial performance.

     There is substantial competition in the telecommunications industry. We not only compete with cellular telecommunications companies but also with companies that provide fixed-line telecommunications and Internet access services.

PART THREE — RISK FACTORS	23

     We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Our ability to compete successfully will depend on our marketing techniques and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. If we do not keep pace with technological advances, or if we fail to respond timely to changes in competitive factors in our industry, we could lose a portion of our market share or suffer a decline in our revenue. Competition from other cellular communications service providers in the regions in which we operate may also affect our financial results by causing, among other things, the decrease in our customer growth rate and may bring about decreases in tariff rates and increases in selling expenses. All these factors could have a material adverse effect on our results of operations.

     Recently, there has been consolidation in the Brazilian telecommunications market, and we believe this trend may continue. Consolidation may result in increased competitive pressures within our market. We may be unable adequately to respond to pricing pressures resulting from consolidation, which would adversely affect our business, financial condition and results of operations.

     Our results of operations would be affected by a high rate of customer turnover or a decrease in our customer growth.

     A high rate of customer turnover or a decrease in our customer growth could adversely affect our results of operations and our competitive position. These effects can result from several factors, including limited network coverage and lack of sufficient reliability of our services, as well as increased competition in the regions in which we operate and the economic conditions in Brazil.

     The industry in which we conduct our business is subject to rapid technological changes, and these changes could have a material adverse effect on our ability to provide competitive services.

     The telecommunications industry is subject to rapid and significant technological changes. Our success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will be further developed.

     The advent of new products and technologies could have a variety of consequences for us. These new products and technologies may reduce the price of our services by providing lower-cost alternatives, or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, requiring investment in new technology. The cost of upgrading our products and technology in order to continue to compete effectively could be significant, and our ability to fund this upgrading may depend on our ability to obtain additional financing.

     Our controlling shareholders have a great deal of influence over our business.

     PT Móveis S.G.P.S., S.A. and Telefónica Móviles, S.A., our principal shareholders, currently own through Brasilcel, N.V., directly and indirectly, approximately 93.66% of our common shares and 65.12% of our total capital. PT Móveis is a wholly owned subsidiary of Portugal Telecom S.G.P.S., S.A. Our principal shareholders have the power to control us and our subsidiaries, including the power to elect our directors and officers and determine the outcome of any action requiring shareholder approval, including transactions with related parties, corporate reorganizations and the timing and payment of our dividends. In addition, Portugal Telecom and Telefónica Móviles share their participation in us equally. Any disagreement or dispute between our controlling shareholders may have an impact on the decision-making capabilities of our management.

     The cellular industry, including our company, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

     Media and other reports have suggested that radio frequency emissions from cellular handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using cellular handsets. These concerns could have an adverse effect on the cellular communications industry and, possibly, expose cellular providers, including our company, to litigation. We cannot predict whether further medical research and studies will refute a link between the radio frequency emissions of cellular handsets and base stations and these health concerns. Government authorities could increase regulation of cellular handsets and base stations as a result of these health concerns or cellular companies, including our company, could be held liable for costs or damages associated with these concerns,

PART THREE — RISK FACTORS	24

which could have an adverse effect on our business. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites to expand our network, which in turn may delay the expansion and may affect the quality of our services.

     Our investment in Global Telecom has adversely affected, and could continue to adversely affect, our financial performance.

     Our investment in Global Telecom presents operational and financial risks. Global Telecom started operations in 1999, and its principal competitor in its concession area has been in operation for a longer period of time and has a larger market share in that area. Global Telecom has had substantial net losses (R$408.4 million in 2000, R$856.1 million in 2001, R$771.1 million in 2002 and R$295.9 million in the six months ended June 30, 2003) resulting in significant part from capital expenditures, indebtedness and increased expenses in connection with the rapid expansion of its network infrastructure and upgrading its marketing and commercial capabilities.

     Our financial results have been adversely affected by (1) our equity losses in the three former holding companies of Global Telecom of R$653.7 million in 2001 and R$890.7 million in 2002, (2) extraordinary adjustments in 2001 and 2002 from our investment in Global Telecom and (3) the interest expense arising from indebtedness we incurred to finance our acquisition of Global Telecom, which resulted in a net losses of R$1,113.6 million in 2001 and R$1,140.8 million in 2002, compared to net income of R$152.2 million in 2000. On December 27, 2002, we acquired control of Global Telecom and now consolidate it in our consolidated financial statements.

     We face risks associated with litigation.

     We and our subsidiaries are party to a number of lawsuits and other proceedings. An adverse outcome in, or any settlement of, these or other lawsuits could result in significant costs to us. In addition, our senior management may be required to devote substantial time to these lawsuits, which they could otherwise devote to our business.

     These lawsuits include actions seeking payment by TCO’s subsidiary Telegoiás in the amount of R$30.6million and by TCO’s former subsidiary Telebrasília (since merged into TCO) in the amount of R$51.8 million, plus adjustment for exchange variations in each case, on Telebrás loans assigned to those companies in connection with the privatization of the Telebrás system. The Court of Appeals of the Federal District rendered decisions unfavorable to TCO in these actions, and TCO is awaiting publication of the decisions before it considers possible appeals. Several other lawsuits involving regulatory, intellectual property, tax and other matters are described in “Item 8.A Consolidated Statements and Other Financial Information – Legal Matters” of TCP’s Annual Report on Form 20-F for the year ended December 31, 2002 and the corresponding section of TCO’s Annual Report on Form 20-F for the year ended December 31, 2002.

     Certain holders of TCO’s preferred shares have presented complaints to the CVM, the Brazilian securities regulator, related to the terms of the merger of shares, and the CVM’s investigation is ongoing.

     Certain holders of TCO’s preferred shares have presented correspondence to the CVM seeking an investigation into the proposed merger of shares based on the allegation that the terms of the merger of shares are unfair to you as holders of preferred shares. This correspondence is based upon the difference in price paid by us for the common shares of TCO and the implied value for the preferred shares of TCO that you will receive based upon the exchange ratio for the merger of shares. We have replied to an inquiry from the CVM denying any wrongdoing. Although the CVM has not formally initiated any administrative proceeding against us, the CVM is investigating the matter, and the shareholders’ allegations are likely to result in heightened scrutiny for the merger of shares at the CVM. The CVM may initiate administrative proceedings against us or otherwise suspend or delay the merger of shares pending completion of an investigation. If administrative proceedings are initiated against us, the CVM will officially require that we file a defense.

Risks Relating to Our Preferred Shares and Our ADSs

     Our preferred shares and our ADSs representing preferred shares generally do not have voting rights.

     In accordance with the Brazilian corporation law and our by-laws, holders of our preferred shares, and therefore of our ADSs representing preferred shares, are not entitled to vote at meetings of our shareholders, except in limited circumstances.

PART THREE — RISK FACTORS	25

     Our bylaws state that holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until the minimum dividends are paid. Because we did not pay minimum dividends for the years ended December 31, 2001 and 2002 and do not anticipate being able to pay dividends for the year ended December 31, 2003, we expect that holders of preferred shares will be able to exercise voting rights after the 2004 general shareholders’ meeting and until we pay the minimum dividends for 2003 or any subsequent year. However, once we pay the minimum dividends for 2003 or any subsequent year, those voting rights will cease.

     You will be unable to exercise preemptive rights with respect to our preferred shares unless there is a current registration statement in effect that covers those rights or unless an exemption from registration applies.

     You will not be able to exercise the preemptive rights relating to our preferred shares underlying ADSs representing preferred shares unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to those rights, or unless an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement. Unless we file a registration statement or an exemption from registration applies, you may receive only the net proceeds from the sale of your preemptive rights by the depositary, or, if the preemptive rights cannot be sold, they will lapse and you will not receive any value for them. For more information on the exercise of your rights, see “Part Six: Shareholder Rights.”

     An exchange of ADSs for preferred shares risks loss of foreign currency remittance and Brazilian tax advantages.

     The ADSs benefit from the certificate of foreign capital registration, which permits The Bank of New York, as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration or unless they qualify under Resolution 2,689, which entitles some investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration.

     If holders of ADSs do not qualify under Resolution 2,689, they will generally be subject to less favorable tax treatment on distributions with respect to our preferred shares. In addition, the depositary’s certificate of registration or any certificate of foreign capital registration obtained by holders of ADSs will not be affected by future legislative or regulatory changes, or additional Brazilian law restrictions applicable to their investment in the ADSs may be imposed in the future.

     The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of ADSs.

     Investments in securities, such as our preferred shares and our ADSs, of issuers from emerging market countries, including Brazil, involve a higher degree of risk than investments in securities of issuers from more developed countries.

     The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so. BOVESPA had a market capitalization of U.S.$124 billion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$4.1 billion for 2002. In comparison, the NYSE had a market capitalization of U.S.$9.7 trillion as of December 31, 2002, and an average monthly trading volume of approximately U.S.$859 billion for 2002.

     There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 46.8 % of the aggregate market capitalization of BOVESPA as of December 31, 2002. The top ten stocks in terms of trading volume accounted for approximately 56.5% of all shares traded on BOVESPA.

Risks Relating to Brazil

     The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business, operations and the market price of our preferred shares and our ADSs.

PART THREE — RISK FACTORS	26

     In the past, the Brazilian economy has experienced unstable economic cycles, and the Brazilian government has intervened in the Brazilian economy and occasionally made drastic changes in policy. To influence the course of Brazil’s economy, control inflation and effect other policies, the Brazilian government has taken various actions, including using wage and price controls, currency devaluations, capital controls, limits on imports and blocking access to bank accounts. We have no control over, and cannot predict, what measures or policies the Brazilian government may take in the future. Our business, financial condition, results of operations and the market price of our preferred shares and ADSs may be adversely affected by changes in government policies, as well as general economic factors, including, without limitation:

•	fluctuations in exchange rates;

•	inflation;

•	exchange control policies;

•	Gross Domestic Product growth;

•	social instability;

•	liquidity of domestic capital and lending markets;

•	price instability;

•	energy shortages;

•	interest rates;

•	tax policies; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

     Luiz Inácio Lula da Silva of the Labor Party took office as President of Brazil on January 1, 2003. While President da Silva’s government has adopted economic measures that are more conservative than expected by some observers, there is no certainty that these policies will continue or that President da Silva will continue to pursue economic stabilization and liberalization policies. We cannot predict what future fiscal, monetary, social security and other policies will be adopted by Mr. da Silva’s administration and whether these policies will result in adverse consequences to the economy and to our business, results of operations or financial condition.

     Tax reforms may affect our tariff rates.

     President da Silva has proposed tax reforms that are currently being considered by the Brazilian Congress. If TCP or TCO experience a higher tax burden as a result of the tax reform, they may have to pass the cost of that tax increase to their customers. This increase may have a material negative impact on the dividends paid by our subsidiaries to our company and on our revenues and operating results.

     Inflation and certain government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and/or our business and operations.

     Brazil has historically experienced extremely high rates of inflation. Inflation and some of the Brazilian government’s measures taken in an attempt to curb inflation have had significant negative effects on the Brazilian economy. Since 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. In 2002, the IGP –DI reflected inflation of 26.4%, compared to 10.4% in 2001 and 9.8% in 2000. Inflation in the first six months of 2003 was 4.5%. If Brazil experiences significant inflation, we may be unable to increase service rates to our customers in amounts that are sufficient to cover our increasing operating costs, and our business may be adversely affected.

PART THREE — RISK FACTORS	27

     Fluctuations in the value of the real against the value of the U.S. dollar may adversely affect our ability to pay U.S. dollar-denominated or U.S. dollar-linked obligations and could lower the market value of our preferred shares and our ADSs.

     The Brazilian currency has been devalued frequently over the past four decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. From time to time, there have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. For example, the real devalued against the U.S. dollar by 9.3% in 2000, and by 18.7% in 2001 and 52.3% in 2002. In the first six months of 2003, the real appreciated 18.7% against the U.S. dollar.

     Devaluation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary government policies to curb aggregate demand. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as dampen export-driven growth.

     As of June 30, 2003, we had R$5,465.6 million in total debt, of which 71.2% was denominated in foreign currencies, primarily the U.S. dollar and the euro. Also, significant costs relating to our network infrastructure are payable or linked to payment by us in U.S. dollars. At the same time, while our currency debt obligations were covered by derivative contracts as of June 30, 2003 and we may derive income from these and other derivative transactions, all of our operating revenues are generated in reais. To the extent that the value of the real decreases relative to the U.S. dollar, our debt becomes more expensive to service and it becomes more costly for us to import the technology and the goods that are necessary to operate our business.

     Brazilian government exchange control policies could adversely affect our ability to make payments on foreign currency-denominated debt.

     The purchase and sale of foreign currency in Brazil is subject to governmental control. In the past, the Central Bank has centralized certain payments of principal on external obligations.

     Many factors could cause the Brazilian government to institute a more restrictive exchange control policy, including, without limitation, the extent of Brazil’s foreign currency reserves, the availability of sufficient foreign exchange, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, or IMF, and political constraints to which Brazil may be subject. A more restrictive policy could affect the ability of Brazilian debtors (including us) to make payments outside of Brazil to meet foreign currency-denominated obligations.

     Deterioration in economic and market conditions in other countries, especially emerging market countries, may adversely affect the Brazilian economy and our business.

     The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil.

     For example, in 2001, after a prolonged recession, followed by political instability, Argentina announced that it would no longer continue to service its public debt. In order to address the deteriorating economic and social crisis, the Argentine government abandoned its decade-old fixed dollar-peso exchange rate, allowing the peso to float to market rate levels. In 2002, the Argentine peso experienced a 237% devaluation against the U.S. dollar. The situation in Argentina has negatively affected investors’ perceptions towards Brazilian securities.

     The recent political crisis in Venezuela may also influence investors’ perception of risk in Brazil. If market conditions in Argentina and Venezuela continue to deteriorate, they may adversely affect our ability to borrow funds at favorable interest rates or to raise equity capital when and if there is a need. Adverse developments in Argentina, in Venezuela or in other emerging market countries could lead to a reduction in the price for our preferred shares and ADSs.

PART FOUR — RECENT DEVELOPMENTS	28

PART FOUR – RECENT DEVELOPMENTS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The unaudited consolidated interim financial statements of TCP at June 30, 2003 and for the six months ended June 30, 2003 and 2002 are included in Part Nine of this prospectus. The unaudited consolidated interim financial statements of TCO at June 30, 2003 and for the six months ended June 30, 2003 and 2002 are incorporated by reference in this prospectus. These financial statements have been prepared in accordance with the Brazilian corporate law, standards applicable to holders of concessions for the provision of Brazilian public telecommunication services and accounting standards and procedures established by the CVM. Brazilian corporate law provided for a simplified method for accounting for the effects of inflation until December 31, 1995.

     The accounting provisions of Brazilian corporate law differ in significant respects from U.S. GAAP. For an explanation of these differences, see note 37 to TCP’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 incorporated by reference in this prospectus; note 29 to TCO’s audited consolidated financial statements at December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002 incorporated by reference in this prospectus; and note 18 to TCP’s unaudited consolidated financial statements as of June 30, 2003 and for the six months ended June 30, 2002 and 2003.

     The audited consolidated financial statements of TCO at December 31, 2001 and 2002 and for the three years ended December 31, 2002 included in TCO’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus, were prepared using generally accepted accounting principles in Brazil, or Brazilian GAAP. Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. See note 2 to TCO’s audited financial statements incorporated by reference in this prospectus contain a reconciliation of shareholders’ equity and net income from Brazilian corporate law to Brazilian GAAP.

     Set forth below is management’s discussion and analysis of financial condition and results of operations for the six months ended June 30, 2003 for TCP and TCO.

TCP’s Results of Operations for the Six Months Ended June 30, 2002 and 2003

     All TCP figures at and for the six months ended June 30, 2003 were affected by the consolidation of the operating results of Global Telecom as from January 1, 2003 and the consolidation of the operating results of TCO as from April 25, 2003.

     The following table sets forth certain components of TCP’s income for the periods indicated.

	Six months ended June 30,

	2002	2003

	(R$ millions)
Net operating revenue	1,624.6	2,439.3
Cost of services and goods	(798.8)	(1,242.7)

Gross profit	825.8	1,196.6

Operating expenses:
Selling expenses	(296.5)	(571.1)
General and administrative expenses	(164.7)	(254.8)
Other net operating income (expenses)	(46.0)	31.7

Operating income before losses of unconsolidated affiliates and net financial expense	318.6	402.4

Equity in losses of unconsolidated affiliates	(485.7)	—
Net financial expense	(262.4)	(632.1)

Operating loss	(429.5)	(229.7)

Net non-operating income (loss)	9.3	(4.7)

Loss before minority interests and taxes	(420.2)	(234.4)

Income taxes	(48.4)	(96.7)
Minority interest	—	(62.6)

Net loss	(468.6)	(393.7)

PART FOUR — RECENT DEVELOPMENTS	29

  Net Operating Revenue

     The composition of operating revenues by category of service is presented in TCP’s consolidated financial statements and discussed below before deduction of value-added and other taxes. TCP does not determine operating revenues on a net basis (i.e., after deduction of taxes) by category of service.

     The following table sets forth the components of TCP’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Six months ended June 30,

	2002	2003	% Change

	(R$ millions)
Gross operating revenue:
Usage charges	616.5	857.8	39.1%
Sales of handsets and accessories	317.1	569.0	79.4%
Monthly subscription charges	473.3	647.9	36.9%
Interconnection fees	639.4	1,032.3	61.4%
Other	17.3	74.6	331.2%

Total gross operating revenue	2,063.6	3,181.6	54.2%

Value-added and other indirect taxes	(365.0)	(530.2)	45.3%
Sales and services discounts and return of goods sold	(74.0)	(212.1)	186.6%

Net operating revenue	1,624.6	2,439.3	50.1%

     The net operating revenue of TCP increased 50.1% to R$2,439.3 million in the first six months of June 30, 2003 from R$1,624.6 million in the six months ended June 30, 2002, principally due to the consolidation of R$295.9 million of net operating revenues attributable to Global Telecom and the consolidation of R$331.4 million of net operating revenues attributable to TCO for the months of May and June 2003. Telesp Celular’s net operating revenue increased 11.5% to R$1,812.0 million in the six months ended June 30, 2003 from R$1,624.6 million in the six months ended June 30, 2002, primarily due to an increase in interconnection revenues, revenues from sales of goods and monthly subscription revenues.

     Usage charges. Revenues from usage charges increased 39.1% to R$857.8 million from R$616.5 million, primarily due to the consolidation of R$100.3 million in revenues from usage charges attributable to Global Telecom and the consolidation of R$195.6 million in revenues from usage charges attributable to TCO for the months of May and June 2003. This increase was partially offset by an 8.9% decrease in the revenues from usage charges of Telesp Celular to R$561.9 million in the six months ended June 30, 2003 from R$616.5 million in the six months ended June 30, 2002. This decrease was principally due to a change in accounting practices related to prepaid services. Before January 1, 2003, revenues from prepaid services were recognized on a cash basis, and the related costs were estimated and accrued based on past gross margins. As of January 1, 2003, Telesp Celular began to defer revenues from prepaid services and amortize that revenue based on subscriber airtime usage. Management believes this new accounting practice better reflects Telesp Celular’s operating performance and industry practices. This change in accounting practices had a negative impact of R$70.2 million in the six months ended June 30, 2003. This decrease was offset by the increase of outgoing traffic caused by a 17% increase in the average customer base to 6.2 million average lines in service for the six months ended June 30, 2003 from 5.3 million average lines in service for the six months ended June 30, 2002.

     Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 79.4% to R$569.0 million in the six months ended June 30, 2003 from R$317.1 million for the six months ended June 30, 2002. This increase was mainly due to a 40.0% increase to R$443.8 million for the six months ended June 30, 2003 from R$317.1 million for the six months ended June 30, 2002 in Telesp Celular’s revenues from sales of handsets and accessories, revenues from sales of handsets and accessories of R$59.1 million attributable to the consolidation of Global Telecom and revenues from sales of handsets and accessories of R$66.1 million attributable to the consolidation of TCO for the months of May and June 2003. Telesp Celular’s increase in the sales of handsets and accessories was principally due to the sale of more sophisticated and expensive models.

     Monthly subscription charges. Revenues from monthly subscription charges increased 36.9% to R$647.9 million for the six months ended June 30, 2003 from R$473.3 million for the six months ended June 30, 2002. The 36.9% increase of the monthly subscription charges was principally due to the 19.6% increase in Telesp Celular’s revenues from monthly subscription charges to R$566.0 million for the six months ended June 30, 2003 from R$473.3 million for the six months ended June 30, 2002. This increase was principally due to increases in tariffs and a 3.6% increase in the average postpaid

PART FOUR — RECENT DEVELOPMENTS	30

customer base to 1.43 million average lines in service for the six months ended June 30, 2003 from 1.38 million average lines in service for the six months ended June 30, 2002. In addition, the consolidation of revenues from monthly subscription charges attributable to Global Telecom had a positive impact of R$57.4 million and the consolidation of revenues from monthly subscription charges attributable to TCO for the months of May and June 2003 had a positive impact of R$24.5 million.

     Interconnection fees. Revenues from interconnection fees increased 61.4% to R$1,032.3 million for the six months ended June 30, 2003 from R$639.4 million for the six months ended June 30, 2002. The consolidation of revenues from interconnection fees of Global Telecom had a positive impact of R$130.1 million, and the consolidation of revenues from interconnection fees of TCO for the months of May and June 2003 had a positive impact of R$129.3 million. Telesp Celular’s revenues from interconnection fees increased 20.9% to R$772.8 million for the six months ended June 30, 2003 from R$639.4 million for the six months ended June 30, 2002, principally due to an increase in tariffs in February 2003 and an increase in incoming traffic generated. This increase was partially offset by discounts amounting to R$33.7 million for the six months ended June 30, 2003 given to Telecomunicações de São Paulo S.A. – Telesp on certain tariffs for local calls during off-peak hours under an agreement with Anatel signed in February 2003.

     Other. Revenues from other services increased 331.2% to R$74.6 million for the six months ended June 30, 2003 from R$17.3 million for the six months ended June 30, 2002. This increase was principally due to the increase to R$56.9 million for the six months ended June 30, 2003 from R$17.3 million for the six months ended June 30, 2002 of Telesp Celular’s other revenues. This increase was principally due to an increase in use of data services, including short message services, or SMS, and an increase of other services revenues such as handset exchanges. In addition, as a result in the change in accounting practices described under “—Usage Charges” above, Telesp Celular began as of January 1, 2003 to record prepaid minutes that expired unused as other revenues. The consolidation of revenues from other services of Global Telecom also had a positive impact of R$13.8 million, and the consolidation of revenues from other services of TCO for the months of May and June 2003 had a positive impact of R$3.9 million.

     Value-added and other indirect taxes. Value-added taxes and other indirect taxes were 16.7% of TCP’s gross operating revenue in the six months ended June 30, 2003 and 17.7% in the six months ended June 30, 2002. The decrease was principally due to an increase in the proportion of gross operating revenues attributable to revenues from interconnection fees that are not subject to the Tax on the Circulation of Goods and Services (Imposto sobre Circulação de Mercadorias e Serviços), or ICMS, and from goods sold, which are subject to a lower ICMS rate than the rate imposed on telecommunication services. This decrease was partially offset by the increase in the Social Integration Program tax (Programa de Integração Social), or PIS, rate imposed on goods sold in December 2002 from 0.65% to 1.65%.

     Sales and services discounts and return of goods sold. Deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns increased 186.6% to R$212.1 million for the six months ended June 30, 2003 from R$74.0 million for the six months ended June 30, 2002. The increase was principally due to a 172.5% increase in Telesp Celular’s deductions from operating revenues resulting from an increase in the recognition of discounts granted on the sales of handsets and accessories and the change in accounting practices described under “—Usage Charges” above, which change in accounting practices had an impact of R$60.7 million in the six months ended June 30, 2003. In connection with this change in accounting practices, Telesp Celular began to record prepaid service revenues on a gross basis and to recognize free minutes offered to prepaid customers as service discounts. Before the change in accounting practices, Telesp Celular had recognized prepaid services net of service discounts offered to customers. The remaining 14.1% increase in sales and services discounts and return of goods sold was attributable to the consolidation of deductions from operating revenues of Global Telecom in the amount of R$3.8 million and the consolidation of deductions from operating revenues of TCO for the months of May and June 2003 in the amount of R$6.6 million.

  Cost of Services and Goods

     The following table sets forth the components of TCP’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

PART FOUR — RECENT DEVELOPMENTS	31

	Six months ended June 30,

	2002	2003	% Change

	(R$ millions)
Depreciation and amortization	273.1	399.9	46.4%
Material and services	213.5	295.5	38.4%
Personnel	13.4	19.6	46.3%
Rental, insurance and condominium fees	37.3	43.9	17.7%
Cost of goods sold	257.9	457.1	77.2%
Fistel and other taxes	3.6	26.7	641.7%

Cost of services and goods	798.8	1,242.7	55.6%

     Cost of services and goods increased 55.6% to R$1,242.7 million for the six months ended June 30, 2003 from R$798.8 million for the six months ended June 30, 2002, principally due to the consolidation of costs of R$219.7 million attributable to Global Telecom and the consolidation of costs of R$159.3 million attributable to TCO for the months of May and June 2003. Telesp Celular’s cost of services and goods increased 8.1% to R$863.7 million for the six months ended June 30, 2003 from R$798.8 million for the six months ended June 30, 2002, mainly due to an increase in the number of handsets sold, the sale of more sophisticated and expensive models and an increase in depreciation and amortization, partially offset by a decrease in costs of material and services. The gross profit margin (gross profit as a percentage of net revenues) of Telesp Celular was 52.3% for the six months ended June 30, 2003, compared to 50.8% for the six months ended June 30, 2002.

     Depreciation and amortization. Depreciation and amortization expenses increased 46.4% to R$399.9 million for the six months ended June 30, 2003 from R$273.1 million for the six months ended June 30, 2002. The consolidation of depreciation and amortization expenses of Global Telecom had a negative impact of R$80.7 million, and the consolidation of depreciation and amortization expenses of TCO for the months of May and June 2003 had a negative impact of R$27.7 million. Telesp Celular’s depreciation and amortization expenses increased 6.7% to R$291.5 million for the six months ended June 30, 2003 from R$273.1 million for the six months ended June 30, 2002. The increase was principally due to a decrease as of January 1, 2003 in the estimated useful life of handsets loaned to customers from 36 months to 18 months to match the terms of the related subscription contracts, resulting in an increase in depreciation expense of R$21.3 million for the six months ended June 30, 2003. Before this change in estimate, handsets loaned to customers were depreciated over the estimated useful life of the handset.

     Material and services. Cost of material and services increased 38.4% to R$295.5 million for the six months ended June 30, 2003 from R$213.5 million for the six months ended June 30, 2002. The consolidation of costs of material and services of Global Telecom had a negative impact of R$51.3 million, and the consolidation of costs of material and services of TCO for the months of May and June 2003 had a negative impact of R$44.9 million. Telesp Celular’s cost of materials and services decreased 6.7% to R$199.3 million in the six months ended June 30, 2003 from R$213.5 million in the six months ended June 30, 2002, principally because (1) Telesp Celular’s network usage charges decreased 15.4%, from R$118.6 million in the six months ended June 30, 2002 to R$100.3 million in the six months ended June 30, 2003, mainly due to a decrease in the usage of other networks by Telesp Celular subscribers despite an overall increase in traffic on Telesp Celular’s network and (2) Telesp Celular’s leased line charges decrease of 15.2%, 2003, from R$37.1 million in the six months ended June 30, 2002 to R$31.4 million in the six months ended June 30, mainly due to the favorable renegotiation of existing contracts. This increase in Telesp Celular’s cost of materials and services was partially offset by an increase in the cost of maintaining Telesp Celular’s network.

     Personnel. Personnel expenses increased 46.3% to R$19.6 million in the six months ended June 30, 2003 from R$13.4 million in the six months ended June 30, 2002. The consolidation of personnel expenses of Global Telecom had a negative impact of R$2.2 million, and the consolidation of personnel expenses of TCO for the months of May and June 2003 had a negative impact of R$3.2 million. Telesp Celular’s personnel expenses increased 6.0% to R$14.2 million in the six months ended June 30, 2003 from R$13.4 million in the six months ended June 30, 2002, principally due to a 4% average increase in personnel salaries.

     Rental, insurance and condominium fees. Rental, insurance and condominium fees increased 17.7% to R$43.9 million in the six months ended June 30, 2003 from R$37.3 million in the six months ended June 30, 2002. The consolidation of rental, insurance and condominium fees of Global Telecom had a negative impact of R$4.7 million, and the consolidation of rental, insurance and condominium fees of TCO for the months of May and June 2003 had a negative impact of R$2.5 million. Telesp Celular’s rental, insurance and condominium fees decreased 1.6% to R$36.7 million in

PART FOUR — RECENT DEVELOPMENTS	32

the six months ended June 30, 2003 from R$37.3 million in the six months ended June 30, 2002, principally due to the favorable renegotiation of existing contracts.

     Cost of goods sold. Cost of goods sold increased 77.2% to R$457.1 million in the six months ended June 30, 2003 from R$257.9 million in the six months ended June 30, 2002. The consolidation of cost of goods sold of Global Telecom had a negative impact of R$67.7 million, and the consolidation of cost of goods sold of TCO for the months of May and June 2003 had a negative impact of R$70.0 million. Telesp Celular’s cost of goods sold increased 23.8% to R$319.4 million in the six months ended June 30, 2003 from R$275.9 million in the six months ended June 30, 2003, principally due to the sale of more sophisticated and expensive handset models.

     Fistel and other taxes. TCP recorded Fistel and other taxes of R$26.7 million in the six months ended June 30, 2003, compared to R$3.6 million in the six months ended June 30, 2002. This increase was primarily attributable to the consolidation of Fistel and other taxes of Global Telecom in the amount of R$13.0 million and of TCO for the months of May and June 2003 in the amount of R$11.1 million.

  Operating Expenses

     The following table sets forth the components of TCP’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Six months ended June 30,

	2002	2003	% Change

	(R$ millions)
Selling expenses	296.5	571.1	92.6
General and administrative expenses	164.7	254.8	54.7
Other net operating expenses (income)	46.0	(31.7)	NA

Operating expenses	507.2	794.2	56.6

     TCP’s operating expenses increased 56.6% to R$794.2 million in the six months ended June 30, 2003 from R$507.2 million in the six months ended June 30, 2002. The increase resulted mainly from the consolidation of operating expenses of Global Telecom in the amount of R$135.0 million, and the consolidation of operating expenses of TCO for the months of May and June 2003 in the amount of R$73.5 million, which were responsible for a 41.1% increase in TCP’s operating expenses.

     Selling expenses. Selling expenses increased 92.6% to R$571.1 million for the six months ended June 30, 2003 from R$296.5 million for the six months ended June 30, 2002. This increase was principally due to a 50.0% increase in Telesp Celular’s selling expenses to R$444.8 million for the six months ended June 30, 2003 from R$296.5 million for the six months ended June 30, 2002, principally due to expenses related to the launch of the Vivo brand, an increase in dealers’ commissions, an exclusivity fee that Telesp Celular negotiated with its dealers and expenses related to Telesp Celular’s call center. The consolidation of selling expenses of Global Telecom had a negative impact of R$78.3 million, and the consolidation of selling expenses of TCO for the months of May and June 2003 had a negative impact of R$48.0 million.

     The increase in selling expenses was offset by a decrease in provisions for doubtful accounts of 16.4% to R$36.6 million for the six months ended June 30, 2003 from R$43.8 million for the six months ended June 30, 2002. The decrease was principally due to a 54.6% decrease in Telesp Celular’s provisions for doubtful accounts to R$19.9 million for the six months ended June 30, 2003 from R$43.8 million for the six months ended June 30, 2002. This decrease was mainly due to the adoption of more effective methods of evaluating customer credit and to continued growth of Telesp Celular’s prepaid customer base. This decrease was partially offset by the consolidation of provisions for doubtful accounts of Global Telecom in the amount of R$6.1 million and the consolidation of provisions for doubtful accounts of TCO for the months of May and June 2003 in the amount of R$10.6 million.

     General and administrative expenses. General and administrative expenses increased 54.7% to R$254.8 million for the six months ended June 30, 2003 from R$164.7 million for the six months ended June 30, 2002. The consolidation of general and administrative expenses of Global Telecom had a negative impact of R$36.0 million, and the consolidation of general and administrative expenses of TCO had a negative impact of R$27.9 million. General and administrative

PART FOUR — RECENT DEVELOPMENTS	33

expenses of Telesp Celular and TCP increased 15.9% to R$190.9 million for the six months ended June 30, 2003 from R$164.7 million for the six months ended June 30, 2002, principally due to an increase in outsourced services.

     Other net operating expense (income). TCP recorded other net operating income of R$31.7 million for the six months ended June 30, 2003, compared to other net operating expense of R$46.0 million in the six months ended June 30, 2002. Without considering Global Telecom and TCO, TCP recorded other net operating revenue of R$50.3 million in the six months ended June 30, 2003, compared to other net operating expense of R$46.0 million in the six months ended June 30, 2002. The other net operating revenue recorded by TCP without considering Global Telecom and TCO in the six months ended June 30, 2003 was principally due to the reversal of a R$68.5 million provision relating to litigation over the assessment of ICMS tax on activation fees. Telesp Celular had established the provision in connection with litigation in the Treasury Court of the State of São Paulo seeking a decision that the ICMS tax does not apply to cellular activation fees. Telesp Celular reversed the provision on March 31, 2003 when the Higher Justice Court (Superior Tribunal de Justiça) determined in an action filed by Teleamazon Celular, another wireless operating company, that the ICMS tax could not be assessed on activation fees. The other net operating revenue recorded by TCP and Telesp Celular in the six months ended June 30, 2003 was partially offset by the consolidation of other net operating expense of Global Telecom of R$20.8 million. TCP’s other net operating revenue also included R$2.3 million attributable to the consolidation of other net operating revenue of TCO for the months of May and June 2003.

  Net Financial Expense

     Net financial expense increased 140.9% to R$632.1 million in the six months ended June 30, 2003 from R$262.4 million in the six months ended June 30, 2002. This increase reflected (1) the consolidation of R$235.7 million in net financial expense of Global Telecom, (2) a 36.3% increase in the CDI rate, an interbank market interest rate to which a portion of the debt and derivatives of Telesp Celular, Global Telecom and TCO is subject and (3) an increase in the consolidated debt of TCP to R$6,116.2 million at June 30, 2003 compared to R$2,817.3 million at June 30, 2002, of which R$1,860.1 million represented an increase in the debt of Telesp Celular and TCP relating to the acquisition of the remaining 17% stake in Global Telecom in December 2002 and the acquisition of a controlling interest in TCO in April 2003. This increase in net financial revenue was partially offset by the consolidation of net financial revenue of TCO for the months of May and June 2003 in the amount of R$22.7 million.

     In the second quarter of 2003, TCP unwound an excess euro hedge position of Global Telecom. Because hedging transactions are not recorded at fair value under Brazilian corporate law, accounting losses recorded in the first half of 2003 due to this reversal amounted to R$166.6 million. From a cash flow perspective, the unwinding of the hedge resulted in R$247.1 million of additional cash, net of R$42.4 million of withholding tax TCP intends to use as a tax credit, for a gross contribution of R$289.5 million.

  Income Taxes

     Income taxes increased 99.8% to R$96.7 million for the six months ended June 30, 2003 from R$48.4 million for the six months ended June 30, 2002. The increase was principally due to the consolidation of income taxes of Global Telecom in the amount of R$38.4 million and the consolidation of income taxes of TCO in the amount of R$39.7 million for the months of May and June 2003, partially offset by a decrease of R$29.7 million in Telesp Celular’s income taxes. Telesp Celular and TCP’s income taxes decreased 61.4% to R$18.7 million for the six months ended June 30, 2003 from R$48.4 million for the six months ended June 30, 2002, primarily due to Telesp Celular’s distribution of interest on shareholders’ equity in June 2003.

  Equity Losses in Unconsolidated Affiliates

     TCP’s equity losses in unconsolidated affiliates, all of which were attributable to Global Telecom, were R$485.7 million in the six months ended June 30, 2002. Global Telecom’s results were consolidated in TCP’s results during the six months ended June 30, 2003.

  Net Loss

     As a result of the foregoing, TCP recorded R$393.7 million of net losses for the six months ended June 30, 2003, compared with R$468.6 million of net losses for the six months ended June 30, 2002.

PART FOUR — RECENT DEVELOPMENTS	34

  TCP’s Liquidity and Capital Resources

  Sources of Funds

     TCP consumed cash flow from operations of R$175.5 million and generated cash flow from operations of R$526.2 million in the six months ended June 30, 2003 and 2002, respectively. In addition to the R$247.1 million in cash received from unwinding the excess euro hedge position of Global Telecom described under “—TCP’s Results of Operations for the Six Months Ended June 30, 2002 and 2003—Net Financial Expense,” TCP had cash flow from investing activities in the amount of R$536.9 million related to the payment by Fixcel S.A., the former controlling shareholder of TCO, on debentures held by TCO, which payment date coincided with the terms of the scheduled payments for the acquisition of TCO from Fixcel S.A.

     TCP had R$3,101.3 million in long-term loans and financing as of June 30, 2003. TCP’s R$3,014.9 million in short-term indebtedness as of June 30, 2003 consisted primarily of funding from financial institutions and related parties. At June 30, 2003, TCP had a working capital deficit (current liabilities minus current assets) of R$1,435.7 million, attributable primarily to R$3,014.9 million in short-term debt. This working capital deficit represented an improvement of R$418.0 million compared to negative working capital of R$1,853.7 million recorded at December 31, 2002, primarily due to (1) an increase of R$1,040.1 million in cash and cash equivalents, due primarily to the consolidation of cash and cash equivalents of TCO in the amount of R$722.9 million, (2) an increase in net trade accounts receivable of R$347.1 million, due primarily to the consolidation of net trade accounts receivable of TCO in the amount of R$278.8 million, and (3) the consolidation of R$223.5 in securities related to TCO’s investment in the debentures of Fixcel S.A.

     TCP’s principal assets are the shares of its subsidiaries. TCP relies exclusively on dividends from TCO, Telesp Celular and Global Telecom to meet its cash needs, including the payment of dividends to its shareholders. TCP controls the payment of dividends by TCO, Telesp Celular and Global Telecom, subject to limitations under Brazilian law. There are no contractual restrictions on the payment of dividends by TCP’s subsidiaries to it.

  Uses of Funds

     TCP’s principal uses of funds are for capital expenditures, servicing of its debt, payments of dividends to shareholders and, in the six months ended June 30, 2003, the acquisition of a controlling interest in TCO.

     During the six months ended June 30, 2003, TCP paid R$926.9 million to Fixcel S.A. (including interest expenses) in connection with the acquisition of a controlling interest in TCO. Capital expenditures (including capitalized interest) consumed cash flows of R$160.4 million in the six months ended June 30, 2003 (including capital expenditures of Global Telecom in the amount of R$39.0 million and capital expenditures of TCO in the months of May and June 2003 in the amount of R$23.6 million), compared to R$105.8 million in the six months ended June 30, 2002. Repayment of debt consumed cash flows of R$1,363.4 million and R$686.9 million in the six months ended June 30, 2003 and 2002, respectively. TCP did not pay dividends or interest on shareholders’ equity in the six months ended June 30, 2003 and 2002, respectively. Capital expenditures were as set forth in the table below.

	Six months ended June 30,

	2002	2003

	(R$ millions)
Switching equipment	33.5	49.8
Transmission equipment	42.3	44.2
Information Technology	23.3	28.7
Others (1)	6.7	37.7

Total capital expenditures	105.8	160.4

(1)	Handsets to be loaned to customers, network construction, furniture and fixtures, office equipment and store layouts.

     We believe that our available borrowing capacity, together with funds generated by operations, should provide sufficient liquidity and capital resources to pursue our business strategy for the foreseeable future with respect to working capital, capital expenditures and other operating needs.

PART FOUR — RECENT DEVELOPMENTS	35

  Contractual Obligations and Commercial Commitments

     The following table represents our consolidated contractual obligations and commercial commitments as of June 30, 2003:

	Payments due by period in millions of reais

		Less than			After 5
	Total	1 year	1-3 years	4-5 years	years

Contractual obligations:
Long-term debt	3,674.0	247.9	2,358.7	1,067.4	—
Capital lease obligations (1)	29.5	15.4	14.1	—	—
Operating leases	366.5	36.5	171.8	43.7	114.4
Unconditional purchase obligations	180.0	123.9	56.1	—	0.1
Other long-term obligations (2)	488.6	462.8	25.6	—	0.3

Total contractual cash obligations	4,741.1	886.5	2,638.7	1,111.1	114.8

(1)	This lease represents a network equipment lease that is accounted for as an operating lease under Brazilian corporate law. This lease has been presented above as a capital lease since it contains a bargain purchase option. Under U.S. GAAP, this lease is accounted for as a capital lease.

(2)	Contracted long-term suppliers or contracted short-term suppliers with penalties for early termination and exclusivity fees paid to dealers.

     Additionally, we have a rental commitment with Telecomunicações de São Paulo S.A. – Telesp, a related party, in an annual amount of R$32.3 million that includes all costs related to the rental of certain facilities used in providing telecommunications services, including electrical and air conditioning equipment.

  Debt

     As of June 30, 2003, TCP’s total debt position was as follows:

Amount outstanding
Debt	as of June 30, 2003

(R$ millions)
Loans	1,502.3
Financing from suppliers	19.6
Related parties	2,152.1

Total long-term debt, excluding the short-term portion	3,674.0

Short-term debt	2,942.2

Total debt	6,116.2

     TCP’s long-term debt as of June 30, 2003 matures in accordance with the following schedule. The table below represents only the long-term debt as of June 30, 2003 and does not include short-term portion of long-term debt in the amount of R$572.6 million outstanding as of June 30, 2003.

Year ending December 31,	Principal amount

(R$ millions)
2004 (from July 1to December 31)	1,948.3
2005	308.5
2006	150.0
2007	694.5

     As of June 30, 2003, TCP’s total debt was R$6,116.2 million, of which R$3,904.8 million, or 63.8%, was denominated in foreign currencies and therefore exposed to currency fluctuations. Of that amount, R$2,273.0 million was denominated in U.S. dollars (U.S.$791.4 million), R$1,539.6 million was denominated in euros (€465.0 million) and R$92.2 million was denominated in yen (¥3,843.3 million). Devaluation of the real results in exchange losses on foreign currency indebtedness. In order to protect against the risk of devaluation of the real, we have entered into over-the-counter

PART FOUR — RECENT DEVELOPMENTS	36

derivatives transactions with international and domestic financial institutions. In the six months ended June 30, 2003, our derivatives positions produced a loss of R$882.4 million, which was partially offset by the R$554.4 million of exchange gains on our foreign currency-denominated debt. At June 30, 2003, we had derivative contracts that covered amounts in excess of our foreign currency-denominated debt.

     We are exposed to interest rate risk as a consequence of our floating rate debt. At June 30, 2003, approximately 66.5% of our interest-bearing liabilities bore interest at floating rates, primarily EURIBOR for euro-denominated debt, LIBOR for U.S. dollar-denominated debt and CDI, TJLP and UMBND, a local index, for real-denominated debt.

     In February 2003, TCP issued promissory notes in the aggregate principal amount of R$700.0 million with maturity of six months. In August 2003, this debt was partially refinanced with an issue of debentures in the aggregate principal amount of R$500.0 million. (We issued R$700.0 million of debentures but sold only R$500.0 million.) The debentures bear interest at 104.6% of the CDI rate per annum. The stated maturity of the debentures is in August 2008, but the debentures provide for an annual renegotiation (repactuação) of their terms beginning in 2004. Holders of debentures that do not agree to the revised terms in any given year may require us to purchase the debentures they hold.

     In June 2003, TCP issued eurobonds in the aggregate principal amount of U.S.$150 million. The bonds bear interest at 6.75% and mature in December 2004.

     As of June 30, 2003, TCP had R$814.3 million of outstanding indebtedness to Banco Nacional de Desenvolvimento Econômico e Social – BNDES, the Brazilian national development bank under a real-denominated loan secured by a pledge of accounts receivable. See note 11 to TCP’s unaudited consolidated interim financial statements included in this prospectus.

     Some of the debt agreements of TCP and its subsidiaries contain restrictive covenants. Financial ratios apply to some indebtedness of Global Telecom and TCO and involve (1) current ratios, (2) capitalization ratios, (3) EBITDA margins, (4) interest coverage ratios and (5) debt to capital ratios. Global Telecom is currently seeking to amend the terms and conditions of such contract. At June 30, 2003, Global Telecom was not in compliance with certain of those covenants with respect to debt in the aggregate amount of R$290.9 million owed to BNDES, but it has obtained a waiver that expires in December 2003. Other than as described above, at June 30, 2003, TCP and its subsidiaries were in compliance with our restrictive covenants in all material respects.

     All majority-owned subsidiaries are included in our consolidated financial statements. We do not have any interests in, or relationships with, any special purpose entities that are not reflected in its consolidated financial statements.

  TCO’s Results of Operations for the Six Months Ended June 30, 2002 and 2003

     The following table sets forth certain components of TCO’s income for the periods indicated.

PART FOUR — RECENT DEVELOPMENTS	37

	Six months ended June 30,

	2002	2003

	(R$ millions)
Net operating revenue	716.4	901.8
Cost of services and goods	(318.2)	(420.8)
Gross profit	398.2	481.0

Operating expenses:
Selling expenses	(100.9)	(129.4)
General and administrative expenses	(62.8)	(89.5)
Other net operating income (expenses)	(7.0)	1.5
Operating income before net financial revenue	227.5	263.6

Net financial income (expenses)	(36.7)	66.6
Operating income	190.8	330.2

Net non-operating expense	(11.0)	(9.9)
Employees’ participation	(2.2)	—
Income before minority interests and income taxes	177.6	320.3

Income and social contribution taxes	(54.3)	(104.2)
Minority interests	(3.0)	3.9
Reversal of interest on own shareholders’ equity	40.9	—
Net income	161.2	212.2

  Net Operating Revenue

     The composition of operating revenues by category of service is presented in TCO’s consolidated financial statements and discussed below before deduction of taxes. TCO does not determine net operating revenues or allocate cost by category of service.

     The following table sets forth the components of TCO’s operating revenues for the periods indicated, as well as the percentage change of each component from period to period.

	Six months ended
	June 30,

	2002	2003	% Change

	(R$ millions)
Usage charges	413.7	555.2	34.2%
Monthly subscription charges	52.6	69.7	32.5%
Network usage charges	305.6	372.5	21.9%
Sales of handsets and accessories	118.0	133.7	13.3%
Others	6.9	11.4	65.2%

Gross operating revenue	896.9	1,142.5	27.4%

Value-added and other indirect taxes	(166.9)	(220.5)	32.1%
Sales and services discount and return of goods sold	(13.6)	(20.2)	48.5%

Net operating revenue	716.4	901.8	25.9%

     Net operating revenue increased 25.9% to R$901.8 million in the six months ended June 30, 2003 from R$716.4 million in the six months ended June 30, 2002. The increase in net revenues was principally due to an increase in demand for cellular service and tariff increases.

     Usage charges. Revenues from usage charges increased 34.2% to R$555.2 million in the six months ended June 30, 2003 from R$413.7 million in the six months ended June 30, 2002. This increase was principally due to an increase of 23.3% in the total number of subscribers to 3.3 million total lines in service at June 30, 2003 from 2.7 million total lines in service at June 30, 2002.

     Monthly subscription charges. Revenues from monthly subscription charges increased 32.5% to R$69.7 million in the six months ended June 30, 2003 from R$52.6 million in the six months ended June 30, 2002. This increase was principally due to an increase of 19.2% in the number of postpaid customers and the launch of new postpaid plans that are designed to fit a customer’s profile.

PART FOUR — RECENT DEVELOPMENTS	38

     Network usage charges. Revenues from network usage charges increased 21.9% to R$372.5 million in six months ended June 30, 2003 from R$305.6 million in the six months ended June 30, 2002. This increase was principally due to an increase in the total number of subscribers to 3.3 million in June 30, 2003 from 2.7 million in June 30, 2002, which led to an increase of the traffic originating from outside TCO’s network to TCO’s subscribers and to an increase in interconnection tariff in February 2003.

     Sales of handsets and accessories. Revenues from sales of handsets and accessories increased 13.3% to R$133.7 million in the six months ended June 30, 2003 from R$118.0 million in the six months ended June 30, 2002. This increase was principally due to an increase in sales volume, especially in sales of medium and higher value handsets. Revenues from handset sales are reported before commissions and promotional discounts and include value-added taxes. In general, the purpose of handset sales is to encourage growth in customers and traffic, as opposed to generating profits on the sales, and TCO therefore subsidizes varying portions of the costs of handsets. Although profit margins vary from one handset model to another and from time to time, profit margins are generally negative after taxes and discounts.

     Others. Revenues from other services increased 65.2% to R$11.4 million in the six months ended June 30, 2003 from R$6.9 million in the six months ended June 30, 2002. The increase was principally due to an increase in the revenues from data services caused by the growth in the number of subscribers.

     Value-added and other indirect taxes. Value-added and other indirect taxes increased 32,1% to R$220.5 million in the six months ended June 30, 2003 from R$166.9 million in the six months ended June 30, 2002. This increse was principally due to an increase of 27.4% in the gross operating revenue, an increase in the ICMS rate of the State of Rondonia from 25% to 35% in July 2002 and in the State of Mato Grosso do Sul from 25% to 27% in January 2003, and an increase in the PIS rate imposed on goods sold in December 2002 from 0.65% to 1.65%. This increase was partially offset by the effects of the decrease in the ICMS rate imposed by the State of Mato Grosso on prepaid cards from 30% to 25% in January 2003.

     Sales and services discount and return of goods sold. Deductions from operating revenues include discounts on cellular handset sales, discounts on services and returns of goods sold. Discounts and returns increased 48.5% to R$20.2 million in the six months ended June 30, 2003 from R$13.6 million in the six months ended June 30, 2002. The increase was principally due to an increase in the recognition of discounts in connection with the sales of prepaid cards to retailers.

  Cost of Services and Goods

     The following table sets forth the components of TCO’s costs of services and goods sold for the periods indicated, as well as the percentage change of each component from period to period.

	Six months ended June 30,

	2002	2003	% Change

	(R$ millions)
Depreciation and amortization	60.4	79.3	31.3%
Materials and services	96.8	140.4	45.0%
Personnel	6.9	8.8	27.5%
Rental, insurance and condominium fees	4.8	6.0	25.0%
Cost of goods sold	122.8	156.7	27.6%
Fistel and other taxes	26.5	29.6	11.7%
Cost of services and goods	318.2	420.8	32.2%

     TCO’s cost of services and goods increased 32.2% to R$420.8 million in the six months ended June 30, 2003 from R$318.2 million in the six months ended June 30, 2002. The increase was principally due to (1) an increase in the cost of goods sold; (2) an increase in the network usage charges payable to other telecommunications service providers and (3) an increase in depreciation and amortization costs.

     Depreciation. Depreciation expenses increased 31.3% to R$79.3 million in the six months ended June 30, 2003 from R$60.4 million in the six months ended June 30, 2002. The increase was principally due to an expansion of TCO’s network and increased investments in technical support systems.

     Materials and services. Materials and services include cost of materials and services received from third-parties, including network usage charges paid to other cellular telecommunications service providers, to fixed-line companies and

PART FOUR — RECENT DEVELOPMENTS	39

carriers for the completion on their networks of calls originated by TCO’s customers. Cost of materials and services increased 45.0% to R$140.4 million in the six months ended June 30, 2003 from R$96.8 million in the six months ended June 30, 2002. The increase was principally due to (i) an increase of R$30.9 million in the network usage charges payable to other telecommunications service providers, due to increases in traffic and in tariffs, and (ii) an increase in the cost of maintaining TCO’s network.

     Personnel. Personnel expenses increased 27.5% to R$8.8 million in the six months ended June 30, 2003 from R$6.9 million in the six months ended June 30, 2002. This increase was principally due to severence costs relating to a former executive and to an overall increase in personnel salaries.

     Rentals, insurance and condominium fees. Rentals, insurance and condominium fees increased 25.0% to R$6.0 million in the six months ended June 30, 2003 from R$4.8 million in the six months ended June 30, 2002. The increase was principally due to annual adjustments of fees under contracts, including inflation adjustments.

     Cost of goods sold. The cost of goods sold increased 27.6% to R$156.7 million in the six months ended June 30, 2003 from R$122.8 million in the six months ended June 30, 2002. The increase was principally due to an increase in sales volume and an increase in the average cost of handsets and the sale of more sophisticated and expensive handset models.

     Fistel and other taxes. The Fistel tax increased 11.7% to R$29.6 million in the six months ended June 30, 2003 from R$26.5 million in the six months ended June 30, 2002. The increase was principally due to the expansion of TCO’s network.

  Operating Expenses

     The following table sets forth the components of TCO’s operating expenses for the periods indicated, as well as the percentage change of each component from period to period.

	Six months ended
	June 30,

	2002	2003	% Change

	(R$ millions)
Selling expense	(100.9)	(129.4)	28.2%
General and administrative expense	(62.8)	(89.5)	42.5%
Other net operating income (expense), net	(7.0)	1.5	NA
Operating expense	(170.7)	(217.4)	27.4%

     Operating expenses increased 27.4% to R$217.4 million in the six months ended June 30, 2003 from R$170.7 million in the six months ended June 30, 2002. The increase resulted mainly from an increase of 28.2% in selling expense, which included sales commissions to independent distributors, and an increase of 42.5% in general and administrative expense.

     Selling expense. Selling expense increased 28.2%to R$129.4 million in the six months ended June 30, 2003 from R$100.9 million in the six months ended June 30, 2002. The increase was principally due to an increase of R$21.9 million in third-party services, which included sales commissions to independent distributors reflecting net additions of subscribers, and a 16.1% increase in provisions for doubtful accounts to R$24.5 million in the six months ended June 30, 2003 from R$21.1 million in the six months ended June 30, 2002.

     In spite of the increase in provisions for doubtful accounts, these provisions were 2.1% of gross revenues in the six months ended June 30, 2003, compared to 2.4% of gross revenues in the six months ended June 30, 2002. The decrease in the ratio of provisions for doubtful accounts to gross revenues was principally due to the adoption of more effective methods of evaluating customer credit and the growth of TCO’s prepaid customer base.

     General and administrative expense. General and administrative expense increased 42.5% to R$89.5million in the six months ended June 30, 2003 from R$62.8 million in the six months ended June 30, 2002. The increase was

PART FOUR — RECENT DEVELOPMENTS	40

principally due to an increase of R$11.8 million in services provided by third parties, primarily related to corporate information technology services.

     Other net operating (expense) income. In the six months ended June 30, 2003, TCO had other net operational income in the amount of R$1.5 million, and in the six months ended June 30, 2002, TCO had net operational expenses in the amount of R$7.0 million. This income in the six months ended June 30, 2003 was mainly due to the reversal of a R$5.3 million provision relating to litigation over the assessment of ICMS tax on activation fees similar to that reversed by Telesp Celular, as described under “TCP’s Results of Operations for the Six Months Ended June 30, 2002 and 2003—Operating Expense—Other net operating expense (income).”

  Net Financial Income (Expenses)

     TCO had net financial income of R$66.6 million in the six months ended June 30, 2003, compared to net financial expenses of R$36.7 million in the six months ended June 30, 2002. This change was principally due to the appreciation of the real in relation to the U.S. dollar, leading to gains on the TCO’s unhedged debt positions.

  Income and Social Contribution Taxes

     TCO recorded income and social contribution expense of R$104.2 million and R$54.3 million in the six months ended June 30, 2003 and 2002, respectively. The increase in income and social contribution expense occurred primarily because TCO recorded interest on shareholders’ equity in each quarter of 2002, reducing income before minority interests and taxes, but did not record interest on shareholders’ equity in 2003. TCO’s effective tax rate was 32.5% and 30.6% for the six months ended June 30, 2003 and 2002, respectively.

  Net Income

     As a result of the foregoing, TCO recorded net income of R$212.2 million for the six months ended June 30, 2003, compared to R$161.2 million for the six months ended June 30, 2002.

PART FIVE — THE MERGER OF SHARES	41

PART FIVE – THE MERGER OF SHARES

Reasons for the Merger of Shares

     We acquired 61.10% of the common shares of TCO on April 25, 2003. Our acquisition of a controlling interest required us under Brazilian law to launch a tender offer for the remaining publicly held common shares of TCO. We commenced that tender offer on October 9, 2003, and the tender offer expired on November  , 2003. We now hold      % of the common shares of TCO.

     We believe that the merger of shares will enable us to:

•	align the interests of the shareholders of TCP and TCO;

•	take advantage of commercial and financial synergies because we will be a larger company;

•	simplify our shareholding structure and expand our shareholder base;

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold; and

•	eliminate the costs of separate public reporting requirements for TCO and the separate listing of TCO securities.

Background for the Merger of Shares

  Privatization of Telebrás

     Before its privatization in the 1998, Telebrás and its operating subsidiaries, which we refer to collectively as the “Telebrás system,” held a near monopoly over the provision of public telecommunications services in Brazil. In 1995, the Brazilian federal government began a comprehensive reform of Brazil’s telecommunications regulatory system.

     In July 1997, Brazil’s national congress adopted the General Telecommunications Law, which provided for the establishment of a new regulatory framework, the introduction of competition and the privatization of the Telebrás system.

     In January 1998, in preparation for the restructuring and privatization of the Telebrás system, the cellular telecommunications operations of the Telebrás system were spun off into separate companies. In May 1998, the Telebrás system was restructured to form, in addition to Telebrás, 12 new holding companies. Virtually all of the assets and liabilities of Telebrás’s operating subsidiaries were allocated to the new holding companies, which we refer to as the New Holding Companies. The New Holding Companies, together with their respective subsidiaries, consisted of (1) eight cellular holding companies, each in one of eight cellular regions, holding one or more operating companies that provide cellular services; (2) three wireline holding companies, each in one of three wireline regions, holding one or more operating companies that provide local and intraregional long distance services; and (3) Embratel Participações S.A., a holding company of Empresa Brasileira de Telecomunicações S.A.– Embratel.

     TCP and TCO were New Holding Companies. In connection with the reorganization of the Telebrás system:

•	TCP was allocated all of the share capital held by Telebrás in Telesp Celular, one of the cellular operating companies that provided cellular telecommunications service in the State of São Paulo; and

•	TCO was allocated all of the share capital held by Telebrás in the operating subsidiaries that provided cellular telecommunications service in the concession region formerly known as Area 7.

     In July 1998, as part of its restructuring and privatization plan, the Brazilian federal government sold substantially all of its common shares of the New Holding Companies, including TCP and TCO, to private sector buyers.

     Ownership of TCP and TCO After Privatization

     TCP and its Subsidiaries

     The federal government’s shares of TCP were purchased by Portelcom Participações S.A., or Portelcom, a consortium comprised of Portugal Telecom S.A., or Portugal Telecom, which owned 64.2% of Portelcom, and Telefónica, which owned the remaining 35.8% of the shares in Portelcom. In July 1998, Portelcom acquired 51.8% of the common

PART FIVE — THE MERGER OF SHARES	42

stock of TCP. Through a subsequent reorganization, Telesp Celular became a wholly owned subsidiary of TCP in January 2000. In 2000, Portugal Telecom increased its participation in TCP to 85.1% of the common shares and 17.7% of the preferred shares through a public tender offer and a later capital increase of TCP.

     In November 2000, after the approval of Anatel, Telefónica effected a stock swap transaction with Portugal Telecom involving their participations in Telesp Celular and Telecomunicações de São Paulo S.A.-TELESP, known as Telesp, respectively. In the stock swap transaction, Telefónica swapped 35.8% of its direct and indirect stake in Portelcom for Portugal Telecom’s 23% indirect stake in SP Telecomunicações Holding. This transaction increased Portugal Telecom’s participation in Telesp Celular from 36.2% to 41.2%.

     In September 2002, TCP undertook a R$2.5 billion capital increase. After this capital increase, Portugal Telecom’s participation in TCP increased to 93.7% of the voting shares, 49.8% of the preferred shares and 65.1% of the total capital.

     On January 23, 2001, Portugal Telecom and Telefónica Móviles entered into a strategic agreement to create a cellular services company in Brazil that would aggregate all of their investments in cellular telecommunications businesses to the extent permitted under Brazilian law. In December 2002, Anatel approved the joint venture between Portugal Telecom and Telefónica Móviles. This joint venture, named Brasilcel N.V., or Brasilcel, with headquarters in the Netherlands, is managed by Portugal Telecom and Telefónica Móviles on an equal basis.

     In December 2002, Portugal Telecom and Telefónica Móviles transferred to Brasilcel all their direct and indirect interests in TCP, Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A. and Celular CRT Participações S.A.

     At June 30, 2003, we were controlled by Brasilcel (57.26% of our total capital stock) and Portelcom (7.86% of our total capital stock). Portelcom is an indirect wholly owned subsidiary of Brasilcel.

     Global Telecom was formed to acquire a B Band cellular concession in the states of Paraná and Santa Catarina, known as Area 5. In April 1998, Global Telecom won the concession for Area 5 and, after building out its network, began commercial operations in December 1998. In February 2001, we acquired an 81.61% indirect economic interest in Global Telecom through the acquisition of 49% of the voting shares and 100% of the non-voting shares of each of three holding companies that collectively held 95% of the voting shares and 100% of the non-voting shares of Global Telecom. The remaining 5% of Global Telecom’s voting shares were held by another investor who, upon authorization from Anatel in July 2001, sold them to the three holding companies. On December 11, 2002, after all of the TCP operators had switched over to the SMP system, Anatel approved our acquisition of the remaining capital stock of the three holding companies, and we acquired the remaining portion of those three holding companies on December 27, 2002. On March 31, 2003, after a restructuring process, TCP became the direct holder of 100% of the capital stock of Global Telecom.

  TCO and its Subsidiaries

     The federal government’s shares of TCO were purchased by Splice do Brasil Telecomunicações e Electrônica S.A., or Splice, through BID S.A., its subsdiary at the time.

     Telebrasília, Telegoiás, Telemat, Telems, Teleron and Teleacre were formed on January 5, 1998 by spinning off the cellular telecommunications operations of operating subsidiaries of Telebrás. Telebrasília merged into TCO on April 26, 2002.

     On October 19, 1998, Tele Centro Oeste/Inepar, a consortium comprised of Inepar S.A. Indústria e Construções and TCO, was awarded a license to provide cellular telecommunications services in the concession area formerly known as Area 8. On May 21, 1999, TCO acquired 45% of Tele Centro Oeste/Inepar from Inepar, increasing its holding in the consortium to 95%. Upon acquiring control, TCO renamed Tele Centro Oeste/Inepar “Norte Brasil Telecom S.A.,” or NBT, and registered it as a non-publicly held company.

     On November 21, 2000, SPLICE IP S.A. was formed as a closed corporation. TCO held 100% of its preferred shares and Splice held 99.99% of its common shares. As of March 5, 2001, the control of SPLICE IP S.A. changed to TCO when TCO bought 99.99% of the common shares from Splice and renamed the entity TCO IP S.A.

     On December 31, 2001, Splice transferred all of its shares of BID S.A. to Fixcel S.A., or Fixcel.

PART FIVE — THE MERGER OF SHARES	43

     In 2000 and 2001, TCO conducted tender offers for the remaining publicly held common and preferred shares of Telegoiás, Telemat, Telems, Teleron and Teleacre. Although these tender offers are complete, from time to time TCO voluntarily repurchases small numbers of publicly held shares.

  Acquisition of TCO and Subsequent Tender Offer

     On April 25, 2003, we acquired 61.10% of the voting capital stock of TCO from Fixcel, representing 20.37% of TCO’s total capital. The total consideration was R$1,529.0 million at April 25, 2003 (including a payment of R$23.5 million to acquire a future obligation by TCO to issue capital stock to its previous owner). Of this amount, R$1,287.2 million had been paid (including cash payments and debt and deferred payments that have been paid in full) and the remaining R$294.3 million consists of debt and deferred payments, as further detailed in the table below. The amounts paid and to be paid reflect interest and exchange variation from April 25, 2003 to the date of payment or to September 30, 2003, as applicable.

Item	Maturity Date	Amount in R$ million(1)	Remuneration

Deferred payment	April 25, 2004	80.2	CDI plus 2% p.a.
Retained payment(2)	April 25, 2004	42.8	CDI plus 2% p.a.
Retained payment(2)	Up to April 25, 2008	10.7	CDI plus 2% p.a.
U.S. dollar-denominated debt	March 2004 – Sept. 2004	6.6	LIBOR +1.438% p.a., plus exchange variation and income tax applicable to interest payments (at a rate of 15%)
Real-denominated debt	January 2004 – April 2004	128.0	108% to 110% of CDI

(1)	Amounts at April 25, 2003, the date of acquisition.

(2)	This payment has been retained by the buyer as a guarantee for contingent liabilities.

     Under Brazilian law, our acquisition of control of TCO triggered a requirement that we launch a tender offer for the remaining publicly held common shares of TCO for a price not less than 80% of the price paid per share in our acquisition of a controlling interest in TCO. At the time we signed an agreement with Fixcel to purchase a controlling interest in TCO, we announced our intention to consummate the merger of shares after the completion of the acquisition of the controlling interest and the tender offer using an exchange ratio of 1.27 shares of TCP for each share of TCO, subject to adjustment based on our due diligence.

     We launched the tender offer for the remaining common shares of TCO on October 9, 2003 for R$16.58 per 1,000 common shares, before applicable stock exchange fees, brokerage fees, commissions and withholding taxes, and subject to final adjustment based on changes in the U.S. dollar-real exchange rate and applicable interest rates. We completed the tender offer for the TCO common shares on November    , 2003. We now hold      % of the voting capital stock of TCO, representing      % of TCO’s total capital.

  Merger of Shares

     On October 27, 2003, the boards of executive officers (diretorias) of TCP and TCO signed separate documents (protocolos) containing the terms and conditions of the merger of shares. On the same date, the boards of directors (conselhos de administração), of TCP and TCO approved the protocolos and approved separate documents (justificações) outlining the reasons for the merger of shares of TCO with TCP.

     On October 27, 2003, the auditors’ councils (conselhos fiscais) of TCP and TCO reviewed the terms and conditions of the merger of shares in separate meetings and issued favorable opinions with respect to the merger of shares.

     On October 29, 2003, TCP and TCO published notice of extraordinary meetings of their respective common shareholders to be held on December 22, 2003 to approve the merger of shares.

     Concurrently with publication of the notices of the meetings to approve the merger of shares, we are extending to our preferred shareholders the opportunity to convert all or a portion of their preferred shares into common shares of TCP

PART FIVE — THE MERGER OF SHARES	44

at a one-to-one ratio up to a limit of 105,518,995,000 preferred shares in the aggregate for all shareholders. The conversion is intended to ensure that, after the merger of shares, our preferred shares do not exceed two-thirds of our total capital stock in violation of Brazilian law. If the conversion option is exercised for more shares than this maximum number, shares will be converted pro rata among the shares for which the option is exercised. If the conversion option is exercised for fewer shares than this maximum number, Brasilcel, our controlling shareholder, has agreed to convert sufficient preferred shares so that the maximum number is converted. Our preferred shareholders must make this election by December  , 2003. We expect the conversion to be approved by the holders of our common shares. If it is approved, the conversion will become effective immediately before the merger of shares. The conversion is not available to you as a future shareholder of TCP.

Terms of the Merger of Shares

  General

     The merger of shares must be approved at extraordinary general meetings of the shareholders of TCP and TCO to be held on December 22, 2003. The completion of the merger of shares is contingent upon the approval of holders of at least 50% of the outstanding common shares of both TCP and TCO at the shareholder meetings. If the merger of shares is approved:

•	TCO will become a wholly owned subsidiary of TCP;

•	holders of ADSs of TCO will receive 1.524 ADSs of TCP for each ADS they hold upon surrender of the TCO ADSs and payment of the fees and expenses of the depositary; and

•	holders of preferred shares of TCO, other than preferred shares underlying ADSs of TCO, will automatically receive 1.27 preferred shares of TCP for each preferred share they hold without any further action by those holders.

     The exchange ratios for the TCO preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to preferred shares under the TCO and TCP ADS programs. Under the TCO ADS program, each ADS represents 3,000 shares, while under the TCP ADS program, each ADS represents 2,500 preferred shares.

     Brasilcel holds, directly and indirectly, 93.66% of the common shares of our company, and we hold 61.10% of the common shares of TCO. Brasilcel has represented to us that it and its subsidiaries will vote the common shares of our company they hold in favor of the merger of shares. We intend to vote the common shares of TCO we hold in favor of the merger of shares.

     There are no conditions to the completion of the merger of shares other than shareholder approval by both TCP and TCO.

  Date, Time and Place of the Meeting

     The extraordinary general meeting of TCO is scheduled to be held as follows:

December 22, 2003
9 a.m., local time
Tele Centro Oeste Celular Participações S.A.
SCS – Quadra 2, Bloco C, 226,
Edifício Telebrasília Celular – 7° andar
70319-900 – Brasília, D.F.
Brazil

     If you hold preferred shares directly, you may attend the meeting. Under the Brazilian corporation law, you may be required to show a document proving your identity to gain admittance to the meeting. However, no holder of preferred shares or ADSs of TCO may vote at the meeting.

PART FIVE — THE MERGER OF SHARES	45

Receipt of Shares and ADSs of TCP

  Delivery of TCP ADRs

     If the merger of shares is approved, each preferred share of TCO will automatically become 1.27 preferred shares of TCP without any action by you. Because the preferred shares of TCP are book-entry shares, an entry or entries will be made in the share registry of TCP to evidence the preferred shares you receive in the merger of shares. Neither you nor any other person will receive certificates evidencing preferred shares of TCP.

     If you hold ADSs representing preferred shares of TCO, you will receive 1.524 ADSs representing preferred shares of TCP in the merger of shares for each TCO ADS you hold.

     When the merger of shares becomes effective, TCP will deposit with a custodian for The Bank of New York, as depositary under TCO’s ADS program the TCP preferred shares issuable in respect of the TCO preferred shares then held in that program. In accordance with an amendment to the TCO preferred share deposit agreement that will be entered into and become effective at the time of the merger of shares, The Bank of New York, as depositary, will consider itself to have been directed by TCO and the holders of the TCO ADSs to deposit those TCP preferred shares with the custodian for The Bank of New York, as depositary under TCP’s ADS program, and instruct that depositary to cause to be issued and to deliver, subject to payment of the fees and expenses of the depositary under the TCP deposit agreement, ADSs representing those TCP preferred shares to the depositary for the TCO ADS program. When the TCP ADSs are received in the TCO ADS program, the TCO ADSs will be deemed to have been converted into a right only to receive TCP ADSs, and The Bank of New York, as depositary under TCO’s ADS program, will call for the surrender of the ADRs evidencing those former TCO ADSs. Upon surrender of those ADRs and payment of the depositary’s fees and expenses as provided in the TCO deposit agreement and the TCP deposit agreement, the depositary will deliver the TCP ADSs (and cash in lieu of any fractions as described below) to the holders of the former TCO ADSs.

  Termination of TCO ADS Program

     The Bank of New York, as depositary under TCO’s ADS program, will, at the direction of TCO, mail notice to the owners of all outstanding TCO ADRs in accordance with the deposit agreement of the termination of the deposit agreement and the ADS program at the time of effectiveness of the merger of shares. The notice mailed by the depositary also will contain notice that the depositary and TCO have amended the deposit agreement, effective 30 days after notice of the amendment was given to authorize and provide for the procedures described under “—Delivery of TCP ADRs.”

     The terms of the ADSs of TCP that will be received upon the effectiveness of the merger of shares are described in “Part Six: Shareholder Information—Description of American Depositary Shares.”

Fractional Shares and ADSs

     If you hold TCO preferred shares directly and the product of 1.27 and the number of TCO preferred shares you hold is not a whole number, the number of preferred shares of TCP you will receive in the merger of shares will be rounded up to the largest whole number.

     If you hold TCO ADSs and the product of 1.524 and the number of TCO ADSs you hold is not a whole number, the number of TCP ADSs you will receive in the merger of shares will be rounded down to the largest whole number. The depositary under TCP’s ADS program will:

•	sell into the open market the fractional TCP ADS to which you would otherwise be entitled; and

•	remit to your broker or custodian or mail you a check for cash in lieu of any fractional TCP ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from the sale on the New York Stock Exchange of the aggregate number of fractional entitlements to TCP ADSs.

     You will receive your cash payment, if applicable, at or about the time that you receive your new TCP ADRs. You do not have to pay in cash any fees or commissions to the depositary for the sale of your fractional ADS, since fees and expenses will have already been deducted from any amounts you receive.

PART FIVE — THE MERGER OF SHARES	46

Management

     A description of TCP’s management is set forth below.

  Board of Directors

     Our administration consists of a board of directors and a board of executive officers. Our shareholders elect the members of the board of directors. The board of directors should maintain a number of members ranging from eight to 12, each serving a three-year term. The term of office of the current members of the board of directors will expire in March 2006, except for António Gonçalves de Oliveira, who was elected on April 10, 2001 (his term will expire in April 2004). The board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings.

     The following are the current members of our board of directors and their respective positions.

Name	Position

Félix Pablo Ivorra Cano	President of the Board of Directors
Iriarte José Araújo Esteves	Director
Fernando Xavier Ferreira	Director
Antonio Viana Baptista	Director
Ernesto Lopez Mozo	Director
Ignacio Aller Malo	Director
Zeinal Abedin M. Bava	Director
Carlos Manuel L. Vasconcellos Cruz	Director
Eduardo Perestrelo Correia de Matos	Director
Pedro Manuel Brandão Rodrigues	Director
António Gonçalves de Oliveira	Director

     Set forth below are brief biographical descriptions of the directors.

     Félix Pablo Ivorra Cano, 56 years old, is the president of the board of directors. He is also the president of the boards of directors of Tele Leste Celular Participações, Celular CRT Telecomunicações S.A., Tele Sudeste Celular Telecomunicações S.A. and TCP and a member of the board of directors of Telecomunicações de São Paulo S.A. – Telesp and TCO. He is a director of Atento Brasil S.A., 4A Telemarketing, Telefónica Peru and Portelcom Participações S.A. He is the main executive officer for Telefónica Móviles in Brazil and the vice president of Telefónica Móviles Latino-America. He is also the president of the board of directors of Brasilcel. After graduating, he joined the Telefónica Group, where he worked in the areas of technical specifications, network planning and commercial planning and developed new services. In 1993 he was the general director of the group that funded and developed Telefónica Móviles. In 1997 and a portion of 1998, Mr. Cano was the president of the board of directors of Mensatel S.A. and Radiored S.A., which are part of Telefónica Móviles. He has a degree in telecommunication engineering from Escola Técnica Superior de Engenharia — ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas — ICADE.

     Iriarte José Araújo Esteves, 53 years old, is currently also the chairman of the board of directors of TMN-Telecomunicações Móveis Nacionais, S.A., the chief executive officer of TMN, the chief executive officer of PT Móveis, S.G.P.S., S.A., and a member of the board of directors of each of Portugal Telecom S.G.P.S., S.A., PT Prime S.G.P.S., S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Tele Sudeste Celular Participações S.A., TCO and TCP. From 1981 until 1992, Mr. Esteves performed several functions at CTT, Correios e Telecomunicações de Portugal, including regional telecommunications general manager, manager of the telecommunications business planning department, deputy general manager of telecommunications, director-general of telecommunications and member of the board of directors. From 1991 until 1997, Mr. Esteves was the chairman of the board of directors of Telepac, Serviços de Telecomunicações, S.A., and from 1991 until 1992 he was the vice chairman of the board of directors of TMN. Mr. Esteves was also a vice chairman of the board of directors of Portugal Telecom Internacional S.G.P.S., S.A. from 2000 until 2002. He holds a degree in electronic engineering from the Higher Education Technical Institute, Portugal.

     Fernando Xavier Ferreira, 55 years old, is currently also the president of the Telefónica Group in Brazil, the chairman of the board of directors and chief executive officer of Sudestecel Participações S.A, TBS Celular Participações S.A., Iberoleste Participações S.A. and Telecomunicações de São Paulo S.A. – Telesp, and vice chairman of the board of

PART FIVE — THE MERGER OF SHARES	47

directors of Telefônica Data Brasil Holding S.A. He is also member of the board of directors of each of Telefónica Móviles, Brasilcel, Tele Sudeste Celular Participações S.A., TCP, Tele Leste Celular Participações S.A., Celular CRT Participações S.A. and TCO. He also currently serves as chief executive officer of SP Telecomunicações Holding S.A. and Telefônica Data Brasil Holding S.A. Participações S.A. Beginning in 1971, he held various positions at Telecomunicações do Paraná S.A. – Telepar, including those of vice president, economic-financial and market relations officer and president. Since that time he has served on the board of directors of Telebrás, Telesp Participações S.A., Embratel Participações S.A., Embratel-Empresa Brasileira de Telecomunicações S.A., Empresa Brasileira de Corrêios e Telégrafos-ECT, Companhia Riograndense de Telecomunicações, Telebahia Celular, Telergipe Celular, Telesp Celular, Telesp Celular Participações S.A. and Portugal Telecom S.A. Mr. Ferreira served as officer and chief executive officer of Telecomunicações Brasileiras S.A.-Telebrás, chairman of the board of directors of Telerj Celular, chairman of the board of directors of Telest Celular, chairman of the board of directors of Ceterp-Centrais Telefônicas de Ribeirão Preto S.A., chief financial officer, chief executive officer, chairman and vice chairman of the board of directors of Tele Sudeste Celular Participações S.A. From December 2001 to April 2003, he was chief executive officer of Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. During 1998, he has also served as a member of a consulting committee of Anatel, and at present is a member of the Latin American Committee of the New York Stock Exchange and the Global Information Infrastructure Commission—GIIC. He holds a degree in electrical engineering from the Catholic University of Rio de Janeiro, Brazil, and attended a business administration course at Western Ontario University, Canada, in 1982.

     Antonio Viana Baptista, 45 years old, is an economist who graduated from the Catholic University of Lisbon in 1980. He has a post-graduate degree in European Economy (1981) and an MBA, obtained with a mention of distinction, from INSEAD (Fontainebleu). In August 2002, he was appointed as Executive President of Telefónica Móviles. He is member of the board of directors of the Delegate Committee and the Executive Committee of Telefónica S.A. He is also a member of the board of directors of Terra Network, S.G.P.S., S.A., Portugal Telecom S.G.P.S., S.A., Brasilcel N.V., Telesp Celular Participações, S.A., Tele Sudeste Celular Participações S.A., Tele Centro Oeste Celular Participações S.A. and Celular CRT Participações S.A. Until July 2002, he served as President of Telefónica Internacional and Executive President of Telefónica LATAM. Before that he also served from 1991 until 1996, as Executive Director of BPI (Banco Português de Investimento). From 1985 until 1991 he was Principal Partner of McKinsey & Co. in Madrid and Lisbon.

     Ernesto Lopez Mozo, 39 years old, serves as Chief Financial Officer General Manager for Finance and Management Control of Telefónica Móviles S.A. Mr. Lopez is a member of the board of directors of each of Telefónica Móviles de España, S.A., Terra Mobile, S.A., Telefónica Móviles México, S.A. de C.V., Brasilcel, TCP, Tele Sudeste Celular Participações S.A., TCO, and Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. He was previously a senior manager in the financing department of Telefónica, S.A., where he was also responsible for relationships with credit rating agencies. Before joining Telefónica in March 1999, Mr. Lopez worked for five years at J.P. Morgan where he was a vice president in charge of the interest rate derivatives trading desk for Spain and Portugal for three years. At J.P. Morgan, he was also involved in sales to mutual and pension funds. Before joining J.P. Morgan, Mr. Lopez worked as an engineer, managing the construction of highways and other infrastructure. He holds a degree in civil engineering from ETSICCP in Madrid and a master’s degree in business administration from the Wharton School.

     Ignacio Aller Malo, 58 years old, serves as Chief Operating Officer of Telefónica Móviles. Mr. Aller is a member of the board of directors of Terra Mobile, S.A., Mobipay España, S.A., Mobipay Internacional, S.A., Medi Telecom, Telefónica Móviles de España, S.A., Telefónia Móviles México, S.A. de C.V., Brasilcel, TCP, Tele Sudeste Celular Participações S.A., TCO, Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. Mr. Aller has held several positions at Telefónica de España since 1967, including Director of Operations and Information Services in 1986, General Director of Mensatel in 1995 and General Executive Director of Operations of Telefónica Servicios Móviles in 1999. Mr. Aller has also served as a member of the board of directors of Venturini España, S.A., Mensatel and is currently a board member of Telyco and PMT.

     Zeinal Abedin Mahomed Bava, 37 years old, is currently also the chief financial officer of Portugal Telecom S.G.P.S., S.A., the vice chairman of the board of directors of PT Multimédia-Serviços Telecomunicações e Multimédia, S.G.P.S., S.A., a member of the board of directors of Brasilcel, the chairman of the board of directors of P T PRO-Serviços de Gestão S.A., and a member of the board of directors of each of BEST-Banco Electrónico de Serviço Total, S.A., Tele Sudeste Celular Participações S.A., TCP, TCO, Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. Mr. Bava was vice chairman of the board of directors of Portugal Telecom Internacional, S.G.P.S., S.A. from 2000 until 2002; the director and relationship manager for Portugal of Merrill Lynch International from 1998 until 1999; an executive director of Deutsche Morgan Grenfell from 1997 until 1998; and an executive director of Warburg Dillon Read from 1989 until 1996. He holds a degree in electronic and electrical engineering from the University of London B.S.C.

PART FIVE — THE MERGER OF SHARES	48

     Carlos Manuel L. Vasconcellos Cruz, 45 years old, is currently also a member of the board of directors of Portugal Telecom S.G.P.S., S.A., the chairman and chief executive officer of PT Prime S.G.P.S., S.A., the chairman of the board of directors of PT Contact-Telemarketing e Serviços de Informação, S.A., chief executive officer of PT Comunicações, S.A. and a member of the board of directors of each of Brasilcel, Telecomunicações Móveis Nacionais S.A. – TMN, Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Tele Sudeste Celular Participações S.A., TCO and TCP. From 1978 to 1983, Mr. Cruz was an economist at the Ministry of Finance of Portugal, and from 1983 to 1985 he was a senior economist at LEASEINVEST. From 1985 until 1999, Mr. Cruz performed several functions worldwide at Dun & Bradstreet Corporation, including president and chief executive officer of Dun & Bradstreet for Portugal, Iberia and the Middle East, executive vice president of Dun & Bradstreet for Europe, president and chief executive officer of Dun & Bradstreet GMC and member of the worldwide board and executive vice president of Dun & Bradstreet Corporation. From 1990 to 1993, he was also vice president of Associação Portuguesa para a Qualidade. In 1996, he was vice president of A.P.E.I.N.-Associação Portuguesa de Empresas de Informação de Negócios. From 1999 to 2001, Mr. Cruz was the president and chief executive officer of Tradecom S.G.P.S., and from 2000 he also served as executive manager of PT Prime S.G.P.S., S.A. From 2000 to 2001 he was an invited professor at Portuguese Catholic University and ISCTE for postgraduate courses and MBA programs. He also served as president of Telesp Celular, from May 2001 until May 2002, and as vice president of TCP from September 2001 until May 2002. Mr. Cruz holds a degree in business from the I.S.C.T.E. (Instituto Superior de Ciências do Trabalho e da Empresa or Higher Education Institute for Labor and Corporate Sciences), Portugal, and a post-graduate degree in management from D.S.E. (the German Foundation for International Development), Germany.

     Eduardo Perestrelo Correia de Matos, 54 years old, is currently also the president of Portugal Telecom Brasil S.A. and a member of the board of directors of each of PT Móveis, Serviços de Telecomunicações, S.G.P.S., S.A., Tele Sudeste Celular Participações S.A., TCP, TCO, Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. From 1976 to 1984, Mr. Matos held various operational positions in the planning and control areas of CTT — Correios e Telecomunicações de Portugal S.A. and TLP – Telefones de Lisboa e Porto S.A. From 1984 to 1987 he served as general post master of CTT and from 1987 to 1990 he was the secretary of state for external transportation and communications in Portugal. In addition, he served as president at Marconi S.G.P.S. Comunicações, S.A. from 1990 to 1991 and at Mobitel S.A. from 1991 to 1996. Mr. Matos was also a member of the board of Portugal Telecom, S.G.P.S., S.A. from 1996 until May 2002. He holds a degree in economics from the Technical University of Lisbon, Portugal.

     Pedro Manuel Brandão Rodrigues, 52 years old, is currently a director and member of the executive committee of Telecomunicações Móveis Nacionais – TMN and PT Móveis, S.G.P.S., S.A. Mr. Brandão was elected to the Portuguese Parliament (Assembleia da República) in March 2002 and has been a member of the Portuguese National Education Council (Conselho Nacional de Educação) since July 2000. He is a director of the Portuguese Business Directors Forum (Forum de Administradores de Empresas) and is President of Portuguese Permanent Offset Commission (Comissão Permanente de Contrapartidas). From 1980 to 1987, Mr. Brandão performed various functions at Alusuisse-Lonza AG group in Zurich. At various times from 1987 to 1993, he was Managing Director of Promindústria, Sociedade Portuguesa de Capital de Risco, SA, a director of EVCA – European Venture Capital Association and president of APCRI – Associação Portuguesa de Capital de Risco. From 1987 to 2000, he was a Professor at the Instituto Superior Técnico in Lisbon in the Autonomous Section for Economics and Management and in the Department of Materials. From 1993 to 2000, Mr. Brandão was also a member of the Board and the Executive Committee of Banco Mello and Banco Mello de Investimentos, where he oversaw the Division of Investment Banking and performed other functions. Mr. Brandão has served as a member of the boards of directors and other supervisory bodies of numerous Portuguese companies. He holds a degree in chemical engineering from Instituto Superior Técnico and holds a Masters degree in Production Processes and Management and a Ph.D in Engineering from the University of Birmingham, England. He has been honored with the Portuguese National Defense Medal, first class (Medalha da Defesa Nacional, primeira classe).

     Antonio Gonçalves de Oliveira, 58 years old, was nominated to serve on our board of directors by Previ, a board member of the Small and Medium Company Working Group sponsored by the Brazilian government, a coordinator of the international integration foreign trade committee of the Small Company Permanent Forum sponsored by the Brazilian government, a coordinator for the Small Company National Seminar, the vice president of the Brazilian Businessmen Association for Market Reintegration (ADEBIM), a member of the orientation and steering council of Banco do Povo do Estado de São Paulo and a member of the decision council of the National Employee Association of Banco do Brasil (ANABB). From 1991 to 1995 he served as director of the Latin American Sociology Association and from 1993 to 1994 he served as the executive coordinator of the Small and Medium Company National Movement (MONAMPE). He was also a member of the Group for Company/University Technological Integration sponsored by the Development Forum of the State of São Paulo from 1992 to 1994, a member of the “Science and Technology” Group of the Competition Corporate Commission from 1991 to 1994; a consultant for the Inter-American Development Bank in 1995; a director of the Micro and Small Industry Union of the State of São Paulo – SIMPI and the president of the ESP Sociology Association

PART FIVE — THE MERGER OF SHARES	49

from 1990 to 1993. He holds a degree in social sciences from the University of São Paulo, Brazil, and a master’s degree in communication sciences from the same university.

     In accordance with Brasicel’s shareholders agreement, PT Movéis is responsible for the appointment of our Chief Executive Officer and Telefónica Móviles is responsible for the appointment of our Chief Financial Officer. PT Movéis and Telefónica Móviles appointed 10 (five each) of the 11 members of our Board of Directors.

  Executive Officers

     Our bylaws provide for a board of executive officers with eight positions, and each executive officer is elected by the board of directors for a term of three years. Our board of executive officers currently has seven members, one of whom holds two positions. The chief executive officer is the chairman and, in his absence or temporary inability to perform his duties, he will be replaced by the vice president for finance, planning and control. In the case of a vacancy in any position in the board of executive officers, the respective replacement will be appointed by the board of directors. In the case of any inability, the chief executive officer will choose a replacement for that officer from among the remaining officers. One officer may be elected for more than one position on the board of executive officers, but the members of the board of executive officers cannot be elected to the board of directors. The board of directors may remove executive officers from office at any time.

     The following are the current executive officers, appointed on April 16, 2003, and their respective positions.

Name	Position

Francisco José Azevedo Padinha	Chief Executive Officer
Fernando Abella Garcia	Executive Vice President for Finance, Planning and Control and Investor Relations Officer
Paulo Cesar Pereira Teixeira	Executive Vice President for Operations
Javier Rodriguez Garcia	Vice President for Technology and Networks and Vice President for IT and Product and Service Engineering
Guilherme Silverio Portela Santos	Vice President for Customers
Luis Filipe Saraiva Castel-Branco de Avelar	Executive Vice President for Marketing and Innovation
José Carlos de la Rosa Guardiola	Vice President for Regulatory Matters and Institutional Relations

     Set forth below are brief biographical descriptions of the executive officers.

     Francisco José Azevedo Padinha, 56 years old, is currently also the chief executive officer of each of Brasilcel, Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A.,TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Celular CRT, Telesp Celular and Global Telecom; the chairman of the board of directors of each of PT Prime Tradecom Soluções Empresariais de Comércio Electrónico, S.A., Megamedia Soluções Multimédia, S.A., PT Prime, S.G.P.S., S.A., the vice chairman of the board of directors of PT Ventures S.A.; a member of the board of directors of PT Comunicações S.A.; and a member of the scientific committee of Taguspark Sociedade de Promoção e Desenvolvimento do Parque da Ciência e Tecnologia da área de Lisboa, S.A. He was also the chairman of the board of directors of Prymesys — Soluções Empresariais S.A. From 1989 until 1992 Mr. Padinha was the manager of the central department for research and development of Companhia Portuguesa Rádio Marconi, S.A., and from 1992 until 1994 he was the chairman of the board of directors of Telecom Portugal, S.A. Mr. Padinha was also the chairman of the board of directors of each of Cabo TV Açoreana, S.A. (from 1993 until 1996) and INESCTEL Engenharia de Sistemas e Computadores nas Telecomunicações, Lda (from 1996 until 1999). From 1994 until 1998, he was a member of the board of directors of Taguspark Sociedade de Promoção e Desenvolvimento do Parque da Ciência e Tecnologia da área de Lisboa, S.A., and from 1999 until 2000, he was the chairman of the board of directors of each of PT Inovação, S.A. and PT Sistemas de Informação, S.A. From 2000 until 2001, Mr. Padinha was the chief executive officer of PT Prime S.G.P.S., S.A., and from 1994 until 2002, he was a member of the board of directors of Portugal Telecom. He holds a telecommunications and electronic engineering degree from the Technical University of Lisbon, Portugal, a degree in corporate upper management from AESE/University of Navarra, Spain, and a master’s degree in innovation and technology management from the Sloan School of Management/MIT, United States.

     Fernando Abella Garcia, 39 years old, is currently also the executive vice president for finance, planning and control of each of Brasilcel, Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Celular CRT, Telesp Celular and Global Telecom; the investor relations officer of Tele Sudeste Celular Participações S.A., TCP, Celular CRT

PART FIVE — THE MERGER OF SHARES	50

Participações S.A. and Tele Leste Celular Participações S.A.; and a member of the board of directors of Telefónica Factoring do Brasil Ltda. From 1994 until 1997, Mr. Garcia worked as an external consultant for the Telefónica Group in several different areas. He joined the Telefónica Group in 1997, where he served in different positions in the financial and strategic planning areas in Spain and Brazil. He was also a member of the board of directors of Telefónica Móviles S.A.C. in Peru, Telefónica Móvil S.A. in Chile, Telefónica Móviles El Salvador, S.A. de C.V. in El Salvador and Telefónica Centroamérica Guatemala, S.A. in Guatemala. Mr. Garcia holds a degree in business from the Faculty of Economic and Corporate Sciences at Valladolid, Spain, and master’s degree in business administration from the Corporate Institute of Madrid, Spain.

     Paulo Cesar Pereira Teixeira, 45 years old, is currently also the executive vice president for operations of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Celular CRT, Telesp Celular and Global Telecom. From 1980 until 1987, Mr. Teixeira performed several different managerial duties at Companhia Riograndense de Telecomunicações S.A. – CRT and was also a member of the board of directors (1985-1986). In 1987 and 1988, he served at several different positions in Telebrás or in the companies of the Telebrás group, including vice president of Tele Celular Sul Participações S.A., Superintendent Officer of Telepar Celular S.A., Telesc Celular S.A. and CTMR Celular S.A., engineering officer of Telecomunicações do Mato Grosso do Sul S.A., manager of the investment management department of Telecomunicações Brasileiras S.A.-Telebrás, assistant to the planning and engineering officer of Telecomunicações Brasileiras S.A.-Telebrás and manager of the coordination and expansion division of Telecomunicações Brasileiras S.A.-Telebrás. Mr. Teixeira holds an electrical engineering degree from the Catholic University of Pelotas, Brazil.

     Javier Rodríguez García, 47 years old, is currently also the chief technology officer of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Celular CRT, Telesp Celular and Global Telecom. From 1986 until 1988, Mr. García worked at INDELEC – Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Red Electrica de España S.A., as the person responsible for the project, installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunication system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2002 he was the network manager of Telerj Celular and Telest Celular. He holds a degree in technical telecommunications engineering from the Technical University of Madrid, Spain.

     Guilherme Silvério Portela Santos, 37 years old, is also currently the vice president for customers of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Celular CRT, Telesp Celular and Global Telecom; and an executive manager at PT Móveis, S.G.P.S., S.A. From 1989 until 1993, Mr. Santos was a consultant at McKinsey & Co., and from 1994 until 1998 he worked as an officer for operations and an officer for special projects at Parque Expo ‘98, S.A. He was also a coordination officer at Companhia de Seguros Tranquilidade (1998-2000) and a member of our board of directors (April 2001-April 2003). Mr. Santos holds a civil engineering degree from the Higher Education Technical Institute, Portugal, and a master’s degree from INSEAD, France.

     Luis Filipe Saraiva Castel-Branco de Avelar, 49 years old, is also currently the vice president for IT and product and service engineering and Executive Vice President for Marketing and Innovation of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Celular CRT, Telesp Celular and Global Telecom. In 1989, 1991 and 1993, Mr. Avelar was respectively the corporate accounts director of Telefones de Lisboa e Porto, an expert in telecommunications services for the European Commission (DG XIII, Telecom Policy Unit) and a strategic planning director at Comunicações Nacionais. From 1993 to 1998 he was a consultant in privatization and regulation projects for the World Bank, the European Bank for Reconstruction and Development and the European Commission. From 1996 to 1998 he was a portfolio director of Portugal Telecom Group in the strategic marketing board of Portugal Telecom. From 1998 to 2000, Mr. Avelar was a special consultant to the president of TCP for the areas of marketing, sales, strategy, regulation and special projects, and, from 2000 to 2001, he was a director at the internet and e-commerce business unit at the same company. He holds an electrical-technical engineering degree (specialized in telecommunications and electronics) from the Lisbon Higher Education Technical Institute.

PART FIVE — THE MERGER OF SHARES	51

     José Carlos de la Rosa Guardiola, 55 years old, is also currently the vice president for regulatory matters and institutional relations of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., TCP, Celular CRT Participações S.A., Telerj Celular, Telest Celular, Telebahia Celular, Telergipe Celular, Celular CRT, Telesp Celular and Global Telecom. From November 1998 until February 2002, Mr. Guardiola was engaged in the Regulation and Operations Departments of these companies, and occupied the function of vice president of Operations responsible for the commercial, administrative and operations activities of each of Telebahia Celular and Telergipe Celular. During the last 25 years, he worked in American, European and Japanese multinational companies in the areas of commercialization to security instrumentation equipments to petrochemical, semiconductors, IT companies and communication equipment. He occupies the position of chairman in companies as Saint Gobain (France), National Semiconductors (USA) and NEC Electronics (Japan). He holds a degree in telecommunications engineering from Universidad Politecnica de Madrid, Spain.

     Auditors’ Council (Conselho Fiscal)

     We have a permanent board of auditors that consists of a minimum of three and a maximum of five members. They are elected annually at a general shareholders’ meeting. The board currently consists of three members.

     The board of auditors is responsible for overseeing our management. Its main duties are:

•	to review and provide an opinion on the annual report of our management;

•	to review and approve the proposals of management to be submitted to shareholders’ meetings regarding changes in share capital, issuance of debentures and subscription rights, capital investment plans and budgets, distribution of dividends, changes in corporate form, consolidations, mergers or split-ups; and

•	to review and approve the financial statements for the fiscal year.

     The following are the current members of our board of auditors and their alternates.

Name	Position

Sidney Alberto Latini(1)	Member
Norair Ferreira do Carmo	Member
José Alberto Bettencourt da Câmara Graça	Member
Nelson Jimenes(1)	Alternate
Wolney Quirino Schüler Carvalho	Alternate
João Luís Tenreiro Barroso	Alternate

(1)	Appointed by our preferred shareholders.

     Compensation

     For the year ended December 31, 2002, we paid to our directors and executive officers as compensation an aggregate amount of R$6.2 million, including bonuses and profit sharing plans. This amounts includes performance remuneration and profit sharing arrangements applicable to all employees. Furthermore, the members of our board of executive officers are eligible to participate in the same complementary retirement pension plan available to our employees, called TCP Prev. In 2002, we contributed R$71,556 to TCP Prev on behalf of our executive officers. The aggregate amount of compensation we paid to members of our board of auditors was approximately R$1,107.

Mailing of Prospectus

     We will mail the prospectus to record holders of TCO preferred shares who are residents of the United States and whose names appear on our shareholder list. We will also furnish the prospectus to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmission to beneficial owners of TCO preferred shares or ADSs.

Brokerage Commissions

     You do not have to pay any brokerage commissions in connection with the merger of shares if you have your TCO shares registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock

PART FIVE — THE MERGER OF SHARES	52

exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger of shares.

Accounting Treatment of the Merger of Shares

     Under Brazilian corporate law, the body of accounting principles we use to prepare our consolidated financial statements, the merger of shares will be accounted for at book value.

     Under U.S. generally accepted accounting principles, the exchange of shares between TCP and the holders of common and preferred shares of TCO other than TCP will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Material Tax Considerations

     Brazilian Tax Considerations

     The Merger of Shares

     The following discussion is the opinion of Machado, Meyer, Sendacz e Opice Advogados, our Brazilian counsel, as to the material tax consequences to you of the merger of shares. The following discussion is based on Brazilian law and practice as applied and interpreted as of the date of this prospectus, which are subject to change at any time. There is currently no treaty for the avoidance of double taxation between Brazil and the United States. The following discussion does not address all possible Brazilian tax consequences relating to the merger of shares. You should consult your own tax advisor regarding taxes that may arise in connection with the merger of shares.

     Despite the lack of specific provisions in Brazilian tax legislation with respect to the merger of shares, there are reasonable Brazilian legal grounds to sustain that the exchange (resulting from the merger of shares) by a U.S. person of preferred shares that are registered as a foreign portfolio investment under Resolution 2,689 of the National Monetary Council or are registered as a foreign direct investment under Law 4,131/62 would not be subject to income tax pursuant to Brazilian law.

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     Acquiring, Owning and Disposing of Preferred Shares and ADSs

     The following discussion mainly summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of investing in preferred shares or ADSs.

     Taxation of Dividends. Dividends paid by us in cash or in kind from profits generated on or after January 1, 1996 (i) to the depositary in respect of preferred shares underlying ADSs or (ii) to a U.S. holder or non-Brazilian holder in respect of preferred shares will generally not be subject to Brazilian withholding tax. We do not have any undistributed profits generated before January 1, 1996.

     Distributions of Interest on Capital. Brazilian corporations may make payments to shareholders characterized as interest on capital as an alternative form of making dividend distributions. The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank from time to time. The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on capital are decided by the shareholders on the basis of recommendations of the company’s board of directors.

     Distributions of interest on capital paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a tax haven jurisdiction (i.e , a country that does not impose any income tax or that imposes tax at a rate of less than 20%), the rate will be 25%.

     No assurance can be given that our board of directors will not recommend that future distributions of profits will be made by means of interest on capital instead of by means of dividends.

     Amounts paid as interest on capital (net of applicable withholding tax) may be treated as payments in respect of the dividends we are obligated to distribute to our shareholders in accordance with our by-laws (estatutos) and the Brazilian corporate law. Distributions of interest on capital in respect of the preferred shares, including distributions to the depositary in respect of preferred shares underlying ADSs, may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

     Taxation of Gains. Gains realized outside Brazil by a U.S. holder or a non-Brazilian holder on the disposition of ADSs or preferred shares to another U.S. holder or non-Brazilian holder are not subject to Brazilian tax.

     Gains realized by a U.S. holder or a non-Brazilian holder on dispositions of preferred shares in Brazil or in transactions with Brazilian residents may be free of Brazilian tax, taxed at a rate of 20% or taxed at a rate of 15%, depending on the circumstances.

     Gains on the disposition of preferred shares obtained upon cancellation of ADSs are not taxed in Brazil if the disposition is made and the proceeds are remitted abroad within five business days after cancellation, unless the investor is a resident of a jurisdiction that, under Brazilian law, is deemed to be a tax haven.

     Gains realized through transactions with Brazilian residents or through transactions in Brazil off of the Brazilian stock exchanges are generally subject to tax at a rate of 15%.

     Gains realized through transactions on Brazilian stock exchanges are generally subject to tax at a rate of 20%, unless the investor is entitled to tax-free treatment for the transaction under Resolution 2,689 of the National Monetary Council Regulations, described immediately below.

     Resolution 2,689, which as of March 31, 2000 superseded the Annex IV Regulations that previously provided tax benefits to foreign investors, extends favorable tax treatment to a U.S. holder or non-Brazilian holder of preferred shares who has (i) appointed a representative in Brazil with power to take action relating to the investment in preferred shares, (ii) registered as a foreign investor with the CVM and (iii) registered its investment in preferred shares with the Central Bank. Under Resolution 2,689 securities held by foreign investors must be maintained under the custody of, or in deposit

54

accounts with, financial institutions duly authorized by the Central Bank and the CVM. In addition, the trading of securities is restricted under Resolution 2,689 to transactions on Brazilian stock exchanges or qualified over-the-counter markets. Investors previously holding preferred shares under the Annex IV Regulations were required to bring their investments into conformity with Resolution 2,689 by June 30, 2000. The preferential treatment generally afforded under Resolution 2,689 and afforded to investors in ADSs is not available to residents of tax havens.

     There can be no assurance that the current preferential treatment for U.S. holders and non-Brazilian holders of ADSs and U.S. holders and non-Brazilian holders of preferred shares under Resolution 2,689 will be maintained.

     Gain on the disposition of preferred shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency, without any correction for inflation. The acquisition cost of shares registered as an investment with the Central Bank is calculated on the basis of the foreign currency amount registered with the Central Bank. See “—Registered Capital.”

     Under current law, the tax rate for transactions on a Brazilian stock exchange is 20% for transactions occurring on or after January 1, 2002. Brazil’s tax treaties do not grant relief from taxes on gains realized on sales or exchanges of preferred shares.

     Gains realized by a U.S. holder and non-Brazilian holder upon the redemption of preferred shares will be treated as gains from the disposition of such preferred shares to a Brazilian resident occurring off of a stock exchange and will accordingly be subject to tax at a rate of 15%.

     Any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian taxation. Gains on the sale or assignment of preemptive rights relating to the preferred shares will be treated differently for Brazilian tax purposes depending on (i) whether the sale or assignment is made by the depositary or the investor and (ii) whether the transaction takes place on a Brazilian stock exchange. Gains on sales or assignments made by the depositary on a Brazilian stock exchange are not taxed in Brazil, but gains on other sales or assignments may be subject to tax at rates up to 15%.

     The deposit of preferred shares in exchange for the ADSs is not subject to Brazilian income tax if the preferred shares we registered under Resolution 2,689 and the respective holder is not in a tax haven jurisdiction. If the preferred shares are not so registered or the holder is in a tax haven jurisdiction, the deposit of preferred shares in exchange for ADSs may be subject to Brazilian capital gains tax at a rate of 15%.

     The withdrawal of preferred shares in exchange for ADSs is not subject to Brazilian tax. On receipt of the underlying preferred shares, a U.S. holder or non-Brazilian holder entitled to benefits under Resolution 2,689 will be entitled to register the U.S. dollar value of such shares with the Central Bank as described above, under “—Registered Capital.” If a U.S. holder or non-Brazilian holder does not qualify under Resolution 2,689, he will be subject to the less favorable tax treatment described above in respect of exchanges of preferred shares.

     Other Brazilian Taxes. There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within this state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

     A financial transaction tax, or the IOF tax, may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase will be applicable only prospectively.

     The IOF may also be levied on transactions involving bonds or securities, or IOF/Títulos, even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos with respect to preferred shares and ADSs is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

     In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, or the CPMF tax, will be imposed on distributions in respect of ADSs at the time these distributions are converted into U.S. dollars and remitted abroad by the Custodian. The CPMF tax was to expire in June 2002, but was extended until December 31, 2004. It is currently imposed at a rate of 0.38%. This rate will continue until December 31, 2003. After that date, the rate will be decreased to 0.08% beginning on January 1, 2004. From July 13, 2002, transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions are exempt from the CPMF tax.

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     United States Federal Income Tax Considerations

     The following summary describes the material U.S. federal income tax consequences of the merger of shares and the consequences of ownership of TCP preferred shares or TCP ADSs received pursuant to the merger of shares. The discussion set forth below is only applicable to U.S. Holders (as defined below). Except where noted, it deals only with preferred shares held as capital assets and does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, but not limited to, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currency, holders who have a functional currency other than the U.S. dollar, and holders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the merger of shares or ownership of TCP preferred shares or TCP ADSs. The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their own tax advisors concerning the U.S. federal tax consequences of the merger of shares and ownership of TCP preferred shares or TCP ADSs in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

     If a partnership holds preferred shares of TCP or TCO (or TCP ADSs or TCO ADSs), the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such preferred shares or ADSs, the holder is urged to consult its tax advisors regarding the tax consequences of the merger of shares and the ownership of TCP preferred shares or TCP ADSs.

     As used herein, the term “U.S. Holder” means a beneficial holder of TCP preferred shares or TCP ADSs that is (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a

PART FIVE — THE MERGER OF SHARES	56

court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     The Merger of Shares

     Consequences of the Merger of Shares

     The receipt of TCP preferred shares (or TCP ADSs) and cash, if any (including cash in lieu of fractional TCP ADSs), in exchange for TCO preferred shares (or TCO ADSs) pursuant to the merger of shares will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of TCO preferred shares or TCO ADSs will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the sum of (i) the fair market value of the TCP preferred shares (or TCP ADSs) received (determined as of the date of the closing of the merger of shares) plus (ii) the amount of cash received, if any, (including cash received in lieu of fractional TCP ADSs) and the U.S. Holder’s tax basis in the TCO preferred shares (or TCO ADSs) exchanged. Gain or loss must be calculated separately for each block of TCO preferred shares (or TCO ADSs) exchanged by the U.S. Holder. Subject to the discussion under “—Passive Foreign Investment Company Rules and TCO,” such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the preferred shares or ADSs are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Any TCP preferred shares (or TCP ADSs) received in the merger of shares will have a basis for U.S. federal income tax purposes equal to their fair market value (determined as of the closing date of the merger of shares) and a holding period beginning on the day after the closing of the merger of shares.

     If a U.S. Holder exchanges TCO preferred shares or TCO ADSs with underlying TCO preferred shares that qualify as “section 306 stock” as defined in section 306 of the Code, such holder’s tax consequences may be different than those described above. Such holders should consult their own tax advisors with respect to their TCO preferred shares (or TCO ADSs) and the application of the rules thereto under section 306 of the Code.

     Passive Foreign Investment Company Rules and TCO

     Based on the projected composition of its income and valuation of its assets, including goodwill, TCP, as the majority shareholder in TCO, does not believe that TCO will be in the current year or has been in 1998 or any subsequent taxable year a passive foreign investment company (“PFIC”), although there can be no assurance in this regard. However, PFIC status is a factual determination that is made annually. Accordingly, it is possible that TCO may have been a PFIC in prior taxable years or may become a PFIC in the current taxable year. If TCO has been or becomes a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

     In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

     The 50% of value test is based on the average of the value of TCO’s assets for each quarter during the taxable year. If TCO owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

     In determining that TCP does not believe TCO is a PFIC in the current year, TCP is relying on TCO’s projected capital expenditure plans and projected revenue for the current year. In addition, its determination is based on a current valuation of its assets, including goodwill. In calculating goodwill, TCP has valued TCO’s total assets based on its total market value, which, in turn, is based on the market value of TCO’s shares and is subject to change. In addition, TCP has made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the Internal Revenue Service may challenge the valuation of TCO’s goodwill, which may also result in it being classified as a PFIC. Because TCP has valued TCO’s goodwill based on the market value of TCO’s shares, a decrease in the price of TCO’s shares may also result in TCO becoming a PFIC.

     If TCO is or was a PFIC for any taxable year during which a U.S. Holder holds TCO preferred shares or TCO ADSs, such U.S. Holder will be subject to special tax rules with respect to any gain realized from the merger of shares, including a pledge, of TCO preferred shares or TCO ADSs. Under these special tax rules (i) the gain will be allocated

PART FIVE — THE MERGER OF SHARES	57

ratably over the U.S. Holder’s holding period for the TCO preferred shares or TCO ADSs, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TCO was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

     If a U.S. Holder holds TCO preferred shares or TCO ADSs in any year in which TCO is classified as a PFIC, such holder would be required to file Internal Revenue Service Form 8621.

     In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. If a valid mark-to-market election was made by a U.S. Holder in the current or any prior taxable year (and such election remains in effect), the special tax rules discussed above do not apply. Any gain recognized pursuant to the merger of shares will be treated as ordinary income in the current taxable year. U.S. Holders are urged to consult their tax advisor about the mark-to-market election and whether any such election would be applicable with respect to their particular circumstances.

     U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TCO preferred shares or TCO ADSs if TCO is or has been a PFIC in any taxable year.

     Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to the cash payments received pursuant to the merger of shares paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the Internal Revenue Service.

     Ownership of TCP Preferred Shares or TCP ADSs

     ADSs

     In general, for U.S. federal income tax purposes, a U.S. Holder who is a beneficial owner of a TCP ADS will be treated as the owner of the underlying TCP preferred share that is represented by such ADS. However, the U.S. Treasury has expressed concerns that parties to whom depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by the holders of ADSs. Accordingly, the analysis of the creditability of Brazilian taxes described in this registration statement could be affected by future actions that may be taken by the U.S. Treasury. Deposits or withdrawals of TCP preferred shares by U.S. Holders for ADSs will not be subject to U.S. federal income tax.

     Distributions on TCP Preferred Shares

     Subject to the discussion under “—Passive Foreign Investment Company Rules and TCP,” the gross amount of distributions paid to U.S. Holders of TCP preferred shares or TCP ADSs will be treated as dividend income to such U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. Holder as ordinary income on the day received by the U.S. Holder. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

     The amount of any dividend paid in reais will equal the United States dollar value of the reais received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the reais are converted into United States dollars. If the reais received as a dividend is not converted into United States dollars on the date of receipt, a U.S. Holder will have a basis in the reais equal to its United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as United States source ordinary income or loss for U.S. federal income tax and foreign tax credit limitation purposes.

     Subject to certain conditions and limitations, Brazil’s withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. For purposes of calculating the

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foreign tax credit, dividends paid on the TCP preferred shares (including TCP preferred shares underlying TCP ADSs) will be treated as income from sources outside the United States and will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income.” Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in certain circumstances, a U.S. Holder that (i) has held TCP preferred shares or TCP ADSs for less than a specified minimum period during which it is not protected from risk of loss, (ii) is obligated to make payments related to the dividends or (iii) holds the TCP preferred shares or TCP ADSs in arrangements in which the U.S. Holder’s expected economic profit, after non-U.S. taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on TCP preferred shares or TCP ADSs. The rules governing the foreign tax credit are complex. Holders are urged to consult their tax advisors regarding any Brazilian withholding tax and if such a tax is imposed, regarding the availability of the foreign tax credit under their particular circumstances.

     To the extent that the amount of any distribution exceeds TCP’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the TCP preferred shares or TCP ADSs (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the TCP preferred shares or TCP ADSs), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange (as discussed below). Consequently, such distributions in excess of TCP’s current and accumulated earnings and profits would not give rise to foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising from Brazilian withholding tax, if any, imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

     Subject to the discussion under “—Passive Foreign Investment Company Rules and TCP,” with respect to U.S. Holders who are individuals, certain dividends received from a foreign corporation before January 1, 2009, on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States may be subject to reduced rates of taxation. The TCP preferred shares are traded on the São Paulo Stock Exchange and the TCP ADSs are listed on the NYSE. However, with respect to preferred stock, it is unclear which securities markets, if any, will be considered to be established securities markets and what constitutes readily tradable for purposes of the reduced rates of taxation on dividends, and, as a result, there can be no assurance that dividends received by U.S. Holders will be eligible for such reduced rates. Individuals that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of the trading status of TCP preferred shares or TCP ADSs. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

     Sale or Exchange of TCP Preferred Shares

     Subject to subject to the discussion under “—Passive Foreign Investment Company Rules and TCP,” for U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a TCP preferred share or TCP ADS in an amount equal to the difference between the amount realized for the TCP preferred share or TCP ADS and the U.S. Holder’s adjusted tax basis (determined in United States dollars) in such preferred share or ADS. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use any foreign tax credits arising from any Brazilian withholding tax imposed on the disposition of a TCP preferred share or TCP ADS unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

     Personal Foreign Investment Company Rules and TCP

     Based on the projected composition of its income and valuation of its assets, including goodwill, TCP does not believe that it will be a PFIC for the current year and does not expect to become one in the future, although there can be no assurance in this regard. However, PFIC status is a factual determination that is made annually. Accordingly, it is possible that TCP may become a PFIC in the current or any future taxable year due to changes in valuation or composition of its income or assets. If TCP is or becomes a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

PART FIVE — THE MERGER OF SHARES	59

     In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

     The 50% of value test is based on the average of the value of TCP’s assets for each quarter during the taxable year. If TCP owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

     In determining that it does not expect to be a PFIC, TCP is relying on its projected capital expenditure plans and projected revenue for the current year and for future years. In addition, its determination is based on a current valuation of its assets, including goodwill. In calculating goodwill, TCP has valued its total assets based on its total market value, which, in turn, is based on the market value of its shares and is subject to change. In addition, TCP has made a number of assumptions regarding the amount of this value allocable to goodwill. TCP believes its valuation approach is reasonable. However, it is possible that the Internal Revenue Service may challenge the valuation of TCP’s goodwill, which may also result in it being classified as a PFIC. Because TCP has valued its goodwill based on the market value of its shares, a decrease in the price of its shares may also result in TCP becoming a PFIC.

     If TCP is a PFIC for any taxable year during which a U.S. Holder holds its TCP preferred shares or TCP ADSs, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of TCP preferred shares or TCP ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the TCP preferred shares or TCP ADSs will be treated as excess distributions. Under these special tax rules (i) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the TCP preferred shares or TCP ADSs, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TCP was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

     If a U.S. Holder holds TCP preferred shares or TCP ADSs in any year in which TCP is classified as a PFIC, such holder would be required to file Internal Revenue Service Form 8621.

     In certain circumstances, a U.S. Holder, in lieu of being subject to the excess distribution rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. The TCP preferred shares are listed on the São Paulo Stock Exchange, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the TCP preferred shares will be “regularly traded” for purposes of the mark-to-market election. Under current law, however, the mark-to-market election may be available to U.S. Holders, because the TCP ADSs are listed on the NYSE, which constitutes a qualified exchange as designated in the Internal Revenue Code, although there can be no assurance that the TCP ADSs will be “regularly traded.”

     If a U.S. Holder makes an effective mark-to-market election, such holder will include in each year as ordinary income the excess of the fair market value of such holder’s PFIC shares or ADSs at the end of the year over such holder’s adjusted tax basis in the shares or ADSs. U.S. Holders will be entitled to deduct as an ordinary loss each year the excess of such holder’s adjusted tax basis in the TCP preferred shares or TCP ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

     A U.S. Holder’s adjusted tax basis in PFIC preferred shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the TCP preferred shares or TCP ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. U.S. Holders are urged to consult their tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

     Alternatively, a U.S. Holder of shares or ADSs in a PFIC can sometimes avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under section 1295 of the Internal Revenue Code. This option is

PART FIVE — THE MERGER OF SHARES	60

not available to U.S. Holders because TCP does not intend to comply with the requirements necessary to permit U.S. Holders to make this election.

     U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends received from TCP prior to January 1, 2009, if TCP is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TCP preferred shares or TCP ADSs if TCP is considered a PFIC in any taxable year.

     Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to dividends in respect of the TCP preferred shares or TCP ADSs or the proceeds received on the sale, exchange, or redemption of TCP preferred shares or TCP ADSs paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the Internal Revenue Service.

Valuation Reports

     Under Article 30 of TCP’s by-laws, approval of any merger, spin-off, share exchange, consolidation, or dissolution transaction involving, or winding up, any of TCP’s controlled subsidiaries must be preceded by an economic and financial analysis conducted by an independent firm as to whether any such transaction provides equitable treatment to TCP and any of the other companies involved in the transaction. Accordingly, TCP retained each of Citigroup Global Markets and Merrill Lynch to render a report on the valuation of the shares of TCP and TCO solely for the purpose of valuing such shares and expressing its view as to whether, as of the date of its report and subject to the assumptions and considerations described in its report, the exchange ratio of 1.27 TCP shares for each TCO share proposed in the merger of shares provided equitable treatment to TCP and TCO as required by Article 30 of TCP’s by-laws.

     Valuation Report of Citigroup Global Markets Inc.

     On October 27, 2003, Citigroup Global Markets rendered a valuation report to TCP solely for the purpose of valuing the TCP shares and the TCO shares and expressing its view, based upon its valuations of TCP and TCO and subject to the considerations and limitations set forth in the report, that the exchange ratio proposed in the merger of shares provided equitable treatment to TCP and TCO as required by Article 30 of TCP’s by-laws. Citigroup Global Markets’ valuation report should not be relied upon for any other purpose.

     The summary of Citigroup Global Markets’ valuation report set forth below is qualified in its entirety by reference to the full text of the report, which is included as part of Exhibit 2.1 to our registration statement on Form F-4 filed in connection with the proposed merger of shares, and which you can obtain as described below in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information.”

     In rendering its valuation report, Citigroup Global Markets held discussions with TCP and TCO representatives concerning the past performance and future prospects of the business, financial, and operating results of TCP and TCO. Citigroup Global Markets’ valuation report was also based upon business plans of TCP and TCO approved by the boards of directors of TCP and TCO respectively, certain publicly available information on the sector in which TCP and TCO operate, and financial statements of TCP and TCO for the year ended December 31, 2002 and for September 30, 2003. In addition to the foregoing, Citigroup Global Markets also reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic and market conditions.

     In rendering its valuation report, Citigroup Global Markets assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise revised by or discussed with Citigroup Global Markets, Citigroup Global Markets was advised and assumed that such information and data were reasonably prepared and reflect the best currently available estimates and judgments of TCP and TCO’s management, respectively, as to the expected future financial performance of TCP and TCO. Citigroup Global Markets was advised that the boards of directors of TCP and TCO had approved the business plans that

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were provided to Citigroup Global Markets and were used in its analysis. Notwithstanding the foregoing, neither TCP nor TCO, nor its managers or controlling shareholders, imposed any restrictions on Citigroup Global Markets’ ability to (i) obtain all information required by Citigroup Global Markets to produce the valuation report and reach the conclusions set forth in the report, (ii) choose independently the methodologies used by Citigroup Global Markets to reach the conclusions set forth in the report, and (iii) reach independently the conclusions set forth in the report.

     For purposes of its valuation analysis, Citigroup Global Markets did not take into account tax-related effects that TCO shareholders may experience in connection with the exchange of TCO shares for TCP shares, and any fees and expenses that may be incurred in connection with the settlement of that exchange (such as fees that TCO ADS holders may be charged for certain depositary services). Citigroup Global Markets also did not take into account tax-related effects relating to the unamortized goodwill resulting from the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003.

     Citigroup Global Markets’ valuation report relates to the relative values of TCP and TCO. Citigroup Global Markets did not express any opinion as to what the value of the TCP shares actually will be when issued pursuant to the merger of shares or the price at which the TCP shares will trade subsequent to the merger of shares. Citigroup Global Markets did not make and was not provided with an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TCP or TCO nor did Citigroup Global Markets make any physical inspection of the properties or assets of TCP or TCO. Citigroup Global Markets was not requested to, and did not participate in, the negotiation or structuring of the merger of shares, nor was Citigroup Global Markets requested to, and its valuation report did not, address the relative merits of the merger for TCP or TCO or the effect of any other transaction in which TCP or TCO might engage. Citigroup Global Markets was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of TCP or TCO.

     Citigroup Global Markets’ valuation report is necessarily based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup Global Markets as of the date of the valuation report. Citigroup Global Markets has no obligation to update or otherwise revise the valuation report.

     The scope of Citigroup Global Markets’ valuation analysis was limited to the economic value of TCP and TCO and did not distinguish between different classes of shares of the companies. Citigroup Global Markets conducted its analysis on the basis that the proposed exchange ratio would provide equitable treatment to both companies, within the meaning of Article 30 of TCP’s by-laws, if it fell within the range of exchange ratios resulting from Citigroup Global Markets’ valuations of TCP and TCO.

     Citigroup Global Markets’ valuation report was not intended to be and does not constitute a recommendation to TCP, TCO or their respective stockholders, nor does it constitute a recommendation to any stockholder as to any matters relating to the merger of shares.

     The following is a summary of the material analyses undertaken by Citigroup Global Markets in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup Global Markets, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to September 30, 2003 and is not necessarily indicative of current or future market conditions.

          Given the availability of ten-year management business plans for TCP, TCO and their respective subsidiaries, which were approved by the boards of directors of TCP and TCO respectively, and the opportunity to review those plans with representatives of TCP and TCO, and given the limitations of the public market comparables and precedent transaction methodologies, Citigroup Global Markets elected discounted cash flow analysis as the best methodology for the assessment of TCP and TCO’s economic values.

          Citigroup Global Markets performed a discounted cash flow analysis to estimate a range of implied present values per share of each of TCP and TCO, as of September 30, 2003. This analysis assumed that each of TCP and TCO continued to operate as a stand-alone entity but took into account TCP’s existing 61.10% ownership of the outstanding common shares of TCO acquired on April 25, 2003, valued at the value estimated for TCO in the valuation report as described further below. This range was determined in each case by adding (1) the “present value” of TCP’s or TCO’s projected unlevered free cash flows from 2003 through 2012 and (2) the “present value” of the “terminal value” of

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TCP or TCO, respectively, as of 2012. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows at an interest rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. “Terminal value” refers to the value of a particular asset at a specific future time. In the case of each company, Citigroup Global Markets calculated, on the basis of management’s forecasts, unlevered free cash flow as net income, plus or minus net interest expenses (and the related tax impact), plus depreciation and amortization, minus capital expenditures and plus or minus additional changes in net working capital (but, in the case of TCP, without taking into account the value of the unamortized goodwill relating to the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003). Unlevered free cash flow was calculated on the basis of projections in nominal Brazilian reais and then converted into U.S. dollars for purposes of the valuation analysis. Citigroup Global Markets assumed, for purposes of its analysis, that the tender offer by TCP for the remaining publicly held common shares of TCO (launched on October 9, 2003) had not yet been consummated; however, Citigroup Global Markets expressed the view that the results of the tender offer would not affect the conclusion reached in its valuation report that the proposed exchange ratio would provide equitable treatment to both companies.

     In calculating a terminal value of TCP shares at the end of the period, Citigroup Global Markets applied a range of multiples of management’s forecasted EBITDA in 2012 ranging from 5.5x to 6.5x with the respective implied perpetuity growth rates of unlevered free cash flow in 2012 ranging from 4.5% to 4.8%. In calculating a terminal value of TCO shares at the end of the period, Citigroup Global Markets applied a range of multiples of management’s forecasted EBITDA in 2012 ranging from 4.5x to 5.5x with the respective implied perpetuity growth rates of unlevered free cash flow in 2012 of 3.5% to 4.1%. These different EBITDA multiples and perpetuity growth rates reflected the impact of future expected differences in per capita income and relevant penetration rates in the markets covered by TCP and TCO. In the case of each company, the unlevered free cash flows and terminal values were then discounted back to September 30, 2003 using a low-end U.S. dollar-based weighted average cost of capital (adjusted for Brazilian risk) of 14.4% and a high-end U.S. dollar-based weighted average cost of capital (adjusted for Brazilian risk) of 15.9%. Citigroup Global Markets viewed this discount rate range as appropriate for companies with TCP’s and TCO’s risk characteristics.

     Based on these assumptions, Citigroup Global Markets derived a range of implied equity values per TCP share and per TCO share and a resulting range of implied exchange ratios, as set forth in the following table:

	Low	High

TCO Equity Value Per Share	U.S.$11.46	U.S.$13.39
TCP Equity Value Per Share	U.S.$8.85	U.S.$10.94
Selected Exchange Ratio Range	1.22x	1.30x

     Citigroup Global Markets noted that the exchange ratio of 1.27 TCP shares for each TCO share proposed in the merger of shares fell within the range of implied exchange ratios. Subject to the foregoing and on the basis of the results of the above valuations of TCP and TCO, Citigroup Global Markets expressed the view that the exchange ratio proposed in the merger of shares provided equitable treatment to TCP and TCO as required by Article 30 of TCP’s by-laws.

* * *

     The preceding discussion is a summary of the material financial analyses furnished by Citigroup Global Markets to TCP’s board of directors but it does not purport to be a complete description of the analyses performed by Citigroup Global Markets or its presentation to TCP’s Board of Directors. The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup Global Markets made no attempt to assign specific weights to particular factors considered, but rather made qualitative judgments as to the significance and relevance of all the factors considered and determined to give its valuation report as described above. Accordingly, Citigroup Global Markets believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup Global Markets, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup Global Markets and its valuation report.

     In its analyses, Citigroup Global Markets made numerous assumptions with respect to TCP, TCO, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TCP and TCO. Any estimates contained in Citigroup Global Markets’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than

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those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of TCP, TCO, Citigroup Global Markets or any other person assumes responsibility if future results or actual values differ materially from the estimates.

     Citigroup Global Markets is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. TCP selected Citigroup Global Markets to prepare valuations of TCP and TCO in connection with the proposed exchange on the basis of Citigroup Global Markets’ international reputation. Citigroup Global Markets has in the past provided investment banking services to TCP and to its controlling shareholders unrelated to the merger of shares, for which Citigroup Global Markets has received compensation. An affiliate of Citigroup Global Markets is currently acting as a lender to TCP. In the ordinary course of its business, Citigroup Global Markets and its affiliates may actively trade or hold the securities of TCP and TCO for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, Citigroup Global Markets and its affiliates may maintain other relationships with TCP and TCO and their respective affiliates. Additionally, the research department and other divisions within Citigroup Global Markets may base their analysis and publications on different market and operating assumptions and on different valuation methodologies when compared with Citigroup Global Markets’ valuation report. As a result, the research reports and other publications prepared by them may contain entirely different results.

     Pursuant to Citigroup Global Markets’ engagement letter, TCP agreed to pay Citigroup Global Markets a fee for preparation of its valuation report, which fee became payable upon the publication of the report. TCP has also agreed to reimburse Citigroup Global Markets for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup Global Markets against specific liabilities and expenses arising out of its engagement.

     Valuation Report of Merrill Lynch & Co.

     On October 27, 2003, Merrill Lynch rendered a valuation report to TCP in order to express its view, based upon its valuations of TCP and TCO and subject to the assumptions made, matters considered and limits of the review set forth in the report, that the exchange ratio proposed in the merger of shares constituted equitable treatment for TCP and TCO as required by Article 30 of TCP’s by-laws. Merrill Lynch’s valuation report should not be relied upon for any other purpose.

     The following summary, which sets forth the material terms of Merrill Lynch’s valuation report, is qualified in its entirety by reference to the full text of the report, which contains many of the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch in connection with the delivery of the report, is included as part of Exhibit 2.1 to our registration statement on Form F-4 filed in connection with the proposed merger of shares, and which you can obtain as described below in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information.” The valuation report was exclusively addressed to TCP and, although it may be available to all shareholders of TCP and TCO in accordance with Article 30 of TCP’s by-laws, its scope was limited to the exchange ratio proposed in the merger of shares; the results in the valuation report related only to the scope of Merrill Lynch’s assignment and did not extend, and should not be construed as extensive to, the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003 or the tender offer by TCP for the remaining publicly held common shares of TCO launched on October 9, 2003, nor to any other present or future issues or transactions regarding TCP or TCO, the economic group to which they belong or the industry in which they operate. The valuation report did not address the underlying business decision by TCP and TCO to engage in the merger of shares and did not constitute a recommendation to TCP, TCO and/or any holders of TCP shares or TCO shares.

     In arriving at its valuation report, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to TCP and TCO that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of TCP and TCO furnished to Merrill Lynch by TCP;

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•	conducted discussions with members of senior management of TCP and TCO concerning the matters described in the preceding two bullet points, and the businesses and prospects of TCP and TCO;

•	reviewed the results of operations of TCP and TCO and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions; and

•	prepared its valuation report on the basis that if the exchange ratio proposed in the merger of shares fell within the range of exchange ratios resulting from Merrill Lynch’s valuations of TCP and TCO, then its application would constitute equitable treatment for both companies, within the meaning of Article 30 of TCP’s by-laws.

     In preparing its valuation report and in order to carry out the actions described in the preceding paragraph, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied to or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of TCP and TCO, nor did Merrill Lynch evaluate the solvency or fair value of TCP and TCO under any laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of TCP and TCO. Accordingly, Merrill Lynch obtained a statement executed by officers of TCP as of October 27, 2003, whereby they reasserted the accuracy, legitimacy, and completeness of all such information, documents and reports which were supplied to Merrill Lynch on the dates when those were supplied to it, and whereby they confirmed that there had not been, since those dates, any material changes to the companies’ business, financial condition, assets, liabilities, business perspectives or commercial transactions and any other significant fact which would have rendered any such information incorrect or misleading in any material aspect and which could have a material effect on the results of the valuation report. Notwithstanding the foregoing, neither TCP nor TCO, nor its managers or controlling shareholders (i) interfered or limited in any manner Merrill Lynch’s ability to obtain the information required to produce the valuation report, (ii) determined, or restrained Merrill Lynch’s ability to determine, the methodologies used by Merrill Lynch to reach the conclusions set forth in the report, or (iii) determined, or restrained Merrill Lynch’s ability to determine, the conclusions set forth in the report.

     With respect to the financial forecast information furnished to or discussed with Merrill Lynch by TCP in respect of TCP and TCO, Merrill Lynch assumed that they had been reasonably prepared and reflected, at that time, the best currently available estimates and judgments of TCP and TCO’s management, respectively, as to the expected future financial performance of TCP and TCO. In addition, TCP informed Merrill Lynch that the boards of directors of TCP and TCO had approved such financial forecasts. Given that Merrill Lynch’s valuation report was based on financial projections and forecasts, it should not be construed as indicative of future results, which may be significantly more or less favorable than what was suggested as a result of the analyses conducted in connection with the preparation of the valuation report. Given that these analyses are intrinsically subject to uncertainties and various events or factors which are beyond the control of TCP, TCO and of Merrill Lynch, neither Merrill Lynch nor any of its affiliates or representatives assume any responsibility if future results differ substantially from the forecasts presented in the valuation report and makes no representation or warranty as to such forecasts.

     Merrill Lynch’s valuation report was necessarily based on market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the valuation report. As a result, the valuation report was valid exclusively as at the date of the valuation report as future events and developments may affect its conclusions. Merrill Lynch did not assume any obligation to update, review, revise or revoke the valuation report as a result of any future development. In connection with the preparation of the valuation report, Merrill Lynch was not authorized by TCP or TCP’s board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of the TCP or TCO shares. As a result, the results determined in the valuation report did not necessarily correspond to, and should not be construed as representative of, the effective sale value of TCP or TCO or their stock today or at a given future time.

     In addition, Merrill Lynch’s valuation report did not address: (i) the incremental value to TCO and TCP which may arise from the consummation of the exchange, and (ii) any adjustments to compensate for or which may reflect the specific rights associated with any specific class of shares of either TCP or TCO. As a result, Merrill Lynch did not express, and its valuation report did not contain, any views regarding the distribution of the economic value among the several classes of shares of any of TCP and TCO. In preparing the valuation report, Merrill Lynch disregarded (i) the tax

PART FIVE — THE MERGER OF SHARES	65

consequences of the exchange of TCO shares for TCP shares on holders of TCO shares, and (ii) the impact of any fees and expenses that may result from the settlement of the exchange, including without limitation, those related to the depositary services that may be charged to holders of TCO ADSs. In addition, with the consent of TCP, Merrill Lynch excluded the tax-related effects associated with the unamortized goodwill that resulted from the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003.

     The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a valuation report is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and therefore, such a report is not readily susceptible to partial or summary description. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses are estimates are inherently subject to substantial uncertainty.

     In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its valuation report. In its analyses, Merrill Lynch made numerous assumptions with respect to TCP, TCO, industry performance, general business, economic, market and financial conditions as well as other matters, many of which are beyond the control of TCP and TCO and involve the application of complex methodologies and educated judgment.

     The following is a summary of the material analyses undertaken by Merrill Lynch in connection with the rendering of its valuation report.

     The range of values presented in Merrill Lynch’s valuation report, in which the economic values of TCP and TCO were found to lie, was ascertained in accordance with the discounted cash flow methodology. Merrill Lynch performed a discounted cash flow analysis to estimate a range of implied present values per share of each of TCP and TCO, as of September 30, 2003, assuming for illustrative purposes that the tender offer by TCP for the remaining publicly held common shares of TCO (launched on October 9, 2003) had already been consummated at a 90% acceptance rate. Merrill Lynch expressed the view that assuming different acceptance rates would not affect the conclusion reached in its valuation report.

     Merrill Lynch calculated TCP’s enterprise value (including its current stake in TCO) as the sum of the following items: (i) present value as of September 30, 2003 of TCP’s projected unlevered free cash flows from 2003 through 2012 (based on management forecasts); (ii) present value of TCP’s terminal value as of 2012; and (iii) present value of the value of the tax benefits obtained from the utilization of Global Telecom’s net operating losses. For purposes of this analysis, the value of TCP’s current stake in TCO was derived by applying TCP’s percentage ownership in TCO to TCO’s estimated equity value, calculated as described further below. TCP’s value per share was then calculated by subtracting TCP’s net debt from TCP’s enterprise value and dividing the remainder by the number of TCP shares outstanding. Similarly, Merrill Lynch calculated TCO’s enterprise value as the sum of the following items: (i) present value as of September 30, 2003 of TCO’s projected unlevered cash flows (based on management forecasts), and (ii) present value of TCP’s terminal value in 2012. For purposes of this analysis, TCO’s cash flows were adjusted to reflect TCO’s weighted average ownership of 98.1% of TCO’s operating subsidiaries other than NBT which was not adjusted given TCO’s 100% ownership of it. TCO’s value per share was then calculated by subtracting TCO’s net debt from TCO’s enterprise value and dividing the remainder by the number of TCO shares outstanding. After calculating a range of values per TCO share and TCP share as described above, Merrill Lynch derived a resulting range of implied exchange ratios.

     In calculating a terminal value of TCP and TCO at the end of the period, Merrill Lynch applied a range of annual perpetuity growth rates of unlevered free cash flow ranging from 4% to 5%. The unlevered free cash flows and terminal values were then discounted back to September 30, 2003 using a range of U.S. dollar-based discount rates (adjusted for Brazilian risk) from 13.5% to 15%. Merrill Lynch viewed this discount rate range as appropriate for companies with TCP’s and TCO’s risk characteristics.

     Based on these analyses, Merrill Lynch was of the view that the economic value of TCP ranged from R$10.7 billion to R$14.3 billion, determined as the lowest and the highest value, corresponding to a value per share of R$9.12 to R$12.20, while the economic value of TCO ranged from R$4.5 billion to R$5.6 billion, determined as the lowest and the

PART FIVE — THE MERGER OF SHARES	66

highest value, corresponding to a value per share of R$12.16 to R$14.98. Subject to and based on the foregoing, Merrill Lynch expressed the view that the exchange ratio proposed in the merger of shares constituted equitable treatment to TCP and TCO.

* * *

     Pursuant to Merrill Lynch’s engagement letter, TCP agreed to pay Merrill Lynch a fee for the preparation of its valuation report, which fee became payable upon the rendering of the report. TCP has also agreed to indemnify Merrill Lynch and certain related persons for certain liabilities arising out of Merrill Lynch’s engagement.

     TCP retained Merrill Lynch to prepare valuations of TCP and TCO in connection with the proposed exchange based upon Merrill Lynch’s qualifications, experience, reputation and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch does not have any interest, whether direct or indirect, in TCP or in the acquisition by TCP of 61.10% of the outstanding common shares of TCO on April 25, 2003, the tender offer by TCP for the remaining publicly held common shares of TCO launched on October 9, 2003, or the merger of shares, as well as in any other relevant event that may constitute a conflict of interest. Merrill Lynch has in the past provided financial advisory and financing services to TCP and/or its affiliates, and expects to continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade or hold the securities of TCP and/or TCO for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, professionals in Merrill Lynch’s research department and other divisions may base their analyses and publications on different market and operating assumptions and on different valuation methodologies when compared with Merrill Lynch’s valuation report. As a result, the research reports and other publications prepared by them may contain entirely different results.

Comparative Share and Dividend Information

     Historical Share Information

     Our preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol “TSPP4.” Our ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TCP.” Each of our ADSs represents 2,500 preferred shares of our company. The Bank of New York is our depositary and issues the ADRs evidencing our ADSs. Our ADSs commenced trading on the NYSE on November 16, 1998.

     TCO’s preferred shares are currently listed on the São Paulo Stock Exchange under the ticker symbol and “TCOC4.” TCO’s ADSs representing preferred shares are listed on the NYSE under the ticker symbol “TRO.” Each TCO ADS represents 3,000 preferred shares of TCO. The Bank of New York is TCO’s depositary and issues the ADRs evidencing TCO’s ADSs. TCO’s ADSs commenced trading on the NYSE on November 16, 1998.

     The following table shows, for the periods indicated, the high and low of the last reported closing prices per 1,000 TCP preferred shares and per ADS and per 1,000 TCO preferred shares and per ADS. Preferred share prices are as reported on the São Paulo Stock Exchange, and ADS prices are as reported on the NYSE.

	TCP				TCO

	1,000 Preferred Shares		ADSs		1,000 Preferred Shares		ADSs

	Low	High	Low	High	Low	High	Low	High

	(reais)		(U.S. dollars)		(reais)		(U.S. dollars)
1998
Annual(1)	6.80	14.50	16.94	30.44	0.39	2.26	2.0000	5.9375
1999
Annual	6.70	32.00	13.88	44.69	1.24	3.98	2.3750	7.0625
2000
Annual	16.66	45.30	21.06	64.50	3.45	8.90	5.4375	15.3750

PART FIVE — THE MERGER OF SHARES	67

	TCP				TCO

	1,000 Preferred Shares		ADSs		1,000 Preferred Shares		ADSs

	Low	High	Low	High	Low	High	Low	High

	(reais)		(U.S. dollars)		(reais)		(U.S. dollars)
2001
Annual	5.20	23.00	4.63	31.69	3.20	9.00	4.280	13.625
First quarter	12.68	23.00	14.81	31.69	5.66	9.00	8.000	13.625
Second quarter	12.40	17.96	14.12	19.50	5.16	7.21	6.85	9.50
Third quarter	5.21	15.17	4.72	16.05	3.20	6.81	4.28	8.57
Fourth quarter	5.20	8.74	4.63	9.55	4.34	5.87	4.73	7.25
2002
Annual	2.60	9.26	1.71	10.03	2.36	5.79	2.20	7.45
First quarter	5.72	9.26	6.33	10.03	4.36	5.79	5.40	7.45
Second quarter	4.30	6.08	3.68	6.65	3.58	5.07	3.85	6.50
Third quarter	2.60	4.07	1.73	3.66	2.36	4.20	2.20	4.46
Fourth quarter	2.66	4.42	1.71	3.20	2.85	4.90	2.27	4.24
2003
First quarter	3.17	5.05	2.20	3.81	3.90	5.73	3.28	5.01
Second quarter	4.19	4.85	3.31	4.25	5.19	5.90	4.90	6.17
Last six months
April 2003	4.19	4.72	3.31	4.02	5.19	5.90	4.90	5.81
May 2003	4.27	4.85	3.52	4.14	5.29	5.90	5.26	6.03
June 2003	4.38	4.79	3.81	4.25	5.36	5.80	5.58	6.17
July 2003	4.19	4.69	3.52	4.20	5.15	5.71	5.23	6.08
August 2003	3.93	4.90	3.19	4.15	4.90	6.15	4.74	6.20
September 2003	4.78	6.13	4.00	5.22	5.90	7.85	6.25	7.86
October 2003 (through Oct. 24, 2003)	5.63	6.34	4.85	5.56	7.33	8.20	7.55	8.6

(1)	The preferred shares of TCP and TCO began trading on the São Paulo Stock Exchange on September 21, 1998. The ADSs of TCP and TCO began trading on the New York Stock Exchange on November 16, 1998.

     Dividend Information

     The following table shows the amount of dividends and interest on shareholders’ equity declared by each of TCP and TCO on each lot of 1,000 preferred shares and on each ADS for the years 1998 to 2002. The dividend amounts set forth below for each year were paid in the immediately following year.

	TCP Dividends and Interest on		TCO Dividends and Interest on
	Shareholders’ Equity Per		Shareholders’ Equity Per

	1,000 Preferred		1,000 Preferred
	Shares	ADS	Shares	ADS

	(R$ per thousand)	(U.S.$ per ADS)	(R$ per thousand)	(U.S.$ per ADS)

1998	0.270	0.449	0.153	0.254
1999	0.092	0.148	0.085	0.139
2000	0.245	0.281	0.096	0.121
2001	—	—	0.204	0.155
2002	—	—	0.212	0.220

     Historical and Pro Forma Share Information as of Date Preceding Public Announcement

     The following table shows the closing prices of the preferred shares and ADSs of TCP and TCO, as well as the equivalent value of TCO’s preferred shares and ADSs based on the merger ratio, as of January 15, 2003, which was the date preceding public announcement of the signing of the agreement by which TCP acquired TCO, and October 24, 2003.

PART FIVE — THE MERGER OF SHARES	68

	January 15, 2003			October 24, 2003

			TCO			TCO
	TCP	TCO	(Per share	TCP	TCO	(Per share
	(Actual)	(Actual)	equivalent)(1)(2)	(Actual)	(Actual)	equivalent)(1)(2)

1,000 Preferred shares	R$4.42	R$5.12	R$5.61	6.06	7.89	7.70
ADSs	US$3.37	US$4.60	US$5.14	5.26	8.16	8.02

(1)	The TCO preferred share per share equivalent data are calculated by multiplying the TCP actual amounts by 1.27, the number of TCP preferred shares that will be received for each TCO preferred share in the merger of shares.

(2)	The TCO ADS per share equivalent data are calculated by multiplying the TCP actual amounts by 1.524, the number of TCP ADSs that will be received for each TCO ADS in the merger of shares.

     We urge you to obtain current market quotations.

Certain Contracts

     We acquired 61.10% of the common shares of TCO from Fixcel on April 25, 2003. Since that date, TCO has been our subsidiary.

     We are parties to a number of agreements and transactions with our affiliates, who are also the affiliates of TCO by virtue of our acquisition of control of TCO. See “Item 7.B Related Party Transactions” in our Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus. Before the acquisition of TCO, we had no material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are incorporated by reference in this prospectus except the negotiations that led to our acquisition of control of TCO.

Unaudited Pro Forma Combined Financial Data

     The following unaudited pro forma combined financial data gives pro forma effect to our acquisition of control of Global Telecom in December 2002 and our acquisition of control of TCO in April 2003 and our acquisition of the remaining common shares and preferred shares of TCO through the tender offer described in “—Background for the Merger of Shares—Acquisition of TCO and Subsequent Tender Offer” and the merger of shares, which we refer to in this subsection as the “acquisitions.” The unaudited pro forma combined financial data also gives pro forma effect to our financial expense relating to indebtedness we incurred to finance the acquisitions. This financial information was prepared from, and should be read in conjunction with, the following historical financial statements, including the applicable notes thereto:

•	The audited consolidated financial statements of TCP as of and for the year ended December 31, 2002 included in TCP’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus;

•	The unaudited consolidated financial statements of TCP as of and for the six months ended June 30, 2003 included in this prospectus;

•	The audited consolidated financial statements of TCO as of and for the year ended December 31, 2002 included in TCO’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus;

•	The unaudited consolidated financial statements of TCO as of and for the six months ended June 30, 2003 included in the Form 6-K filed by TCO on August 12, 2003 and incorporated by reference in this prospectus; and

•	The audited financial statements of Globaltelcom Telecomunicações S.A., Daini do Brasil S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações, which we refer to collectively as “Global Telecom Holdings,” for the period from January 1 to December 27, 2002 included in TCP’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus.

     The unaudited pro forma combined statement of operations for the year ended December 31, 2002 and six months period ended June 30, 2003 give effect to the acquisitions described above as if they had occurred on January 1, 2002. The unaudited pro forma combined balance sheet as at June 30, 2003 gives effect to the acquisitions as if they had

PART FIVE — THE MERGER OF SHARES	69

occurred on that date. The unaudited pro forma combined balance sheet as at June 30, 2003 will be included in the next amendment to this registration statement to give pro forma effect the tender offer for the remaining publicly held common shares of TCO and the merger of shares of TCO with TCP.

     The unaudited pro forma combined financial information was prepared in accordance Brazilian corporate law, which differs in certain material respects from U.S. GAAP. Note 18 to the TCP unaudited consolidated financial statements for the six months ended June 30, 2003 included in this prospectus, and note 37 to the TCP audited consolidated financial statements for the year ended December 31, 2002 describe the principal differences between Brazilian corporate law and U.S. GAAP as they relate to TCP. The unaudited pro forma combined financial information includes a pro forma reconciliation from Brazilian corporate law to U.S. GAAP of net loss for the six months ended June 30, 2003 and for the year ended December 31, 2002 and of shareholders’ equity as of June 30, 2003.

     The audited consolidated financial statements of TCO for the year ended December 31, 2002 were prepared using Brazilian GAAP. Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. For purposes of presenting the unaudited pro forma combined financial information, the historical financial information relating to TCO was adjusted to include unaudited adjustments to conform TCO’s historical financial information to Brazilian corporate law.

     As discussed in Note 2 to the unaudited consolidated financial statements of TCP as of and for the six-months ended June 30, 2003, on January 1, 2003, Telesp Celular began to defer revenues from prepaid services and amortize that revenue based on subscriber airtime usage. The unaudited pro forma combined financial information includes pro forma adjustments to adopt this change in accounting policy as of January 1, 2002.

     The pro forma adjustments presented in the unaudited pro forma combined financial information give effect to estimates made by TCP’s management and assumptions that it believes to be reasonable. The unaudited pro forma combined financial information does not include pro forma adjustments to take into account any synergies or cost savings which may or are expected to occur as a result of the acquisitions.

     The unaudited pro forma combined financial information was prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of TCP would have been if the acquisitions had actually occurred on the dates assumed and does not necessarily indicate what TCP’s future operating results or combined financial position will be.

PART FIVE — THE MERGER OF SHARES	70

Telesp Celular Participações S.A.
Pro Forma Condensed Statement of Loss
For the Year Ended December 31, 2002

					Pro Forma Adjustments

							Effect of
					Acquisition		Tender
		Global		Change in	of Global		Offer and
		Telecom		Accounting	Telecom	Acquisition	Merger of
	TCP	Holdings	TCO(1)	Policy(2)	Holdings(3)	of TCO(4)	Shares(7)	Eliminations	Pro Forma TCP

NET OPERATING REVENUE	3,390.6	512.2	1,561.3	(11.8)	—	—		(13.7)	5,438.6
COST OF SERVICES AND GOODS	(1,648.4)	(423.8)	(741.8)	6.0	—	—		13.7	(2,794.3)
GROSS PROFIT	1,742.2	88.4	819.5	(5.8)	—	—		—	2,644.3
OPERATING EXPENSES:
Selling expenses	(617.9)	(124.4)	(215.3)	—	—	—		—	(957.6)
General and administrative expenses	(288.5)	(45.7)	(141.8)	—	—	—		—	(476.0)
Other net operating income (expenses)	(70.1)	(26.1)	(3.8)	—	—	(123.7)		(6.5)	(230.2)
OPERATING INCOME BEFORE EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY AND NET FINANCIAL EXPENSES	765.7	(107.8)	458.6	(5.8)	—	(123.7)		(6.5)	980.5
EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY	(890.7)	—	—	—	—			890.7	—
NET FINANCIAL EXPENSES	(808.4)	(663.1)	4.0	—	(71.3)	(317.9)		6.5	(1,850.2)
OPERATING INCOME (LOSS)	(933.4)	(770.9)	462.6	(5.8)	(71.3)	(441.6)		890.7	(869.7)
Net nonoperating income (expenses)	10.0	(0.4)	(17.6)	—	—	—		—	(8.0)
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM,MINORITY INTEREST AND INCOME TAXES	(923.4)	(771.3)	445.0	(5.8)	(71.3)	(441.6)		890.7	(877.7)
Extraordinary item	(170.9)	—	—	—	—	—		(250.5) (5)	(421.4)
INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	(1,094.3)	(771.3)	445.0	(5.8)	(71.3)	(441.6)		640.2	(1,299.1)
Minority interest	—	—	(6.1)	—	—	(262.1)		—	(268.2)
Income taxes	(46.5)	—	(109.6)	2.0	—	—		—	(154.1)
NET INCOME (LOSS)	(1,140.8)	(771.3)	329.3	(3.8)	(71.3)	(703.7)		640.2	(1,721.4)
U.S. GAAP ADJUSTMENTS	(354.9)	(146.9)	(9.1)	3.8	(24.6)	(16.0)		144.6 (6)	(403.1)
NET INCOME (LOSS) UNDER U.S. GAAP	(1.495.7)	(918.2)	320.2	—	(95.9)	(719.7)		784.8	(2,124.5)
EARNINGS PER SHARE:
Loss per thousand shares — common and preferred Brazilian corporate law									(1.47)
Basic and diluted loss per thousand shares — common and preferred — U.S. GAAP									(3.09)

PART FIVE — THE MERGER OF SHARES	71

(1)	As discussed above, the audited consolidated financial statements of TCO for the year ended December 31, 2002 were prepared using Brazilian GAAP. Brazilian GAAP requires companies to recognize inflationary effects in their financial statements until December 31, 2000. For purposes of presenting the unaudited pro forma combined financial information, the historical financial information relating to TCO was adjusted to include unaudited adjustments to conform TCO’s historical financial information to Brazilian corporate law. The pro forma U.S. GAAP adjustments have been adjusted from the amount included in TCO’s Annual Report on Form 20-F for the year ended December 31, 2002 as follows:

U.S. GAAP adjustments to net income included in TCO’s Annual Report on Form 20-F	(17.7)
Impact on U.S. GAAP adjustments for differences in accounting for inflation between Brazilian GAAP, Brazilian corporate law and U.S. GAAP	13.0
Tax effect on the above adjustment	(4.4)

As adjusted	9.1

(2)	As discussed in Note 2 to the unaudited condensed consolidated financial statements of TCP as of and for the six-months ended June 30, 2003, on January 1, 2003, Telesp Celular began to defer revenues from prepaid services and amortize that revenue based on subscriber airtime usage. The pro forma adjustments are made to adopt this change in accounting policy as of January 1, 2002. For U.S. GAAP purposes, this adjustment has been reversed since the Company already records a U.S. GAAP adjustment to defer revenues from prepaid services.

(3)	The pro forma adjustments for Global Telecom Holdings represent (i) pro forma interest expense associated with the acquisition of Global Telecom Holdings and (ii) pro forma U.S. GAAP adjustments associated with the acquisition of the remaining 17% of the capital of Global Telecom Holdings. The pro forma U.S. GAAP adjustments related to the acquisition of the remaining capital of Global Telecom Holdings represent the amortization of the purchase accounting adjustments described in Note 37d., Acquisition of remaining interest in the Holdings, to the audited consolidated financial statements of TCP as of and for the year ended December 31, 2002. As discussed in Note 37d. to the audited consolidated financial statements of TCP as of and for the year ended December 31, 2002, the goodwill recorded under Brazilian corporate law related to the acquisition of Global Telecom Holdings is not being amortized.

(4)	The pro forma adjustments for TCO represent (i) pro forma amortization of the goodwill recorded under Brazilian corporate law, (ii) pro forma interest expense associated with the acquisition of TCO, and (iii) pro forma U.S. GAAP adjustments to reflect purchase accounting in accordance with SFAS No. 141, “Business Combinations.”

Brazilian Corporate Law

     Under Brazilian corporate law, the goodwill associated with the acquisition of TCO has been attributed to (i) an excess of the fair values of property, plant and equipment over book value of R$124.0 and (ii) R$1,118.5 related to future profitable operations. A pro forma adjustment has been recorded to give effect to the amortization of goodwill associated with the purchase of TCO. TCP amortizes goodwill attributed to the fair values of property, plant and equipment over the respective useful lives of the underlying assets. The goodwill related to future profitable operations is amortized on a straight-line basis over a 10 year period. The pro forma adjustment to minority interests represents the recognition of the 79.61% minority interests in TCO.

U.S. GAAP

     The pro forma U.S. GAAP adjustments represent the difference between the pro forma adjustment for the amortization of goodwill under Brazilian corporate law described above and the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations.” Following is the estimated purchase price allocation that was used under U.S. GAAP. The following purchase price allocation is preliminary and subject to refinement.

	Amount

Amounts representing 20.39% of the historical net assets of TCO under U.S. GAAP	292.7
Fair Value Adjustments:
Property, plant and equipment	29.8	(a	)
Intangible assets — customer list	107.7	(b	)
Debt	17.1	(c	)
Intangible related to concession	395.1	(d	)
Goodwill	686.6	(e	)

Purchase Price	1,529.0

PART FIVE — THE MERGER OF SHARES	72

(a) Difference being amortized over approximately 10 years, representing the average remaining useful lives of the relating assets.

(b) Difference being amortized over two years, representing the average customer life

(c) The adjustment to long-term debt is being amortized by the effective interest method over the remaining maturities of the underlying TCO debt obligations.

(d) The concession is being amortized on a straight-line basis over respective remaining term of TCO’s licenses, representing an weighted average period of 6 years.

(e) In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not being amortized for U.S. GAAP purposes.

(5)	Pro forma elimination represents an adjustment for TCP’s portion of the negative equity of Global Telecom Holdings on the date of acquisition. This amount was recorded as equity in losses of unconsolidated subsidiary under Brazilian corporate law. For the purposes of these pro forma financial statements, this amount has been reclassified to an extraordinary item. The extraordinary item in TCP’s Annual Report on Form 20-F for the year ended December 31, 2002 represents an impairment recorded on the goodwill associated with the acquisition of Global Telecom Holdings.

(6)	Pro forma U.S. GAAP adjustment represents the elimination of U.S. GAAP adjustments relating to the equity in losses of Global Telecom Holdings included in Note 37 TCP’s Annual Report on Form 20-F for the year ended December 31, 2002.

(7)	The unaudited pro forma combined financial information does not yet include pro forma adjustments for the tender offer for the remaining publicly held common shares of TCO and the merger of shares of TCO with TCP as the tender offer has not yet been consummated. The next amendment to this Registration Statement will include pro forma adjustments for these items.

PART FIVE — THE MERGER OF SHARES	73

Telesp Celular Participações S.A.
Pro Forma Condensed Statement of Loss
For the Six Month Period Ended June 30, 2003

					Pro Forma Adjustments

						Effect
						of Tender
			TCO	Change in		Offer and
			Eliminations	Accounting	Acquisition	Merger of		Pro Forma
	TCP	TCO	May-June(1)	Policy (2)	of TCO (3)	Shares (4)	Eliminations	TCP

NET OPERATING REVENUE	2,439.3	901.8	(333.9)	93.9	—		(11.6)	3,089.5
COST OF SERVICES AND GOODS	(1,242.7)	(420.8)	161.7	(33.4)	—		11.6	(1,523.6)
GROSS PROFIT	1,196.6	481.0	(172.2)	60.5	—		—	1,565.9
OPERATING EXPENSES:
Selling expenses	(571.1)	(129.4)	47.9	—	—		—	(652.6)
General and administrative expenses	(254.8)	(89.5)	27.9	—	—		—	(316.4)
Other net operating income (expenses)	31.7	1.5	(2.3)	—	(41.2)		—	(10.3)
OPERATING INCOME BEFORE NET FINANCIAL EXPENSES	402.4	263.6	(98.7)	60.5	(41.2)		—	586.6
NET FINANCIAL EXPENSES	(632.1)	66.6	(22.7)	—	(103.2)		—	(691.4)
OPERATING INCOME (LOSS)	(229.7)	330.2	(121.4)	60.5	(144.4)		—	(104.8)
Net nonoperating income (expenses)	(4.7)	(9.9)	3.4	—	—		—	(11.2)
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND INCOME TAXES	(234.4)	320.3	(118.0)	60.5	(144.4)		—	(116.0)
Extraordinary item	—	—	—	—	—		—	—
INCOME (LOSS) BEFORE INCOME TAXES	(234.4)	320.3	(118.0)	60.5	(144.4)		—	(116.0)
Minority interest	(62.6)	(3.9)	1.3	—	—		(168.9)	(234.1)
Income taxes	(96.7)	(104.2)	39.7	(20.6)	—		—	(181.8)
NET INCOME (LOSS)	(393.7)	212.2	(77.0)	39.9	(144.4)		(168.9)	(531.9)
U.S. GAAP ADJUSTMENTS	444.6	19.1	1.0	(39.9)	(5.4)		(15.2)	404.2
NET INCOME (LOSS) UNDER U.S. GAAP	50.9	231.3	(76.0)	—	(149.8)		(184.1)	(127.7)
EARNINGS PER SHARE:
Loss per thousand shares — common and preferred Brazilian corporate law								(0.45)
Basic and diluted loss per thousand shares — common and preferred — U.S. GAAP								(0.11)

PART FIVE — THE MERGER OF SHARES	74

(1)	Represents the reversal of two months of operations of TCO that were consolidated in TCP.

(2)	See Note 2 to the pro forma condensed statement of loss for the year ended December 31, 2002. The pro forma adjustments are made to reverse the impact of the cumulative effect of adopting this change in accounting policy as of January 1, 2002. For U.S. GAAP purposes, this adjustment has been reversed since the Company already records a U.S. GAAP adjustment to defer revenues from prepaid services.

(3)	See Note 4 to the pro forma condensed statement of loss for the year ended December 31, 2002.

(4)	See Note 7 to the pro forma condensed statement of loss for the year ended December 31, 2002.

PART SIX — SHAREHOLDER RIGHTS	75

PART SIX — SHAREHOLDER RIGHTS

General

     Both TCP and TCO are incorporated in the Federative Republic of Brazil. Your rights as a holder of TCO securities and your future rights as a holder of TCP securities after the merger of shares are and will be governed by Brazilian law and the bylaws (estatutos sociais) of TCO and TCP, respectively. Copies of the bylaws of TCP and TCO are incorporated by reference in this prospectus and will be sent to you upon request. You should read the bylaws of TCP and TCO.

     There are no material differences between your rights as a holder of TCO securities and your future rights as a holder of TCP securities after the merger of shares.

     The summary of certain material provisions of TCP’s bylaws and Brazilian law set forth in Item 10.B, “Additional Information-Memorandum and Articles of Association” of TCP’s Annual Report on Form 20-F for the year ended December 31, 2002 is hereby incorporated by reference herein.

     As of September 30, 2003, TCP’s capital stock consisted of 1,171,784,352,509 outstanding shares, no par value, divided between 409,383,864,536 common shares and 762,400,487,973 preferred shares.

     As of September 30, 2003, TCO’s capital stock consisted of 379,200,036,582 outstanding shares, no par value, divided between 126,433,338,109 common shares (including 5,791,393,886 common shares held in treasury that will be cancelled in the merger of shares) and 252,766,698,473 preferred shares.

Information About Historical Dividend Payments

     The tables below summarize the history of payments of dividends and interest on shareholders’ equity of TCP and TCO for 2000, 2001 and 2002. Each table sets forth amounts in reais per thousand common shares and preferred shares and amounts in U.S. dollars per ADSs translated into U.S. dollars at the prevailing selling rate for reais into U.S. dollars at the commercial rate on each of the respective dates of those payments.

     TCP

     We pay our shareholders both dividends and interest on shareholders’ equity. Interest on shareholders’ equity (juros sobre capital próprio) is a form of distribution that is tax deductible in Brazil. The payments we made in 2000 represented both dividends and interest on shareholders’ equity. We will not pay dividends or interest on shareholders’ equity for the year ended December 31, 2002 because of negative net income from equity in Global Telecom and the financial cost related to the Global Telecom acquisition.

	Year ended December 31,

	2000(1)		2001(2)		2002(2)

	(R$ per	(U.S.$	(R$ per	(U.S.$	(R$ per	(U.S.$
	thousand)	per ADS)	thousand)	per ADS)	thousand)	per ADS)
Dividends plus interest on shareholders’ equity:
Common	0.0960485	—	0.204234	—	0.212425	—
Preferred	0.0960485	0.1209	0.204234	0.1547	0.212425	0.2199

(1)	We paid dividends for 2000 on June 8, 2001.

(2)	We did not pay dividends for 2001 and 2002 due to losses incurred from its equity investment in Global Telecom in those years.

     Our bylaws state that holders of preferred shares will have full voting rights in the event that we do not pay minimum dividends to those shareholders for three consecutive fiscal years, and those shareholders will retain those voting rights until the minimum dividends are paid. Because we do not anticipate being able to pay dividends with respect to the year ended December 31, 2003, we expect that holders of preferred shares will be able to exercise voting rights after the 2004 general shareholders’ meeting and until we pay the minimum dividends for 2003 or any subsequent year.

PART SIX — SHAREHOLDER RIGHTS	76

     TCO

     TCO pays its shareholders both dividends and interest on shareholders’ equity. In 2000 and 2001, payments made by TCO represented both dividends and interest on shareholders’ equity. In 2002, TCO paid only interest on shareholders’ equity.

	Year ended December 31,

	2000		2001		2002

	(R$ per	(U.S.$	(R$ per	(U.S.$	(R$ per	(U.S.$
	thousand)	per ADS)	thousand)	per ADS)	thousand)	per ADS)
Dividends plus interest on shareholders’ equity:
Common	0.0960485	—	0.204234	—	0.212425	—
Preferred	0.0960485	0.1209	0.204234	0.1547	0.212425	0.2199

     As of December 31, 2002, TCO recorded a provision for minimum dividends, attributable to preferred shareholders, based on 6% of the capital stock attributable to these shares, as follows:

As of December 31,
2002

Capital stock (in thousands of reais)	534,046.14
Capital stock (in thousands of shares)	379,200,036.6
Preferred capital stock (in thousands of shares)	252,766,698.5
Preferred capital stock (in thousands of reais)	355,983.83
Minimum dividend percentage rate	25%
Amount of minimum dividends (in thousands of reais)	79,473.85

Description of American Depositary Shares

     Description of American Depositary Receipts in Respect of Preferred Shares

     The following is a summary of the material provisions of the deposit agreement among TCP, the depositary, and the registered holders and beneficial owners from time to time of ADSs, pursuant to which the ADSs representing preferred shares are to be issued. This summary is subject to and qualified in its entirety by reference to the deposit agreement, including the form of ADRs attached thereto. The deposit agreement is an exhibit to this registration statement. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary, currently located at 101 Barclay Street, New York, NY 10286, and at the office of the custodian, Banco Itaú S.A., currently located at Av. Engenheiro Armando de Arruda Pereira 707 — 9º andar — Torre Eldoro Villela — Jabaquara — CEP 04344-902, São Paulo, Brazil, Attention: Superintendência de Serviços para o Mercado de Capitais. The depositary’s principal executive office is located at One Wall Street, New York, NY 10286.

     American Depositary Receipts

     ADRs evidencing ADSs are issuable under the deposit agreement. Each ADR is in registered form and evidences a specified number of ADSs, each ADSs representing 2,500 preferred shares, deposited with the custodian and registered in the name of the depositary or its nominee. We refer to those preferred shares, together with any additional preferred shares at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and other property received by the depositary or the custodian in respect of those preferred shares and at such time held under the deposit agreement as the “deposited securities”. Only persons in whose names ADRs are registered on the books of the depositary are treated by the depositary as the owners of the ADRs.

     Deposit, Transfer and Withdrawal

     The bylaws of TCP provide that ownership of capital generally is evidenced only by a record of ownership maintained by TCP or an accredited intermediary, such as a bank, acting as a registrar for the shares. Currently, this function is performed by TCP as registrar. Accordingly, all references to the deposit, surrender and delivery of the preferred shares refer only to book-entry transfers of the preferred shares in Brazil. All references to the deposit, surrender

PART SIX — SHAREHOLDER RIGHTS	77

and delivery of the ADSs or the ADRs refer not only to the physical transfer of any certificates evidencing those ADSs but also to any book-entry transfers.

     The preferred shares represented by ADSs were deposited pursuant to the deposit agreement by book-entry transfer to an account of the custodian and registered in the name of the custodian. The depositary is the holder of record on the books of the custodian of all those preferred shares.

     The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery (including by book-entry credit) to the custodian of the preferred shares (or evidence of rights to receive preferred shares) pursuant to appropriate instruments of transfer in a form satisfactory to the custodian and upon payment of the fees, charges and taxes provided in the deposit agreement, the depositary will execute and deliver at its Corporate Trust Office to, or upon the written order of, the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing those preferred shares with the depositary, an ADR or ADRs registered in the name or names of such person or persons and evidencing any authorized number of ADSs requested by such person or persons.

     The depositary will refuse to accept preferred shares for deposit whenever it is notified in writing that the deposit would result in any violation of applicable laws.

     Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by that ADR and upon payment of the fees of the depositary, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, the bylaws of TCP, the deposited securities and applicable law, the owner of that ADR will be entitled to book-entry credit with the registrar together with physical delivery, to the owner or upon the owner’s order, as permitted by applicable law, of the amount of deposited securities at the time represented by the ADSs evidenced by that ADR. Any forwarding of share certificates, other securities, property, cash and other documents of title to the owner will be at the risk and expense of the owner.

     Subject to the terms and conditions of the deposit agreement and any limitations that may be established by the depositary and unless requested by TCP to cease doing so, the depositary may execute and deliver ADRs before receipt of preferred shares, (which we refer to as a “pre-release”), may deliver those preferred shares upon receipt and cancellation of ADRs that have been pre-released, whether or not the cancellation is before the termination of that pre-release or the depositary knows that the ADR has been pre-released, and may receive ADRs in lieu of preferred shares in satisfaction of a pre-release.

     Each pre-release must be:

•	preceded or accompanied by a written representation and agreement from the person to whom the ADRs are to be delivered that the pre-release or its customer (1) owns the preferred shares or ADRs to be remitted, (2) assigns all beneficial right, title and interest in those preferred shares or ADRs to the depositary for the benefit of the owners and (3) agrees to hold those preferred shares or ADRs for the account of the depositary until their delivery upon the depositary’s request;

•	at all times fully collateralized with cash or U.S. government securities;

•	terminable by the depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

     The depositary will set limits on pre-release transactions to be entered into hereunder with any particular person on a case by case basis as the depositary deems appropriate. The collateral referred to in the second bullet point above will be held by the depositary for the benefit of the owner as security for the performance of the person to whom ADRs are to be delivered of its obligations to the depositary in connection with a pre-release transaction, including that person’s obligation to deliver preferred shares or ADRs upon termination of a pre-release transaction.

     The depositary will also limit the number of ADRs involved in pre-release transactions so that preferred shares not deposited but represented by ADSs outstanding at any time as a result of pre-releases will not exceed 30% of the ADSs outstanding (without giving effect to ADSs evidenced by ADRs outstanding as a result of the pre-release), but the

PART SIX — SHAREHOLDER RIGHTS	78

depositary reserves the right to disregard that limit from time to time as it deems appropriate and may, with the prior written consent of TCP, change that limit for purposes of general application. The depositary may retain for its own account any compensation received by it in connection with the foregoing. Neither TCP nor the custodian will incur any liability to owners of ADRs as a result of these transactions.

     Dividends, Other Distributions and Rights

     The depositary is required to convert into U.S. dollars, as promptly as practicable and, in any event, within one business day of receipt, all cash dividends or other distributions, net proceeds from the sale of securities, property or rights denominated in any currency other than U.S. dollars that it receives in respect of the deposited securities if permitted under applicable laws and the depositary determines that the conversion into U.S. dollars and transfer to the United States can be effected on a reasonable basis. If at the time of conversion, the resulting U.S. dollars can, pursuant to applicable law, be transferred out of Brazil for distribution, the depositary will as promptly as practicable distribute the amount received to the owner entitled thereto in proportion to the number of ADSs evidenced by that owner’s ADRs without regard to any distinctions among owners on account of exchange restrictions or otherwise. The amount distributed will be reduced by any amounts to be withheld by TCP, the depositary or the custodian, including amounts on account of any applicable taxes and certain other expenses.

     If conversion, transfer or distribution can be effected only with the approval or license of any government or agency thereof, the depositary will file as promptly as practicable an application for approval or license. However, the depositary will be entitled to rely upon Brazilian counsel in such matters, which counsel will be instructed to act as promptly as possible. If, pursuant to applicable law, any foreign currency received by the depositary or the custodian cannot be converted to U.S. dollars, or if any approval or license of any government or agency thereof that is required for the conversion is denied or, in the opinion of the depositary, cannot be promptly obtained at a reasonable cost, the depositary will, (1) as to the portion of the foreign currency that is convertible into U.S. dollars, make the conversion and, if permitted by applicable law, transfer the U.S. dollars to the United States and distribute them to the owners entitled thereto or, to the extent that the transfer is not permitted, hold such U.S. dollars for the benefit of the owners entitled thereto, uninvested and without liability for interest thereon and (2) as to the nonconvertible balance, if any, if requested in writing by an owner, distribute or cause the custodian to distribute the foreign currency (or an appropriate document evidencing the right to receive the foreign currency) received by the depositary or the custodian to that owner, and the Depositary will hold or will cause the custodian to hold any amounts of nonconvertible foreign currency not distributed uninvested and without liability for the interest thereon for the respective accounts of the owners entitled to receive those amounts.

     If TCP declares a dividend in, or free distribution of, additional preferred shares with respect to the preferred shares represented by the ADSs, the depositary may, or will if TCP so requests, distribute as promptly as practicable to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by their ADRs, additional ADRs evidencing an aggregate number of ADSs that represents the number of preferred shares received as that dividend or free distribution, subject to the terms and conditions of the deposit agreement including the withholding of any tax or other governmental charge and the payment of fees of the depositary.

     The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from TCP that the distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of those fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADSs will thereafter also represent the additional preferred shares distributed upon the deposited securities represented thereby.

     If TCP offers, or causes to be offered, to the holders of preferred shares any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary, after consultation with TCP, will have discretion as to the procedure to be followed in making such rights available to owners or in disposing of those rights for the benefit of the owners and making the net proceeds available to the owners. If, by the terms of that rights offering or for any other reason, it would be unlawful for the depositary to either make the rights available to any owners or dispose of the rights and make the net proceeds available to those owners, then the depositary will allow the rights to lapse. If at the time of the offering of any rights, the depositary determines in its discretion that it is lawful and feasible to make the rights available to all or certain owners, the depositary may, and at the request of TCP the Company will, distribute to any owners to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by those owners, warrants or other instruments therefor in such form as it deems appropriate.

PART SIX — SHAREHOLDER RIGHTS	79

     If the depositary determines that it is not lawful or feasible to make such rights available to all or certain owners, it may, and at the request of TCP, will use its best efforts that are reasonable under the circumstances to, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of those sales for the account of those owners otherwise entitled to such rights, warrants or other instruments or an averaged or other practical basis without regard to any distinctions among the owners because of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make those rights available to owners in general or any owner or owners in particular.

     In circumstances in which rights would not otherwise be distributed, if an owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of that owner, the depositary will promptly make such rights available to that owner upon written notice from TCP to the depositary that (1) TCP has elected in its sole discretion to permit the rights to be exercised and (2) the Owner has executed such documents as TCP has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to those warrants or other instruments to the depositary from that owner to exercise such rights, upon payment by that owner to the depositary for the account of the Owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in those warrants or other instruments, the depositary will, on behalf of that owner, exercise the rights and purchase the preferred shares, and TCP will cause the preferred shares so purchased to be delivered to the depositary on behalf of that owner. As agent for that owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to that owner pursuant to the deposit agreement. Such a disposal of rights may reduce the owners’ proportionate equity interest in TCP.

     The depositary will not offer rights to owners having an address of record in the United States unless a registration statement under the Securities Act is in effect with respect to those rights and the securities to which the rights relate or unless the offering and sale thereof to those owners are exempt from registration under the Securities Act. However, TCP will have no obligation to file a registration statement under the Securities Act to make available to owners any right to subscribe for or to purchase any of the securities.

     Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may deem equitable and practicable for accomplishing such distribution. However, if in the opinion of the depositary that distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that TCP or the depositary withhold an amount on account of taxes or other governmental charges or that the securities must be registered under the Securities Act, in order to be distributed to owners) the depositary deems the distribution not to be feasible, the depositary may, after consultation with TCP, adopt such method as it may deem equitable and practicable for the purpose of effecting the distribution, including, but not limited to, the public or private sale of the securities or property received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.

     In connection with any distribution to owners, TCP will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by TCP and owing to that authority or agency by TCP; and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or custodian. If the depositary determines that any distribution of property other than cash (including preferred shares and rights to subscribe therefor) is subject to any tax or governmental charge that the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in the amounts and in manner as the depositary deems necessary and practicable to pay those taxes or governmental charges, and the depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

     Upon any change in nominal or par value, or split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting TCP or to which it is a party, any preferred shares or other securities that will be received by the depositary or the custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the

PART SIX — SHAREHOLDER RIGHTS	80

new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will if TCP so requests, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing the new deposited securities.

     Record Dates

     Whenever any cash dividend or other cash distribution becomes payable, or whenever any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever for any reason the depositary causes a change in the number of preferred shares that are represented by each ADSs or whenever the depositary receives notice of any meeting of holders of preferred shares or other deposited securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which date shall, to the extent practicable, be either the same date as the record date fixed by TCP or, if different from the record date fixed by TCP, fixed after consultation with TCP, (1) for the determination of the owners who will be entitled to receive that dividend, distribution of rights or the net proceeds of the sale thereof or entitled to give instructions for the exercise of voting rights at any such meeting, or (2) on or after which such ADSs will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

     Voting of the Deposited Securities

     Preferred shares do not entitle their holders to vote on any matter presented to a vote of shareholders of TCP except as set forth under Item 10.B, “Additional Information-Memorandum and Articles of Association-Rights Attaching to Shares-Voting Rights” of TCP’s Annual Report on Form 20-F for the year ended December 31, 2002, which subsection is hereby incorporated by reference herein. Under those circumstances and if, in the future, the terms of the preferred shares are revised or amended to provide for voting rights, or if the preferred shares obtain voting rights pursuant to the Brazilian corporation law or any change in any other laws, rules, or regulations applicable to those shares or through any change in interpretation of those laws, the following will apply.

     As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by TCP, the depositary will mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:

•	the information included in the notice of meeting received by the depositary from TCP (or a summary in English of the notice of the meeting);

•	a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law, the bylaws and the provisions of the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the preferred shares or other deposited securities represented by their respective ADSs; and

•	a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of the next paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by TCP.

     Upon the written request of an owner on the record date received on or before the date established by the depositary for that purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the instructions set forth in such request. The depositary may not itself exercise any voting discretion over any preferred shares. If the depositary does not receive instructions from an owner on or before the date established by the depositary for that purpose, the depositary will deem that Owner to have instructed the depositary to give a discretionary proxy to a person designated by TCP to vote the underlying preferred shares, provided that no such discretionary proxy will be given with respect to any matter as to which TCP informs the depositary that (1) TCP does not wish such proxy given, (2) substantial opposition exists or (3) the rights of holders of preferred shares will be materially and adversely affected. Under Brazilian law, the depositary may vote the preferred shares or other deposited securities represented by ADSs and evidenced by ADRs in accordance with the instructions of the owners even if those instructions differ among those owners.

PART SIX — SHAREHOLDER RIGHTS	81

     Owners are not entitled to attend meetings of shareholders. An owner wishing to do so must cancel its ADRs and obtain delivery of the underlying shares, registered in the name of that owner, before the record date for attendance at the meeting.

     Reports and Other Communications

     The depositary will make available for inspection by owners at its Corporate Trust Office any reports and communications, including any proxy soliciting materials, received from TCP, which are both (1) received by the depositary as the holder of the deposited securities and (2) made generally available to holders of those deposited securities by TCP. The depositary will also send to owners copies of those reports when furnished by TCP pursuant to the deposit agreement. Any reports and communications furnished to the depositary by TCP will be furnished in English to the extent that those materials are required to be translated into English pursuant to any regulations of the SEC.

     Amendment and Termination of the Deposit Agreement

     The form of the ADRs and any provision of the deposit agreement may at any time and from time to time be amended by agreement between TCP and the depositary in any respect that they may deem necessary or desirable. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing rights of owners, will not take effect as to the outstanding ADRs until the expiration of 30 days after notice of that amendment has been given to the owners of outstanding ADRs. Every owner and beneficial owner at the time that amendment becomes effective will be deemed, by continuing to hold that ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any owner to surrender its ADR and receive the preferred shares and other property represented thereby, except to comply with mandatory provisions of applicable law.

     The depositary will at any time at the direction of TCP terminate the deposit agreement by mailing a notice of termination to the owners then outstanding at least 30 days before the date fixed in the notice for termination. The depositary may likewise terminate the deposit agreement by mailing a notice of termination to TCP and the owners, if at any time after 60 days have expired after the depositary has delivered written notice of its election to resign to TCP, a successor depositary has not been appointed and accepted its appointment in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the deposit agreement, except for (1) the collection of dividends and other distributions pertaining to the deposited securities, (2) the sale of rights and other property and (3) the delivery of preferred shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges).

     At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of the sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADRs. Those owners will then become general creditors of the depositary with respect to those net proceeds. After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges) and certain indemnification obligations. Upon termination of the deposit agreement, TCP will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

     Charges of Depositary

     The Depositary will charge (to the extent permitted by applicable law) any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by TCP or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement), whichever is applicable:

•	taxes and other governmental charges;

PART SIX — SHAREHOLDER RIGHTS	82

•	any registration fees that may from time to time be in effect for the registration of transfers of preferred shares generally on the register of TCP or the registrar and applicable to transfers of preferred shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals under the deposit agreement;

•	cable, telex and facsimile transmission expenses expressly provided in the deposit agreement to be at the expense of owners or persons depositing preferred shares;

•	expenses incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement;

•	a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement and the surrender of ADRs pursuant to the deposit agreement;

•	a fee for the distribution of proceeds of sales of securities or rights pursuant to the deposit agreement.

     The fee described in the last bullet point may be deducted from such proceeds and will be in an amount equal to the lesser of (1) the fee for issuance of ADSs referred to above that would have been charged as a result of the deposit of those securities (for purposes of this sentence treating all such securities as if they were preferred shares) or preferred shares received in exercise of rights distributed to them pursuant to the deposit agreement, but which securities or rights are instead sold by the depositary and the net proceeds distributed and (2) the amount of those proceeds.

     The depositary, pursuant to the deposit agreement, may own and deal in any class of securities of TCP and its affiliates and in ADRs.

     Liability of Owners or Beneficial Owners for Taxes or Other Charges

     If any tax or other governmental charge becomes payable by the custodian, the depositary or its nominee with respect to any ADR or any deposited securities represented by the ADSs evidenced by that ADR, that tax or other governmental charge will be payable by the owner or beneficial owner of ADR. The depositary may refuse to effect registration of transfer of the ADR or any split-up or combination thereof or any withdrawal of deposited securities underlying such ADR until that payment is made and may withhold any dividends or other distributions or may sell for the account of that owner or beneficial owner any part or all of the deposited securities underlying that ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge (and any taxes or expenses arising out of such sale) and the owner or beneficial owner of such ADR will remain liable for any deficiency.

     Limitation on Execution, Delivery, Transfer and Surrender of ADRs

     The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books after consultation with TCP to the extent practicable at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the request of TCP.

     As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any distribution thereon or the withdrawal of deposited securities, the depositary, TCP, the custodian or the registrar may require payment from the depositor of preferred shares or the presenter of the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, charge or fee with respect to preferred shares being deposited or withdrawn) and payment of any other applicable fees provided for in the deposit agreement. The depositary may refuse to deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, the preferred shares until it has received such proof of citizenship, residence, exchange control approval, compliance with all applicable laws or regulations or other information as it may reasonably deem necessary or proper. The delivery, transfer, registration of transfer, split-up, combination and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the depositary, TCP or the registrar are closed or if any such action is deemed necessary or advisable by the depositary or TCP, at any time or from time to time.

     The depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that inspection will not be for the purpose of

PART SIX — SHAREHOLDER RIGHTS	83

communicating with owners in the interest of a business or object other than the business of TCP or a matter related to the deposit agreement or the ADRs.

     The depositary may upon notice to TCP appoint one or more co- transfer agents reasonably acceptable to TCP for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

     Limitation of Liability

     Neither the depositary nor TCP nor any of their respective directors, employees, agents or affiliates will be liable to any owners or beneficial owners of ADRs if by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the bylaws, or by reason of any act of God or war or other circumstance beyond its control, the depositary or TCP or any of their respective directors, employees, agents, or affiliates is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, doing or performing any act or thing which by terms of the deposit agreement it is provided will be done or performed; nor will the depositary or TCP incur any liability to any owner or beneficial owner of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, the depositary is prevented or prohibited from making such distribution or offering available to owners, and the depositary is prevented or prohibited from making such distribution or offering on behalf of such owners and making the net proceeds available to such owners, then the depositary, after consultation with TCP, will not make that distribution or offering, and will allow the rights, if applicable, to lapse.

     TCP and the depositary assume no obligation, nor will they be subject to any liability, under the deposit agreement to owners or beneficial owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

     Governing Law

     The deposit agreement is governed by the laws of the State of New York.

PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS	84

PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

     TCP and TCO file annual reports on Form 20-F and furnish reports on Form 6-K with the SEC. You may read and copy any of these reports at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. You may also obtain information about TCP and TCO at their website, www.vivo.com.br.

     TCP and TCO, as foreign private issuers, are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and their officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

     TCP and TCO are subject to the informational requirements of the Brazilian securities commission and the Brazilian stock exchanges and file reports and other information relating to their business, financial condition and other matters with the CVM and the Brazilian stock exchanges. You may read these reports, statements and other information at the public reference facilities maintained in São Paulo. Some TCP and TCO filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

     We have filed a registration statement on Form F-4 to register under the Securities Act the ADSs of TCP to be received in the merger of shares by holders of TCO preferred shares residing in the United States and holders of TCO ADSs. This document is part of the registration statement on Form F-4 and constitutes a prospectus of TCP. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows TCP to “incorporate by reference” information into this prospectus, which means that TCP can disclose information that is important to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

     This prospectus incorporates by reference the documents set forth below that TCP and TCO have previously filed with the SEC:

•	TCP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 filed June 23, 2003, as amended by TCP’s Annual Report on Form 20-F/A filed on June 24, 2003 (SEC file number 001-14493);

•	TCP’s Report on Form 6-K furnished October 29, 2003 relating to the results of operations of TCP for the third fiscal quarter of 2003 (SEC file number 001-14493);

•	TCO’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002 filed June 30, 2003 (SEC file number 001-14489);

•	TCO’s Report on Form 6-K furnished May 16, 2003 (SEC file number 001-14489);

•	TCO’s Report on Form 6-K furnished August 12, 2003 (SEC file number 001-14489);

•	TCO’s Report on Form 6-K furnished October 29, 2003 relating to the results of operations of TCO for the third fiscal quarter of 2003 (SEC file number 001-14489);

•	the financial statements of TCP and its consolidated subsidiaries as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 and the report of Deloitte Touche Tohmatsu Auditores Independentes, independent accountants, thereon set forth on pages F-3 through F-69 of TCP’s Registration Statement on Form F-3/A filed July 1, 2002 (SEC file number 333-84502);

•	The financial statements of DDI do Brasil Ltda. (whose name was subsequently changed to Daini do Brasil S.A.) as of and for the years ended December 31, 1999 and 2000 and the report of KPMG Auditores Independentes, independent accountants, thereon set forth on pages F-70 through F-85 of TCP’s Registration Statement on Form F-3/A filed July 1, 2002 (SEC file number 333-84502);

PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS	85

•	the financial statements of Daini do Brasil S.A. as of and for the year ended December 31, 2001, and the report of Deloitte Touche Tohmatsu Auditores Independentes, independent accountants, thereon set forth on pages F-86 through F-126 of TCP’s Registration Statement on Form F-3/A filed July 1, 2002 (SEC file number 333-84502); and

•	the financial statements of Global Telecom S.A. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, the report of KPMG Auditores Independentes, independent accountants, on the financial statements of Global Telecom S.A. as of December 31, 2000 and for the two year period ended December 31, 2000, and the report of Deloitte Touche Tohmatsu Auditores Independentes, independent accountants, on the financial statements of Global Telecom S.A. as of and for the year ended December 31, 2001, which collectively are set forth on pages F-127 through F-163 of TCP’s Registration Statement on Form F-3/A filed July 1, 2002 (SEC file number 333-84502).

     In addition, all documents filed by TCP and TCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including, but only to the extent designated within these documents, reports on Form 6-K furnished by TCP or TCO, as the case may be, after the date of this prospectus and prior to the date of the shareholder meetings, shall be incorporated by reference in this prospectus from the date of filing or furnishing of these documents or reports. Any statement contained in this prospectus, or in a document incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent it is modified or superseded by a statement contained in this prospectus or in any subsequently filed document incorporated by reference in this prospectus. When this occurs, the modified or superseded part of the original statement is not a part of this prospectus.

     You can obtain documents incorporated by reference in this prospectus through the applicable operating company or the SEC. Documents incorporated by reference are available from the operating companies without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents from the applicable operating company by requesting them in writing or by telephone at the appropriate address below:

Telesp Celular Participações S.A. Av. Roque Petroni Júnior, 1.464 — Morumbi 04707-000 — São Paulo, SP Brazil 011-55-11-5105-1207	Tele Centro Oeste Celular Participações S.A. SCS — Quadra 2 — Bloco C, 226, Edifício Telebrasília Celular — 7º andar 70319-900 — Brasília, D.F. Brazil 011-55- 61-3962-7001

     To obtain timely delivery of any of these documents, you must request them no later than         , 2003.

Enforceability of Civil Liabilities Under U.S. Securities Laws

     We have been advised by our Brazilian counsel, Machado, Meyer, Sendacz e Opice Advogados, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against TCP, TCO, their respective directors and certain of their respective officers and advisors or any such person would be enforceable in Brazil without reconsideration, of the merits, upon confirmation of that judgment by the Brazilian federal supreme court. That confirmation generally will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation;

•	is not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS	86

•	is not contrary to Brazilian national sovereignty or public policy or “good morals.”

     However, you cannot be certain that this confirmation will be obtained or that it will be obtained in a timely manner. In addition, you cannot be certain that a Brazilian court would enforce a monetary judgment for violations of U.S. securities laws.

     We have been further advised by Machado, Meyer, Sendacz e Opice Advogados that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against each of TCP and TCO, its directors and certain of its officers and advisors.

     A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian federal supreme court.

PART EIGHT — LEGAL AND REGULATORY MATTERS	87

PART EIGHT — LEGAL AND REGULATORY MATTERS

     General

     We are not aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the businesses of the operating companies that might be adversely affected by the merger of shares;

•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the merger of shares; or

•	any consent, waiver or other approval that would be required as a result of or in connection with the merger of shares, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which TCP or TCO are a party that have not been obtained.

     The approval of the NYSE of the listing of the ADSs of TCP to be delivered in connection with the merger of shares, for which we will apply, must be obtained for such shares to be traded by the holders thereof. However, this approval is not a condition to the completion of the merger of shares.

     Should any such approval or other action be required, we currently contemplate that such approval will be sought or such action will be taken, as the case may be.

     We are unable to predict whether it may be necessary to delay the completion of the merger of shares pending the outcome of any approval or other action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, we cannot assure you that if the approvals were not obtained or other actions were not taken, adverse consequences might not result to the businesses of the operating companies.

Legal Matters

     We will receive an opinion from Machado, Meyer, Sendacz e Opice Advogados with respect to the validity of the preferred shares of TCP to be issued in connection with the merger of shares.

Experts

     The following financial statements have been audited by Deloitte Touche Tohmatsu Auditores Independentes, independent accountants, as stated in their respective reports, which are either included in this prospectus or incorporated by reference herein, and have been included in this prospectus or incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

•	the consolidated financial statements of TCP and its consolidated subsidiaries as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 included in TCP’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus;

•	the combined financial statements of Globaltelcom Telecomunicações S.A., Daini do Brasil S.A and GTPS S.A. Participações em Investimentos de Telecomunicações as of December 31, 2001 and for the period from February 6 to December 31, 2001 and January 1 to December 27, 2002, included in TCP’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus;

•	the financial statements of Daini do Brasil S.A. as of and for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, included in this prospectus;

•	the financial statements of Global Telecom S.A. as of and for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, included in this prospectus;

PART EIGHT — LEGAL AND REGULATORY MATTERS	88

•	the financial statements of TCP and its consolidated subsidiaries as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, which are incorporated by reference in this prospectus from TCP’s Registration Statement on Form F-3/A filed July 1, 2002;

•	the financial statements of Daini do Brasil S.A. as of and for the year ended December 31, 2001, which are incorporated by reference in this prospectus from TCP’s Registration Statement on Form F-3/A filed July 1, 2002; and

•	the financial statements of Global Telecom S.A. as of and for the year ended December 31, 2001, which are incorporated by reference in this prospectus from TCP’s Registration Statement on Form F-3/A filed July 1, 2002.

     The consolidated financial statements of TCO as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 appearing in TCO’s Annual Report (Form 20-F) for the year ended December 31, 2002, have been audited by Ernst and Young Auditores Independentes S.C., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of DDI do Brasil Ltda. (whose name was subsequently changed to Daini do Brasil S.A.) as of and for the years ended December 31, 1999 and 2000 and the financial statements of Global Telecom S.A. as of December 31, 2000 and for the years ended December 31, 1999 and 2000 incorporated by reference from TCP’s Registration Statement on Form F-3/A filed July 1, 2002 have been audited by KPMG Auditores Independentes, independent accountants, as stated in their reports, which are incorporated by reference herein, and have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of TCO for the period ended June 30, 2003 which is included in the Form 6-K of TCO filed on August 12, 2003 incorporated by reference in this prospectus, Deloitte Touche Tohmatsu Auditores Independentes have conducted a review in accordance with specific standards established by the Brazilian Institute of Independent Auditors (IBRACON), together with the Federal Accounting Council. However, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte Touche Tohmatsu Auditores Independentes are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PART EIGHT — LEGAL AND REGULATORY MATTERS	89

     We have not authorized any person to give any information or to make any representations in connection with the merger of shares other than the information contained or incorporated by reference in this prospectus and, if any person gives other information or makes a representation in connection with the merger of shares, that information or representation must not be relied on as having been authorized by us.

     This prospectus does not constitute an offer or a solicitation to any person in any jurisdiction in which an offer or solicitation is unlawful. The offer is not being made to holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, we may, in our sole discretion, take any action we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

     The delivery of this prospectus will not, under any circumstance, create an implication that our affairs have not changed since the date as of which information is furnished or since the date of this prospectus.

TABLE OF CONTENTS

PRESENTATION OF FINANCIAL INFORMATION
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
PART ONE – QUESTIONS AND ANSWERS ABOUT THE MERGER OF SHARES
PART TWO – SUMMARY
The Companies
Acquisition of TCO and Subsequent Tender Offer
The Merger of Shares
Receipt of Shares and ADSs of TCP
Management
Accounting Treatment of the Merger of Shares
Stock Exchange Matters
Absence of Appraisal or Dissenters’ Rights
Tax Considerations
Valuation Reports
Summary Historical and Pro Forma Financial Data
Summary Comparative Per Share Data
Exchange Rates
PART THREE – RISK FACTORS
Risks Relating to the Merger of Shares
Risks Relating to the Brazilian Telecommunications Industry and the Business
Risks Relating to Our Preferred Shares and Our ADSs
Risks Relating to Brazil
PART FOUR – RECENT DEVELOPMENTS
Management’s Discussion and Analysis of Financial Condition and Results of Operations
PART FIVE – THE MERGER OF SHARES
Reasons for the Merger of Shares
Background for the Merger of Shares
Terms of the Merger of Shares
Receipt of Shares and ADSs of TCP
Fractional Shares and ADSs
Management
Mailing of Prospectus
Brokerage Commissions
Accounting Treatment of the Merger of Shares
Material Tax Considerations
Valuation Reports
Comparative Share and Dividend Information
Certain Contracts
Unaudited Pro Forma Combined Financial Data
PART SIX — SHAREHOLDER RIGHTS
General
Information About Historical Dividend Payments
Description of American Depositary Shares
PART SEVEN — ADDITIONAL INFORMATION FOR SHAREHOLDERS
Where You Can Find More Information
Enforceability of Civil Liabilities Under U.S. Securities Laws
PART EIGHT — LEGAL AND REGULATORY MATTERS
Legal Matters
Experts
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND JUNE 30, 2003
CONSOLIDATED STATEMENTS OF LOSS FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2003
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS ´ EQUITY FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2003
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2003 CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2003
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001
CONSOLIDATED STATEMENT OF LOSS FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS ´ EQUITY (DEFICIT) FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
CONSOLIDATED STATEMENT OF CASH FLOW FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
INDEPENDENT AUDITORS’ REPORT
BALANCE SHEET AS OF DECEMBER 31, 2001
BALANCE SHEET AS OF DECEMBER 31, 2001
DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1, 2002 TO DECEMBER 27, 2002 STATEMENTS OF LOSS FOR THE YEAR ENDED
STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY (DEFICIT) FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
STATEMENTS OF CHANGES IN FINANCIAL POSITION FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM
STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
NOTES TO THE FINANCIAL STATEMENTS AS FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002
PART II
Item 20. Indemnification of Directors and Officers
Item 21. Exhibits and Financial Statements
Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY AND SIGNATURES

Definitions:

BR CL — Accounting principles in accordance with Brazilian Corporate Law

U.S. GAAP — Accounting principles generally accepted in the United States of America

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND JUNE 30, 2003

(In thousands of Brazilian reais)

A S S E T S

			June 30,
		December 31,	2003
	Note	2002	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents		17,803	1,057,953
Trade accounts receivable, net	9	540,093	887,178
Receivable from subsidiaries and affiliates		16,256	19,022
Inventories		147,670	212,084
Recoverable taxes		225,445	345,166
Deferred income tax		173,323	225,576
Derivatives	15b	15,870	36,524
Prepaid expenses		26,379	149,542
Marketable securities	10	—	223,522
Other current assets		6,287	41,950

Total current assets		1,169,126	3,198,517

NONCURRENT ASSETS:
Trade accounts receivable, net	9	11,867	—
Recoverable taxes		48,266	60,030
Deferred income tax		866,567	868,366
Derivatives	15b	1,738,242	1,039,480
Prepaid expenses		5,730	12,005
Other noncurrent assets		4,427	73,809

Total noncurrent assets		2,675,099	2,053,690

PERMANENT ASSETS:
Goodwill		722,693	1,949,658
Goodwill on merged subsidiary, net		66,710	62,497
Property, plant and equipment, net		4,778,114	5,311,956
Deferred assets, net		242,574	221,488
Other		69	254

Total permanent assets		5,810,160	7,545,853

Total assets		9,654,385	12,798,060

The accompanying notes are an integral part
of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND JUNE 30, 2003

(In thousand of Brazilian reais)

LIABILITIES, SHAREHOLDERS’ EQUITY AND FUNDS FOR CAPITALIZATION

			June 30,
		December 31,	2003
	Note	2002	(unaudited)

CURRENT LIABILITIES:
Payroll and related accruals		37,436	34,814
Trade accounts payable		470,785	676,942
Taxes payable		141,720	247,928
Loans and financing	11	2,068,070	3,014,890
Dividends and interest on shareholders’ equity		9,570	31,879
Reserve for contingencies	12	36,590	40,078
Derivatives	15b	83,183	370,817
Payables to subsidiaries and affiliates		103,557	27,340
Deferred pre paid services revenue		—	143,803
Other liabilities	13	71,909	45,769

Total current liabilities		3,022,820	4,634,260

NONCURRENT LIABILITIES:
Loans and financing	11	2,392,731	3,101,342
Reserve for contingencies	12	100,275	140,612
Taxes payable		118,720	142,648
Derivatives	15b	—	3,628
Other liabilities	13	7,979	3,924
Provision for pension plan		1,750	2,057

Total noncurrent liabilities		2,621,455	3,394,211

MINORITY INTEREST		—	1,153,188
SHAREHOLDERS’ EQUITY:
Capital stock		4,373,661	4,373,661
Capital reserve		1,067,796	1,067,796
Accumulated deficit		(1,431,500)	(1,825,209)

Total shareholders’ equity		4,009,957	3,616,248

Funds for capitalization		153	153

SHAREHOLDERS ´ EQUITY AND FUNDS FOR CAPITALIZATION		4,010,110	3,616,401

Total liabilities and shareholders’ equity		9,654,385	12,798,060

The accompanying notes are an integral part
of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF LOSS FOR THE SIX-MONTH PERIODS ENDED

JUNE 30, 2002 AND 2003

(In thousands of Brazilian reais — except per share amounts)

		Six-month period ended June 30,

		2002	2003
	Note	(unaudited)	(unaudited)

NET OPERATING REVENUE	3	1,624,587	2,439,338

COST OF SERVICES AND GOODS	4	(798,801)	(1,242,736)

GROSS PROFIT		825,786	1,196,602

OPERATING EXPENSES:
Selling expenses	5	(296,475)	(571,066)
General and administrative expenses	6	(164,666)	(254,812)
Other net operating income (expenses)	7	(46,026)	31,741

OPERATING INCOME BEFORE EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATE AND NET FINANCIAL EXPENSES		318,619	402,465

EQUITY IN LOSSES OF UNCONSOLIDATED AFFILIATE		(485,679)	—

NET FINANCIAL EXPENSES	8	(262,429)	(632,106)

OPERATING LOSS		(429,489)	(229,641)
Net nonoperating income (expenses)		9,262	(4,731)

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST		(420,227)	(234,372)
Income taxes		(48,369)	(96,774)
Minority interest		—	(62,563)

NET LOSS		(468,596)	(393,709)

Shares outstanding at June 30 (thousands)		458,367,772	1,171,784,352

Loss per thousand shares		(1.0223)	(0.3360)

The accompanying notes are an integral part
of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS ´ EQUITY

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2003

(In thousands of Brazilian reais)

			Accumulated
	Capital stock	Capital reserve	deficit	Total

BALANCES AT DECEMBER 31, 2002	4,373,661	1,067,796	(1,431,500)	4,009,957

Net loss (unaudited)	—	—	(393,709)	(393,709)

BALANCES AT JUNE 30, 2003 (unaudited)	4,373,661	1,067,796	(1,825,209)	3,616,248

The accompanying notes are an integral part of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2003

(In thousands of Brazilian reais)

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

SOURCES OF FUNDS:
From operations:
Net loss	(468,596)	(393,709)
Items not affecting working capital:	883,574	657,773

Depreciation and amortization	325,216	541,996
Monetary and exchange variations on noncurrent items, net	65,546	175,044
Net book value of property, plant and equipment and investments sold	4,672	4,676
Amortization of swap contracts	(5,971)	—
Reversal of contingencies	4,210	(62,419)
Reserve for pension plan	66	307
Deferred taxes	4,156	(64,394)
Minority Interest	—	62,563
Equity in losses of unconsolidated affiliate	485,679	—

Total from operations	414,978	264,064
From third parties:
Loans and financing	—	727,411
Cash received on derivatives contracts	—	289,585
Other sources:
Transfer of noncurrent to current assets	72,816	100,102
Transfer of permanent to current assets	—	24,833
Non current ICMS recoverable	—	24,658
Effect on working capital arising from consolidation of TCO	—	743,031

Total sources	487,794	2,173,684

USES OF FUNDS
Property, plant and equipment	105,815	160,404
Transfer of noncurrent to current liabilities	587,119	51,921
Acquisition of TCO	—	1,529,044
Increase in deferred assets	37,268	7,118
Prepaid expenses	—	7,246
Non current ICMS recoverable	4,386
Other investments	1,300	—

Total uses	735,888	1,755,733

Increase (decrease) in working capital	(248,094)	417,951

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2003

(In thousands of Brazilian reais)

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Represented by:
Current assets	159,912	2,029,391

Beginning of period	947,145	1,169,126
End of period	1,107,057	3,198,517

Current liabilities	408,006	1,661,440

Beginning of period	1,319,769	3,022,820
End of period	1,727,775	4,634,260

(Decrease) increase in working capital	(248,094)	417,951

The accompanying notes are an integral part
of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2002 AND 2003

(In thousands of Brazilian reais)

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

OPERATING ACTIVITIES:
Net cash provided by operating activities	526,207	(175,478)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(105,815)	(160,404)
Additions to deferred assets	(37,268)	—
Acquisition of TCO, net of cash acquired of R$212,224	—	(709,791)
Cash received on marketable securities	—	536,904
Other	(1,300)	62,378

Net cash used in investing activities	(144,383)	(270,913)

FINANCING ACTIVITIES
Loans repaid	(686,942)	(1,363,353)
New loans obtained	351,907	2,929,377
Dividends and interest on capital	(239)	(79,483)

Net cash (used in) provided by financing activities	(335,274)	1,486,541

INCREASE IN CASH AND CASH EQUIVALENTS	46,550	1,040,150
CASH AND CASH EQUIVALENTS:
At the beginning of the period	81,506	17,803

At the end of the period	128,056	1,057,953

The accompanying notes are an integral part
of these consolidated financial statements.

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands of Brazilian reais, unless otherwise indicated)

1.     OPERATIONS AND PRESENTATION OF FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of Telesp Celular Participações S.A. and its subsidiaries (“TCP” or the “Company”). Intercompany transactions and balances have been eliminated. The consolidated financial statements include:

•	As of June 30, 2003, balances and transactions of the subsidiaries Telesp Celular S.A. (“TC”) and Global Telecom S.A. (“GT”) (which became a subsidiary on December 27, 2002), of Tele Centro Oeste Celular Participações S. A. and its subsidiaries (“TCO”), which became a subsidiary on April 25, 2003, and of the indirect subsidiaries Telesp Celular International Ltd. and Telesp Celular Overseas. TCO’s results of operations for the period comprise only the months of May and June 2003.

•	As of June 30, 2002, balances and transactions of the subsidiary TC and indirect subsidiaries Telesp Celular International Ltd. and Telesp Celular Overseas. GT’s results for this period are reflected in the statement of loss under the equity method.

In the Company’s opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the six month periods ended June 30, 2003 and 2002, respectively, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended June 30, 2003 are not necessarily indicative of the results of operations to be expected for the full year. The accompanying consolidated financial statements are unaudited and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2002, which are incorporated herein by reference from the Company’s Annual Report on Form 20-F filed on June 24, 2003.

The presentation of the consolidated financial statements is consistent with the presentation of the published financial statements of the Company in Brazil, from which the financial information was extracted, except for certain reclassifications and changes in terminology within the consolidated balance sheets and the consolidated statements of loss which have been made to conform the previously published financial statements to the presentation included herein. The financial statements as of June 30, 2002 have been reclassified, where applicable, for comparability.

Merger of the holding companies of GT

On December 27, 2002, the Company purchased the remaining 51% of the outstanding common stock (17% of total capital) of the holding companies Daini do Brasil S.A., Globaltelcom Telecomunicações S.A. and GTPS S.A. Participações em Investimentos de Telecomunicações which together held 100% of the capital stock of Global Telecom S.A.

As of March 31, 2003, the Company, seeking to minimize administrative and financial costs, merged these holding companies into Global Telecom S.A., in which the merged net assets amounted to R$276 million. With this operation, the Company became the direct owner of Global Telecom S.A.

Acquisition of Tele Centro Oeste Participações S.A. (“TCO”)

On April 25, 2003, under the terms of the Preliminary Contract for Purchase and Sale of Shares and of the Contract for Purchase and Sale of Shares, the Company acquired 61.10% of the voting capital and 20.37% of the total capital of TCO. The purchase price amounted to approximately R$1,506 million, equivalent to R$19.48719845 per thousand common shares, of which approximately R$922 million was paid to the sellers as of the date of these financial statements, and the remaining balance will be paid in installments under the terms and conditions of the final contract. Additionally, the Company paid R$23.5 to acquire a future obligation by TCO to issue capital stock to its previous owner. This obligation was originally recorded by TCO as a capital reserve of R$25.4.

The Company recorded goodwill amounting to R$1,242,513 based on the expectation of future profitability (R$1,110,455, to be amortized over ten years), appreciation of the TCO operating license (R$127,506 to be amortized over the remaining license period) and asset appreciation of real properties (R$4,552, to be amortized over the remaining useful lives of these properties). The Company began to amortize the goodwill in May 2003.

TCO is the controlling shareholder of operators Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A. and Teleacre Celular S.A. and owns 100% of Norte Brasil Telecom S.A. These companies provide, through authorizations or concessions, wireless communication services in the States of Goiás, Tocantins, Mato Grosso, Mato Grosso do Sul, Rondônia, Acre, Amazonas, Roraima, Amapá, Pará and Maranhão, respectively, including related services.

In accordance with Brazilian corporate law, TCP is required to make a tender offer for the acquisition of the voting minority shareholders of TCO. The price per share to be offered is equal to 80% of the price paid to the controlling shareholders, representing R$ 15.59 per common share. Assuming 100% of the common shareholders adhere to the tender offer, the total amount to be paid to minority shareholders will ascend to R$ 677.5 million.

After the acquisition and public tender offer are concluded, TCP intends to exchange its shares for the outstanding TCO preferred shares. The exchange ratio to be offered will be 1.27 shares of TCP for each share of TCO; in the U.S. market, under the American Depositary Receipts (ADRs) program, the exchange ratio will be 1.524 ADRs of TCP for each ADR of TCO.

The acquisition of TCO is subject to the approval of Brazilian antitrust authorities.

The following table summarize the book values of the assets acquired and liabilities assumed at the date of acquisition:

April 25, 2003
(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	212,224
Trade accounts receivable, net	227,294
Marketable securities	760,426
Other current assets	158,429
NONCURRENT ASSETS	100,877
PERMANENT ASSETS:
Goodwill	7,910
Property, plant and equipment, net	878,338
Deferred assets, net	30,006
CURRENT LIABILITIES:
Trade accounts payable	(111,221)
Loans and financing	(273,030)
Other liabilities	(229,480)
NONCURRENT LIABILITIES:
Loans and financing	(266,100)
Reserve for contingencies	(106,876)
Other liabilities	(10,156)
MINORITY INTEREST	(24,917)

NET ASSETS	1,353,724
RESERVE FOR FUTURE CAPITAL ISSUANCE	(72,191)

NET ASSETS ACQUIRED	1,281,533

PARTICIPATION OF NET ASSETS ACQUIRED	261,048
ACQUISITION OF RESERVE FOR FUTURE CAPITAL ISSUANCE	25,483
GOODWILL	1,242,513

TOTAL CONSIDERATION PAID	1,529,044

2.     SUMMARY OF PRINCIPAL ACCOUNTING PRACTICES

The consolidated financial statements have been prepared in accordance with accounting practices in accordance with Brazilian corporate law, standards applicable to concessionaires of public telecommunication services, and accounting standards and procedures established by the Brazilian Securities Commission (CVM).

The principal accounting practices adopted by the Company and its subsidiaries in the preparation of the quarterly financial statements as of June 30, 2003 are the same as those described in the consolidated financial statements and for the year ended December 31, 2002, except for a change in accounting principle related to prepaid services. Prior to January 1, 2003, revenues from prepaid services were recognized on a cash basis with the related costs estimated and accrued based on past gross margins. Effective January 1, 2003, the Company began to defer prepaid service revenue and amortize the deferred revenue based on subscriber airtime usage. The cumulative net effect of this change, amounting to approximately R$39 million, net of tax effects, was recorded as an increase in the Company’s net loss on January 1, 2003. The cumulative effect of this change in accounting principle has been recorded in the related line items of the Company’s consolidated statement of loss for the six-month period ended June 30, 2003.

Additionally, starting January 1, 2003, the Company reduced the useful life of handsets loaned from 36 months to 18 months, in order to match the terms of the lease contracts. The effect of this change in accounting estimate resulted on increase in depreciation expense of R$21,261 for the six-month period ended June 30, 2003.

3.     NET OPERATING REVENUE

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Monthly subscription charges	473,347	647,940
Use of network	561,248	792,243
Roaming charges	24,570	32,345
Additional call charges	30,653	33,152
Interconnection	639,359	1,032,280
Other services	17,270	74,580

Total gross revenue from services	1,746,447	2,612,540

Value-added tax on sales and services – ICMS	(265,753)	(351,198)
Employees’ profit participation program –PIS/ Social contribution on billing – COFINS	(63,643)	(90,679)
Service tax – ISS	(28)	(89)
Discounts granted	(2,792)	(75,601)

Net operating revenue from services	1,414,231	2,094,973

Sale of handsets and accessories	317,098	569,033
Value-added tax on sales and services – ICMS	(26,574)	(65,915)
Employees’ profit participation program –PIS/ Social contribution on billing – COFINS	(8,976)	(22,267)
Discounts granted	(58,801)	(110,574)
Returns of goods	(12,391)	(25,912)

Net operating revenue from sales of handsets and accessories	210,356	344,365

Total net operating revenue	1,624,587	2,439,338

There are no customers which contributed more than 10% of gross operating revenues in June 2002 and 2003, except for Telecomunicações de São Paulo S.A. - TELESP, a related party. Telecomunicações de São Paulo S.A. — TELESP is the fixed service provider for the Company’s area and contributed approximately 26,20% and 19,63% of the total gross revenue for the period ended June 30, 2002 and 2003, respectively, mainly in relation to network usage charges.

4.     COST OF SERVICES AND GOODS

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Personnel	(13,430)	(19,602)
Outside services	(55,110)	(83,638)
Leased lines	(37,063)	(48,922)
Rent, insurance, condominium fees	(37,265)	(43,887)
Interconnection	(118,592)	(157,617)
Taxes and contributions	(3,554)	(26,653)
Depreciation and amortization	(273,077)	(399,890)
Cost of products sold	(257,872)	(457,133)
Other	(2,838)	(5,394)

Total	(798,801)	(1,242,736)

5.     SELLING EXPENSES

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Personnel	(37,818)	(60,554)
Supplies	(3,922)	(6,167)
Outside services(i)	(123,403)	(291,850)
Rent, insurance, condominium fees	(5,969)	(13,226)
Taxes and contributions	(44,494)	(53,443)
Depreciation and amortization	(19,582)	(56,452)
Allowance for doubtful accounts	(43,766)	(36,625)
Other	(17,521)	(52,749)

Total	(296,475)	(571,066)

(i)  Outside services include advertising costs of R$31,419 and, R$85,068 in 2002 and 2003, respectively.

6.     GENERAL AND ADMINISTRATIVE EXPENSES

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Personnel	(25,895)	(48,052)
Supplies	(1,087)	(2,071)
Outside services	(97,384)	(140,640)
Rent, insurance, condominium fees	(9,448)	(14,743)
Taxes and contributions	(2,167)	(2,603)
Depreciation and amortization	(28,345)	(44,639)
Other	(340)	(2,064)

Total	(164,666)	(254,812)

7.     OTHER NET OPERATING INCOME (EXPENSES)

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Late fees and penalties	8,146	12,623
Recovered expenses	463	2,268
Reserve for contingencies, net of reversal	(39,579)	62,419
Goodwill amortization	(4,212)	(25,183)
Amortization of preoperating expenses	—	(15,832)
Taxes other than on income	(11,797)	(3,978)
Other	953	(576)

Total	(46,026)	31,741

8.     NET FINANCIAL EXPENSES

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Income:
Financial income	33,915	120,886
Exchange variation	153,771	834,537
Gains on derivatives	763,420	724,398

Total	951,106	1,679,821

Expense:
Financial expenses	(118,074)	(424,994)
Monetary/exchange variations	(1,046,266)	(280,165)
Loss on derivatives	(49,195)	(1,606,768)

Total	(1,213,535)	(2,311,927)

Net financial expenses	(262,429)	(632,106)

9.     TRADE ACCOUNTS RECEIVABLE, NET

The composition of accounts receivables is as follows:

		June 30,
	December 31,	2003
	2002	(unaudited)

Unbilled amounts from services rendered	111,206	164,193
Billed amounts	212,575	382,192
Interconnection	143,899	243,066
Products sold	204,415	238,874
Allowance for doubtful accounts	(120,135)	(141,147)

Total	551,960	887,178

Current	540,093	887,178
Noncurrent	11,867	—

Noncurrent receivables refer to receivables from sales of “Peg&Fale” (take and talk) sets. These receivables are realized through additional airtime purchases by “Peg&Fale” service customers and are shown net of the allowance for doubtful accounts, estimated based on past additional airtime purchases.

Changes in the allowance for doubtful accounts are as follows:

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Initial balance	103,642	120,135
Provision for doubtful accounts charged to selling expenses	43,766	36,625
Impact of initial consolidation of GT and TCO	—	29,597
Write-offs	(26,272)	(45,210)

Ending balance	121,136	141,147

10.     MARKETABLE SECURITIES

			June 30,
			2003
Debentures	Interest rate	Maturity	(unaudited)

FIXCEL S.A.	100% CDI plus 2% p.a	August 8, 2003	223,522

		Total	223,522

These debentures were issued by FIXCEL, the former controlling shareholder of TCO.

11.     LOANS AND FINANCING

     a) Composition of debt

				June 30,
			December 31,	2003
Description	Currency	Annual interest - %	2002	(unaudited)

Financial institutions:
Letter of credit	US$	—	—	82,987
Compror	US$	5 to 16.83	57,560	28,894
BNDES	R$	TJLP + 3.5 to 4	—	191,282
		TJLP + 4
Finem – BNDES	R$	UMBNDES + 3.6	698,697	605,447
Finimp	US$	3.35 to 3.45 + Libor	—	22,263
Finimp	US$	2 to 7 + Libor	—	120,700
Promissory notes	R$	111 of CDI	—	700,000
Resolution No. 63	US$	5.0 to 16.83	—	718,463
Resolution No. 63	¥	1.05	—	91,836
Resolution No. 2,770	US$	US$ + 7.41 in average	—	31,297
Brazilian Short – term financings	R$	110 to 118 of CDI	427,000	—
Brazilian Short – term financings	US$	23.7 to 31.5	371,547	—
		UNBNDES+ Funding
BNDES	R$	rate +3.5	—	17,522
Export Development		3.90 to 5.0
Corporation – EDC	US$	+ Libor	—	145,250
Floating rate notes	US$	6.75	—	430,800

Suppliers:
NEC do Brasil	US$	7.30	28,721	19,455

Affiliated companies:
Commercial Paper	US$	9.5	1,130,656	344,640
Resolution No. 4,131		€7.0 + Euribor	—	147,571
Resolution No. 4,131	US$	13.25	—	258,480
Floating rate notes		€7.0 + Euribor	1,704,845	1,377,572

Financing related to acquisition of TCO	R$	108 to 117 of CDI	—	641,047
Financing related to acquisition of TCO	US$	1,438 + Libor	—	9,585

Other	R$	FGV Column 20	—	2,036

Accrued interest			41,775	129,105

Total			4,460,801	6,116,232

Current			2,068,070	3,014,890
Noncurrent			2,392,731	3,101,342

          TJLP — Brazilian long-term interest rate.

     b) Repayment schedule

          The long-term portion of loans and financing matures as follows:

June 30,
2003
Year	(unaudited)

2004	1,948,261
2005	308,469
2006	149,996
2007	694,616

Total	3,101,342

     c) Additional information

•	TC has guaranteed a loan obtained by GT from the National Bank for Economic and Social Development (BNDES), the balance of which at June 30, 2003 was R$290,942 (R$336,447 in 2002). As of December 31, 2002, GT had not complied with the current ratio, financial result and debt service coverage covenants in this agreement. As of June 30, 2003, GT had not complied with financial result, debt service coverage and ratio of stockholders’ equity over assets. No adjustment has been made in these financial statements since waivers on noncompliance with these covenants have been obtained covering a period of one year from December 31, 2002.

•	TC’s loans and financing in local currency amounting R$321,993 at June 30, 2003 (R$371,045 in 2002) represents liabilities to BNDES and are secured by customer receivables.

•	TCO’s loans and financing in local currency includes R$199,788 at June 30, 2003 in liabilities to BNDES, of which R$24,876 is secured by 15% of receivables and CDB (Bank Deposit Certificate) pledged in the amount of the next installment due, and R$174,912 is secured by 100% of receivables and CDB pledged in the amount of the next installment due during the first year and CDB pledged in the amount equivalent to two installments due in the remaining periods.

•	TCO has loans with the National Bank for Economic and Social Development (BNDES) and with the Export Development Corporation (EDC), the balances of which at June 30, 2003 were R$208,804 and R$145,250. As of that date, TCO was in compliance with all loan covenants related to these loans.

•	The Company entered into derivatives contracts to protect against the currency risk on foreign denominated loans, as described in Note 15.

12.     RESERVE FOR CONTINGENCIES

The Company and its subsidiaries are parties to certain lawsuits involving labor, tax and civil matters. Management has recognized reserves for cases in which the likelihood of an unfavorable outcome is considered probable by its legal counsel.

Components of the reserves are as follows:

	December 31,	June 30,
	2002	2003

ICMS on activation fees and other services (b.1)	86,120	34,654
PIS/COFINS (b.2)	20,280	31,358
Additional per call and roaming (c.1)	15,077	3,855
Taxes on fringe benefits (b.3)	4,261	4,534
Loans from TELEBRÁS (c.2)	—	89,844
Other	11,127	16,445

Total	136,865	180,690

Current	36,590	40,078
Noncurrent	100,275	140,612

The changes in the reserve for contingencies are as follows:

	June 30,	June 30,
	2002	2003

Beginning balance	109,508	136,865
Additional provision, net of reversal	39,579	(62,419)
Monetary variation	—	298
Payments, net of reclassifications	(7,097)	—
Impact of initial consolidated of GT and TCO	—	105,946

Total	141,990	180,690

     a.     Potential Litigation

Telebrás and Telesp, the legal predecessors of the Company and Telesp Celular S.A., respectively, are defendants in a number of legal proceedings and subject to certain other claims and contingencies. Liability for any claims arising out of acts committed by Telesp prior to the effective date of the spin-off of Telesp’s cellular assets and liabilities to Telesp Celular S.A. remains the responsibility of Telesp, except for those liabilities for which specific accounting provisions have been assigned to Telesp Celular S.A. Any claims against Telesp which are not satisfied by Telesp could result in claims against Telesp Celular S.A. to the extent that Telesp Celular S.A. has received assets which might have been used to settle those claims had they not been spun off from Telesp. Under the terms of the breakup of Telebrás, the liability for any claims arising out of acts committed by Telebrás prior to the effective date of the breakup remains the responsibility of Telebrás, except for labor and tax claims (in which case Telebrás and the New Holding Companies are jointly and severally liable) and any liability for which specific accounting provisions have been assigned to the Company. Creditors of Telebrás may challenge this allocation of liability. Management believes that the chances of any such claims materializing and having a material adverse financial effect on the Company are remote and, therefore, no provision has been reached.

     b.     Tax Claims

b.1 ICMS on Activation Fees and Other Services

On June 19, 1998, the Revenue Secretaries of the individual Brazilian states approved an agreement interpreting existing Brazilian tax law and broadening the application of the ICMS, a State value-added tax, to cover not only telecommunication services but also other services, including cellular activation fees, which had not been previously subject to such tax. Pursuant to this new interpretation of tax law, the ICMS tax may be applied retroactively for such services rendered during the last five years.

Management believes that the attempt by the State Revenue Secretaries to extend the scope of ICMS tax to services which are supplementary to basic telecommunication services is unlawful because: (a) the State Secretaries acted beyond the scope of their authority, (b) their interpretation would subject certain services to taxation which are not considered telecommunication services, and (c) new taxes may not be applied retroactively. In addition, the Company believes that Telecomunicações de São Paulo S.A. — TELESP, the legal predecessor of TC, and the companies that are predecessors of the operators controlled by TCO would be liable for any obligation in connection with any claim arising out of the retroactive application of the ICMS tax on activation fees for periods prior to 1998.

In connection with a lawsuit filed by Teleamazon Celular, another wireless operating company, the Higher Justice Court (Superior Tribunal de Justiça) issued a final decision, ruling that the ICMS tax could not be assessed on activation fees. Based on this decision, the activation fees of Teleamazon Celular are not classified as a telecommunication service and therefore, are not be subject to the ICMS as required by the state public finance authorities based on ICMS Arragement 69/98. Based on this decision and the opinion of Company’s legal counsel, the Company reversed reserves related to ICMS on activation fees amounting to R$68,516 that were recorded on December 31, 2002.

In the period from August 1999 to December 2001, GT was granted a tax benefit which reduced ICMS payable in the State of Santa Catarina, according to article 7 of the ICMS tax regulations/Santa Catarina. However, article 30 of the regulations provides for the reversal of credits in excess of benefits used. The reserve recorded as of June 30, 2003 was R$7,413 (R$4,800 as of December 31, 2002).

TC, based on the opinion of its legal counsel, recorded a provision in the amount of R$27,241 (R$12,804 in 2002) related to ICMS on handsets sold for which an unfavorable outcome is probable.

b.2 PIS/COFINS (taxes on revenue)

TC and TCO are parties to two lawsuits: the first challenges the increase in the COFINS rate and the second the change in the calculation basis of PIS and COFINS. Amounts for the COFINS rate increase have been totally accrued while the effect of the expansion of the PIS and COFINS calculation basis has not been accrued, based on legal counsel’s opinion as to the chances of success in that litigation.

The amount reserved as of June 30, 2003 was R$31,358 (R$20,280 as of December 31,2002). ..

b.3. Taxes on Fringe Benefits

The company, based on the opinion of its legal counsel, has recorded a provision in the amount of R$4,534 (R$4,261 in 2002) related to income taxes on fringe benefits for which an unfavorable outcome is probable.

b.4. Tax Credits

Under certain conditions, Brazilian law permits companies to benefit from tax credits related to the amortization of goodwill. Despite this fact, an action was filed on December 16, 1999 against ANATEL and the holding companies created as a result of the Breakup of Telebrás, including TCP, that have undergone a corporate restructuring to recognize tax credits to offset premiums paid by their controlling shareholders at the time of their acquisition. Based on the opinion of external legal counsel, an unfavourable outcome related this action is possible. On June 30, 2003 the total benefit utilized from tax credits related to the amortization of goodwill was R$272.484 (R$219,904 on December 31, 2002).

     c.     Other Matters

c.1. Additional per Call and Roaming

The Company is involved in judicial processes resulting from the charge for additional per call (AD) and roaming (DSL-I) related to certain alternative service plans. The amount of the provision at June 30, 2003 was R$3,855 (R$15,077 on December 31,2002). Telesp Celular has already suspended the billing of “AD” and “DSL-I” in the intra-area region.

c.2. Loans from TELEBRÁS

This item corresponds to original loans from Telecomunicações Brasileiras S.A. - TELEBRÁS, that, according to Attachment II to the Spin-off Report dated February 28, 1998, approved by the Shareholders’ Meeting held in May 1998, and in the opinion of the TCO’s management, should be allocated to the respective controlling companies of Telegoiás and Telebrasília Celular S.A. Based on management’s understanding that there was an error in the allocation of the loans upon the spin-off, TCO suspended payment on the loans and is restating the loans based on the general market price index (IGP-M) plus 6% in annual interest.

In June 1999, TCO filed a lawsuit claiming that all assets corresponding to these loans and financing liabilities are owned by TCO, as well as the accessory items of these assets, and also claiming for indemnities for the installments paid. In November 1999, management decided to transfer to the holding company the liability arising from the loan originally payable to Telecomunicações Brasileiras S.A. — TELEBRÁS, since the liability was absorbed in the spin-off process. On August 1, 2001, a court decision was made dismissing the TCO’s claims in the declaratory action; however, on October 8, 2001, TCO filed an appeal, which has not yet been judged.

In the opinion of the Company’s legal counsel, the chances of an unfavorable outcome regarding these contingencies is probable as to the merit of the claim and possible as to the restatement index. The difference of contingencies not recognized between the original contractual rates and the restatement index used as described above is estimated at R$34,600 as of June 30, 2003.

c.3. Ownership of the Caller ID

TCP together with other Brazilian mobile telecommunications operators, were summoned to defend in a legal action filed by Lune Projetos Especiais Telecomunicação Comércio Ind. Ltda., or Lune, pursuant to which Lune claims to be the owner of patents relating to Equipamento Controlador de Chamadas Entrantes e do Terminal Telefônico, or Caller ID, and also that the mobile telecommunications operators are using the patent without proper authorization. Therefore, Lune demands that the operators cease to provide Caller ID services and that it should be indemnified for the unauthorized use of the Caller ID system, upon payment of fees received by the operators in consideration for the use of the system by their customers.

Based on the opinion of the Company’s management and external legal counsel, an unfavorable outcome related to this lawsuit is possible. The indemnification allegedly due by the mobile operators could not be accurately calculated as of yet, due to the fact that the cost of the caller ID service provided by the companies has never before been calculated separately.

c.4. Validity of the Minutes in the Prepaid Plans

Telesp Celular and Global Telecom are the defendants in a lawsuit brought by the federal public prosecutor’s office and associations for consumers’ protection which challenged the imposition of a deadline for the use of purchased prepaid minutes. The plaintiffs allege that any purchased prepaid minutes should not have a time limitation for usage. This lawsuit is still in its initial stages. Based on the opinion of the Company’s management and external counsel, an unfavorable outcome related to this lawsuit is possible.

c.5. Adjustment of Tariffs

Telesp Celular increased its promotional tariffs to new tariffs, which are within the limits established by ANATEL. The prosecutor alleges that, according to Brazilian law, tariffs cannot be increased within a twelve-month period. The adjustment affected by Telesp Celular was effected in a nine-month period, allegedly in contravention to Brazilian law. The Company’s management believes that such tariff adjustments were lawful, but based on external counsel’s opinion , an unfavorable outcome related to this lawsuit is possible. The indemnification allegedly due cannot be accurately estimated due to the fact that the Company has been unable to determine the final number of plaintiffs at this time.

c.6. Tariffs Charged by the “Baby Plan”

TC and GT are defendants in lawsuits brought by an association for consumers’ protection called ANADEC which challenges the way airtime is calculated in the “Baby” prepaid plan. Management believes that the criteria are in strict compliance with the ANATEL rules. In March 2001, a São Paulo lower court ruled in the TC lawsuit that the criteria adopted violated the Brazilian consumer protection code and that, TC would have to reimburse its customers the amounts established by the court. TC considers this decision to be contrary to ANATEL’s regulations. TC has appealed this decision. The lawsuit involving GT is in its initial stages. The amount of damages should TC and GT fail in their defense cannot be accurately estimated due to the fact that the final number of defendants at this time is uncertain. Based on the opinion of external legal counsel , an unfavorable outcome related to this lawsuit is possible

13.     OTHER LIABILITIES

		June 30,
	December 31,	2003
	2002	(unaudited)

Premium on sale of call option (a)	19,910	14,932
Network costs and customer discounts(b)	53,290	9,567
Accrual for customer loyalty program(c)	6,241	8,151
Liabilities with customers	—	8,052
Other	447	8,991

Total	79,888	49,693

Current	71,909	45,769
Non current	7,979	3,924

(a)	In 2000, TC sold option to purchase US$300,000,000 at a price of R$2.25 to US$1.00 that mature on September 24, 2004. The premium received is being amortized to income over the life of contracts, on the accrual basis.

(b)	As of December 31, 2002 this amount related mainly to the cost of services to be provided in connection with prepaid services revenues which was recognized on a cash basis (Note 2). As of June 30, 2003 the amount relates solely to customer discounts.

(c)	GT and TCO have a customer loyalty program whereby the customer makes calls and earns points redeemable for prizes (handsets, call minutes, points in TAM airline loyalty program, and others). The points expire in 24 months. Accumulated points are accrued when granted, considering redemption prospects based on the consumption profile of participant customers. The accrual is reduced when points are redeemed by customers.

14.     TRANSACTIONS WITH RELATED PARTIES

The principal transactions with unconsolidated related parties are as follows:

(a)	Use of network and long-distance (roaming) cellular communication — These transactions involve companies owned by the same Group: Telecomunicações de São Paulo S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Celular CRT S.A. This group became a related party on December 27, 2002 as a result of the joint venture describe in Note 1 of the consolidated financial statements for the year ended December 31, 2002, which are incorporated herein by reference from the Company’s Annual Report on Form 20-F filed on June 24, 2003. The table below includes balances and transaction with these companies for all periods presented. These transactions were established based on contracts between Telebrás and the operating concessionaires before privatization under the terms established by ANATEL. These transactions also include clearing services to Telecomunicações Móveis Nacionais — TMN customers regarding roaming services in the Company’s network. Beginning 2002, Telecomunicações de São Paulo S.A., in place of Embratel, provides long-distance services to operators.

(b)	Corporate management advisory — Represents Company payables in connection with corporate management advisory services provided by PT SGPS.

(c)	Loans and financing — Represents intercompany loans with companies of the Portugal Telecom group.

(d)	Services provided — The following services are provided by Group companies:

•	Corporate services centralized at Telerj Celular S.A., transferred to subsidiaries at the cost effectively incurred.

•	Call center services, provided by Dedic, to users of TC and GT telecommunication services.

•	System development and maintenance services provided by PT Inovação.

The commercial conditions of these transactions are based on the usual market practices applied to the Companies’ other contracts with third parties. A summary of balances and transactions with unconsolidated related parties is as follows:

		June 30,
	December 31,	2003
	2002	(unaudited)

Assets:
Trade accounts receivable	106,377	109,824
Receivables from subsidiaries and affiliates	16,256	19,022

Liabilities:
Trade accounts payable	21,972	140,513
Loans and financing	2,855,232	2,152,144
Payables to subsidiaries and affiliate	103,557	27,340

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

Statement of loss:
Revenue from telecommunication services	554,378	631,465
Cost of services provided	(132,546)	(114,376)
Selling expenses	(17,504)	(45,239)
General and administrative expenses	—	(41,579)
Financial income (expenses), net	(668,475)	269,532
Other operating income (expenses), net	(18,553)	—

15.     FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     a) Risk considerations

TCP is the controlling shareholder of TC, GT and TCO, which is the controlling shareholder of operators Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A. and Teleacre Celular S.A. and holds 100% of Norte Brasil Telecom S.A. These operators provide cellular mobile services in the States of São Paulo, Paraná, Santa Catarina, Goiás, Tocantins, Mato Grosso, Mato Grosso do Sul, Acre, Rondônia, Amazonas, Roraima, Amapá, Pará and Maranhão, respectively, in accordance with the terms of concessions granted by the Federal Government. All these operators are also engaged in the purchase and sale of handsets through their own sales network as well as distribution channels, thus fostering their essential activities.

The major market risks to which TC, GT and TCO are exposed include:

•	Credit risk: arising from any difficulty in collecting accounts monthly related to telecommunication services provided to customers and revenues from the sale of handsets by the distribution network.

•	Interest rate risk: resulting from debt and premiums on derivative instruments contracted at floating rates and involving the risk of interest expenses increasing as a result of an unfavorable upward trend in interest rates (primarily LIBOR, EURIBOR, TJLP and CDI).

•	Currency risk: related to debt and premiums on derivative instruments contracted in foreign currency and associated with potential losses resulting from adverse exchange rate movements.

Since they were formed, TC, GT and TCO have been actively managing and mitigating risks inherent in their operations by means of comprehensive operating procedures, policies and initiatives.

Credit risk

Credit risk from providing telecommunication services is minimized by strictly monitoring the Company’s customer portfolio and actively addressing delinquent receivables by means of clear policies relating to the concession of postpaid services.

Of TC’s customers, 77% use prepaid services that require pre-loading, thus not representing a credit risk to the Company. Delinquent receivables in the first half of 2003 represented 2.99% of gross revenue (2.38% as of June 30, 2002). Of GT’s customers, 79.3% use prepaid services; delinquent receivables represented 3.60% in the first half of 2003 (1.7% as of June 30, 2002). Of TCO’s customers, 73% use prepaid services; delinquent receivables represented 2.4% in May and June 2003 (2.4% in the same period of 2002).

Credit risk from the sale of handsets is managed by following a conservative credit granting policy which encompasses the use of advanced risk management methods that include applying credit scoring techniques, analyzing the potential customer’s balance sheet, and making inquiries of credit protection agencies’ databases. In addition, an automatic control has been implemented in the sales module for releasing products which is integrated with the distribution module of TC’s ERP system for consistent transactions. Delinquent receivables represented 1.68% of handset sales for TC for the first half of 2003 (1.7% as of June 30, 2002). At GT, delinquent receivables represented 2.98% of handset sales for the first half of 2003 (2.50% as of June 30, 2002). At TCO, delinquent receivables represented only about 0.49% of handset sales in May and June 2003 (0.31% in the same period in 2002).

Interest rate risk

The Company is exposed to interest rate risk, especially interest associated with the cost of CDI rates, due to its derivative transactions and short-term borrowings in Brazilian reais. As of June 30, 2003, these operations amounted to R$4,014,549.

The Company is also exposed to fluctuations in TJLP and UMBND (local indices) on financing obtained from BNDES. As of June 30, 2003, these operations amounted to R$814,251.

Foreign currency-denominated loans are also exposed to interest rate risk associated with foreign loans. As of June 30, 2003, these operations amounted to US$103,690 and €460,620.

The Company has not entered into derivative operations to hedge against these risks.

Currency risk

TC, GT and TCO utilize derivative financial instruments to protect against currency risk on foreign currency-denominated loans. Such instruments usually include swap, option and forward contracts.

The Company’s net exposure to currency risk as of June 30, 2003 is shown in the table below:

	US$	¥	€

Loans and financing	(788,141)	(3,843,302)	(464,986)
Derivatives instruments	953,513	3,828,250	487,808

Net exposure	165,372	(15,052)	22,822

During the second quarter of 2003, the Company contracted operations to protect its foreign-currency commitments against exchange variations (such as the BNDES basket of currencies, leasing, long-term hedging inefficiency, and suppliers).

b)	Financial instruments

The Company and its subsidiaries record realized and unrealized derivative gains and losses as a component of net financial expenses.

Book and market values of loans and financing and derivative instruments are estimated at June 30, 2003 as follows:

			Unrealized
	Book value	Market value	gains (losses)

Loans and financing	(6,116,232)	(6,229,662)	(113,430)
Derivative instruments	701,559	429,659	(271,900)

Total	(5,414,673)	(5,800,003)	(385,330)

c)	Market value of financial instruments

The market values of loans and financing, swaps and forward contracts were determined based on the discounted cash flows, utilizing projected available interest rate information.

Estimated market values of the Company’s financial assets and liabilities have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates presented above are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated market values.

16.     SHAREHOLDERS ´ EQUITY

a)	Capital

The capital stock of Telesp Celular Participações S.A. is comprised of preferred shares and common shares, all without par value. Capital as of December 31, 2002 and June 20, 2003 is R$4,373,661. Subscribed paid-up capital is represented by shares without par value, distributed as follows:

Thousands of shares

Common shares	409,383,864
Preferred shares	762,400,488

Total	1,171,784,352

17.     SUBSEQUENT EVENTS

On August 1, 2003 TCP issued debentures in the amount of R$700 million, of which R$500 million were acquired by third parties with a five-year maturity date and interest rate of 104.6% of CDI (Certificate Interbank Deposit). The remaining R$200 million of debentures are held by the Company in treasury.

The purpose of the issuance is to extend the Company’s debt profile, replacing the promissory notes launched in February 2003 and maturing in August 2003.

On August 8, 2003, the Company received payment of the debentures disclosed in Note 10 from FIXCEL, the former controlling shareholders of TCO.

On October 8, 2003, the Company launched a tender offer for the remaining common shares of TCO. The price of the tender offer will not be less than 80% of the price paid per share for the acquisition of the controlling interest of TCO in April 2003.

18.     SUMMARY OF THE DIFFERENCES BETWEEN BR CL AND U.S. GAAP

A detailed description of the Company’s accounting policies that comply with BR CL which differ significantly from generally accepted accounting principles in the United States of America (U.S. GAAP) is included in Note 37 to the consolidated financial statements for the year ended December 31, 2002, which are incorporated herein by reference from the Company’s Annual Report on Form 20-F filed on June 24, 2003. Following is a general description of these differences:

     a.     Different Criteria for Capitalizing and Amortizing Capitalized Interest

Until December 31, 1993, capitalized interest was not added to the individual assets in property, plant and equipment; instead it was capitalized separately and amortized over a time period different from the useful lives of the related assets. Under U.S. GAAP, capitalized interest is added to the individual assets and is amortized over their useful lives. Also, until 1997 under BR CL as applied to companies in the telecommunication industry, interest attributable to construction-in-progress was computed at the rate of 12% per annum of the balance of construction-in-progress and that part which related to interest on third-party loans was credited to interest expense based on actual interest costs, with the balance relating to own capital being credited to capital reserves. In 1998, the Company elected not to record capitalized interest for BR CL purposes. In 2001, 2002 and 2003 the Company elected to record capitalized interest for BR CL purposes, related to construction-in-progress. However, TC did not capitalize any interest in 2002 and 2003 since the conditions to capitalize under BR CL were not met.

Under U.S. GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 – “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under U.S. GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

     b.     Monetary Restatement of 1996 and 1997

The amortization of the asset appreciation, which originated from the inflation accounting during 1996 and 1997, when Brazil was still considered as a highly inflationary economy for U.S. GAAP purposes, was recognized in the reconciliation to U.S. GAAP. The loss related to monetary restatement on disposals of such assets are classified for U.S. GAAP purposes as a component of net other non-operating income. The resulting step-up is amortized over the remaining lives of the related assets.

     c.     Exchange of Shares for Minority Interests in Telesp Celular S.A. and Telebrasilia S.A.

In January 2000, the Company exchanged 21,211,875,174 of its common shares and 61,087,072,187 of its preferred shares for the shares tendered by the minority shareholders in Telesp Celular S.A. In 2002, TCO acquired the minority interest in its subsidiary, Telebrasilia Celular S.A. (“Telebrasilia”) by exchanging shares of TCO for the shares held by the minority shareholders of Telebrasilia. The acquisition increased TCO’s interest in Telebrasilia from 88.25% to 100%. The exchange ratio for these share exchanges was based on the respective market value of the shares exchanged.

Under BR CL, the share exchanges were recorded at book value. An increase in capital was recorded based on the market value of the Company’s shares and a capital reserve was recorded for the difference between the market price of the acquired company’s shares and the book value of the shares.

Under U.S. GAAP, the exchange of shares for minority interests is accounted for using the purchase method of accounting. The purchase price of the shares is recorded based on the market price of the issuing Company’s shares at the date of the exchange offer. The purchase price is allocated to the proportional assets and liabilities of the acquired minority interest based on their relative fair values. If the fair values of the net assets exceed the purchase price, the difference is recorded as a reduction to the proportional long-lived assets acquired.

     d.     Acquisitions

Under BR CL, purchases of an equity interest of another company are recorded at book value. The difference between the purchased company’s proportional net assets and the purchase price is recorded as goodwill. The goodwill is first attributed to any appreciation in the values of the permanent assets acquired and amortized based on the useful lives of the underlying permanent assets. Excess goodwill is generally amortized over 10 years on a straight-line basis, based on the estimated future profitable operations.

Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life, but rather it is subject to at least an annual assessment for impairment by applying a fair-value-based test.

The differences between BR CL and U.S. GAAP relate to (i) the acquisition of an equity interest in Daini do Brasil S.A. (Daini), Globaltecom Telecomunicações S.A. (Globaltelcom) and GTPS S.A. Participações em Investimentos de Telecomunicações (“GTPS”) (formerly Inepar S.A.Participação em Investimentos de Telecomunicações), the holding companies which controlled Global Telecom S.A. (collectively, the “Holdings”) on February 6, 2001, (ii) the acquisition of the remaining interest in the Holdings on December 27, 2002, and (iii) the acquisition of TCO on April 25, 2003.

     e.     Pension and Other Post-retirement Benefits

The Company participates in a multiemployer benefit plan for its retired employees that is operated and administered by SISTEL and provides for the costs of pension and other post-retirement benefits based on a fixed percentage of remuneration, as recommended annually by independent actuaries. For active employees, a single employer plan has been accounted for since 1998. The provisions of SFAS No. 87 — Employers’ Accounting for Pensions were applied for the multiemployer plan and the single employer plans were applied with effect from January 1, 1992, because it was not feasible to apply them from the effective date specified in the standard.

For purposes of U.S. GAAP, the Company is only required to disclose its annual contributions and the funded status related to multiemployer plans. The Company elected to record its allocable share of actuarial liabilities with respect to its participation in multiemployer plans in accordance with CVM No. 371 as of December 31, 2001 by way of a direct charge to shareholders’ equity of approximately R$610, net of taxes. The multiemployer plan liability is reflected as an adjustment to U.S. GAAP shareholders’ equity, as such liabilities are not recorded.

Under U.S. GAAP, the liability to be recorded using actuarial calculations based on SFAS No. 87 differs from actuarial calculations under BR CL. The U.S. GAAP liability exceeded the BR CL estimated liability by R$2,507 and R$2,237 as of December 31, 2002 and June 30, 2003, respectively, and has been recorded in the U.S. GAAP reconciliation as an additional liability.

Substantially all the active employees have elected to migrate to a Company sponsored defined contribution pension plan created in 2000. Those who have migrated have been credited individually with the balance of accumulated benefits as of the date of migration. As a result, a settlement and curtailment of the defined benefit pension plan occurred, as defined in SFAS No. 88. In addition, the Company is liable for certain contributions for certain risks involving death or disability. For the year ended December 31, 2001, under BR CL, the company recorded this liability as a direct charge to shareholders’ equity amounting to R$382. Under U.S. GAAP such liability was recorded with a corresponding charge to operating expenses.

     f.     Earnings per Share

In June 30, of 2002 and 2003, the BR CL computation of earnings per share is based on shares outstanding at year end, and does not distinguish between common and preferred. Under U.S. GAAP, SFAS No., 128, “Earnings per Share”, the computation is based on the weighted average number of shares outstanding during the year. At June 30, 2002 and 2003, the Company was obligated to issue shares to the controlling shareholder for the amount of the tax benefit realized on the amortization of the intangible related to concession transferred in the merger. The number of shares issuable, which are based on estimates using the Company’s share price at the date of the balance sheet, are considered dilutive as defined in SFAS No. 128. The weighted average number of outstanding and potentially dilutive shares were 494,096,238 and 1,212,013,579 thousandsf shares for the six-month periods ended June 2002 and 2003, respectively. However, the potentially dilutive shares, consisting solely of the estimate of shares issuable mentioned above, have been excluded from the computation for June 2002 as their effect would have been anti-dilutive.

     g.     Accounts Receivable

At times, the Company may have certain accounts receivable that have terms in excess of one year. In accordance with U.S GAAP, such receivables are discounted to their estimated present values using interest rates in effect at the date of the transaction. The discount is then amortized to revenue over the remaining term using the effective interest method. The related unamortized discount is shown as a reconciling item for U.S. GAAP purposes.

     h.     Leases

The Company has leased certain computer hardware and software under non-cancelable leases. Under BR CL, all leases are considered to be operating leases, with lease expense recorded when paid. For U.S. GAAP purposes, these leases are classified as capital leases under SFAS No. 13, Accounting for Leases. Under SFAS No. 13, the Company is required to record the asset at the present value of the minimum lease payments with a corresponding debt obligation. Depreciation is recorded over the shorter of the estimated useful life of the asset or the lease. Interest expense is recognized over the life of the lease and payments under the lease are amortized to principal and interest under the effective interest method. The Company recorded depreciation expense in the amount of R$2,550 and R$3,058 for the six month periods ended June 30, 2002 and 2003 and interest expense and exchange variation in amount of R$11,750 and (R$4,795) during the six-month periods ended June 30, 2002 and 2003, respectively. The difference between the total expense for U.S. GAAP purposes and BR CL purposes has been reflected in the reconciliation of U.S. GAAP income. The difference between these two amounts is also reflected in the U.S. GAAP reconciliation of net equity.

     i.     Deferred Taxes

For BR CL purposes, deferred taxes have been calculated using a rate on social contribution on income of 9% in 2000 and 2001 based on a provisional measure. Under U.S. GAAP such provisional measure was not considered to be enacted law. Therefore, the reconciliation to U.S. GAAP for the period ended June 30, 2002 included a reversal of such increase in the social contribution on income rate from 9% to 8%. During the year ended December 31, 2002, the change in the social contribution tax rate became enacted law and consequently, the effect of this difference was reversed.

     j.     FISTEL Fee

Under Brazilian Corporate Law, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred beginning on January 1st, 2001 for amortization over the customers’ estimated subscription period. For U.S. GAAP purposes, this tax would be charged directly to the consolidated statement of income.

     k.     Revenue Recognition

For U.S. GAAP, the Company recognizes service revenue as the services are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handsets are amortized over three years. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and U.S. GAAP:

	June 30,	June 30,
	2002	2003
	(unaudited)	(unaudited)

Net revenue under BR CL	1,624,587	2,439,338
Prepaid services (i)	2,350	93,863
Roaming charges (ii)	110,715	33,824
Value added and other sales taxes (iii)	364,946	530,059
Deferred revenue — sales of handsets, net of amortization (iv)	33,344	123,563
Prepaid installment sales plan (v)	34,829	26,907
Sales of handsets with minute rebates (vi)	—	(23,221)

Net revenue under U.S. GAAP	2,170,771	3,224,333

(i)  Prepaid services

Under BR CL, revenues related to prepaid services are recognized when collected and, based on past gross margins experienced in providing such services, the related costs to be incurred are accrued for concurrently with the recognition of revenue. Under U.S. GAAP, prepaid service revenue is deferred and amortized based on subscriber airtime usage. The related accrual for the cost of future service is fully reversed under U.S. GAAP and will be recognized in income as customers use airtime and the related costs are incurred. Effective January 1, 2003, under BR CL, the Company began to defer prepaid service revenue and amortize the deferred revenue based on subscriber airtime usage.

(ii)  Roaming

The Company has roaming agreements with other cellular service providers. When a call is made from within one coverage area by a subscriber of another cellular service provider, that service provider pays the Company for the service at the applicable rates. Conversely, when one of the Company’s customers roams outside the coverage area, the Company pays the charges associated with that call to the cellular service provider in whose region the call was originated and charges the same amount to its subscriber. Under BR CL, revenues for roaming charges are recorded net of the related costs when the services are provided. Under U.S. GAAP, revenues and costs for roaming charges are recorded gross. Accordingly this difference in accounting policy has no impact on net income (loss) nor in the reconciliation of shareholders’ equity.

(iii)  Value-added and other sales taxes

Under BR CL, these taxes are recorded in revenue net of the related tax expense. Under U.S. GAAP, these taxes are recorded gross as revenue and related cost of services and goods. Accordingly, this difference in accounting has no impact in net income (loss) nor in shareholders’ equity.

(iv)  Deferred revenue sales of handsets

Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under U.S. GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes, are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity.

(v)  Prepaid handset installment plan

The Company markets certain of its handsets in connection with a prepaid service program that allows for the payment of the handset in installments. A portion of any future purchases of minutes is allocated as an installment payment based on published pricing. Under BR CL, the Company records an amount of future handset revenue under the installment program at the date of sale based on an estimate of future minute purchases. Under U.S. GAAP, this revenue is not recognized until such future purchases are made.

(vi)  Sales of handsets with minute rebates

During 2003, the Company implemented a corporate client plan that gives a free phone to users that sign a long-term contract with a fixed amount of minutes. Under BR CL, the Company recognizes the transfer of the handset as a sale based on the fair value of the handset at the beginning of the contract period. Under US GAAP, the Company does not record the transfer of the handset as a sale; the cost of the handset is recorded as an expense at the beginning of the contract.

     l.     Derivative Financial Instruments

The Company uses a variety of derivative financial instruments to mitigate its exposure to interest rate and foreign currency fluctuations related to a portion of its foreign currency denominated debt. The Company primarily uses foreign currency swaps, options and forward contracts, as well as interest rate swap agreements, to manage these risks.

Under BR CL, foreign currency forward and swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date is recorded as expense and payable.

Under U.S. GAAP, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133 ), as amended, derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. For U.S. GAAP purposes, the Company’s derivatives have not been designated as accounting hedges, and as such, the changes in fair value are required to be recorded through earnings.

Accordingly, an adjustment has been included in the reconciliation to U.S. GAAP for the difference between the carrying value for BR CL and the fair market value of the derivatives.

     m.     License acquisition interest capitalization

The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate Band B mobile telephone services and the date of the initial operations of GT was recorded as deferred assets under BR CL. Under U.S. GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998.

     n.     Amortization of license acquisition costs

GT recorded amortization of license acquisition costs during the start-up period as deferred assets according to BR CL. Under U.S. GAAP such amortization was reversed and the amortization period starts on the start-up date, January 1st, 1999.

For BR CL purposes, the amortization period of the concession (license) for the Band B Company, Norte Brasil Teelcom S.A. (NBT) is 30 years in 2000, which included an additional 15 years assuming renewal by Anatel. For U.S. GAAP purposes, the amortization period of 15 years includes only the initial term of concession.

In 2001, the NBT changed the amortization period to 15 years with the aim of conforming BR CL treatment with US GAAP treatment.

     o.     Deferred assets

GT has recorded pre-operational costs as deferred assets, to be amortized on a straight-line basis over 10 years, as allowed by BR CL. Under U.S. GAAP such deferrals and respective amortization have been fully reversed.

     p.     Advance to affiliate

In January 2002, TCO made an advance payment, adjusted based on market rates, to BID S.A. corresponding to the present value of the tax benefit recorded in connection with the restructuring of Telebrasilia.. With this transaction, TCO relieved itself of issuing the corresponding shares to BID S.A. in the future. Under BR CL, the amount of R$40,226 was recorded as a distribution to shareholder. Additionally, for U.S. GAAP purposes, no interest income would be accrued related to this transaction.

     q.     Classification of Debt

As discussed in Note 11, GT was not in compliance with certain covenants relating to debt amounting to R$290,942. The Company has obtained a waiver on non-compliance of these covenants covering the period up to December 31, 2003 and consequently, under BR CL, the debt is maintained as noncurrent. Under US GAAP, since the waiver does not cover a period of at least one year from June 30, 2003, the debt is classified as a current liability.

Reconciliation of the Net (Loss) Income differences between BR CL and U.S. GAAP:

	Six-month period ended June 30,

	2002	2003
	(unaudited)	(unaudited)

BR CL loss of the six-month period	(468,596)	(393,709)
Add (deduct):
Different criteria for:
Amortization of monetary restatement of 1996 and 1997	(14,994)	(17,266)
Loss on disposal of assets monetarily restated in 1996 and 1997	(882)	(88)
Capitalized interest	3,310	10,252
Amortization of capitalized interest	(1,569)	1,904
Revenue recognition of prepaid service	2,237	60,485
Prepaid installment plan revenue	51,900	5,935
Sales of handsets with minute rebates	—	(23,221)
Pension plan	165	270
Exchange of shares minority interest:
Depreciation effect from reduction of fixed assets due to exchange of shares of minority interest	6,720	6,605
Amortization of concession	—	(687)
Amortization of client list	—	(835)
FISTEL fees	(152)	(3,515)
Difference in criteria for leasing	(3,233)	15,985
Forward and swap contracts	(301,175)	651,244
Call option	(27,332)	(41,388)
Discount on long-term accounts receivable	7,233	—
Amortization of license acquisition costs	—	(3,056)
Adjustment of advance to affiliate	—	(697)
Amortization of deferred assets	—	17,066
Acquisitions:
Reversal of goodwill amortization according to BR CL	—	20,754
Depreciation impact	4,576	6,132
Amortization of purchase price allocations to customer list	(18,835)	(20,406)
Amortization of intangible related to concession	(26,296)	(70,874)
Difference in equity in net loss of Holdings	(62,775)	—
Additional interest expense on purchase price allocation of debt	—	(2,618)
Deferred social contribution calculated using enacted law instead of provisional measure	(1,319)	—
Deferred tax effect on the above adjustments	91,665	(168,115)
Minority interests on the above adjustments	—	758

U.S. GAAP net income (loss) of the period	(759,352)	50,915

Basic EPS Computation:
Income (loss) available to common and preferred stockholders	(759,352)	50,915

Basic and diluted earnings per thousands shares — common and preferred	(1.66)	0.04
Weighted average common and preferred shares outstanding (in thousands)	458,367,772	1,171,784,352

Diluted average common and preferred shares outstanding (in thousands)	494,096,238	1,212,013,579

Reconciliation of the Shareholders’ Equity differences between BR CL and U.S. GAAP:

	December	June 30, 2003
	31, 2002	(unaudited)

BR CL shareholders’ equity	4,009,957	3,616,248
Add (deduct):
Different criteria for:
Monetary restatement of 1996 and 1997	241,620	328,769
Amortization of monetary restatement of 1996 and 1997	(175,277)	(262,870)
Capitalized interest	45,338	53,839
Amortization of capitalized interest	(24,391)	(1,040)
Revenue recognition of prepaid service	(60,485)	—
Unbilled receivables – prepaid installment plan	(15,503)	(9,567)
Sales of handsets with minute rebates	—	(23,221)
Pension plan	(2,507)	(2,306)
Exchange of shares minority interest:
Adjustment to fixed assets	(101,671)	(99,719)
Accumulated depreciation	44,758	51,060
Adjustment to concession	—	15,270
Amortization of concession	—	(2,553)
Adjustment to client list	—	10,031
Amortization of client list	—	(7,524)
FISTEL fees	(30,457)	(33,972)
Value of fixed assets net of depreciation – capital leases	40,800	44,355
Capital lease obligations	(42,287)	(27,625)
Fair value of forward and swap contracts	(777,107)	(123,112)
Fair value of call option	(107,400)	(148,788)
Interest capitalized on license acquisition costs	42,006	42,006
Amortization of license acquisition costs	21,118	16,380
Deferred assets	(308,559)	(337,808)
Deferred assets, accumulated amortization	100,489	116,798
Adjustment of advance to affiliate	—	(42,242)
Acquisitions:
Acquisition of GT and Holdings	141,133	76,635
Acquisition of TCO	—	(8,720)
Deferred taxes on the above adjustments	265,732	94,159
Minority interests	—	23,739

U.S. GAAP shareholders’ equity	3,307,307	3,358,222

Supplementary balance sheet information U.S. GAAP:
Total assets	10,202,052	13,614,440

Current liabilities	3,740,198	5,500,861

Noncurrent liabilities	3,154,547	3,625,754

Net property, plant and equipment	4,855,521	6,677,128

Changes in the Consolidated Shareholders’ Equity Position for the six-month period ended June 30, 2003 in conformity with U. S. GAAP:

(unaudited)
Shareholders’ equity under U.S. GAAP as of December 31, 2002	3,307,307
Net income	50,915

Shareholder’s’ equity under U.S. GAAP as of June 30, 2003	3,358,222

19.     ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

     a.     Acquisition of TCO

As described in Note 1, on April 25, 2003 the Company acquired TCO for approximately R$1,506 million. The results of operations of TCO have been included in the income statement of the Company as from the date of acquisition. The following table presents the Company’s unaudited consolidated pro forma results under BR CL of TCP for the six-month periods ended June 30, 2002 and 2003, as if the acquisitions of TCO and the Holdings been completed on January 1, 2002. The consolidated pro forma information includes adjustments related to additional financing that was required to complete the acquisitions. The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results:

	June 30,

	2002	2003

Net operating revenues	2,554,843	3.089.554
Operating loss	(553,624)	(104.596)
Net loss	(789,430)	(511.249)
Basic and dilute earnings per thousands shares – common and preferred	(1.72)	(0.44)

     b.     Summarized financial information for the Holdings

The following summarizes financial information under BR CL for the Holdings relating to the period for which the Company’s investment in the Holdings was accounted for using the equity method of accounting.

Period ended June 30, 2002

Net operating revenues	215,553
Operating loss	(585,152)
Net loss	(585,155)

     c.     Intangible assets

Following is a summary of the Company’s intangible assets subject to amortization under U.S. GAAP:

	June 30, 2003

	Concession	Customer List	Software use rights

Gross	2,605,594	257,774	1,766,954
Accumulated amortization	(554,006)	(136,394)	(697,324)

Write-off	(89,533)	—	—

Net	1,962,055	121,380	1,069,630

Amortization expense	(105,870)	(21,242)	(161,370)

Amortization period	(a )	2 years	5 years

(a)  Amortized on a straight line method over the concession period until April 2013.

(b)  Amortized over the terms of the contracts, ranging from one to three years.

The estimated aggregate amortization expense for the next five years is as follows:

Amount

July 1 to December 31, 2003	258,858
2004	500,211
2005	428,975
2006	362,610
2007	297,559
January 1 to June 30, 2008	138,019

     d.     Capital Leases

The future minimum payments, by year and in the aggregate, under the Company’s non-cancelable lease obligations classified as capital leases are as follows:

2003	15,422
2004	13,462
2005	645

Total minimum lease payments	29,529
Less amount representing interest	(1,904)

Liabilities recorded in the balance sheet for U.S. GAAP purposes	27,625
Less current portion	(21,497)

Long-term capital lease obligation	6,128

The following summarizes the amounts related to the assets and accumulated depreciation for U.S. GAAP purposes of the related assets under the Company’s capital lease obligations:

Property, Plant and Equipment:
Software	59,694
Less: accumulated amortization	(15,339)

44,355

     e.     Concentration of Risks

Credit risk with respect to trade accounts receivable is diversified. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

In conducting their business, TCP, GT and TCO are fully dependent upon the cellular telecommunications authorizations, granted by the Federal Government.

There is no concentration of available sources of labor, services, concessions or rights, other than those mentioned above, that could, if suddenly eliminated, severely impact the Company’s operations.

     f.     Commitments (Unaudited)

Planned capital expenditures for 2003 are approximately R$592,793. Most of the 2003 capital expenditures relate to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization, as established in our authorizations and our original concession agreements. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

     g.     Segment information

The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. The reportable segments of the Company are Telesp Celular, Global Telecom and TCO. These reportable segments are strategic business subsidiaries that operate in different concession areas and are in different phases of development and therefore, are managed and funded separately. TCP acquired the remaining indirect and direct interests in Global Telecom on December 27, 2002 and began to consolidate Global Telecom as of that date. Additionally, as discussed in Note 1, TCP acquired TCO on April 25, 2003. Consequently, the Company has not presented segment information related to the separate operations of Telesp Celular, Global Telecom and TCO for the six month period ended June 30, 2002.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales are recorded at cost.

Following is information on the Company’s reportable segments as of and for the six-month period ended June 30, 2003 (unaudited):

	Telesp	Global	Tele Centro
	Celular	Telecom	Oeste	Other	Eliminations	Consolidated

Net operating revenue	1,812,041	300,346	333,823	—	(6,872)	2,439,338
Operating income (loss) before equity in losses of unconsolidated affiliate and net financial expenses	395,338	(58,900)	98,620	(32,474)	(119)	402,465
Total assets	6,117,882	2,192,532	2,382,116	3,258,223	(1,152,693)	12,798,060

     h.     New accounting pronouncements

SFAS No. 143 – “Accounting for Asset Retirement Obligations”

In June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143) , Accounting for Asset Retirement Obligations”. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15 ,2002 with earlier application encouraged. The adoption of SFAS No. 143 on January 1, 2003 did not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The adoption of SFAS No. 145 on January 1, 2003 did not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 146 — “Accounting for Costs Associated with Exit or Disposal Activities”

In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. Since the Company did not have any exit or disposal activities during the six months ended June 30, 2003, the adoption of SFAS No. 146 during 2003 did not have an impact on the Company’s financial statements.

SFAS No. 150 – “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 requires certain financial instruments that have historically been classified as equity to be classified as liabilities (or as an asset in certain circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Since the requirements of SFAS No. 150 apply prospectively to financial instruments entered into or modified after May 31, 2003, the Company cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. Specifically, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into in fiscal years beginning after June 15, 2003. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Accounting Principles Board Opinion 20, Accounting Changes. The Company is currently evaluating the impact of EITF 00-21 in our financial statements, specifically including our treatment of revenue from handset sales under U.S. GAAP. The Company cannot reasonably estimate the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

* * * * *

INDEPENDENT AUDITORS’ REPORT

To Daini do Brasil S.A.:

1.	We have audited the accompanying consolidated balance sheet of Daini do Brasil S.A. (a Brazilian Corporation formerly named DDI do Brasil Ltda.) and subsidiary as of December 31, 2001, and the related statements of loss, changes in financial position and changes in shareholders’ equity (deficit) for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002.These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

2.	We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3.	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Daini do Brasil S.A. and subsidiary as of December 31, 2001, and the results of its operations and changes in its financial positions for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002, in conformity with accounting practices adopted in Brazil.

4.	As explained in Note 3(b) to the consolidated financial statements, effective January 1, 2001, the Company’s subsidiary changed its method of accounting for subscriber acquisition costs.

5.	Accounting practices adopted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss attributable to shareholders for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002, and the determination of shareholders’ equity as of December 31, 2001 to the extent summarized in Note 28 to the consolidated financial statements.

6.	Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of cash flow for the year ended December 31, 2001 and for the period from January 1 to December 27, 2002 are presented for purposes of additional analysis and are not a required part of the basic financial statements under the accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Deloitte Touche Tohmatsu

June 18, 2003
São Paulo, Brazil

DAINI DO BRASIL S.A.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2001

(In thousands of Brazilian reais)

A S S E T S

	Note	2001

CURRENT ASSETS:
Cash and cash equivalents	12	52,925
Trade accounts receivable, net	13	62,306
Inventories	14	56,877
Deferred and recoverable taxes	11	7,869
Other assets	15	10,260

Total current assets		190,237

NONCURRENT ASSETS:
Deferred and recoverable taxes	11	255,611
Other noncurrent assets	15	234

Total noncurrent assets		255,845

PERMANENT ASSETS:
Property, plant and equipment, net	16	1,462,693
Deferred assets, net	17	239,733
Goodwill	18	161,532

Total permanent assets		1,863,958

Total		2,310,040

The accompanying notes are an integral part
of these consolidated financial statement.

DAINI DO BRASIL S.A.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2001

(In thousand of Brazilian reais)

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	Note	2001

CURRENT LIABILITIES:
Payroll and related accruals	19	9,412
Trade accounts payable	20	247,158
Taxes payable	21	16,481
Loans and financing	22	212,465
Other liabilities		8,272

Total current liabilities		493,788

NONCURRENT LIABILITIES:
Loans and financing	22	2,094,763
Taxes payable	21	37,679
Reserve for contingencies and other	23	7,654

Total noncurrent liabilities		2,140,096

MINORITY INTEREST		(168,195)
SHAREHOLDERS ´ DEFICIT:	26
Capital stock		447,430
Advances for future capital increase		210,543
Special reserve of goodwill		142,237
Accumulated deficit		(955,859)

Total shareholders’ deficit		(155,649)

Total liabilities and shareholders’ deficit		2,310,040

The accompanying notes are an integral part
of these consolidated financial statement.

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF LOSS

FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM

JANUARY 1 TO DECEMBER 27, 2002

(In thousands of Brazilian reais – except per thousand shares)

	Note	2001	2002

NET OPERATING REVENUE	5	390,797	512,168

COST OF SERVICES AND GOODS	6	(407,907)	(423,774)

GROSS MARGIN		(17,110)	88,394

OPERATING EXPENSES:
Selling expenses	7	(139,653)	(124,402)
General and administrative expenses	8	(47,067)	(45,571)
Other net operating expenses	9	(52,421)	(26,084)

OPERATING LOSS BEFORE EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY AND NET FINANCIAL EXPENSES		(256,251)	(107,663)

EQUITY IN LOSSES OF UNCONSOLIDATED SUBSIDIARY		(30,525)	—

NET FINANCIAL EXPENSES	10	(536,464)	(663,147)

OPERATING LOSS		(823,240)	(770,810)
Net nonoperating expenses		(372)	(417)

LOSS BEFORE MINORITY INTEREST		(823,612)	(771,227)
Minority interest		197,873	188,557

NET LOSS		(625,739)	(582,670)

Shares outstanding at December 31, 2001 and December 27, 2002 (in thousands)		44,742,947	44,742,947

Loss per thousand shares		(13.99)	(13.02)

The accompanying notes are an integral part
of these consolidated financial statement.

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS ´ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO

DECEMBER 27, 2002

(In thousands of Brazilian reais)

		Advance
		for future
	Capital	capital	Special reserve	Accumulated
	stock	increase	of goodwill	deficit	Total

BALANCE AT DECEMBER 31, 2000	447,430	—	—	(261,021)	186,409
Prior year adjustment (Note 3(b))	—	—	—	(69,099)	(69,099)
Advance for future capital increase	—	210,543	—	—	210,543
Special reserve of goodwill	—	—	142,237	—	142,237
Net loss	—	—	—	(625,739)	(625,739)

BALANCE AT DECEMBER 31, 2001	447,430	210,543	142,237	(955,859)	(155,649)
Net loss	—	—	—	(582,670)	(582,670)

BALANCE AT DECEMBER 27, 2002	447,430	210,543	142,237	(1,538,529)	(738,319)

The accompanying notes are an integral part
of these consolidated financial statement.

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM

JANUARY 1 TO DECEMBER 27, 2002

(In thousands of Brazilian reais)

	2001	2002

SOURCES OF FUNDS:
From operation (see below)	—	332,575
From shareholders :
Advances for future capital increase	210,543	2,630,270
From third parties :
Long-term debt	2,048,893	215,584
Noncurrent tax payable, other than income taxes	33,629	68,273
Intercompany payables	—	531,440

Total sources	2,293,065	3,778,142

USES OF FUNDS:
In operations (see below)	336,865	—
Property, plant and equipment	421,034	152,321
Increase in deferred charges	—	7,525
Prepayment of noncurrent liabilities	1,199,794	2,927,634
Investments	203,106	—
Consolidation of negative working capital of GT as of February 7, 2001	423,090	—
Noncurrent assets	16,833	453,654

Total uses	2,600,722	3,541,134

INCREASE IN NEGATIVE WORKING CAPITAL	(307,657)	(237,008)
REPRESENTED BY:	========	========
Ending negative working capital:
Current assets	190,237	160,240
Current liabilities	493,788	226,783

	(303,551)	(66,543)
Less – beginning working capital	4,106	(303,551)

INCREASE IN NEGATIVE WORKING CAPITAL	(307,657)	(237,008)

FUNDS PROVIDED BY (USED IN) OPERATIONS
Net loss	(625,739)	(582,670)
Items not affecting working capital:
Minority interests	(176,873)	(188,557)
Depreciation and amortization	145,122	202,935
Exchange and monetary variations on noncurrent items, net	291,020	893,997
Net book value of property, plant and equipment sold	1,637	3,842
Reserve for contingencies and other	7,297	3,840
Provision for losses on property, plant and equipment	20,671	(812)

Total provided by (used in) operations	(336,865)	332,575

The accompanying notes are an integral part
of these consolidated financial statement.

DAINI DO BRASIL S.A.

CONSOLIDATED STATEMENT OF CASH FLOW

FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM

JANUARY 1 TO DECEMBER 27, 2002

(In thousands of Brazilian reais)

	2001	2002

OPERATING ACTIVITIES:
Net loss	(625,739)	(582,670)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	145,122	202,935
Exchange and monetary variation on noncurrent items, net	291,020	893,997
Provision for doubtful accounts	14,535	8,832
Provision for loss on property, plant and equipment	20,671	(812)
Net book value of property, plant and equipment sold	1,637	3,842
Provision for contingencies	7,297	3,840
Minority interest	(176,873)	(188,557)
Changes in operating assets:
(Increase) in accounts receivable	(796)	(35,598)
(Increase)/ Decrease in inventories	(44,600)	17,227
Decrease in recoverable taxes	1,012	(7,749)
(Increase) / Decrease in other current assets	(762)	(40)
(Increase) in other noncurrent assets	(16,833)	(4,344)
Changes in operating liabilities:
Increase / (Decrease) in payroll and related accruals	5,900	(1,974)
Increase/ (Decrease) in suppliers	187,098	(141,567)
Increase in taxes payable	3,263	899
Increase (Decrease) in other account payable	(11,317)	3,428
Increase in noncurrent liabilities	33,629	68,273

Net cash used in operating activities	(165,736)	239,962

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(421,034)	(152,321)
Deferred assets	—	(7,525)
Payment of license of concession	(289,648)	—
Purchase of Global Telecom, net of cash and cash equivalents acquired of R$24,990	(207,186)	—

Net cash used in investing activities	(917,868)	(159,846)

FINANCING ACTIVITIES:
Net increase in current loans	76,170	(258,367)
Payment of noncurrent liabilities	(1,199,794)	(616,454)
New loans obtained – noncurrent	2,048,893	215,584
Advances for future capital increase	210,543	—
Intercompany payables	—	531,440

Net cash provided by (used in) financing activities	1,135,812	(127,797)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	52,208	(47,681)
CASH AND CASH EQUIVALENTS IN THE BEGINNING OF THE YEAR	717	52,925

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	52,925	5,244

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	146,548	132,215
Payment of GT loan by TCP	—	2,630,270
Recognition of tax benefit related to corporate restructuring	142,237	—

DAINI DO BRASIL S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 2001 AND

FOR THE PERIOD

FROM JANUARY 1 TO DECEMBER 27, 2002

(In thousands of Brazilian reais, unless otherwise indicated)

1.     BACKGROUND AND OPERATIONS

Daini do Brasil S.A. (“Daini” or the “Company”) is a closely held Company established on February 14, 1997 under the name of DDI do Brasil Ltda., becoming Daini do Brasil S.A. on January 2nd, 2001. Daini is the majority holding Company of Global Telecom S.A. (“GT” or the “Subsidiary”) and has no other significant investments or operations other than those related to its investment in the common and preferred stock of GT. Until February 6, 2001, the Company held 47.80% of the total capital and 48.34% of the voting stock of GT. On February 6, 2001, the Company acquired additional direct and indirect interests of 27.75% and 18.61% of GT’s capital stock and voting stock, respectively, under the terms of Contract of Purchase and Sale of Shares agreement entered into on January 13, 2001 (the “Purchase Agreement”). The indirect interests were acquired through Takotel Telecom Ltda. (“Takotel”), an intermediate holding company that previously held an equity interest in GT. As a result of the February 6, 2001 acquisition, the Company obtained control of GT and began to consolidate GT from that date. These acquisitions were financed by advances for future capital increases made by Telesp Celular Participações S.A. (“TCP”), amounting to R$210,543. In connection with the Purchase Agreement, on February 6, 2001 TCP acquired 49% of the voting shares and 100% of the non-voting shares of the Company and committed to acquire the remaining 51% of common voting shares. On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of the Holdings (representing an economic interest of 17%). Considering TCP’s direct and indirect interests, TCP now owns 100% of the capital of the Holdings and GT and, as of the date of the acquisition, began to consolidate the Holdings.

On February 6, 2001, GT’s shareholders, composed by the following holding companies (“The Holdings”): — Daini do Brasil (“Company”), — Global Telcom Telecomunicações S.A. (“Globaltelcom”) and — Inepar S.A. — Participações em Investimentos de Telecomunicações (“Inepar”), acquired all Motorola NMG Brasil Ltda’s share capital, changing the company’s name to Takotel Telecom Ltda. (“Takotel”), which held 24.31% of common shares and 42.24% of preferred shares of GT’s capital stock (36.26% of GT’s total capital).

Due to current acquisitions, “TCP” and “The Holdings” contributed goodwill in the amount of R$585,548 and R$175,502, respectively, to GT according to the shareholder’s participation in the acquired companies. The goodwill contributed by Daini amounted to R$118,491.

Through several legal acts, on December 2001, “TCP” and “The Holdings” created new holdings companies with the contribution of investment and paid goodwill generated from the acquisition of GT shares. The newly created holding companies and Takotel, before Takotel was merged into GT, recorded a provision for controlling shareholder’s integrity, which reflects the net value between the total goodwill to be amortized and its correspondent tax credit.

After the formation of the newly created holding companies and the merger of Takotel into GT, the difference between the goodwill and the provision for controlling shareholder’s integrity, was recorded as Special Reserve of Goodwill in GT’s books, which represents the related tax benefits associated with the goodwill and which will be capitalized when and if such tax benefits are realized.

At December 31, 2001, the Company held 66.95% of the voting capital and 75.55% of the total capital of GT.

GT Background

GT was initially constituted on December 22, 1997 as a limited liability company. On January 29, 1999, the shareholders converted GT into a closely held corporation called Global Telecom S.A. GT provides mobile telephone services under a license granted by the National Agency for Telecommunications (“ANATEL”) in accordance with Brazilian laws and sells telecommunication equipment.

On April 8, 1998, under Act 098 of ANATEL, GT was granted a license to operate B Band mobile telephone services for concession area 5, covering two states of Brazil (Paraná and Santa Catarina), for a 15-year period, renewable for an additional 15 year term, subject to review and approval by ANATEL.

The license acquisition price was R$ 773,918, with a down payment of R$ 309,567, corresponding to 40% of the total price. The remaining 60% was paid in three equal annual installments, starting on April 8, 1999, restated by the variation of IGP-DI from Fundação Getúlio Vargas, plus interest at the rate of 1% per month, starting from April 7, 1997, the date the proposal for license was delivered to ANATEL.

2.     LIQUIDITY

The Company has incurred operating losses and negative cash flows from operations since inception and has a working capital and shareholders’ deficit at December 31, 2001. Consequently, the Company has been dependent on their shareholders (or their affiliates) to provide funds to support operations and meet debt service requirements.

On September 18, 2002, TCP made an advance for future capital increase to GT amounting to R$2,630,270.

Migration from SMC to SMP

On December 10, 2002, ANATEL and GT signed a document authorizing Personal Mobile Service (SMP), effective from the date of publication in the official gazette on December 12, 2002.

Under the above-mentioned document, Mobile Cellular Service (SMC), provided under license, was replaced by Personal Mobile Service (SMP), provided under authorization, both granted by the Federal Government.

The authorization granted to the Company is valid for the remaining period of the license previously granted and currently replaced, to April 8, 2013, and may be renewed once for fifteen years, on a chargeable basis.

The principal changes arising from the migration from SMC to SMP are:

•	Consolidation of the joint venture between Telefónica Móviles and PT Móveis in Brazil;

•	The SMP user will have the right to choose the long distance service provider through the provider selection code (CSP) for calls within the access areas;

•	More demanding quality goals;

•	Free negotiation of interconnection tariffs beginning June 2004.

Joint Venture

On December 27, 2002, the assets in the Brazilian mobile telephony market held by the shareholders PT Móveis — Serviços de Telecomunicações, SGPS (“PT”) and Telefónica Móviles S.A. (“TEM”), represented by the direct and indirect equity interests in Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., and CRT Celular Participações S.A., were transferred to Brasilcel N.V., to form a joint venture based in the Netherlands (50% owned by PT and 50% owned by TEM).

As a result, as of December 31, 2002, Telesp Celular Participações S.A. is a publicly held company owned by Brasilcel N.V. (57.26% of total capital) and Portelcom Participações S.A. (7.86% of total capital) which is wholly owned by Brasilcel N.V. Total voting capital directly and indirectly owned by Brasilcel N.V. as of December 31, 2002 was 93.7%.

The Senior Management of the companies involved understand that the mentioned process will result in significant gains for all the corporations, mainly due to the synergies achieved with the operations increase volume and unification of operative processes, which may case systemic adjustments.

3.     PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

These consolidated financial statements are being presented to comply with the requirements of Rule 3-05 of Regulation S-X of the Securities and Exchange Commission (“SEC”) in connection with a registration statement to be filed by TCP with the SEC. As described in Note 1, TCP acquired the remaining common stock of the Company on December 27, 2002, and began to consolidate the Company as from that date. Consequently, these financial statements have been presented for periods prior to date of this acquisition.

These Financial Statements were prepared in accordance with accounting practices adopted in Brazil (“BR CL”) and the applicable rules for telecommunications service companies, established by ANATEL.

a) Consolidated financial statements

As Daini holds a majority of the outstanding voting stock of GT, the financial statements of Daini include the accounts of GT on a consolidated basis from February 6, 2001, the date upon which Daini owned more than 50% of the voting capital stock of GT. The consolidation was made in according with CVM Instruction No. 247/96 and the principal procedures are:

•	Elimination of intercompany balances, as well as of revenue and expenses of intercompany transactions;

•	Elimination of the investor’s shareholding, reserves and accumulated results in the investees;

•	Segregation of the portions of shareholders’ equity and the minority shareholders’ interest.

Previous to the majority acquisition, GT results from January 1, 2001 to February 6, 2001 were accounted for under the equity method of accounting and were included in the Statement of loss as equity in losses of unconsolidated subsidiary.

b) Change in accounting practices

Effective January 1, 2001, the Company changed its method of accounting for subscriber acquisition costs. The effect of this change has been recorded as an adjustment to the Company’s beginning accumulated deficit balance (Note 26c). The accounting change is described below:

Subscriber acquisition cost – Prior to January 1, 2001, the Company deferred losses on sales of handsets below cost. The losses were amortized during the estimated period over which the subscriber was expected to remain as a customer. Although this accounting is acceptable under BR CL, the Company decided to conform this practice to US GAAP, as allowed by BR CL. Since January 1, 2001 these loses recorded as merchandising expenses when incurred. The accumulated deferred asset was written-off as a prior year adjustment.

4.     SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES

(a)  Cash and Cash Equivalents — Are considered to be all available balances in cash and banks and all highly liquid temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of three months or less.

(b)  Trade Accounts Receivable— Accounts receivables from customers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from sale of handsets and accessories.

(c)  Allowance for Doubtful Accounts— Provision is made for accounts receivable for which recoverability is considered to be remote.

(d)  Inventories — Consist of handsets and accessories stated at the average acquisition cost. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete.

(e)  FISTEL fees — Fees related to activations of new customers are being deferred and amortized over the estimated customer relationship period. This amortization period commences upon the date of activation.

(f)  Foreign currency transactions — Are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of loss as they occur. Exchange variation related to derivative contracts are calculated and recorded monthly regardless of the settlement period.

(g)  Property, Plant and Equipment — Is stated at the cost of acquisition or construction, less accumulated depreciation calculated under the straight-line method based on the estimated useful lives of these assets. The license acquisition cost of GT is include in property, plant and equipment, which is being amortized using the straight-line method over the initial license period (15 years) beginning in the month of its acquisition. The interest on loans for financing construction in progress is capitalized as part of the cost of the asset.

Costs incurred for repairs and maintenance that represent improvements, increases in capacity or in the useful lives of the assets are capitalized. All other routine costs are charged to results of operations.

(h)  Deferred assets— Represents preoperating expenses incurred by GT that have been deferred. Preoperating expenses are being amortized using the straight-line method over a period of ten years, starting from the beginning of operations.

(i)  Goodwill— which represents the excess of purchase price over the proportional share of carrying value of net assets acquired, is not being amortized as it was based on the future profitability of the associated company. Thus, when the associated company starts to generate profit the goodwill amortization will start. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. For the periods presented in these financial statements, the Company has not recognized an impairment on the recorded goodwill based on its assessment of recoverability.

(j)  Vacation Payable Accrual— Cumulative vacation payable due to employees is accrued as incurred.

(k)  Income and Social Contribution Taxes — Are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The deferred taxes attributable to temporary differences, taxes losses and social contribution tax loss carryforwards are recorded when their realization is considered to be more likely than not.

However, to date, the Company has not recorded deferred tax assets related to its net operating losses tax carryforwards, since their realization is not considered to be more likely than not.

(l) Loans and Financing— Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

(m)  Reserve for Contingencies— Are based on legal advice and management’s opinion as to the likely outcome of the outstanding matters at the balance sheet date.

(n)  Revenue Recognition — Revenues from cellular telephone services consist of monthly subscription charges, usage charges, network usage charges and charges for maintenance and other customer services. Revenues for all services are recognized when the services are provided. Revenues for pre-paid services are deferred and recognized when the service is rendered, based on airtime usage. Billings are on monthly basis. Unbilled revenues from the billing date to the month end are estimated and recognized as revenues during the month in which the service is provided. Revenues from the sales of handsets and accessories are recorded when delivered.

(o)  Net Financial Expense— Represents interest earned (incurred) during the period and exchange and monetary variation resulting from financial investments and loans and financing. Exchange gains and losses on forward contracts and swaps are included in net financial expenses.

(p)  Research and Development— Research and development costs are charged to expense as incurred.

(q)  Derivative Financial Instruments— GT enters into currency swap contracts in order to manage its exposure to the devaluation of the Real to other foreign currencies, specifically as it relates to its obligations. The derivatives are recorded at their settlement amounts at the balance sheet date.

(r)  Segment Information— The Company’s operates solely in one segment for local and regional cellular telecommunications. All revenues are generated in states of Paraná and Santa Catarina.

(s)  Use of Estimates— The preparation of financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

5.     NET OPERATING REVENUE

	2001	2002

Monthly subscription charges	91,720	107,069
Usage charges	123,087	169,398
Interconnection charges	133,921	204,063
Sale of merchandise	139,852	139,571
Other	4,263	14,461

Total gross operating revenue	492,843	634,562

Value added and other sales taxes	(92,328)	(110,270)
Discounts granted and other	(9,718)	(12,124)

Net operating revenue	390,797	512,168

There are no customers which contributed more than 10% of gross operating revenues in 2001 and 2002, except for Brasil Telecom S.A., the fixed service provider for the area, that contributed approximately 22% of the total gross revenue in 2002 (17 % in 2001), mainly in relation to interconnection charges.

6.     COST OF SERVICES AND GOODS

	2001	2002

Depreciation	(45,467)	(89,034)
License acquisition right amortization	(54,886)	(61,064)
Personnel	(5,002)	(4,341)
Interconnection	(60,172)	(56.771)
Materials and services	(14,748)	(43,312)
Rentals and insurance	(25,131)	(8,968)
Fistel regulated taxes	(10,629)	(19,269)
Cost of merchandise sold	(189,770)	(140,853)
Other	(2,102)	(162)

Total	(407,907)	(423,774)

7.     SELLING EXPENSES

	2001	2002

Personnel	(20,428)	(17,695)
Marketing and publicity	(44,055)	(39,985)
Third-party services	(33,921)	(30,797)
Leases and insurance	(1,515)	(3,914)
Provision for doubtful accounts receivable	(29,699)	(8,832)
Depreciation	(6,981)	(11,151)
Other	(3,054)	(12,028)

Total	(139,653)	(124,402)

8.     GENERAL AND ADMINISTRATIVE EXPENSES

	2001	2002

Personnel	(15,937)	(14,124)
Third-party services	(17,735)	(17,648)
Leases and insurance	(1,609)	(2,692)
Depreciation	(6,154)	(10,023)
Other	(5,632)	(1,084)

Total	(47,067)	(45,571)

9.     OTHER NET OPERATING EXPENSES

	2001	2002

Provision for losses on property, plant and equipment	(20,671)	812
Amortization of deferred assets	(28,366)	(31,663)
Accrued liability for contingencies (net of reversals)	(7,297)	(3,840)
Other	3,883	8,607

Total	(52,421)	(26,084)

10.     NET FINANCIAL EXPENSES

	2001	2002

Income:
Interest	9,022	8,500
Gains on swap contracts	27,391	620,412

Total financial income	36,413	628,912
Expense:	—	—
Interest	(116,375)	(175,971)
Monetary/exchange variations	(201,291)	(1,037,619)
Loss on swaps contracts	(221,794)	—
Other financial expenses	(48,622)	(88,801)

Financial expenses	(588,082)	(673,479)

Net financial expenses before interest capitalization	(551,669)	(673,479)

Less capitalized interest	15,205	10,332

Net financial expenses	(536,464)	(663,147)

11.     RECOVERABLE AND DEFERRED TAXES

Brazilian income taxes comprise federal income tax and social contribution tax. At December 31, 2001 and December 27, 2002 the statutory rate for income tax was 25%, and the statutory rates for social contribution tax was 9%. The combined statutory rate was 34% as of December 31, 2001 and December 27, 2002.

At December, 31, 2001, GT had accumulated tax loss carryforwards, in the amount of R$1,397,029, whose related tax asset, in the amount of R$461,020 was not recorded in the financial statements since their realization is not considered to be more likely than not.

The accumulated tax loss carryforwards do not expire and can be offset against taxable income. The tax legislation also define that tax loss carryforwards can be used, in any year, up to the limit of 30% of income before taxes, determined in accordance with Brazilian accounting practices and considering adjustments defined by tax legislation.

Deferred income tax assets and recoverable taxes are comprised of the following:

2001

Deferred taxes from corporate restructuring (Note 1)	237,508
Value Added Tax (ICMS)	25,537
Other	435

Total	263,480

Current	7,869
Noncurrent	255,611

Value added tax (ICMS) represent the amount paid on the acquisition of equipment and inventories and can be offset against future ICMS payable generated from telecommunications services revenues. Recovery of ICMS taxes associated with equipment purchase is generally limited to 1/48th per month of the credit amount. The long-term portion of recoverable ICMS was R$18,103 at December 31, 2001.

12.     CASH AND CASH EQUIVALENTS

2001

Cash and banks	2,319
Temporary cash investments:
Certificates of Deposit	50,606

Total	52,925

Temporary cash investments refer principally to fixed income deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

13.     TRADE ACCOUNTS RECEIVABLE, NET

2001

Billed amounts to customers	25,044
Billed amounts for sales of handsets and accessories	23,683
Unbilled services to customers	12,542
Interconnection	10,674
Allowance for doubtful accounts	(9,637)

Total	62,306

The changes in the allowance for doubtful accounts were as follows:

	2001	2002

Beginning balance	(6,968)	(9,637)
Provision for doubtful accounts charged to selling expense	(14,535)	(8,832)
Write-offs	11,866	8,167

Ending balance	(9,637)	(10,302)

14.     INVENTORIES

2001

Handsets and accessories	65,008
Other	493

65,501
Provision for excess and obsolete inventories	(8,624)

Total	56,877

15.     OTHER ASSETS

2001

Deferred Fistel Taxes	6,490
Prepaid expenses	2,819
Advances to suppliers	950
Other	235

Total	10,494

Current	10,260
Noncurrent	234

Prepaid expenses consist primarily of contracted services, which are being charged to expense over the terms of the service contracts.

16.     PROPERTY, PLANT AND EQUIPMENT, NET

     a.     Composition

2001

License acquisition costs	915,926
Transmission equipment	408,009
Computer hardware and software	152,210
Automatic switching equipment	62,795
Supports and protectors	79,690
Buildings	10,976
Handsets	9,149
Land	2,986
Other assets	20,081
Construction-in-progress	158,208

Total cost	1,820,030
Accumulated amortization of license acquisition costs	(228,948)
Accumulated depreciation	(128,389)

Property, plant and equipment, net	1,462,693

During the periods from February 6, 2001 to December 31, 2001 and January 1 to December 27, 2002, interest capitalized by GT on loans and financing for construction-in-progress amounting to R$15,205 and R$10,332, respectively.

     b.     Depreciation Rates

The annual depreciation rates applied to property, plant and equipment are as follows:

License acquisition	6.70
Transmission equipment	10.00
Computer hardware and software	20.00
Supports and protectors	3.50
Automatic switching equipment	10.00
Buildings	2.80
Private handsets	33.00
Other assets (excluding land)	4.00 to 20.00

     c.     Rentals

The Company rents premises and cellular tower through a number of operating lease agreements that expire at different dates. Total annual rental expense under these agreements was R$34,333 in 2002 (R$32,072 in 2001).

Rental commitments of operating leases with noncancellable terms are:

Year ending December 31,		2001

2002		32,884
2003		31,021
2004		30,289
2005		29,817
2006		28,552
2007 and after		43,610

	Total minimum payments	196,173

17.     DEFERRED ASSETS, NET

2001

Preoperating expenses:
License amortization	80,496
Financial expenses	184,430
General and administrative expenses	43,633

Total	308,559
Accumulated amortization	(68,826)

Deferred assets, net	239,733

18.     GOODWILL

2001
Initial goodwill	43,041
Goodwill on Takotel’s acquisition	118,491

Total	161,532

The amount of goodwill will be amortized over a ten-year period based on GT’s expected future profitability.

19.     PAYROLL AND RELATED ACCRUALS

2001

Wages, salaries	1,232
Accrued vacation and social security charges	3,641
Accrued benefits	4,400
Other	139

Total	9,412

20.     TRADE ACCOUNTS PAYABLE

2001

Materials and services — local currency	234,361
Services — foreign currency	10,931
Other	1,866

Total	247,158

21.     TAXES PAYABLE

2001

State VAT (ICMS)	40,786
Withholding income tax	7,826
Fistel fees	2,577
Other taxes on revenues	2,971

Total	54,160

Current	16,481
Non-current	37,679

The long-term portion refers to the “ICMS — Programa Paraná Mais Emprego”, an agreement made with the Paraná State Government, on July 21, 2000, for deferral of ICMS payments. Pursuant to this agreement, the due date of ICMS is the 49th month after the amount is determined. The balances are subjected to monetary correction based on FCA – Fator de Conversão e Atualização da Secretária da Fazenda do Paraná, a monetary correction rate established by State of Paraná.

22.     LOANS AND FINANCING

     a) Composition of debt

	Annual Interest rate	2001

Working capital:
J. P. Morgan (1)	32.17%	35,386
Banco do Brasil (2)	0.8%	65,372
Floating Rate Notes — (3)	EURIBOR + 2.75%	1,671,540
BNDES (4)	UMBNDES and TJLP + 3.6%	311,444
Interest payable on the above loans and settlement value of swap contracts		223,486

Total		2,307,228

Current		212,465
Non current		2,094,763

(1)  JP Morgan — This loan was contracted in November 29, 2001, and was due in a single installment in February 2002. This loan was paid in full on the due date.

(2)  Banco do Brasil – This loan was contracted on April 2001, equivalent to ¥3,707,351 thousands, with maturity in a single installment on March 2002. This loan was paid in full on due date.
(3)  Floating Rate Notes — These notes, issued by GT in July 2001, were acquired by Portugal Telecom International Finance B.V. (a related finance company of the parent company of “TCP” – See Note 1), equivalent to EUR 810 million, and are due in a single installment in 2004. The interest was due annually. Proceeds from this loan were used for prepayment on July 2001 of the following loans:

•	Motorola — Working capital — This loan was contracted in December 1998, with a total credit line of US$110 million.

•	Eximbank — Working capital — financing of operational activities. This loan was contracted in September 1999, in the amount of US$220 million.

•	Motorola — Equipment — This loan was contracted on December 1998, with a total credit line of US$220 million.

These debts were repaid at their approximate carrying amount on each prepayment date. No significant gains or losses resulted from these early extinguishments of debt.

Considering the effects of derivatives financial instruments, the cost of debt is proportionate to the interbank offered rate in Brazil (CDI). At December 31, 2001 the CDI rate was 19% per annum.

On August 9, 2002 and September 16, 2002, TCP paid down the Floating Rate Notes at their approximate carrying value on behalf of GT. This amount was recorded as an advance for future capital increases made by TCP.

(4)  Banco Nacional de Desenvolvimento Econômico e Social (BNDES) — This loan was contracted with BNDES and the banks Bradesco S.A. and Alfa S.A. in July 2001. Principal of this loan will be paid in 60 monthly installments starting in November 2002. This loan is guaranteed by the pledge of the Company’s revenues, which can be retained up to a limit of 140% of the highest monthly installment, and also guaranteed by Telesp Celular S.A.

This loan agreement requires compliance with certain covenants such as the maintenance of minimum indexes of capitalization, the current ratio, financial results and debt service coverage, as well as places restrictions on the creation of new loans and financing. As of December 27, 2002, GT was not in compliance with the current ratio, financial result and debt service coverage covenants contained in the loan agreement. GT has obtained waivers relating to these covenants through December 31, 2003.

b) Repayment Schedule

As December 27, 2002 the outstanding debt consisted of R$336,447 related to the loan contracted with BNDES, maturing as follows:

Amount

2003	72,506
2004	71,103
2005	71,103
2006	71,103
2007	50,632

Total	336,447

c) Swap Contracts

During 2001, the Company entered into currency swap contracts to reduce the impact of the devaluation of the Brazilian real on its Euro and Yen denominated obligations. Under the terms of these swap arrangements, the Company is required to pay the counterparts the amounts, if any, that represents the excess of the variation of the CDI (interbank) rate or a fixed interest rate over the variations of the applicable foreign currency exchange rate, all computed on the notional amounts. If the inverse occurs, GT is entitled to receive the difference from the counterparts. At each balance sheet date the swap contracts are being carried at their estimated net settlement amount. The gains and losses attributable to these instruments are being recognized in income on a current basis.

At December 31, 2001 the Company had currency swap contracts in the notional equivalent of R$1,128,707 denominated in foreign currencies (equivalent to EUR 509,834 and ¥3,707,351 in 2001) with the purpose to reduce the effect of a potential devaluation of the Brazilian currency. The parameters for the currency swap contracts in Euro and Yens are subject to foreign currency variation plus fixed interest rates from 0.8% to 8.39%. During 2001, the result of these instruments was a unrealized loss of R$194,403 recorded as loan and financing. At December 27, 2002, GT had currency swaps contracts denominated in Euros in the amount of EUR 299,693, unrealized gains related to these swaps of R$620,411 was recorded in the statements of income as net financial expenses during 2002.

Part of the currency swap contracts in Euros, in the amount of R$ 96,443, was subrogated from a swap currency contract originally signed with a commercial bank by Telesp Celular Participações S.A.

23.     RESERVE FOR CONTINGENCIES AND OTHER

GT is party to certain legal proceedings arising in the normal course of business, including civil, administrative, tax and labor proceedings. GT considers the risk of loss of each contingency, such risk being classified as probable, possible or remote, considering the advice of its legal advisors. The contingencies for which a loss is considered probable to occur are recorded in the financial statements.

The composition of the provisions recorded as liabilities, is as follows:

		2001

Labor		1,244
Tax		6,000
Civil and other		410

	Total	7,654

The labor contingencies were computed based on an estimate made by management of GT, supported by the advice of its legal advisors, of the probable losses with judicial processes from former employees.

The tax contingencies primarily relate to matters linked to the taxation of the portable terminals of cellular mobile telephony, in the State of Paraná, during the period from December 14, 2000 to July 02, 2001. In this period, the tax rate was reduced for 7%, according to item 14-A of the Table I of the Attachment II of RICMS/PR (Value-added tax regulation in the state of Paraná), which was later revoked with retroactive effect.

In the State of Santa Catarina, GT had a reduction in the base computation of VAT on sales, for the period from August 1999 to December 2001. The tax rule prescribes that any amount of benefit resulting from VAT credit on purchases, should not be used to reduce future obligations. The Company is contesting such tax ruling.

The provisions for civil contingencies were computed based on an estimate of the cases filed against the GT.

GT is subject to potential contingencies, related to civil claims, classified as possible risk of loss by the legal advisors, which was not accrued by the Company, amounting to R$ 1,320 as of December 31, 2001.

24.     TRANSACTIONS WITH RELATED PARTIES

The principal transactions with unconsolidated related parties are as follows:

a) Use of network, long-distance and roaming cellular communication — These transactions involve companies owned by the same group: Telerj Celular S.A.,

Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A. and Telesp Celular S.A.. This group became a related party on December 27, 2002 as a result of the joint venture described in Note 2. The table below includes balances and transactions with these companies for all periods presented. These transactions were established following guidance issued by ANATEL.

b) Advances for capital increase – represents advances made by TCP to the Holdings and GT for future capital increases.

c) Intercompany payable — in order to optimize the financial resources of the Group companies, TCP and Telesp Celular S.A made payments to suppliers of cellular handsets which were jointly negotiated and charged to GT, as intercompany loans subject to charges and restatement compatible with market conditions. The commercial conditions of these services are based on the usual market practices applied to the Companies’ other contracts.

d) Loans and financing –Represents intercompany loans with the Portugal Telecom Group.

A summary of balances and transactions with unconsolidated related parties is as follows:

	2001	2002

Assets:
Account receivable by services	1,374	N/A
Liabilities:
Account payable	2,158	N/A
Intercompany payable	2,693	N/A
Income:
Services revenues	5,511	5,497
Cost of services	(6,116)	(6,238)
Financial expenses, net	(5,640)	156,871

25.     FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Estimated fair values of the Company’s financial assets and liabilities have been determined using available market information and valuation methodologies identified to be appropriate by the management of the Company. However, considerable judgment was required in interpreting the market data to determine the estimated fair values. Accordingly, the estimates presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The fair value information as of December 31, 2001 presented below is based on pertinent information available to management as of those dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts at December 31, 2001 current estimates of fair values may differ significantly from the amounts shown.

	Book	Fair	Unrealized
	Value	value	gains (losses)

Loans and financing	2,067,697	1,987,094	80,603
Derivatives instruments	239,531	292,005	(52,474)

Total	2,307,228	2,279,099	28,129

Loans and financing

The fair values of loans and financing were determined based on current market interest rates of similar instruments, with similar maturities and credit risk.

Cash, Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable and Accrued Expenses

The carrying value of cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate of their fair value.

Currency Swap Contracts

The derivative financial instruments held by the Company consist of foreign currency swap contracts, which are described in note 22(c). The Company engages in these currency swap contracts for hedging purposes.

Currency Swap contracts were entered into in order to reduce the currency exchange risk resulting from the Company’s Euro and Yen denominated loans. Although the amounts and maturities related to the contracts are not fully matched to the Company’s foreign currency denominated liabilities, the amounts hedged represent management’s estimate of the Company’s foreign currency liabilities expected to mature at or near the maturity dates of the derivative contracts. Foreign currency swap contracts are recorded at the settlement amount at the balance sheet date.

The fair market value of these instruments has been determined based on the discounted projected cash flow as of the balance sheet date. The projected cash flow considers estimated future exchange rates, future interest rates and other factors present at balance sheet date.

26.     SHAREHOLDERS ´ DEFICIT

     a) Capital

The capital stock is comprised of preferred shares and common shares, all without par value. Capital as of December 31, 2001 amounts to R$447,430, which is represented by shares distributed as follows:

Shares issued and outstanding

Common shares	14,914,315,604
Preferred shares	29,828,631,206

Total	44,742,946,810

An amount of R$210,543 was received from TCP on February and July, 2001 as advances for future capital increase. This amount was recorded as an advance for future capital increase that was authorized by an Extraordinary Shareholders’ meeting and will be capitalized after the approval of ANATEL.

Each common share has one voting right in the general meetings. Also, preferred shares are nonvoting and have priority in the reimbursement of capital in case of dissolution of the Company.

According to the Brazilian corporate legislation, preferred shareholders, as there is no provision in the corporate by-laws to the contrary, will have the right to an additional 10% of dividends paid to the common shareholders, when profitability are in place and if income is available for distribution.

Under Brazilian corporate law, the number of non-voting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

     b) Special Reserve of Goodwill

The goodwill special reserve on incorporation represents the balancing item of the goodwill registered as noncurrent asset. When the tax credit benefit related to the goodwill occurs, will be capitalized in the name of the original shareholders.

     c) Prior year adjustment

The prior year adjustment was recorded as a result of the change in accounting for subscriber acquisition costs as described in Note 3(b), which was recorded as an adjustment to the Company’s accumulated deficit on January 1, 2001 as follows:

2001

Write off of subscriber acquisition cost	(81,198)
Write off of subscriber acquisition cost — accumulated amortization	12,099

Total adjustments (See Note 3b)	(69,099)

Write off of subscriber acquisition costs and accumulated amortization. Prior to 2001, the Company deferred the costs associated with the acquisition of new subscriber. In 2001, new subscriber acquisition costs were expensed as incurred and the unamortized accumulated balance of prior years was written-off as a prior year adjustment.

27.     SUBSEQUENT EVENTS

     a.     Capital increase

On December 30, 2002, R$2,310,878 of the advance for future capital increases made by TCP were formally capitalized in exchange for 5,934,625 additional shares of GT stock.

     b.     Merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT

As described in Note 1, on December 27, 2002, TCP purchased the remaining 51% of the outstanding common stock of (17% of total capital) of the Holdings (Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações). As of March 31, 2003, TCP, aiming to minimize administrative and financial costs, completed the merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT. With this operation, TCP became the direct owner of GT.

     c.     Cancellation of derivative contracts

Between April 2 and May 8, 2003, GT cancelled all of its outstanding swap contracts with notional amounts of € 299,693,000, resulting in the recognition of a loss for the period of R$164,704.

28.     SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL (“BR CL”) AND “US GAAP”

The Company’s accounting policies comply with accounting practices adopted in Brazil (“BR CL”), which differ significantly from accounting principles generally accepted in the United States of America (“US GAAP”). These differences are described below:

     a.     Different Criteria for Capitalizing and Amortizing Capitalized Interest

In 2001 and for the period from January 1 to December 27,2002, the Company elected to record capitalized interest for BR CL purposes, on its construction-in-progress.

Under US GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — Capitalization of Interest Costs, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

The effects of these different criteria for capitalizing and amortizing capitalized interest for 2001 and 2002 operations, are presented below:

	2001	2002

Capitalized interest difference:
US GAAP capitalized interest-
Interest which would have been capitalized and credited to income	5,360	6,456

Less — BR CL capitalized interest-
Interest capitalized and credited to income (up to the limit of interest and foreign exchange variation incurred on loans obtained for financing capital investments)	(15,205)	(10,331)

US GAAP difference	(9,845)	(3,875)

Amortization of capitalized interest difference:
Amortization under BR CL	506	1,940
Less- Amortization under US GAAP	(986)	(1,849)

US GAAP difference	(480)	91

     b.     Classification of Financial Expenses

Under BR CL financial expenses are classified as operating expenses. For US GAAP purposes financial expenses are usually disclosed in the statement of income or operations as other expenses not related to operations.

     c.     Permanent Assets

Losses on disposals of permanent assets were R$1,637 in 2001 and R$3,842 in 2002. Such losses were included in non-operating expenses for BR CL. Under US GAAP such losses would have reduced operating income.

     d.     Valuation of Long-lived Assets

For U.S. GAAP, effective January 1, 1996 the Company adopted SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.’

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 superseded SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted SFAS No. 144, effective January 1, 2002.

The Company has performed a review of its long-lived assets and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks.

e. Currency Swap contracts

Statement of Financial Accounting Standards (SFAS) No. 133 “ Accounting for Derivative Instruments and Hedging Activities” established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.

SFAS 133 requires that the changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138) which amends SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000 and should not be retroactively applied to financial statements of prior periods.

The Company adopted SFAS 133, as amended on January 1, 2001. Since the Company did not have significant derivatives outstanding as of December 31, 2000, the implementation of SFAS 133 did not have a material impact on the Company’s results of operations and financial position.

As mentioned in Note 22 (c) the Company contracted swap contracts for long term agreements at various exchange rates, in a total amount of R$1,128,707. There were EUR509,834 and ¥3,707,351 at December 31, 2001 (notional amount outstanding at the balance sheet date). Under BR CL, foreign currency swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date is recorded as an expense and payable.

For US GAAP purposes, these swap contracts do not qualify for hedge accounting. US GAAP requires that financial instruments of this nature be recorded at fair value through earnings. Accordingly, an adjustment has been included in the reconciliation to US GAAP.

During the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, GT incurred losses on swap contracts of R$194,403 and gains of R$620,411, respectively. As of December 31, 2001, unrealized losses, which represent the fair value of the currency swap contracts amounted to R$ 292,005.

The table below shows the fair value of the Company’s derivatives as of December 31, 2001:

			Fair value /
	Expiration date	Notional amount	Unrealized losses

Foreign exchange swap CDI/EURO	July 2004	EUR 299,692	124,897

Foreign exchange swap CDI/EURO	November 2004	EUR 210,142	94,667

Foreign exchange swap CDI/YEN	March 2002	¥ 3,707,351	72,441

     f.     Commissions fees

Until December 31, 2000, arrangement fees paid, in order to obtain new financing, were recorded as expenses under Brazilian GAAP. Under US GAAP these fees have been recorded as prepaid expenses and have been amortized over the period of the related financing.

     g.     License acquisition interest capitalization

The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate B Band mobile telephone services, and the date of the initial operations of the Company was recorded as deferred assets according to Brazilian GAAP. Under US GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interests accrued in 1998.

     h.     Amortization of license acquisition costs

The Company recorded amortization of license acquisition costs during the start-up period as deferred assets according to Brazilian GAAP. Under US GAAP such amortization was reversed and the amortization period starts on the start-up date, January 1st, 1999.

     i.     Special Reserve of Goodwill

The related tax benefits transferred to the Company as a result of the corporate restructurings, above and recorded as an equity contribution under BR CL as a Special Reserve of Goodwill, are reversed for U.S. GAAP purposes, as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

     j.     Deferred income taxes

GT, as mentioned in Note 11, has net loss carryforwards amounting R$ 1,397,029 at December 31, 2001. The net tax loss carryforwards (tax benefit), amounted to R$ 461,020 at December 31, 2001.

These tax carryforwards do not have a time limitation or expiration date and are subject to a limit of 30% of income before taxes, per each fiscal year, determined in accordance with Brazilian accounting practices and considering adjustments defined by Brazilian tax legislation.

In addition during 2001, the Company and GT recorded a total deferred tax asset amounting to R$237,508 referring to the future benefit arising from the amortization of an intangible asset originating from the corporate restructuring as previously described in Note 1 to the accompanying financial statements. The related tax benefits transferred to the Company as a result of the corporate restructurings, recorded as a contribution of equity under BR CL, are reversed for U.S. GAAP purposes as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

     k.     Deferred assets

The Company has recorded pre-operational costs and subscribers acquisition costs as deferred assets, to be amortized on a straight-line basis over 10 and 5 years, respectively, as allowed by BR CL. Under US GAAP such deferrals and respective amortization have been fully reversed.

     l.     FISTEL Fee

Under Brazilian GAAP, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred beginning on January 1st, 2001 for amortization over the customers’ estimated subscription period (20 months). For US GAAP purposes, this tax is charged directly to the consolidated statement of income.

     m.     Classification of license acquisition cost

Under BR CL license acquisition costs are reported as a component of property, plant and equipment, net on the balance sheet. For US GAAP purposes, the license fee would be reported as an intangible asset and not included in property, plant and equipment.

     n.     Revenue recognition

For US GAAP, the Company recognizes service revenue as the service are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handset are amortized over three years. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and US GAAP.

	2001	2002

Net revenue under BR CL	390,797	512,168
Value added and other sales taxes	72,411	93,667
Deferred revenue – sales of handsets, net of amortization	(88,416)	(40,124)

Net revenue under US GAAP	374,792	565,711

     (i)  Value-added and other sales taxes

Under BR CL, these taxes are recorded as a reduction to revenues. Under US GAAP, these taxes are recorded gross as revenue and related costs of services and goods. Accordingly, this difference in accounting policy has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under US GAAP was to increase both net revenues and cost of services and goods by R$72,411 and R$93,667 for 2001 and 2002, respectively.

     (ii)  Deferred revenue sales of handsets

Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under US GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$183,528 at December 31, 2001.

     o.     Acquisition of interest in GT

During the period from October 29, 1999 to February 6 2001, the Company completed a series of step acquisitions of interests in GT. At February 6, 2001, the Company held 47,80% of the outstanding voting shares and 48,34% of the total share capital of GT.

Under BR CL, purchases of the majority of the voting shares of another company are recorded at the book value. The difference between the purchased company’s net assets and the purchase price is recorded as goodwill and amortized over the concession term of the purchased company. Goodwill is recorded up to the amount of the purchase price. As permitted under BR CL, Holdings elected to defer amortization of goodwill until GT generates positive cash flow. Under BR CL, TCP will amortize goodwill on a straight-line basis over a ten-year period based on projections of future profitability.

Under U.S. GAAP, the cost of an acquired entity is allocated to assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill, which is not amortized and is tested for impairment at least annually.

On February 6, 2001 and July 27, 2001 the Company indirectly acquired an additional 27.75% of GT’s total shares for R$212,939. For U.S. GAAP purposes, the Company allocated this difference as follows:

Amounts representing 36.27% of the historical net assets of GT under US GAAP	26,414
Property, plant and equipment	(42,249)	(a	)
Intangible assets — customer list	37,840	(b	)
Debt	7,209	(c	)
Intangible related to concession	183,725	(d	)

Purchase Price	212,939

(a)  Difference being amortized over approximately 11 years, representing the average remaining useful lives of the relating assets.

(b)  Difference being amortized over two years, representing the average customer life.

(c)  The long-term debt was reduced by R$7,209 related to the fair value of the underlying GT debt instruments. The majority of these related GT debt instruments were subsequently repaid during 2001. The adjustment to long-term debt was being amortized by the effective interest method over the remaining maturities of the underlying GT debt obligations. The related interest amortization during 2001 was approximately R$1,700 and is included in net finance expenses for U.S. GAAP purposes. The remaining R$5,509 was charged to income with the repayment of the related obligations by GT and is considered an extraordinary item on the early extinguishment of debt for U.S. GAAP purposes.

(d)  The intangible related to the concession is being amortized on a straight-line basis over a 12 year period, representing the remaining term of the license.

The Company’s accounting policies comply with BR CL. As such, the Company’s investment in GT differs by the accumulated differences between BR CL and U.S. GAAP.

The differences at GT are primarily related to the following:

•	Start-up and customer acquisition expenses incurred by GT which are being deferred over a period of 5 years for BR CL which are expensed as incurred for U.S. GAAP purposes;

•	Differences in methods of capitalizing and amortizing interest expense related to the acquisition of property plant and equipment; and

•	Differences between the carrying value of derivative instruments for BR CL and their fair values, for which such difference are recorded for U.S. GAAP purposes in the statement of income.

These differences at GT impact the recorded amounts of the assets and liabilities by the Company for its previous acquisitions of interests in GT as well as recorded net income or loss (including the results of GT) for U.S. GAAP purposes.

Also, under BR CL, the goodwill recognized by the Company will be amortized over 10 years based on the estimated future profitability, to commence when profitable operations are achieved which is anticipated to occur in 2005. For U.S. GAAP purposes, the intangible related to concession is being amortized over a period representing the remaining term of GT’s operating license from the date of each related acquisition.

The unaudited pro forma U.S. GAAP results of operations for the year ended December 31, 2001 as if the Company had acquired a controlling interest in GT on January 1, 2001, are as follows:

Net operating revenue	425,930
Net loss	(962,775)

The pro forma net loss above includes adjustments related to the amortization of the concession intangible and the acquired customer base. The pro forma information is presented for information purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of January 1, 2001 nor does it purport to be indicative of the results that will be obtained in the future.

Furthermore, as a result of the significant operating losses incurred by GT during 2001 and its negative equity balance under U.S. GAAP the minority interests on such deficit amounting to R$25,537 at December 31, 2001 was assumed by Daini and recognized as an addition to shareholder’s deficit. The effect in 2001 current operations amounting to R$212,108 was recognized as an addition to net losses for U.S. GAAP purposes.

     Reconciliation of the Net Loss between BR CL and US GAAP:

		The period from
		January 1 to
		December 27,
	2001	2002

BR CL net loss for the year	(625,739)	(582,670)
Add (deduct):
Different criteria for:
Capitalized interest	(9,845)	(3,875)
Amortization of capitalized interest	(480)	91
Amortization of license acquisition costs	(5,648)	(6,159)
Amortization of deferred assets	29,024	31,663
FISTEL fees	(6,490)	(1,807)
Swap contracts	(52,474)	(115,999)
Amortization of commissions fees	(2,782)	—
Amortization of fair value of property, plant and equipment	4,231	4,614
Amortization on purchase price allocations to customers list	(17,735)	(19,214)
Amortization of intangible related to concession	(20,974)	(22,580)
Finance charges and extraordinary loss on early extinguishment of debt	(7,209)	—
Reversal of recoverable taxes	480	—
Minority interest loss transferred to the Company	(212,108)	—

US GAAP net loss for the year	(927,749)	(715,936)

Reconciliation of the Shareholders’ Deficit between BR CL and US GAAP:

At December 31, 2001

BR CL shareholders’ Deficit	(155,649)
Add (deduct):
Different criteria for-
Capitalized interest	(290)
Amortization of capitalized interest	(1,214)
Interest capitalized on license acquisition costs	42,006
Amortization of license acquisition costs	27,790
Deferred assets	(308,559)
Deferred assets, accumulated amortization	66,187
FISTEL fees	(6,490)
Swap contracts	(52,474)
Special reserve of goodwill	(237,508)
Amortization of fair value of property, plant and equipment	4,235
Amortization on purchase price allocation to customer list	(17,833)
Amortization of intangible related to concession	(23,384)
Finance charges and extraordinary loss on early extinguishment of debt	(7,209)
Reversal of recoverable taxes	(165)
Minority interest loss transferred to the Company	(25,537)

US GAAP shareholders’ Deficit	(696,094)

Statement of changes in shareholders’ equity (Deficit) in accordance with US GAAP:

2001

Shareholders’ equity under US GAAP as of beginning of the year	21,112
Advance for future capital increase	210,543
Net loss for the year	(927,749)

Deficit under US GAAP as of ending of the year	(696,094)

29.     ADDITIONAL DISCLOSURES REQUIRED BY US GAAP

a.     Concentration of Risks

Credit risk with respect to trade accounts receivable is diminished due to the diversified nature of the Company’s customers. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

In conducting its business, the Company is fully dependent upon the cellular telecommunications concession, granted by the Federal Government.

The collective labor agreements currently in force expire in August 2003 with a salary renegotiation scheduled for September 2003.

b.     Commitments (Unaudited)

Planned capital expenditures for 2003 are approximately R$116,142. Most of the 2003 capital expenditures relate to infrastructure, information technology and transmission equipment.

The Company is subject to obligations concerning quality of services, network expansion and modernization. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

c.     Post-retirement benefits

The Company has no pension plan, post-retirement health care insurance or other benefits plan. Therefore, SFAS No. 87 – “Employers’ Accounting for Pensions’ and SFAS No. 106 – “Employers’ Accounting for Post-retirement Benefits other than Pensions” has no effect on Company’s financial statements.

d.     New accounting pronouncements

SFAS No. 141 – Business Combinations

During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”. SFAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 (Opinion 16), “ Business Combinations” and FASB Statement No. 38, “ Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of SFAS 141 are to be accounted for using one method the purchase method. In addition, SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria-the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS 141 also provides a list of intangible assets that meet either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16, SFAS 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 on January 1, 2002 did not result in any impact to the Compnay’ financial position, cash flows and results of operations.

SFAS No. 142 — “Goodwill and Other Intangible Assets”

During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject of the nonamortization and amortization provisions of this statement. The adoption of SFAS No. 142 on January 1, 2002 did not have an impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

During June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143) , Accounting for Asset Retirement Obligations”. SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15 ,2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of SFAS 143, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The Company is currently evaluating the impact that the adoption of SFAS No. 145 will have on its results of operations and financial position. However, the Company does not believe that the adoption of SFAS No. 145 will have a material impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 146 — Accounting for Costs Associated with Exit or Disposal Activities”

In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognised when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognised at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002, and as such, the Company cannot reasonably estimated the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 requires certain financial instruments that have historically been classified as equity to be classified as liabilities (or as an asset in certain circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Since the requirements of SFAS No. 150 apply prospectively to financial instruments entered into or modified after May 31, 2003, the Company cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods after December 15, 2002. . The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Based on an initial assessment of the provisions and requirements of FIN No. 45, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. Specifically, in an arrangements with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into in fiscal years beginning after June 15, 2003. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Accounting Principles Board Opinion 20, Accounting Changes. We are currently evaluating the impact of EITF 00-21 in our financial statements, specifically including our treatment of revenue from handset sales under US GAAP. The Company cannot reasonably estimate the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

INDEPENDENT AUDITORS’ REPORT

To Global Telecom S.A:

1.	We have audited the accompanying balance sheet of Global Telecom S.A. (a Brazilian Corporation) as of December 31, 2001, and the related statements of loss, changes in financial position and changes in shareholders’ deficit for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002, . These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

2.	We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3.	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Telecom S.A. as of December 31, 2001, and the results of its operations and changes in its financial position for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002, in conformity with accounting practices adopted in Brazil.

4.	As explained in Note 3(a) to the financial statements, effective January 1, 2001, the Company changed its method of accounting for subscriber acquisition costs.

5.	Accounting practices adopted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss attributable to shareholders for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002 and the determination of shareholders’ deficit as of December 31, 2001 to the extent summarized in Note 27 to the financial statements.

6.	Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of cash flow for the year ended December 31, 2001 and for the period from January 1, 2002 to December 27, 2002 are presented for purposes of additional analysis and are not a required part of the basic financial statements under accounting practices adopted in Brazil. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s:/ Deloitte Touche Tohmatsu

June 18, 2003, except for Note 26, as to which the date is September 18, 2003
São Paulo, Brazil

GLOBAL TELECOM S.A.

BALANCE SHEET AS OF DECEMBER 31, 2001

(In thousands of Brazilian reais)

A S S E T S

	NOTE	2001

CURRENT ASSETS:
Cash and cash equivalents	12	52,904
Trade accounts receivable, net	13	62,306
Inventories	14	56,877
Deferred and recoverable taxes	11	7,704
Other assets	15	10,259

Total current assets		190,050

NONCURRENT ASSETS:
Deferred and recoverable taxes	11	113,374
Other noncurrent assets	15	234

Total noncurrent assets		113,608

PERMANENT ASSETS:
Property, plant and equipment, net	16	1,462,693
Deferred assets, net	17	239,733

Total permanent assets		1,702,426

Total		2,006,084

The accompanying notes are an integral part
of these financial statements.

GLOBAL TELECOM S.A.

BALANCE SHEET AS OF DECEMBER 31, 2001

(In thousand of Brazilian reais)

LIABILITIES AND SHAREHOLDERS’ DECIFIT

	NOTE	2001

CURRENT LIABILITIES:
Payroll and related accruals	18	9,412
Trade accounts payable	19	247,158
Taxes payable	20	16,481
Loans and financing	21	212,465
Other liabilities		8,272

Total current liabilities		493,788

NONCURRENT LIABILITIES:
Taxes payable	20	37,679
Loans and financing	21	2,094,763
Reserve for contingence and other	22	7,654

Total noncurrent liabilities		2,140,096

SHAREHOLDERS ´ DEFICIT:	25
Capital stock		696,997
Advances for future capital increase		128,471
Special reserve of goodwill		95,271
Accumulated deficit		(1,548,539)

Total shareholders’ deficit		(627,800)

Total		2,006,084

The accompanying notes are an integral part of these financial statements.

GLOBAL TELECOM S.A.

STATEMENTS OF LOSS FOR THE YEAR ENDED

DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1, 2002 TO DECEMBER 27, 2002

(In thousands of Brazilian reais — except per thousand shares)

	NOTE	2001	2002

NET OPERATING REVENUE	5	425,930	512,168
COST OF SERVICES AND GOODS	6	(452,209)	(423,774)

GROSS MARGIN		(26,279)	88,394
OPERATING EXPENSES:
Selling expenses	7	(149,780)	(124,402)
General and administrative expenses	8	(50,649)	(45,484)
Other net operating expenses	9	(54,617)	(26,084)

OPERATING LOSS BEFORE NET FINANCIAL EXPENSES		(281,325)	(107,576)
NET FINANCIAL EXPENSES	10	(574,441)	(663,150)

OPERATING LOSS		(855,766)	(770,726)
Net nonoperating expenses		(350)	(417)

NET LOSS		(856,116)	(771,143)

Shares outstanding at December 31, 2001 and December 27, 2002 (thousands)		1,789,974	7,724,599

Loss per thousand shares		(0.478)	(0.100)

The accompanying notes are an integral part
of these financial statements.

GLOBAL TELECOM S.A.

STATEMENTS OF CHANGE IN SHAREHOLDERS’ EQUITY (DEFICIT) FOR THE YEAR ENDED

DECEMBER 31, 2001 AND FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002

(In thousand of Brazilian reais)

		Advances for	Special
		future capital	reserve of	Accumulated
	Capital stock	increase	goodwill	deficit	Total

BALANCE AT DECEMBER 31, 2000	615,481	210,000	—	(551,148)	274,333
Prior year adjustment (Note 3(a))	—	—	—	(141,275)	(141,275)
Takotel’s shareholder’s deficit merged	81,516	(81,529)	—	—	(13)
Special Reserve of Goodwill	—	—	95,271	—	95,271
Net loss	—	—	—	(856,116)	(856,116)

BALANCE AT DECEMBER 31, 2001	696,997	128,471	95,271	(1,548,539)	(627,800)
Net loss	—	—	—	(771,143)	(771,143)

BALANCE AT DECEMBER 27, 2002	696,997	128,471	95,271	(2,259,682)	(1,398,943)

The accompanying notes are an integral part of these financial statements.

GLOBAL TELECOM S.A.

STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM

JANUARY 1 TO DECEMBER 27, 2002

(In thousand of Brazilian reais)

	2001	2002

SOURCES OF FUNDS:
From operations (see below)	—	332,658
From shareholders:
Advance for future capital increase	—	2,630,270
Takotel’s shareholder’s equity merged	(13)	—
From third parties:
Long term debt	2,048,893	215,584
Noncurrent tax payable, other than income taxes	33,629	68,273
Intercompany payables	—	531,440

Total sources	2,082,509	3,778,225

USES OF FUNDS
In operations (see below)	376,584	—
Property, plant and equipment	422,559	152,321
Increase in deferred charges	—	7,525
Payment of license acquisition rights	—	—
Prepayment of noncurrent liabilities	1,288,325	2,927,634
Noncurrent assets	16,854	453,654

Total uses	2,104,322	3,541,134

Increase (decrease) in negative working capital	(21,813)	237,091
Represented by:
Current assets	41,485	(30,001)

Beginning of period	148,565	190,050
End of period	190,050	160,049

Current liabilities	63,298	(267,092)

Beginning of period	430,490	493,788
End of period	493,788	226,696

Increase (decrease) in negative working capital	(21,813)	237,091

FUNDS PROVIDED BY (USED IN) OPERATIONS
Net loss	(856,116)	(771,143)
Items not affecting working capital:
Depreciation and amortization	158,932	202,935
Monetary and exchange variations on noncurrent items, net	291,020	893,996
Net book value of property, plant and equipment and investments sold	1,612	3,842
Reserve for contingencies and other	7,297	3,840
Provision for loss on property, plant and equipment	20,671	(812)

Total provided by (used in) operations	(376,584)	332,658

The accompanying notes are an integral part
of these financial statements.

GLOBAL TELECOM S.A.

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD
FROM THE PERIOD FROM JANUARY 1 TO DECEMBER 27, 2002

	2001	2002

OPERATING ACTIVITIES:
Net loss	(856,116)	(771,143)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	158,932	202,935
Exchange and monetary variation	339,988	457,893
Provision for doubtful accounts	32,823	8,832
Provision for loss on property, plant and equipment	20,671	(812)
Net book value of property, plant and equipment	1,612	3,842
(Increase) in accounts receivable	(52,864)	(34,545)
(Increase) decrease in inventories	(34,899)	17,227
(Increase) in recoverable taxes	(16,378)	(7,740)
(Increase) decrease in prepaid expenses	(3,916)	456
(Increase) in other current assets	(174)	(704)
(Increase) in other noncurrent assets	(24)	(4,344)
Increase (decrease) in payroll and related accruals	5,441	(1,974)
Increase (decrease) in trade accounts payable	139,188	(141,045)
Increase in taxes payable	31,687	61,170
Increase in other current liabilities	3,322	2,394
Increase in other noncurrent liabilities	7,297	3,840

Net cash used in operating activities	(223,410)	(203,718)

INVESTING ACTIVITIES
Payments of license of concession	(292,691)	—
Additions to property, plant and equipment	(422,559)	(152,321)
Acquisition of intangible assets	—	(7,525)

Net cash used in investing activities	(715,250)	(159,846)

FINANCING ACTIVITIES
Net increase in current loans	293,984	185,310
Payment of noncurrent liabilities	(1,421,299)	(616,454)
New loans obtained — non current	2,048,893	215,584
Takotel’s shareholder’s equity merged	(13)	—
Intercompany payables	—	531,440

Net cash provided by financing activities	921,565	315,880

DECREASE IN CASH AND CASH EQUIVALENTS	(17,095)	(47,684)
CASH AND CASH EQUIVALENTS:
At the beginning of the year	69,999	52,904

At the end of the year	52,904	5,220

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid	146,548	132,215
Payment of GT loan by TCP	—	2,630,270
Recognition of tax benefit related to corporate restructuring	95,271	—

The accompanying notes are an integral part
of these financial statements.

GLOBAL TELECOM S.A.

NOTES TO THE FINANCIAL STATEMENTS AS

FOR THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE PERIOD FROM

JANUARY 1 TO DECEMBER 27, 2002

(In thousand of Brazilian reais, unless otherwise indicated)

1. BACKGROUND AND OPERATIONS

Global Telecom Ltda. was constituted on December 22, 1997 as a limited liability company. On January 29, 1999, the shareholders converted the Company into a closely held corporation called Global Telecom S.A. (GT or the Company). The Company provides mobile telephone services under a license granted by the National Agency for Telecommunications (“ANATEL”) in accordance with Brazilian laws and sells telecommunication handsets.

On April 8, 1998, under Act 098 of ANATEL, the Company was granted a license to operate B Band mobile telephone services for concession area 5, covering two states of Brazil (Paraná and Santa Catarina), for a 15-year period. The license acquisition price was R$ 773,918, with a down payment of R$ 309,567, corresponding to 40% of the total price. The remaining 60% were paid in three equal annual installments, starting on April 8, 1999, restated by the variation of IGP-DI from Fundação Getúlio Vargas, plus interest at the rate of 1% per month, starting from April 7, 1997, the date the proposal for license was delivered to ANATEL.

On February 6, 2001, Global Telecom S.A.’s shareholders, composed by the following holding companies (“The Holdings”): — Daini do Brasil (“Daini”), - Global Telcom Telecomunicações S.A. (“Globaltelcom”) and — Inepar S.A. - Participações em Investimentos de Telecomunicações (“Inepar”), acquired all Motorola NMG Brasil Ltda’s share capital, changing the company’s name to Takotel Telecom Ltda. (“Takotel”), which held 19.31% of common shares and 42.24% of preferred shares of GT’s capital stock.

On the same date, “The Holdings” which held in a majority of GT’s capital stock, sold 49% of their common shares and 100% of their preferred shares (in total representing 83% of the economic interest in GT) to Telesp Celular Participações S.A. (“TCP”), in accordance with the Purchase and Stock Sales Agreement, signed on January 13, 2001.

Due to current acquisitions, “TCP” and “The holdings” settled a goodwill in the amount of R$585,548 and R$175,502, respectively, according to the shareholder’s participation in the acquired companies.

Prior to the transactions described above, the shareholders of GT were as follow:

Participation in
The Holdings	capital stock

Daini	49.08%
Globaltelcom	10.26%
Inepar	6.07%
Takotel	34.59%

Total	100.00%

Through several legal acts, on December 2001, “TCP” and “The Holdings” created new holdings companies with contribution of investment and paid goodwill, generated at the acquisition of GT shares.

The new created holding companies and Takotel, before being merged by GT, recorded a provision for controlling shareholder’s integrity, which reflects the net value between the total goodwill to be amortized and its correspondent tax credit.

After the merger of the new created holding companies and Takotel into GT, the difference between the goodwill and the provision for controlling shareholder’s integrity, was recorded as Special Reserve of Goodwill in GT’s books, which will be capitalized when the tax benefit are realized.

After the completion of the transactions described above, the participation of “The Holdings” at GT, is as follows:

Participation in
The Holdings	capital stock

Daini	75.55%
Globaltelcom	15.73%
Inepar	8.72%

Total	100.00%

After merger of Takotel into GT through a series of transactions, in effect, the participation of “TCP” on “The holdings” referred above, remain unchanged in 83% of total capital stock.

On December 27, 2002, after obtaining approval from ANATEL, TCP purchased the remaining 51% of the outstanding common stock of the Holdings (representing an economic interest of 17%). Considering TCP’s direct and indirect interests, TCP now owns 100% of the capital of the Holdings and GT and, as of the date of the acquisition, began to consolidate the Holdings.

Effects on Global Telecom S.A.

On December 21st, 2001, an Extraordinary Shareholders Meeting, approved the new created holdings companies and Takotel incorporation by Global Telecom. The goodwill amounting to R$95,271 was recorded at Global Telecom as Noncurrent Assets, against Special Reserve of Goodwill. As required by CVM Instruction No.349/01, the Company recorded a reduction in the reserve in the shareholders’ equity and the goodwill. The net amounts remaining on the balance sheet reflect only the potential future tax benefit related to the corporate restructuring.

The goodwill amortization will be based on the expected future income streams from Company’s operations.

2.     LIQUIDITY

The Company has incurred operating losses and negative cash flow from operations since inception and has a working capital and shareholders’ equity deficit at December 31, 2001. Consequently, the Company has been dependent on their shareholders (or their affliates) to provide funds to support operations and meet debt service requirements.

On September 18, 2002, TCP made an advance for future capital increase to GT amounted to R$2,630,270.

Migration from SMC to SMP

On December 10, 2002, ANATEL and GT signed a document authorizing Personal Mobile Service (SMP), effective from the date of publication in the official gazette on December 12, 2002.

Under the above-mentioned document, Mobile Cellular Service (SMC), provided under license, was replaced by Personal Mobile Service (SMP), provided under authorization, both granted by the Federal Government.

The authorization granted to the Company is valid for the remaining period of the lisence previously granted and currently replaced, to April 8, 2013, and may be renewed once for fifteen years, on a chargeable basis.

The principal changes arising from the migration from SMC to SMP are:

•	Consolidation of the joint venture between Telefónica Móviles and PT Móveis in Brazil;

•	The SMP user will have the right to choose the long distance service provider through the provider selection code (CSP) for calls within the access areas;

•	More demanding quality goals;

•	Free negotiation of interconnection tariffs beginning June 2004.

Joint Venture

On December 27, 2002, the assets in the Brazilian mobile telephony market held by the shareholders PT Móveis — Serviços de Telecomunicações, SGPS (“PT”) and Telefónica Móviles S.A. (“TEM”), represented by the direct and indirect equity interests in Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., and CRT Celular Participações S.A., were transferred to Brasilcel N.V., to form a joint venture based in the Netherlands (50% owned by PT and 50% owned by TEM).

As a result, as of December 31, 2002, Telesp Celular Participações S.A. is a publicly held company owned by Brasilcel N.V. (57.26% of total capital) and Portelcom Participações S.A. (7.86% of total capital) which is wholly owned by Brasilcel N.V. Total voting capital directly and indirectly owned by Brasilcel N.V. as of December 31, 2002 was 93.7%.

The Senior Management of the companies involved understand that the mentioned process will result in significant gains for all the corporations, mainly due to the synergies achieved with the operations increase volume and unification of operative processes, which may case systemic adjustments.

3.     PRESENTATION OF FINANCIAL STATEMENTS

These consolidated financial statements are being presented to comply with the requirements of Rule 3-05 of Regulation S-X of the Securities and Exchange Commission (“SEC”) in connection with a registration statement filed by TCP with the SEC.

These financial statements have been prepared in accordance with accounting practices adopted in Brazil (“BR CL”) and the applicable rules for telecommunications service companies, established by ANATEL.

a) Change in accounting practices

Effective January 1, 2001, the Company changed its method of accounting for subscriber acquisition costs. The effect of this change has been recorded as an adjustment to beginning accumulated deficit balance (Note 25c). The accounting changes are described below:

Subscriber acquisition cost — Prior to January 1, 2001, the Company deferred losses on sales of handsets below cost. The losses were amortized during the estimated period over which the subscriber was expected to remain as a customer. Although this accounting is acceptable under BR CL, the Company decided to conform this practice to US GAAP requirements as allowed by BR CL. Since January 1, 2001 these losses recorded as merchandising expenses when incurred. The accumulated deferred asset was written-off as a prior year adjustment.

4. SUMMARY OF PRINCIPAL ACCOUNTING PRACTICES

(a)  Cash and Cash Equivalents — Are considered to be all available balances in cash and banks and all highly liquid temporary cash investments, stated at cost plus interest accrued to the balance sheet date, with original maturity dates of three months or less.

(b)  Trade Accounts Receivable— Accounts receivables from customers are calculated at the tariff rate on the date the services were rendered. Trade accounts receivable also include services provided to customers up to the balance sheet date, but not yet invoiced, as well as the accounts receivable from sale of handsets and accessories.

(c)  Allowance for Doubtful Accounts— Provision is made for accounts receivable for which recoverability is considered to be remote.

(d)  Inventories — Consist of handsets and accessories stated at the average acquisition cost. A provision is recognized to adjust the cost of handsets and accessories to net realizable value for inventory considered obsolete.

(e)  FISTEL fees — Fees related to activations of new customers are being deferred and amortized over the estimated customer relationship period. This amortization period commences upon the date of the activation.

(f)  Foreign currency transactions — Are recorded at the prevailing exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Gains and losses related to exchange variations on foreign currency denominated assets and liabilities are recognized in the statements of loss as they occur. Exchange variation related to derivative contracts are calculated and recorded monthly regardless of the settlement period.

(g)  Property, Plant and Equipment — Is stated at the cost of acquisition or construction, less accumulated depreciation calculated under the straight-line method based on the estimated useful lives of these assets.License acquisition costs are included in property, plant and equipment, which is being amortized using the straight-line method over the initial license period (15 years) beginning in the month of its acquisition. The interest on loans for financing construction in progress is capitalized as part of the cost of the asset.

Costs incurred for repairs and maintenance that represent improvements, increases in capacity or in the useful lives of the assets are capitalized. All other routine costs are charged to results of operations.

(h)  Deferred assets- Represents preoperating expenses incurred that have been deferred. Preoperating expenses are being amortized using the straight-line method over a period of ten years, starting from the beginning of operations.

(i)  Vacation Payable Accrual— Cumulative vacation payable due to employees is accrued as incurred.

(j)  Income and Social Contribution Taxes — Are calculated and recorded based on the tax rates in effect on the balance sheet date, on an accrual basis. The deferred taxes attributable to temporary differences, taxes losses and social contribution tax loss carryforwards are recorded when their realization is considered to be more likely than not.

However, to date, the Company has not recorded deferred tax assets related to its net operating losses tax carryforwards, since their realization is not considered to be more likely than not.

(k)  Loans and Financing— Loans and financing are updated for monetary and/or exchange variations and include accrued interest to the balance sheet date.

(l)  Reserve for Contingencies— Are based on legal advice and management’s opinion as to the likely outcome of the outstanding matters at the balance sheet date.

(m) Revenue Recognition — Revenues from cellular telephone services consist of monthly subscription charges, usage charges, network usage charges and charges for maintenance and other customer services. Revenues for all services are recognized when the services are provided. Revenues for pre-paid services are deferred and recognized when the service is rendered, based on airtime usage. Billings are on monthly basis. Unbilled revenues from the billing date to the month end are estimated and recognized as revenues during the month in which the service is provided. Revenues from the sales of handsets and accessories are recorded when delivered.

(n)  Net Financial Expense— Represents interest earned (incurred) during the period and exchange and monetary variation resulting from financial investments and loans and financing. Exchange gains and losses on forward contracts and swaps are included in net financial expenses.

(o)  Research and Development— Research and development costs are charged to expense as incurred.

(p)  Derivative Financial Instruments— GT enters into currency swap contracts in order to manage its exposure to the devaluation of the Real to other foreign currencies, specifically as it relates to its obligations. The derivatives are recorded at their settlement amounts at the balance sheet date.

(q)  Segment Information— The Company’s operates solely in one segment for local and regional cellular telecommunications. All revenues are generated in states of Paraná and Santa Catarina.

(r)  Use of Estimates— The preparation of financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

5.     NET OPERATING REVENUE

	2001	2002

Monthly subscription charges	99,819	107,069
Usage charges	138,234	147,324
Interconnection charges	147,088	226,137
Sales of merchandise	147,451	139,571
Other	4,570	14,461

Gross operating revenue from services	537,162	634,562

Value-added and other sales taxes	(100,787)	(110,270)
Discounts granted and other	(10,445)	(12,124)

Net operating revenue	425,930	512,168

There are no customers which contributed more than 10% of gross operating revenues in 2001 and 2002, except for Brasil Telecom S.A., the fixed service provider for the area, that contributed approximately 22% of the total gross revenue in 2002 (17 % in 2001), mainly in relation to interconnection charges.

6.     COST OF SERVICES AND GOODS

	2001	2002

Depreciation	(52,778)	(89,033)
License acquisition right amortization	(61,065)	(61,064)
Personnel	(5,707)	(4,399)
Interconnection	(65,602)	(58,161)
Materials and services	(16,315)	(11,851)
Rentals and insurance	(26,677)	(28,930)
Fistel regulated taxes	(11,285)	(19,124)
Cost of merchandise sold	(201,393)	(140,853)
Other	(11,387)	(10,359)

Total	(452,209)	(423,774)

7.     SELLING EXPENSES

	2001	2002

Personnel	(22,111)	(17,735)
Marketing and publicity	(46,601)	(39,168)
Third-party services	(34,861)	(30,965)
Leases and insurance	(1,634)	(2,742)
Provision for doubtful accounts receivables	(32,823)	(8,832)
Depreciation	(6,085)	(11,151)
Other	(5,665)	(13,809)

Total	(149,780)	(124,402)

8.     GENERAL AND ADMINISTRATIVE EXPENSES

	2001	2002

Personnel	(17,380)	(14,212)
Third-party services	(18,290)	(13,721)
Leases and insurance	(1,774)	(1,662)
Depreciation	(7,341)	(10,024)
Other	(5,864)	(5,865)

Total	(50,649)	(45,484)

9.     OTHER NET OPERATING EXPENSES

	2001	2002

Provision for losses on property, plant and equipment	(20,671)	812
Amortization of deferred assets	(31,663)	(31,663)
Accrued liability for contingencies (net of reversals)	(7,282)	(3,993)
Other	4,999	8,760

Net operating expenses	(54,617)	(26,084)

10.     NET FINANCIAL EXPENSES

	2001	2002

Income:
Interest	9,022	8,497
Gains on swap contracts	27,391	620,411

Total financial income	36,413	628,908
Expense:
Interest	(129,402)	(171,368)
Monetary/exchange variations	(209,516)	(1,031,890)
Loss on swaps contracts	(221,794)	—
Other financial expenses	(50,142)	(88,800)

Financial expenses	(610,854)	(1,292,058)

Net financial expenses	(574,441)	(663,150)

11.     DEFERRED AND RECOVERABLE TAXES

Brazilian income taxes comprise federal income tax and social contribution tax. At December 31, 2001 and December 27, 2002 the statutory rate for income tax was 25%, and the statutory rates for social contribution tax was 9%. The combined statutory rate was 34% as of December 31, 2001 and December 27, 2002.

At December, 31, 2001, GT had accumulated tax loss carryforwards, in the amount of R$1,397,029, whose related tax asset, in the amount of R$461,020 was not recorded in the financial statements since their realization is not considered to be more likely than not.

The accumulated tax loss carryforwards do not expire and can be offset against taxable income. The tax legislation also define that tax loss carryforwards can be used, in any year, up to the limit of 30% of income before taxes, determined in accordance with Brazilian accounting practices and considering adjustments defined by tax legislation.

Deferred income tax assets and recoverable taxes are comprised of the following:

2001

Merged tax credit (Note 1)	95,271
Value Added Tax (ICMS)	25,537
Other	270

Total	121,078

Current	7,704
Noncurrent	113,374

Value added tax (ICMS) represent the amount paid on the acquisition of equipment and inventories and can be offset against future ICMS payable generated from telecommunications services revenues. Recovery of ICMS taxes associated with equipment purchase is generally limited to 1/48th per month of the credit amount. The long-term portion of recoverable ICMS was R$18,103 at December 31, 2001.

12.     CASH AND CASH EQUIVALENTS

2001

Cash and banks	2,298
Certificates of Deposit	50,606

Total	52,904

Temporary cash investments refer principally to fixed income deposit certificates (CDBs) which are indexed to interbank deposit (CDI) rates.

13.     TRADE ACCOUNTS RECEIVABLE, NET

2001

Billed amounts to customers	25,044
Billed amounts for sales of handsets and accessories	23,683
Unbilled services to customers	12,542
Interconnection	10,674
Allowance for doubtful accounts	(9,637)

Total	62,306

     The changes in the allowance for doubtful accounts were as follows:

	2001	2002

Beginning balance	(6,968)	(9,637)
Provision for doubtful accounts charged to selling expense	(32,823)	(8,832)
Write-offs	30,154	8,167

Ending balance	(9,637)	(10,302)

14.     INVENTORIES

2001

Handsets and accessories	65,008
Other	493
Provision for excess and obsolete inventories	(8,624)

Total	56,877

15.     OTHER ASSETS

2001

Deferred Fistel taxes	6,490
Prepaid expenses	2,819
Advances to suppliers	950
Other	234

Total	10,493

Current	10,259
Noncurrent	234

Prepaid expenses consist primarily of contracted services, which are being charged to expense over the terms of the service contracts.

16.     PROPERTY, PLANT AND EQUIPMENT, NET

     a) Composition

2001

License acquisition costs	915,926
Transmission equipment	408,009
Computer hardware and software	152,210
Automatic switching equipment	62,795
Support and protectors	79,690
Buildings	10,976
Handsets	9,149
Land	2,986
Other assets	20,081
Construction-in-progress	158,208

Total cost	1,820,030
Accumulated amortization of license acquisition costs	(228,948)
Accumulated depreciation	(128,389)

Total	1,462,693

During the year ended December 31, 2001 and for the period from January 1 to December 27, 2002, interest capitalized by GT on loans and financing for construction-in-progress amounting to R$15,205 and R$10,331, respectively.

     b) Depreciation Rates

          The annual depreciation rates applied to property, plant and equipment are as follows:

License acquisition	6.70
Transmission equipment	10.00
Computer hardware and software	20.00
Supports and protectors	3.50
Automatic switching equipment	10.00
Buildings	2.80
Private handsets	33.00
Other assets (excluding land)	4.00 to 20.00

     c) Rentals

The Company rents premises and cellular towers through a number of operating lease agreements that expire at different dates. Total annual rental expense under these agreements was R$34,333 for the period from January 1 to December 31, 2002 (R$32,072 in 2001).

Rental commitments of operating leases with noncancellable terms are:

Year ending December 31,	2001

2002	32,884
2003	31,021
2004	30,289
2005	29,817
2006	28,552
2007 and after	43,610

Total minimum payments	196,173

17.     DEFERRED ASSETS, NET

2001

Preoperating expenses:
Amortization of license	80,496
Financial expenses	184,430
General and administrative expenses	43,633

Total	308,559
Accumulated amortization	(68,826)

Deferred assets, net	239,733

18.     PAYROLL AND RELATED ACCRUALS

2001

Wages and salaries	1,232
Accrued vacation and social security charges	3,641
Accrued benefits	4,400
Other	139

Total	9,412

19.     TRADE ACCOUNTS PAYABLE

2001

Materials and services — local currency	234,384
Services — foreign currency	10,931
Other	1,843

Total	247,158

20. TAXES PAYABLE

2001

State VAT (ICMS)	40,786
Withholding income tax	7,826
FISTEL fees	2,577
Other taxes on revenues	2,971

Total	54,160

Current	16,481
Noncurrent	37,679

The noncurrent portion refers to the “ICMS — Programa Paraná Mais Emprego”, an agreement made with the Paraná State Government, on July 21, 2000, for deferral of ICMS payments Pursuant to this agreement the due date of ICMS is the 49th month after the amount determined. The balances are subjected to monetary correction based on FCA — Fator de Conversão e Atualização da Secretária da Fazenda do Paraná, a monetary correction rate established by State of Paraná.

21.     LOANS AND FINANCING

a.     Composition of debt

	Annual Interest rate	2001

Working capital:
J. P. Morgan (1)	32.17%	35,386
Banco do Brasil (2)	0.8%	65,372
Floating Rate Notes — (3)	EURIBOR + 2.75%	1,671,540
BNDES (4)	UMBNDES and TJLP + 3.6%	311,444
Interest payable on the above loans and settlement value of swap contracts		223,486

Total		2,307,228

Current		212,465
Noncurrent		2,094,763

(1)  JP Morgan — This loan was contracted in November 29, 2001, and was due in a single installment in February 2002. This loan was paid in full on the due date.

(2)  Banco do Brasil — This loan was contracted on April 2001, equivalent to ¥3,707,351 thousands, with maturity in a single installment on March 2002. This loan was paid in full on due date.

(3)  Floating Rate Notes — These notes, issued by GT in July 2001, were acquired by Portugal Telecom International Finance B.V. (a related finance company of the parent company of “TCP” — See Note 1), equivalent to EUR 810 million, and are due in a single installment in 2004. The interest is due annually. Proceeds from this loan were used for prepayment on July 2001 of the following loans:

•	Motorola — Working capital — This loan was contracted in December 1998, with a total credit line of US$110 million.

•	Eximbank — Working capital — financing of operational activities. This loan was contracted in September 1999, in the amount of US$220 million.

•	Motorola — Equipment — This loan was contracted on December 1998, with a total credit line of US$220 million.

These debts were repaid at their approximate carrying amount on each prepayment date. No significant gains or losses resulted from these early extinguishments of debt.

Considering the effects of derivatives financial instruments, the cost of debt is proportionate to the interbank offered rate in Brazil (CDI). At December 31, 2001 the CDI rate was 19% per annum.

On August 9, 2002 and September 16, 2002, TCP paid down the Floating Rate Notes at their approximate carrying value on behalf of GT. This amount was recorded as an advance for future capital increases made by TCP.

(4)  Banco Nacional de Desenvolvimento Econômico e Social (BNDES) — This loan was contracted with BNDES and the banks Bradesco S.A. and Alfa S.A. in July 2001. Principal of this loan will be paid in 60 monthly installments starting in November 2002. This loan is guaranteed by the pledge of the Company’s revenues, which can be retained up to a limit of 140% of the highest monthly installment, and also co-signed by Telesp Celular S.A.

This loan agreement requires compliance with certain covenants such as the maintenance of minimum indexes of capitalization, the current ratio, financial results and debt service coverage, as well as places restrictions on the creation of new loans and financing. As of December 27, 2002, GT was not in compliance with the current ratio, financial result and debt service coverage covenants contained in the loan agreement. GT has obtained waivers relating to these covenants through December 31, 2003.

As December 27, 2002 the outstanding debt consisted of R$336,447 related to the loan contracted with BNDES., maturing as follows:

Amount

2003	72,506
2004	71,103
2005	71,103
2006	71,103
2007	50,632

Total	336,447

c) Swap Contracts

During 2001, GT entered into currency swap contracts to reduce the impact of the devaluation of the Brazilian real on its Euro and Yen denominated obligations. Under the terms of these swap arrangements, the Company is required to pay the counterparts the amounts, if any, that represents the excess of the variation of the CDI (interbank) rate or a fixed interest rate over the variations of the applicable foreign currency exchange rate, all computed on the notional amounts. If the inverse occurs, GT is entitled to receive the difference from the counterparts. At each balance sheet date the swap contracts are being carried at their estimated net settlement amount. The gains and losses attributable to these instruments are being recognized in income on a current basis.

At December 31, 2001 GT had currency swap contracts in the notional equivalent of R$1,128,707 denominated in foreign currencies (equivalent to EUR 509,834 and ¥3,707,351 in 2001) with the purpose to reduce the effect of a potential devaluation of the Brazilian currency. The parameters for the currency swap contracts in Euro and Yens are subject to foreign currency variation plus fixed interest rates from 0.8% to 8.39%. During 2001 the result of these instruments was a unrealized loss of R$194,403 recorded as loan and financing. At December 27, 2002, GT had currency swaps contracts denominated in Euros in the amount of EUR 299, 693, unrealized gains related to these swaps of R$620,411 was recorded in the statements of income as net financial expenses during 2002.

Part of the currency swap contracts in Euros, in the amount of R$ 96,443, was subrogated from a swap currency contract originally signed with a commercial bank by Telesp Celular Participações S.A.

22.     RESERVE FOR CONTINGENCIES AND OTHER

GT is part to certain legal proceedings arising in the normal course of business, including civil, administrative, tax and labor proceedings. GT considers the risk of loss of each contingency, such risk being classified as probable, possible or remote, considering the analysis of their legal advisors. The contingencies for which a loss is considered probable are accrued for in the financial statements.

The composition of the provisions recorded as liabilities, is as follows:

2001

Labor	1,244
Tax	6,000
Civil and other	410

Total	7,654

The labor contingencies were computed based on an estimate made by management of GT, supported by the advice of its legal advisors, of the probable losses with judicial processes from former employees.

The tax contingencies primarily relate to matters linked to the taxation of the portable terminals of cellular mobile telephony, in the State of Paraná, during the period from December 14, 2000 to July 02, 2001. In this period, the tax rate was reduced for 7%, according to item 14-A of the Table I of the Attachment II of RICMS/PR (Value-added tax regulation in the state of Paraná), which was later revoked with retroactive effect.

In the State of Santa Catarina, GT had a reduction in the base computation of VAT on sales, for the period from August 1999 to December 2001. The tax rule prescribes that any amount of benefit resulting from VAT credit on purchases, should not be used to reduce future obligations. The Company is contesting such tax ruling.

The provisions for civil contingencies were computed based on an estimate of the cases filed against the GT.

GT is subject to potential contingencies, related to civil claims, classified as possible risk of loss by the legal advisors, which was not accrued by the Company, amounting to R$ 1,320 as of December 31, 2001.

23.     TRANSACTIONS WITH RELATED PARTIES

The principal transactions with unconsolidated related parties are as follows:

a)Use of network, long-distance and roaming cellular communication — These transactions involve companies owned by the same group: Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A. and Telesp Celular S.A.. This group became a related party on December 27, 2002 as a result of the joint venture described in Note 2. The table below includes balances and transactions with these companies for all periods presented. These transactions were established following guidance issued by ANATEL.

b) Advances for capital increase — represents advances made by TCP to the Holdings and GT for future capital increases.

c) Intercompany payable — in order to optimize the financial resources of the Group companies, TCP and TC made payments to suppliers of cellular handsets which were jointly negotiated and charged to GT, as intercompany loans subject to charges and restatement compatible with market conditions. The commercial conditions of these services are based on the usual market practices applied to the Companies’ other contracts.

d) Loans and financing -Represents intercompany loans with the Portugal Telecom Group.

A summary of balances and transactions with unconsolidated related parties is as follows:

	2001	2002

Assets:
Account receivable by services	1,374	N/A
Liabilities:
Account payable	2,158	N/A
Intercompany payable	2,693	N/A
Income:
Services revenues	5,511	5,497
Cost of services	(6,116)	(6,238)
Financial expenses, net	(5,640)	156,871

24.     FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Estimated fair values of the Company’s financial assets and liabilities have been determined using available market information and valuation methodologies identified to be appropriate by the management of the Company. However, considerable judgment was required in interpreting the market data to determine the estimated fair values. Accordingly, the estimates presented below are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The fair value information as of December 31, 2001 presented below is based on pertinent information available to management as of those dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts at December 31, 2001 current estimates of fair values may differ significantly from the amounts shown.

	Book	Fair	Unrealized
	Value	value	gains(losses)

Loans and financing	2,067,697	1,987,094	80,603
Derivatives instruments	239,531	292,005	(52,474)

Total	2,307,228	2,279,099	28,129

Loans and financing

The fair values of loans and financing were determined based on current market interest rates of similar instruments, with similar maturities and credit risk.

Cash, Cash Equivalents, Accounts Receivable, Other Current Assets, Accounts Payable and Accrued Expenses

The carrying value of cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate of their fair value.

Currency Swap Contracts

The derivative financial instruments held by the Company consist of foreign currency swap contracts, which are described in note 21 (c). The Company engages in these currency swap contracts for hedging purposes.

Currency Swap contracts were entered into in order to reduce the currency exchange risk resulting from the Company’s Euro and Yen denominated loans. Although the amounts and maturities related to the contracts are not fully matched to the Company’s foreign currency denominated liabilities, the amounts hedged represent management’s estimate of the Company’s foreign currency liabilities expected to mature at or near the maturity dates of the derivative contracts. Foreign currency swap contracts are recorded at the settlement amount at the balance sheet date.

The fair market value of these instruments has been determined based on the discounted projected cash flow as of the balance sheet date. The projected cash flow considers estimated future exchange rates, future interest rates and other factors present at balance sheet date.

25.     SHAREHOLDERS’ DEFICIT

a — Capital

The capital stock is comprised of preferred shares and common shares, all without par value. Capital as December 31, 2001 amounted to R$696,997, which is represented by shares distributed as follows:

Shares issued
and outstanding

Common shares	596,658
Preferred shares	1,193,316

Total	1,789,974

Each common share has one voting right in the general meetings. Preferred shares are nonvoting and have priority in the reimbursement of capital in case of dissolution of the Company. According to the Brazilian corporate legislation, preferred shareholders, if there is no provision in the corporate by-laws to the contrary, will have the right to an additional 10% of dividends paid to the common shareholders, when profitability are in place and if income is available for distribution

Under Brazilian corporate law, the number of nonvoting shares or shares with limited voting rights, such as the preferred shares, may not exceed two-thirds of the total number of shares.

b — Special reserve of goodwill

This reserve resulted from the corporate restructuring implemented by the Company and will be capitalized in favor of the shareholders when the tax benefit is effectively realized.

c — Prior year adjustment

The prior year adjustment was recorded as a result of the change in accounting for subscriber acquisition costs as described in Note 3(a), which was recorded as an adjustment to the accumulated deficit on January 1, 2001, as follows:

2001

Write off of subscriber acquisition cost	(166,381)
Write off of subscriber acquisition cost — accumulated amortization	25,106

Total adjustments (See Note 3a)	(141,275)

26.     SUBSEQUENT EVENTS

a.     Capital increase

On December 30, 2002, R$2,310,878 of the advance for future capital increases made by TCP were formally capitalized contributed as capital in exchange for 5,934,625 additional shares of GT stock.

On September 18, 2003, R$595,472 of the advance for future capital increases made by TCP were formally capitalized contributed as capital in exchange for 1,916,859 additional shares of GT stock.

b.     Merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT

As described in Note 1, on December 27, 2002, TCP purchased the remaining 51% of the outstanding common stock of (17% of total capital) of the Holdings (Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações). As of March 31, 2003, TCP, aiming to minimize administrative and financial costs, completed the merger of Daini do Brasil S/A, Globaltelcom Telecomunicações S/A and GTPS S/A Participações em Investimentos de Telecomunicações into GT. With this operation, TCP became the direct owner of GT.

c.     Cancellation of derivative contracts

Between April 2 and May 8, 2003, GT cancelled all of its outstanding swap contracts with notional amounts of € 299,693,000, resulting in the recognition of a loss for the period of R$164,704.

27.     SUMMARY OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL (“BR CL”) AND “US GAAP”

The Company’s accounting policies comply with accounting practices adopted in Brazil (“BR CL”), which differ significantly from accounting principles generally accepted in the United States of America (“US GAAP”). and are described below:

a.     Different Criteria for Capitalizing and Amortizing Capitalized Interest

In 2000, the Company elected record capitalized interest for BR CL purposes. In 2001 and 2002, the Company elected to record capitalized interest for BR CL purposes, on its construction-in-progress.

Under US GAAP, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 34 — Capitalization of Interest Costs, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction-in-progress. The credit is a reduction of interest expense. Under US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings, and other financial expenses related to borrowings.

The effects of these different criteria for capitalizing and amortizing capitalized interest are presented below:

	2001	2002

Capitalized interest difference:
US GAAP capitalized interest-
Interest which would have been capitalized and credited to income	4,465	6,456

Less — BR CL capitalized interest-
Interest capitalized and credited to income (up to the limit of interest and foreign exchange variation incurred on loans obtained for financing capital investments)	(15,205)	(10,331)

US GAAP difference	(10,740)	(3,875)

Amortization of capitalized interest difference:
Amortization under BR CL	552	1,940
Less- Amortization under US GAAP	(1,076)	(1,849)

US GAAP difference	(524)	91

     b.     Classification of Financial Expenses

Under BR CL financial expenses are classified as operating expenses. For US GAAP purposes financial expenses are usually disclosed in the statement of operations as other expenses not related to operations.

     c.     Permanent Assets

Losses on disposals of permanent assets were R$1,612 in 2001 and R$3,842 in 2002. Such losses were included in non-operating expenses for BR CL. Under US GAAP such losses would have reduced operating income.

     d.     Valuation of Long-lived Assets

For U.S. GAAP, effective January 1, 1996 the Company adopted SFAS No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. In accordance with this standard, the Company periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flow from such assets is separately identifiable and is less than their carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the assets.’

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 superseded SFAS No. 121, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 also broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted SFAS No. 144, effective January 1, 2002.

The Company has performed a review of its long-lived assets and concluded that the recognition of an impairment charge was not required. The Company’s evaluation of its ability to recover the carrying value of its long-lived assets was based upon projections of future operations that assumed a higher level of revenues and gross margin percentages that the Company has historically achieved. There can be no assurance that the Company will be successful in achieving these improvements in its revenues and gross margin percentages. Should the Company be unable to achieve such improvements, future impairment provisions may be recorded related to its investments in property, plant and equipment and the licenses acquired to operate its cellular networks.

     e.     Currency Swap contracts

Statement of Financial Accounting Standards (SFAS) No. 133 “ Accounting for Derivative Instruments and Hedging Activities” established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.

SFAS 133 requires that the changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. During June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138) which amends SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000 and should not be retroactively applied to financial statements of prior periods.

The Company adopted SFAS 133, as amended on January 1, 2001. Since the Company did not have significant derivative outstanding as of December 31, 2000, the implementation of SFAS 133 did not have a material impact on the Company’s results of operations and financial position.

As mentioned in Note 21 (c) the Company contracted swap contracts for long term agreements at various exchange rates, in a total amount of R$1,128,707. These contracts had notional amounts of EUR509,834 and ¥3,707,351 at December 31, 2001. Under BR CL, foreign currency swap contracts are recorded at the notional amount multiplied by the terms of the contract as if it had been settled at the balance sheet date. The premium accrued at that date are recorded as an expense and payable.

For US GAAP purposes, these swap contracts do not qualify for hedge accounting. US GAAP requires that financial instruments of this nature be recorded at fair value through earnings. Accordingly, an adjustment has been included in the reconciliation to US GAAP.

During 2001 and the period from January 1 to December 27, 2002, incurred losses on swap contracts of R$194,403 and gains of R$620,411, respectively. As of December 31, 2001, unrealized losses, which represent the fair value of the currency swap contracts amounted to R$ 292,005.

The table below shows the fair value of the Company’s derivatives as of December 31, 2001:

			Fair value /
	Expiration date	Notional amount	Unrealized losses

Foreign exchange swap CDI/EURO	July 2004	EUR 299,692	124,897

Foreign exchange swap CDI/EURO	November 2004	EUR 210,142	94,667

Foreign exchange swap CDI/YEN	March 2002	¥ 3,707,351	72,441

     f.     Commissions fees

Until December 31, 2000, arrangement fees paid, in order to obtain new financing, were recorded as expenses under Brazilian GAAP. Under US GAAP these fees have been recorded as prepaid expenses and have been amortized over the period of the related financing.

     g.     License acquisition interest capitalization

The incurred interest between the date of the documentation and proposal submission to obtain the license acquisition to operate B Band mobile telephone services and the date of the initial operations of Company was recorded as deferred assets according to BR CL. Under US GAAP the interest was capitalized as license acquisition cost. The amount of reversal relates to differences on interest accrued in 1998.

     h.     Amortization of license acquisition costs

The Company recorded amortization of license acquisition costs during the start-up period as deferred assets according to BR CL. Under US GAAP such amortization is reversed and the amortization period starts on the start-up date, January 1st, 1999.

     i.     Special Reserve of Goodwill

The related tax benefits transferred to the Company as a result of the corporate restructurings and recorded as an equity contribution under BR CL as a Special Reserve of Goodwill, are reversed for U.S. GAAP purposes, as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

     j.     Deferred Income Taxes

The Company, as mentioned in Note 11, has net loss carryforwards amounting to R$1,397,029 at December 31, 2001. The net tax loss carryforwards (tax benefit), amounting to R$461,020 at December 31, 2001.

These tax carryforwards do not have a time limitation or expiration date and are subject to a limit of 30% of income before taxes, per each fiscal year, determined in accordance with Brazilian accounting practices and considering adjustments defined by Brazilian tax legislation.

In addition during 2001, the Company recorded a deferred tax asset amounting to R$95,271 referring to the future benefit arising from the amortization of an intangible asset originating from the corporate restructuring as previously described in note 1 to the accompanying financial statements. The related tax benefits transferred to the Company as a result of the corporate restructurings, recorded as a contribution of equity under BR CL, are reversed for U.S. GAAP purposes as the basis in such tax benefits of the transferring entities reflects a valuation allowance in accordance with U.S. GAAP.

     k.     Deferred assets

The Company has recorded pre-operational costs and subscribers acquisition costs as deferred assets, to be amortized on a straight-line basis over 10 and 5 years, respectively, as allowed by BR CL. Under US GAAP such deferrals and respective amortization have been fully reversed.

     l.     FISTEL fee

Under BR CL, the Fistel (Telecommunication Inspection Fund) fee assessed on each activation of a new cellular line is deferred for amortization over the customers’ estimated subscription period. For US GAAP purposes, this tax is charged directly to the statement of operations as incurred.

     m.     Classification of license acquisition cost

Under BR CL license acquisition costs are reported as a component of property, plant and equipment, net on the balance sheet. For US GAAP purposes, the license fee would be reported as an intangible asset and not included in property, plant and equipment.

     n.     Revenue recognition

For US GAAP, the Company recognizes service revenue as the service are provided. Prepaid service revenue is deferred and amortized based on subscriber airtime usage. Sales of handsets along with the related cost of the handset are amortized over three years, representing the useful life of the handsets. The excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. The following is a reconciliation of net revenue between BR CL and US GAAP.

	2001	2002

Net revenue under BR CL	425,930	512,168
Value added and other sales taxes	80,400	93,667
Deferred revenue — sales of handsets, net of amortization	(88,377)	(40,124)

Net revenue under US GAAP	417,953	565,711

     (i)  Value-added and other sales taxes

Under BR CL, these taxes are recorded as a reduction to revenues. Under US GAAP, these taxes are recorded gross as revenue and related costs of services and goods. Accordingly, this difference in accounting policy has no impact in net income (loss) nor in shareholders’ equity. The impact of this difference under US GAAP was to increase both net revenues and cost of services and goods by R$R$80,400 and R$93,667 for 2001 and 2002, respectively.

     (ii)  Deferred revenue sales of handsets

Under BR CL, revenues and costs related to handset sales, including applicable value added and other sales taxes, are recognized when sold. Under US GAAP, revenue on sales of handsets along with the related cost of the handset, including applicable value added and other sales taxes are amortized over three years. Any excess of the cost over the amount of deferred revenue related to handset sales is recognized on the date of sale. As substantially all of the Company’s handsets are sold below cost, this difference in accounting policy had no impact on net income (loss) nor in shareholders’ equity. The amount of unamortized deferred revenue and the related amounts of unamortized deferred costs was R$183,528at December 31, 2001.

Reconciliation of the Net Loss between BR CL and US GAAP:

	2001	2002

BR CL net loss	(856,116)	(771,143)
Add (deduct):
Different criteria for:
Capitalized interest	(10,740)	(3,875)
Amortization of capitalized interest	(524)	91
Reversal of deferred assets	—	—
Amortization of license acquisition interest costs	(6,161)	(6,159)
Amortization of deferred assets	31,663	31,663
FISTEL fee	(6,490)	(1,807)
Swap contracts	(52,474)	(115,999)
Amortization of commissions fees	(2,782)	—
Loss on incorporation of advance for future capital increase	(13)	—

US GAAP net loss	(903,637)	(867,229)

Reconciliation of the Shareholders’ Deficit between BR CL and US GAAP:

2001

BR CL shareholders’ deficit	(627,800)
Add (deduct):
Different criteria for-
Capitalized interest	(1,185)
Amortization of capitalized interest	(1,258)
Interest capitalized on license acquisition costs	42,006
Amortization of license acquisition costs	27,277
Deferred assets	(308,559)
Deferred assets, accumulated amortization	68,826
FISTEL Fee	(6,490)
Swap contracts	(52,474)
Special reserve of goodwill	(95,271)

US GAAP shareholders’ deficit	(954,928)

Statements of changes in shareholder’s equity in accordance with US GAAP:

2001

Shareholder’s equity (deficit) under US GAAP as of beginning of the year	(51,291)
Net loss for the year	(903,637)

Shareholder’s equity (deficit) under US GAAP as of ending of the year	(954,928)

28.     DISCLOSURES REQUIRED BY US GAAP

a.     Concentration of Risks

Credit risk with respect to trade accounts receivable is diminished due to the diversified nature of the Company’s customers. The Company continually monitors the level of trade accounts receivable and limits the exposure to bad debts by cutting access to the telephone network if any invoice is 15 days past due. Exceptions comprise telephone services that must be maintained for reasons of safety or national security.

In conducting its business, Global Telecom S.A. is fully dependent upon the cellular telecommunications concession, granted by the Federal Government.

The collective labor agreements currently in force expire in August 2003 with a salary renegotiation scheduled for September 2003.

b.     Commitments (Unaudited)

Planned capital expenditures for 2003 are approximately R$116,142. Most of the 2003 capital expenditures relate to infrastructure, transmission equipment and information technology.

The Company is subject to obligations concerning quality of services, network expansion and modernization. The Company believes that it is currently in compliance with its quality of service and expansion obligations.

c.     Post-retirement benefits

The Company has no pension plan, post-retirement health care insureance or other benefits plan. Therefore, SFAS No. 87 — “Employers’ Accounting for Pensions’ and SFAS No. 106 — “Employers’ Accounting for Post-retirement Benefits other than Pensions” has no effect on Company’s financial statements.

d.     New accounting pronouncements

SFAS No. 141 — Business Combinations

During June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”. SFAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16 (Opinion 16), “ Business Combinations” and FASB Statement No. 38, “ Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations in the scope of SFAS 141 are to be accounted for using one method the purchase method. In addition, SFAS 141 requires that intangible assets be recognized as assets apart from goodwill if they meet two criteria-the contractual-legal criterion or the separability criterion. To assist in identifying acquired intangible assets, SFAS 141 also provides a list of intangible assets that meet either of those criteria. In addition to the disclosure requirements prescribed in Opinion 16, SFAS 141 requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. SFAS 141 also requires that when the amounts of goodwill and intangible assets acquired are significant to the purchase price paid, disclosure of other information about those assets is required, such as the amount of goodwill by reportable segment and the amount of the purchase price assigned to each major intangible asset class. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 on January 1, 2002 did not result in any impact to the Compnay’ financial position, cash flows and results of operations.

SFAS No. 142 — “Goodwill and Other Intangible Assets”

During June 2001, FASB issue SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, Intangible Assets. SFAS No. 142 also amends SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for long-lived Assets to Be Disposed Of”, to exclude from its scope goodwill and intangible assets that are not amortized. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provision of SFAS No. 142 is required to be applied starting with fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued. An exception to SFAS No. 142 application date is for goodwill and intangible assets acquired after June 30, 2001, which will be immediately subject of the nonamortization and amortization provisions of this statement. The adoption of SFAS No. 142 on January 1, 2002 did not have an impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 143 — “Accounting for Asset Retirement Obligations”

During June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143 (SFAS No. 143) , Accounting for Asset Retirement Obligations”. SFAS No. 143 basically requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. Under SFAS No. 143 the liability for an asset retirement obligation is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. In addition, disclosure requirements contained in SFAS No. 143 will provide more information about asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15 ,2002 with earlier application encouraged. Based on an initial assessment of the provisions and requirements of SFAS 143, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

SFAS No. 145 — “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002 of “SFAS 145”

In April 2002, the FASB issued Statements of Accounting Standards No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections as of “April 2002” (“SFAS 145”). SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” and SFAS No. 64, “Extinguishments of Debt made to satisfy Sinking-Fund requirements.” As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” In addition, SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after 15 May 2002. The Company is currently evaluating the impact that the adoption of SFAS No. 145 will have on its results of operations and financial position. However, the Company does not believe that the adoption of SFAS No. 145 will have a material impact on the Company’s financial position, cash flows and results of operations.

SFAS No. 146 -“Accounting for Costs Associated with Exit or Disposal Activities”

In June 2002, the FASB issued Statement of Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognised when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognised at the date of an entity’s commitment to an exit plan. SFAS No. 146 also concluded that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 is applicable for exit or disposal activities initiated after December 31, 2002, and as such, the Company cannot reasonably estimated the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

SFAS No. 150 — “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 requires certain financial instruments that have historically been classified as equity to be classified as liabilities (or as an asset in certain circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Since the requirements of SFAS No. 150 apply prospectively to financial instruments entered into or modified after May 31, 2003, the Company cannot reasonably estimate the impact of adopting these new rules until and unless it undertakes relevant activities in future periods.

FIN No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods after December 15, 2002. . The initial recognition and initial measurement requirements of FIN No. 45 are effective prospectively for guarantees issued or modified after December 31, 2002. Based on an initial assessment of the provisions and requirements of FIN No. 45, management believes that the implementation of this statement will not result in any impact to the Company’s financial position, cash flows and results of operations.

EITF 00-21 Revenue Arrangements with Multiple Deliverables

At the September and October 2002 meetings of the Emerging Issues Task Force (EITF), the Task Force reached a tentative conclusion on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which outlines an approach to be used to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the arrangement consideration should be allocated to the identified accounting units. Specifically, in an arrangement swith multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s) and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

The arrangement consideration allocable to a delivered item(s) that does not qualify as a separate unit of accounting within the arrangement should be combined with the amount allocable to the other applicable undelivered item(s) within the arrangement. The appropriate recognition of revenue should then be determined for those combined deliverables as a single unit of accounting.

The guidance in EITF 00-21 is effective prospectively for revenue arrangements entered into in fiscal years beginning after June 15, 2003. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Accounting Principles Board Opinion 20, Accounting Changes. We are currently evaluating the impact of EITF 00-21 in our financial statements, specifically including our treatment of revenue from handset sales under US GAAP. The Company cannot reasonably estimate the impact of the adoption of these new rules until and unless they affect relevant activities in future periods.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Neither the laws of Brazil nor other constitutive documents provide for indemnification of directors and officers. However, the registrant’s directors and officers and certain of its controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 21. Exhibits and Financial Statements

(a)	Exhibits.

     The following documents are filed as exhibits to the registration statement:

Exhibit
Number	Description

2.1	Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.

2.2	Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.

3.1	By-Laws (Estatuto Social) of Telesp Celular Participações S.A. (together with an English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F of Telesp Celular Participações S.A. filed on June 24, 2003 (the “2002 TCP 20-F”) (SEC file number 001-14493)

3.2	Amended and Restated By-Laws (Estatuto Social) of Tele Centro Oeste Celular Participações S.A. (English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F of Tele Centro Oeste Celular Participações S.A. filed on June 30, 2003 (the “2002 TCO 20-F”) (SEC file number 001-14489)

4.1	Amended and Restated Deposit Agreement dated as of November 2, 1998, between Telesp Celular Participações S.A. and The Bank of New York, as depositary, incorporated by reference to the registration statement on Form F-6EF of Telesp Celular Participações S.A. filed on October 18, 2002 (SEC file No. 333-100644)

4.2	Note Purchase Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, among Portugal Telecom International Finance B.V., Global Telecom S.A. and Citibank N.A. London, incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the fiscal year ended December 31, 2001 filed on June 21, 2002 (the “2001 TCP 20-F”) (SEC file number 001-14493)

4.3	Agency Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, between Citibank N.A. London and Global Telecom S.A., incorporated by reference to the 2001 TCP 20-F.

4.4	Note Purchase Agreement relating to the issuance by Telesp Celular Participações S.A.of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Portugal Telecom International. Finance B.V., Telesp Celular Participações S.A. and Citibank N.A. London, incorporated by reference to the 2001 TCP 20-F.

4.5	Agency Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Citibank N.A. London and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.

5.1	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding the preferred shares of TCP.

8.1	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding tax matters and certain other matters.

10.1	Consulting Agreement (Instrumento Particular de Prestagem de Servigos de Consultoria) dated as of January

7, 1999, between Telesp Celular S.A. and Portugal Telecom S.A. (currently Portugal Telecom S.G.P.S. S.A.), incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the year ended December 31, 2000, filed on June 29, 2001 (SEC file number 001-14493)

10.2	Shareholders’ Agreement dated as of February 6, 2001, among DDI Corporation, Inepar Telecomunicacões S.A., ITX Corporation and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.

10.3	First Amendment to the Shareholders’ Agreement of Global Telecom S.A. dated August 14, 2001, among Telesp Celular Participações S.A, KDDI Corporation (formerly known as DDI Corporation), Inepar Telecomunicagoes S.A. and ITX Corporation (together with an English translation), incorporated by reference to the 2001 TCP 20-F.

10.4	Share Sale and Purchase Agreement dated January 13, 2001, among DD1 Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the “Purchaser”), incorporated by reference to the 2001 TCP 20-F.

10.5	Irrevocable Promise of Purchase and Sale of Shares Agreement and Other Covenants dated January 13, 2001, among DDI Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the “Purchaser”), incorporated by reference to the 2001 TCP 20-F.

10.6	Supply Agreement (Contrato de Fornecimento) dated as of August 27, 2001, between Global Telecom S.A. and Motorola do Brasil Ltda. (together with an English summary), incorporated by reference to the 2001 TCP 20-F.

10.7	Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among the Brazilian Social and Economic Development Bank (Lender), Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.

10.8	Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among Banco Bradesco S.A. and Banco Alfà de Investimento S.A. (Lenders) and Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.

10.9	Agreement for the Purchase of Shares, dated March 24, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Cabo Paulista S.A. and Fixcel S.A.*

10.10	Terms of Closing (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 11, 2003, among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*

10.11	Term of Assignment and Transfer of Shares, Financial Settlement and Acquittance (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 25, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*

10.12	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.

10.13	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.

10.14	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Global Telecom S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.

10.15	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and TCO on February 3, 2003, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCO 20-F.

10.16	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telegoias on February 3, 2003, incorporated by reference to

Exhibit 4.2 to the Annual Report on 2002 TCO 20-F.

10.17	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telems on February 3, 2003, incorporated by reference to Exhibit 4.3 to the Annual Report on 2002 TCO 20-F.

10.18	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telemat on February 3, 2003, incorporated by reference to Exhibit 4.4 to the Annual Report on 2002 TCO 20-F.

10.19	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleron on February 3, 2003, incorporated by reference to Exhibit 4.5 to the Annual Report on 2002 TCO 20-F.

10.20	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleacre on February 3, 2003, incorporated by reference to Exhibit 4.6 to the Annual Report on 2002 TCO 20-F.

10.21	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and NBT on February 3, 2003, incorporated by reference to Exhibit 4.7 to the Annual Report on 2002 TCO 20-F.

15.1	Letter of Deloitte Touche Tohmatsu Auditores Independentes.

21.1	List of Subsidiaries.

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.3	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.4	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.5	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.6	Consent of Ernst & Young Auditores Independentes S.C.

23.7	Consent of KPMG Auditores Independentes.

23.8	Consent of KPMG Auditores Independentes.

23.9	Consent of KPMG Auditores Independentes.

23.10	Consent of KPMG Corporate Finance Ltda.

23.11	Consent of Consult Consultoria, Engenharia e Avaliações S/C Ltda.

23.12	Consent of Citigroup Global Markets Inc.

23.13	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

23.14	Consent of Machado, Meyer, Sendacz e Opice Advogados (included in Exhibits 5.1 and 8.1)

24.1	Powers of attorney of certain officers and directors of Telesp Celular Participações S.A. (included in signature page hereto)

*	To be filed by amendment.

     There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain promissory notes and other instruments and agreements with respect to our long-term debt, none of which authorizes securities in a total amount that exceeds 10% of our total assets. We hereby agree to furnish to the Securities and Exchange Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

(b)	Schedules.

     None required.

Item 22. Undertakings

     The undersigned registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(2)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4)	To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on October 29, 2003.

TELESP CELULAR PARTICIPAÇÕES S.A.

By:	/s/ Francisco Jose Azevedo Padinha

Name:	Francisco Jose Azevedo Padinha
Title:	Chief Executive Officer

By:	/s/ Fernando Abella Garcia

Name:	Fernando Abella Garcia
Title:	Executive Vice President for Finance Planning and Control

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Telesp Celular Participações S.A., hereby severally constitute and appoint Francisco José Azevedo Padinha and Fernando Abella Garcia (with full power to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on October 29, 2003.

Signature	Title

/s/ Francisco José Azevedo Padinha	Chief Executive Officer

Francisco José Azevedo Padinha

/s/ Fernando Abella Garcia	Executive Vice President for Finance, Planning
and Control and Investor Relations Officer
Fernando Abella Garcia	(Principal Financial Officer)

/s/ Carlos Cesar Mazur	Principal Accounting Officer

Carlos Cesar Mazur

/s/ Félix Pablo Ivorra Cano	President of the Board of Directors

Félix Pablo Ivorra Cano

/s/ Iriarte José Araújo Esteves	Director

Iriarte José Araújo Esteves

/s/ Fernando Xavier Ferreira	Director

Fernando Xavier Ferreira

/s/ Antonio Viana Baptista	Director

Antonio Viana Baptista

/s/ Ernesto Lopez Mozo	Director

Ernesto Lopez Mozo

/s/ Ignacio Aller Malo	Director

Ignacio Aller Malo

/s/ Zeinal Abedin M. Bava	Director

Zeinal Abedin M. Bava

/s/ Carlos Manuel L. Vasconcellos Cruz	Director

Carlos Manuel L. Vasconcellos Cruz

/s/ Eduardo Perestrelo Correia de Matos	Director

Eduardo Perestrelo Correia de Matos

/s/ Pedro Manuel Brandão Rodrigues	Director

Pedro Manuel Brandão Rodrigues

/s/ Antonio Gonçalves de Oliveira	Director

Antonio Gonçalves de Oliveira

/s/ Donald J. Puglisi	Authorized Representative in the United States

Donald J. Puglisi Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Protocol of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.

2.2	Justification of the Merger of Shares of Tele Centro Oeste Celular Participações S.A. into Telesp Celular Participações S.A. for the purpose of the former’s conversion into a Wholly Owned Subsidiary.

3.1	By-Laws (Estatuto Social) of Telesp Celular Participações S.A. (together with an English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F of Telesp Celular Participações S.A. filed on June 24, 2003 (the “2002 TCP 20-F”) (SEC file number 001-14493).

3.2	Amended and Restated By-Laws (Estatuto Social) of Tele Centro Oeste Celular Participações S.A. (English translation), incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F of Tele Centro Oeste Celular Participações S.A. filed on June 30, 2003 (the “2002 TCO 20-F”) (SEC file number 001-14489).

4.1	Amended and Restated Deposit Agreement dated as of November 2, 1998, between Telesp Celular Participações S.A. and The Bank of New York, as depositary, incorporated by reference to the registration statement on Form F-6EF of Telesp Celular Participações S.A. filed on October 18, 2002 (SEC file No. 333-100644).

4.2	Note Purchase Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, among Portugal Telecom International Finance B.V., Global Telecom S.A. and Citibank N.A. London, incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the fiscal year ended December 31, 2001 filed on June 21, 2002 (the “2001 TCP 20-F”) (SEC file number 001-14493).

4.3	Agency Agreement relating to the issuance by Global Telecom S.A. of €710,000,000 of floating rate notes due 2004, dated July 27, 2001, between Citibank N.A. London and Global Telecom S.A., incorporated by reference to the 2001 TCP 20-F.

4.4	Note Purchase Agreement relating to the issuance by Telesp Celular Participações S.A.of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Portugal Telecom International. Finance B.V., Telesp Celular Participações S.A. and Citibank N.A. London, incorporated by reference to the 2001 TCP 20-F.

4.5	Agency Agreement relating to the issuance by Telesp Celular Participações S.A. of €416,050,488.19 of floating rate notes due 2004, dated November 28, 2001, among Citibank N.A. London and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.

5.1	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding the preferred shares of TCP.

8.1	Opinion of Machado, Meyer, Sendacz e Opice Advogados regarding tax matters and certain other matters.

10.1	Consulting Agreement (Instrumento Particular de Prestagem de Servigos de Consultoria) dated as of January 7, 1999, between Telesp Celular S.A. and Portugal Telecom S.A. (currently Portugal Telecom S.G.P.S. S.A.), incorporated by reference to the Annual Report on Form 20-F of Telesp Celular Participações S.A. for the year ended December 31, 2000, filed on June 29, 2001 (SEC file number 001-14493).

10.2	Shareholders’ Agreement dated as of February 6, 2001, among DDI Corporation, Inepar Telecomunicacões S.A., ITX Corporation and Telesp Celular Participações S.A., incorporated by reference to the 2001 TCP 20-F.

10.3	First Amendment to the Shareholders’ Agreement of Global Telecom S.A. dated August 14, 2001, among Telesp Celular Participações S.A, KDDI Corporation (formerly known as DDI Corporation), Inepar Telecomunicagoes S.A. and ITX Corporation (together with an English translation), incorporated by reference to the 2001 TCP 20-F.

10.4	Share Sale and Purchase Agreement dated January 13, 2001, among DD1 Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the

Exhibit
Number	Description

“Purchaser”), incorporated by reference to the 2001 TCP 20-F.

10.5	Irrevocable Promise of Purchase and Sale of Shares Agreement and Other Covenants dated January 13, 2001, among DDI Corporation, Inepar Telecomunicagoes S.A. and ITX Corporation (the “Sellers”) and Telesp Celular Participações S.A. (the “Purchaser”), incorporated by reference to the 2001 TCP 20-F.

10.6	Supply Agreement (Contrato de Fornecimento) dated as of August 27, 2001, between Global Telecom S.A. and Motorola do Brasil Ltda. (together with an English summary), incorporated by reference to the 2001 TCP 20-F.

10.7	Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among the Brazilian Social and Economic Development Bank (Lender), Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.

10.8	Financing Agreement (Contrato de Financiamento) dated July 19, 2001, among Banco Bradesco S.A. and Banco Alfà de Investimento S.A. (Lenders) and Global Telecom S.A. (Borrower) and Telesp Celular S.A. (Guarantor) (together with an English summary), incorporated by reference to the 2001 TCP 20-F.

10.9	Agreement for the Purchase of Shares, dated March 24, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Cabo Paulista S.A. and Fixcel S.A.*

10.10	Terms of Closing (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 11, 2003, among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*

10.11	Term of Assignment and Transfer of Shares, Financial Settlement and Acquittance (Purchase and Sale of Shares Issued by Tele Centro Oeste Celular Participações S.A.), dated April 25, 2003 (English translation), among Bid S.A., Splice do Brasil Telecomunicações e Eletrônica S.A., Telesp Celular Participações S.A., Brasilcel N.V., Belpart Participações Ltda. (as successor to Cabo Paulista S.A.) and Fixcel S.A.*

10.12	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.

10.13	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telesp Celular S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.

10.14	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Global Telecom S.A. on December 10, 2002, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCP20-F.

10.15	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and TCO on February 3, 2003, incorporated by reference to Exhibit 4.1 to the Annual Report on 2002 TCO 20-F.

10.16	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telegoias on February 3, 2003, incorporated by reference to Exhibit 4.2 to the Annual Report on 2002 TCO 20-F.

10.17	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telems on February 3, 2003, incorporated by reference to Exhibit 4.3 to the Annual Report on 2002 TCO 20-F.

10.18	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Telemat on February 3, 2003, incorporated by reference to Exhibit 4.4 to the Annual Report on 2002 TCO 20-F.

10.19	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleron on February 3, 2003, incorporated by reference to Exhibit 4.5 to the Annual Report on 2002 TCO 20-F.

10.20	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and Teleacre on February 3, 2003, incorporated by reference to

Exhibit
Number	Description

Exhibit 4.6 to the Annual Report on 2002 TCO 20-F.

10.21	Personal Cellular Service Authorization Agreement (English translation) entered into and between the Brazilian government, through Anatel, and NBT on February 3, 2003, incorporated by reference to Exhibit 4.7 to the Annual Report on 2002 TCO 20-F.

15.1	Letter of Deloitte Touche Tohmatsu Auditores Independentes.

21.1	List of Subsidiaries.

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.3	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.4	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.5	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.6	Consent of Ernst & Young Auditores Independentes S.C.

23.7	Consent of KPMG Auditores Independentes.

23.8	Consent of KPMG Auditores Independentes.

23.9	Consent of KPMG Auditores Independentes.

23.10	Consent of KPMG Corporate Finance Ltda.

23.11	Consent of Consult Consultoria, Engenharia e Avaliações S/C Ltda.

23.12	Consent of Citigroup Global Markets Inc.

23.13	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

23.14	Consent of Machado, Meyer, Sendacz e Opice Advogados (included in Exhibits 5.1 and 8.1).

24.1	Powers of attorney of certain officers and directors of Telesp Celular Participações S.A. (included in signature page hereto).

*	To be filed by amendment.

     There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain promissory notes and other instruments and agreements with respect to our long-term debt, none of which authorizes securities in a total amount that exceeds 10% of our total assets. We hereby agree to furnish to the Securities and Exchange Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.